As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-103135

PROSPECTUS

NTL Incorporated

____________________

7,069,294 Shares of Common Stock

____________________

     On January 10, 2003, the “Effective Date” of the Second Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries, we emerged from Chapter 11 reorganization. As part of our reorganization plan, we issued to certain of our stakeholders 50,000,969 shares of our common stock, par value $0.01 per share, and 8,750,496 Series A warrants, each of which entitles the holder thereof to purchase one share of our common stock at an initial exercise price of $309.88, subject to adjustment. In addition, we issued 500,000 shares of our common stock to the initial purchasers of our 19% senior secured notes due 2010, referred to in this prospectus as the Exit Notes. Pursuant to a registration rights agreement signed on the Effective Date, certain former creditors who received certain of those securities, and who are identified as the selling securityholders in this prospectus, are entitled to have the common stock which they received (or which they are entitled to purchase pursuant to the Series A warrants they received) registered.

     This prospectus relates to the offer and sale by the selling securityholders identified in this prospectus of 7,069,294 shares of our common stock, including shares of our common stock issuable upon exercise of Series A warrants.

     The selling securityholders will receive all of the net proceeds from sales of the shares registered hereby and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will not receive any proceeds from sales of any of these shares.

     This prospectus contains a general description of the shares of common stock which may be offered and sold. The selling securityholders may periodically sell these shares directly or through agents, underwriters or dealers. If required, each time a selling securityholder sells shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

     Our common stock is currently listed on the Nasdaq National Market under the symbol “NTLI.” On July 7, 2003, the closing price for our common stock on the Nasdaq National Market was $35.68.

     We urge you to carefully read the “Risk Factors” section beginning on page 10 where we describe risks associated with our common stock, before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 9, 2003

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

     Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, those set forth in the section of this prospectus captioned “Risk Factors” beginning on page 10, as well as: the impact of our organizational restructuring and integration actions; our ability to maintain contracts that are critical to our operations; potential adverse developments with respect to our liquidity or results of operations; our ability to fund and execute our business plan; our ability to attract, retain and compensate key executives and associates; our ability to attract and retain customers; general economic and business conditions; technological developments; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions; assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services; the impact of new business opportunities requiring significant up-front investment; and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

PRESENTATION OF INFORMATION

References to “pounds sterling,” “£,” “pence” or “p” are to the lawful currency of the United Kingdom, references to “euro,” “Euro” or “€” are to the lawful currency of the European Monetary Union and references to “U.S. dollars,” “dollars” or “$” are to the lawful currency of the United States. Solely for your convenience, this prospectus contains translations of some foreign currency amounts into U.S. dollars and some U.S. dollar amounts into pounds sterling and euro. We are not making any representation to you regarding those translated amounts. Unless we otherwise indicate, the translations of pounds sterling and euro into U.S. dollars and U.S. dollars into pounds sterling and euro have been made at $1.5790 per £1.00 and $1.0900 per €1.00, the noon buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2003, provided, however, that amounts associated with acquisitions and dispositions have been translated at the noon buying rate on the closing date of the transaction. On June 20, 2003, the noon buying rates were $1.66 per £1.00 and $1.16 per €1.00.

IMPORTANT EXPLANATORY NOTE REGARDING THE CONSOLIDATED FINANCIAL STATEMENTS OF NTL EUROPE, INC. AND NTL (DELAWARE), INC. INCLUDED IN THIS PROSPECTUS

During the three years ended December 31, 2002, we had outstanding two series of registered convertible notes, our 7% Convertible Subordinated Notes due 2008 (the “7% Notes”) and our 6-3/4% Convertible Senior Notes due 2008 (the “6-3/4% Notes” and, together with the 7% Notes, the “Convertible Notes”). The Convertible Notes were cancelled under our joint plan of reorganization (the “Plan”), which was consummated on January 10, 2003, and are thus no longer outstanding. The 7% Notes were co-obligations of NTL Europe, Inc. and NTL (Delaware), Inc. and the 6-3/4% Notes were co-obligations of NTL Europe, Inc. NTL (Delaware), Inc. is a wholly-owned subsidiary of NTL Europe, Inc. and is not a subsidiary of ours.

Because the Convertible Notes were outstanding as of December 31, 2002, Rule 3-10 of Regulation S-X requires the registration statement of which this prospectus forms a part to include consolidated balance sheets for each of NTL Europe, Inc. and NTL (Delaware), Inc. as of December 31, 2002 and 2001 and consolidated statements of operations and cash flows of each of NTL Europe, Inc. and NTL (Delaware), Inc. for the years ended December 31, 2002, 2001 and 2000 and the related notes and financial statement schedules (the “Co-obligor Financial Statements”).

In reviewing this prospectus, including the Co-obligor Financial Statements, you should be aware that since the consummation of the Plan, we are no longer affiliated with NTL Europe, Inc. or NTL (Delaware), Inc. and the business and operations of those companies are separate from our business and operations. In addition, in evaluating our historical performance, you should be aware that prior to the consummation of the Plan, NTL Europe, Inc. and NTL (Delaware), Inc. were parent holding companies of NTL Incorporated and, consequently, their assets and liabilities and cash flows (except those relating to our group) were historically never part of our consolidated group.

PROSPECTUS SUMMARY

     This summary highlights information about us which is contained elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the section entitled “Risk Factors” and the financial statements and related notes, carefully before making an investment decision. Various statements in this prospectus are forward-looking statements. Please refer to the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

     The terms “NTL,” the “Company,” “we,” “our” and “us” refer to NTL Incorporated and its consolidated subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective purchaser of our common stock and/or Series A warrants.

ABOUT NTL

Overview

     We are a leading broadband communications company in the UK and the Republic of Ireland based on aggregate subscriber numbers as of December 31, 2002.

     The following description of our principal lines of business reflects certain organizational changes that became fully effective for the year commencing January 1, 2003. Our results of operations for the period ended December 31, 2002 elsewhere in this prospectus reflect our business segments up to December 31, 2002:

•	CONSUMER SERVICES, including residential telephony, cable television, Internet access and interactive services and wholesale Internet access solutions for UK Internet service providers, known as ISPs;

•	BUSINESS SERVICES, including data, voice and Internet services;

•	BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcasting, wireless network management, tower and site leasing, satellite distribution services and radio communications services to the public safety sector;

•	NETWORK SERVICES, including the management of our UK national network infrastructure; and

•	CARRIER SERVICES AND MOBILE, including national and international carrier telecommunications services.

     In addition to these communications operations, we have investments in a virtual ISP, Virgin.net, a pay-per-view content provider, Front Row, and joint ventures relating to UK digital television and radio and a calling card business.

     Our principal executive offices are located at 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 906-8440. The address of our website is www.ntl.com. The information on our website is not part of this prospectus.

NTL’s Completed Restructuring

     On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), NTL Europe, Inc. (then known as NTL Incorporated) and certain of our and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan, referred to in this prospectus as the Plan, under Chapter 11 of the US Bankruptcy Code. Our operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization.

     Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and we and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. (the registrant) was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, we were a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of our former parent company (NTL Europe, Inc.) and certain of its subsidiaries, including us, were cancelled, and we issued shares of our common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of our former parent company and certain of its subsidiaries, including us. The precise mix of new securities received by holders of each particular type of security of our former parent company and its subsidiaries was set forth in the Plan, as supplemented and amended.

Historical Structure of the Company

     We were incorporated in 1993 as a Delaware corporation and continued as a publicly-traded holding company until February 1999. From February 1999 until the Effective Date, we were a wholly-owned subsidiary of NTL (Delaware), Inc., a Delaware corporation, which was incorporated in February 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure was implemented to pursue opportunities outside of the UK and Ireland, and was accomplished through a merger. Our stockholders at the time became stockholders of the new holding company, NTL (Delaware), Inc., and we became a wholly-owned subsidiary of the new holding company. The new holding company took the name NTL Incorporated until May 2000 when it was changed to NTL (Delaware), Inc., its current name.

     In May 2000 another new holding company structure was implemented in connection with the acquisition of the residential assets of Cable & Wireless Communications plc, referred to in this prospectus as CWC (the operations acquired from CWC are called ConsumerCo), and was similarly accomplished through a merger. The stockholders of NTL (Delaware), Inc. became stockholders of the new holding company, and NTL (Delaware), Inc. became a subsidiary of the new holding company, and we remained a subsidiary of NTL (Delaware), Inc., referred to in this prospectus as NTL Delaware. The new holding company then took the name NTL Incorporated, which remained its name until the Effective Date of the Plan (January 10, 2003), at which time its name was changed to NTL Europe, Inc., referred to in this prospectus as NTL Europe.

     On February 21, 2001, our former parent company contributed the assets of ConsumerCo to us and NTL Delaware contributed the assets of NTL Business Limited (formerly Workplace Technologies plc and referred to in this prospectus as NTL Business) to us. NTL Group Limited, a wholly-owned indirect subsidiary of ours, which was acquired in 1996, has a 30-year history in the UK as a provider of reliable communications services.

     We remained a subsidiary of NTL Incorporated (now NTL Europe) and NTL Delaware until the Effective Date, at which time NTL Europe and its wholly owned subsidiary NTL Delaware were separated from us pursuant to the Plan and we took the name NTL Incorporated.

     We conduct our operations through direct and indirect wholly-owned subsidiaries.

Summary Corporate Structure

     The following chart shows on a condensed basis the corporate structure of NTL through which our operations are conducted, as of January 10, 2003. This chart does not show our operating or other intermediate companies.

*	Includes Diamond Holdings Limited, the issuer of the 10% Senior Notes due 2008 and 9-1/8% Senior Notes due 2008, and Diamond Cable Communications Limited, the guarantor of those series of notes and the parent company of Diamond Holdings Limited

**	Includes the subsidiaries which secure our Senior Credit Facility and Working Capital Credit Facility

***	Includes NTL (Triangle) LLC, the issuer of the 11.2% Senior Discount Debentures due 2007

RECENT DEVELOPMENTS

NTL’s Completed Restructuring

     As described above, on January 10, 2003, the Plan became effective and we changed our name to “NTL Incorporated” and became an independent publicly traded company.

Vodafone Dispute Settled

     The previously disclosed dispute relating to contracts for the provision by us of mobile network transmission services to Vodafone Limited has been settled on terms acceptable to both parties.

Agreement with BskyB

On June 23, 2003, NTL announced it had reached an agreement with BskyB, effective through the end of 2006, for the supply of nine BskyB channels to NTL.

Appointment of Non-Executive Chairman

     On March 12, 2003, we announced the appointment of James F. Mooney as our Non-Executive Chairman, replacing William R. Huff as Chairman of our board of directors. Mr. Huff will remain a Director of the Company.

Appointment of Chief Financial Officer

     On March 5, 2003, we announced the appointment of Scott Schubert as our Chief Financial Officer.

Appointment of Chief Operating Officer

     On March 20, 2003, we announced the appointment of Simon Duffy as our Chief Operating Officer.

Results of our 2003 Annual Meeting of Stockholders

     At our 2003 Annual Meeting of Stockholders held on June 17, 2003, the following persons were elected or reelected as a director or executive officer: James F. Mooney (Non-Executive Chairman), Barclay Knapp (President, Chief Executive Officer and Director), Edwin M. Banks (Director), Simon P. Duffy (Chief Operating Officer), Robert Gale (Vice President—Controller), Howard Kalika (Vice President—Group Finance Director), Richard H. Martin, Jr. (Vice President—Financial Services and Administration) and Scott Schubert (Chief Financial Officer). James E. Bolin did not stand for reelection and is no longer a member of our board of directors and the number of directors on our Board was reduced to eight. In addition, the following executive officers were not reelected and will no longer serve as officers of NTL: Lauren Hochman Blair, Gregg N. Gorelick, Richard J. Lubasch, and Bret Richter.

THE OFFERING

Issuer	NTL Incorporated (formerly NTL Communications Corp.)
Securities Offered by the Selling Securityholders	7,069,294 shares of common stock, par value $0.01 per share (including shares of common stock issuable upon exercise of Series A warrants, subject to adjustment).
Common stock outstanding	50,650,534 shares as of June 23, 2003

Voting Rights	Holders of our common stock have one vote per share.
Use of Proceeds	We will not receive any proceeds from the sale of common stock sold pursuant to this prospectus. The selling securityholders will receive all the proceeds from the sale of common stock sold pursuant to this prospectus.

Nasdaq Symbol	Our common stock currently trades under the symbol “NTLI” on the Nasdaq National Market.

Risk Factors	Please refer to the section of this prospectus entitled “Risk Factors” beginning on page 10 for a discussion of risks that you should consider carefully before deciding to invest in shares of our common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information of NTL Incorporated (formerly NTL Communications Corp.) presented below under the captions income statement data for the years ended December 31, 2002, 2001 and 2000, and balance sheet data at December 31, 2002, was derived from our consolidated financial statements audited by Ernst & Young LLP. Interim data as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 are unaudited, but include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

     We operated our business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court beginning on May 8, 2002, the date that we, NTL Europe and certain or our and NTL Europe’s subsidiaries filed the Plan under Chapter 11 of the US Bankruptcy Code until January 10, 2003. Accordingly, we have prepared our consolidated financial statements for periods prior to our emergence from Chapter 11 reorganization in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (referred to as SOP 90-7 in this prospectus).

     We adopted fresh-start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the Plan as well as adjustments for fresh-start reporting have been recorded as of January 1, 2003. Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying value of assets and liabilities was adjusted. The carrying value of assets was adjusted to their reorganization value that is equivalent to their estimated fair value. The carrying value of liabilities was adjusted to their present value. Since fresh-start reporting materially changed the carrying values recorded in our consolidated balance sheet, a black line separates the financial statements for periods after the adoption of fresh-start reporting from the financial statements for periods prior to the adoption. The term “Predecessor Company” refers to NTL Incorporated and its subsidiaries for periods prior to and including December 31, 2002. The term “Reorganized Company” refers to NTL Incorporated and its subsidiaries for periods subsequent to January 1, 2003. The effects of the consummation of the Plan as well as adjustments for fresh-start reporting recorded as of January 1, 2003 are Predecessor Company transactions. All other results of operations on January 1, 2003 are Reorganized Company transactions.

     Pursuant to SOP 90-7, beginning on May 8, 2002 we discontinued accruing interest expense on certain of our prepetition obligations. Our reported interest expense in 2002 excludes $662.9 million of contractual interest for the period from May 8, 2002 to December 31, 2002. Also in 2002, recapitalization items, net were $151.8 million. Recapitalization items include all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization items, net include $36.2 million for employee retention related to substantially all of our UK employees and $116.7 million for financial advisory, legal, accounting and consulting costs. These costs are net of $1.1 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

     In addition, in 2002 we recorded asset impairment charges of $445.1 million consisting of non-cash charges to write down certain fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. We also recorded restructuring charges of $104.8 million and non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from NTL Europe in accordance with the Plan. Amortization expense in 2002 decreased from amounts in prior periods due to the adoption of Statement of Financial Accounting Standards (referred to as SFAS) No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets.

     As of December 31, 2002, long-term debt of $5,952.3 million was classified as current and $9,814.2 million was classified as liabilities subject to compromise.

     In the fourth quarter of 2001, we recorded asset impairment charges totaling $8,161.6 million including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. In addition, in 2001 we recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

     In May 2000, NTL Europe purchased ConsumerCo for an aggregate purchase price of approximately $13.1 billion, including intangibles of approximately $8.9 billion. We subsequently acquired ConsumerCo from NTL Europe. The net assets and results of operations of ConsumerCo are included in the consolidated financial statements beginning in May 2000. Also in 2000, we recorded restructuring charges of $65.9 million and costs of $26.8 million primarily to integrate acquired companies, mostly related to information technology integration as well as costs incurred for business rationalization consulting.

     Basic and diluted net loss per common share in the three months ended March 31, 2002 is computed as if the 50.5 million shares issued in connection with our emergence from Chapter 11 reorganization on January 10, 2003 were outstanding as of January 1, 2002.

     The summary pro forma financial information is derived from the unaudited pro forma financial information which gives effect to our emergence from Chapter 11 reorganization and the estimated effect of our adoption of fresh-start reporting. The unaudited pro forma condensed consolidated income statement data for the year ended December 31, 2002 give effect to our emergence from Chapter 11 reorganization as if it had occurred on January 1, 2002. The unaudited pro forma financial information does not purport to present our results of operations had our emergence from Chapter 11 reorganization and the effect of our adoption of fresh-start reporting occurred on the date specified, nor are they necessarily indicative of the results of operations that we may report in the future. The following information should be read in conjunction with our consolidated financial statements and related notes and the unaudited pro forma financial information and related notes, in each case, appearing elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,

	2003	2002	2002	2002	2001	2000

	Reorganized Company (Unaudited)	Predecessor Company (Unaudited)	Pro Forma	Predecessor Company	Predecessor Company	Predecessor Company

	(in millions, except per share data)
Income Statement Data:
Revenues	$875.9	$792.9	$3,265.1	$3,265.1	$3,189.6	$2,484.2
Costs and expenses
Operating	408.6	380.9	1,502.5	1,502.5	1,564.3	1,223.2
Selling, general and administrative	216.5	192.0	788.5	788.5	997.5	992.8
Asset impairments	—	—	445.1	445.1	8,160.6	—
Non-cash compensation	—	—	—	—	30.6	—
Other charges	2.9	1.6	389.2	389.2	297.9	92.7
Depreciation	259.2	322.5	1,134.4	1,477.9	1,361.4	874.4
Amortization	49.8	14.9	200.2	63.7	1,178.9	826.3

Total costs and expenses	937.0	911.9	4,459.9	4,666.9	13,591.2	4,009.4

Operating (loss)	(61.1)	(119.0)	(1,194.8)	(1,401.8)	(10,401.6)	(1,525.2)
Other income (expense)
Interest income and other, net	2.7	9.4	22.7	21.0	28.8	25.8
Interest income—NTL Europe, Inc.	—	—	—	8.8	5.8	—
Interest expense	(176.5)	(324.8)	(564.9)	(762.5)	(1,240.8)	(886.3)
Interest expense—NTL Europe, Inc.	—	—	—	(17.7)	—	—
Share of income (losses) from equity investments	0.1	0.3	(3.4)	(3.4)	(23.2)	(24.2)
Other (losses) gains	—	—	—	—	(88.5)	—
Foreign currency transaction gains (losses)	(3.4)	(5.0)	62.1	(94.1)	0.6	(58.1)

(Loss) before recapitalization items and income taxes	(238.2)	(439.1)	(1,678.3)	(2,249.7)	(11,718.9)	(2,468.0)
Recapitalization items, net	—	(32.1)	—	(151.8)	—	—

(Loss) before income taxes	(238.2)	(471.2)	(1,678.3)	(2,401.5)	(11,718.9)	(2,468.0)
Income tax (expense) benefit	(16.2)	11.3	25.7	25.7	(118.1)	79.9

Net (loss)	$(254.4)	$(459.9)	$(1,652.6)	$(2,375.8)	$(11,837.0)	$(2,388.1)

Basic and diluted net (loss) per common share	$(5.04)	$(9.11)	$(32.72)

Weighted average shares	50.5	50.5	50.5

January 1,
2003

Predecessor
Company

Gain on debt discharge	$8,451.6
Fresh-start adoption — intangible assets	1,521.7
Fresh-start adoption — long-term debt	221.3
Fresh-start adoption — deferred tax liability	(68.6)
Fresh-start adoption — accrued expenses	(120.4)
Fresh-start adoption — fixed assets	(3,194.9)
Recapitalization expense	(8.0)

Net income	$6,802.7

Pro forma basic and diluted net income per common share	$134.71

Pro forma weighted average shares	50.5

	March 31, 2003		December 31, 2002

	Reorganized Company		Predecessor Company

		(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$478.8		$507.2
Working capital	(564.4)		(6,794.6)
Fixed assets	7,630.3		11,088.9
Total assets	10,677.8		13,041.4
Long-term debt net of discounts	6,288.7		15,766.5
Shareholders’ equity (deficiency)	2,630.9		(5,176.1)

RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in our common stock. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes. Various statements in this prospectus, including some of the following risk factors, constitute forward-looking statements.

Risks Related to the Company

Our business is capital intensive and we have historically incurred losses and generated negative cash flows and cannot assure you that we will be profitable in the future or that we will have sufficient liquidity to fund our working capital and capital expenditures and to meet our obligations under our existing debt instruments.

     Our business is very capital intensive and has always required significant amounts of cash. Historically, construction, operating expenditures and interest costs have resulted in negative cash flow, which we expect will continue for the foreseeable future. We have also incurred and expect to continue to incur substantial losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain operations, meet financial covenants, obtain additional required funds and make required payments on any indebtedness we have incurred or may incur.

     We had net losses for the three months ended March 31, 2003 of $254.4 million, and for the years ended December 31:

•	2002: $2,375.8 million
•	2001: $11,837.0 million (including an asset impairment charge of $8,160.6 million)
•	2000: $2,388.1 million
•	1999: $716.5 million
•	1998: $534.6 million

     As of December 31, 2002, our accumulated deficit was $18.6 billion.

     Moreover, we currently expect that we will require between £5.0 million and £15.0 million to fund our working capital and capital expenditures net of cash from operations, in the twelve months from April 1, 2003 to March 31, 2004. We believe that cash, cash equivalents and marketable securities on hand of $478.8 million as of March 31, 2003, will be sufficient for our cash requirements during the twelve months from April 1, 2003 to March 31, 2004. It is possible that these sources of cash will be insufficient resulting in our having to raise additional funds for liquidity.

     In addition, beginning in 2005, a series of principal payments will come due on our existing debt instruments as they approach their respective maturity dates. Our ability to make these payments and meet our ongoing funding requirements is dependent upon a number of factors, including our existing cash balances, the cash flow generated by our operating subsidiaries, and our ability to obtain additional financing in the future. Failure to achieve profitability or maintain or achieve various other financial performance levels could in the future diminish our ability to sustain operations, meet financial covenants, obtain additional funds, and make required payments on our indebtedness.

We are a holding company that is dependent upon cash flow from our subsidiaries to meet our obligations; our ability to access that cash flow may be limited in some circumstances. In addition, the notes are structurally subordinated to the obligations of our subsidiaries that are not senior guarantors.

     We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations, including interest and principal obligations with respect to the notes. Because of our substantial leverage and our dependence on our operating subsidiaries to generate distributions, there can be no assurance that we will have adequate funds to fulfill our interest and principal obligations in respect of the notes. In addition, the terms of existing and future indebtedness of us and our subsidiaries, including our Working Capital Credit Facility and Senior Credit Facility, and the indentures governing the notes of Diamond Holdings and NTL Triangle, and the laws of the jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

We have historically had a deficiency of earnings to fixed charges and our earnings in the future may not be sufficient to cover those fixed charges.

     For the three months ended March 31, 2003, and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, our earnings were insufficient to cover fixed charges by approximately $241.7 million, $2,447.8 million, $11,786.6 million, $2,563.1 million, $785.2 million and $535.0 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges.

Our substantial leverage could adversely affect our financial health and diminish shareholder value.

     We are, and, for the foreseeable future will continue to be, highly leveraged. As of March 31, 2003, the accreted value of our total long-term indebtedness less unamortized discount of $6,228.7 million represents 70.3% of our total capitalization.

     Our substantial indebtedness, coupled with the relatively high effective interest rate on the notes, could adversely affect our financial health and, consequently, erode shareholder value, by, among other things:

•	increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly for any borrowings at variable interest rates,

•	limiting our ability to obtain additional financing, if needed, and

•	requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities.

     In addition, the significant cash payments required as a result of the relatively high interest rates of our debt, if left outstanding, could negatively impact shareholder value.

We are subject to restrictive debt covenants pursuant to our indebtedness.

     As part of our implementation of the Plan, we issued $558.249 million principal amount of Exit Notes to certain of our creditors under the terms of an indenture. In addition, we amended the terms of our existing Senior Credit Facility and Working Capital Credit Facility.

     The indentures governing our outstanding notes, including the Exit Notes, among other things, significantly restrict and, in some cases, prohibit our ability and the ability of most of our subsidiaries to:

•	incur additional debt;

•	create or incur liens;

•	pay dividends or make other equity distributions;

•	purchase or redeem share capital;

•	create restrictions on the payment of dividends or other amounts by our subsidiaries;

•	make investments;

•	sell assets;

•	issue or sell share capital of certain subsidiaries;

•	engage in transactions with affiliates; and

•	effect a merger or consolidation of, or sell all or substantially all of our assets.

     Similar restrictive covenants are contained in our Senior Credit Facility and Working Capital Credit Facility which are applicable to us and most of our subsidiaries. In addition, under our credit facilities, we and our subsidiaries must comply with certain financial covenants specifying various financial performance levels that we are required to meet. In the event we were to fail to meet any of these covenants and were unable to cure such breach or otherwise renegotiate such covenant, the lenders under those facilities would have significant rights to seize control of most of our assets. Such a default, or a breach of any of the other obligations in the indenture governing the notes, could also trigger a default under the notes.

     The covenants in our credit facilities and the indentures governing our outstanding notes and any future debt may significantly restrict our future operations. Furthermore, upon the occurrence of any event of default under the indentures governing our outstanding notes, our credit facilities or the agreements governing any other debt of our subsidiaries, the lenders could elect to declare all amounts outstanding under such indentures, credit facilities or agreements, together with accrued interest, to be immediately due and payable. If those lenders accelerate the payment of those amounts, we cannot assure you that our assets and the assets of our subsidiaries will be sufficient to repay in full those amounts.

Our Chapter 11 reorganization and uncertainty over our financial condition may harm our business and our brand name.

     Adverse publicity or news coverage regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of other cable and pay television operations and alternative telecom carriers in general may affect our reputation. For example, one of our key strategies is to increase our penetration of higher value small to medium size enterprises, or SMEs, and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our Chapter 11 reorganization and our financial condition and the potential effect of that publicity on our brand name, we may find it difficult to convince SMEs to take up our services. Although we have successfully consummated the Plan, there is no assurance that such negative publicity will not adversely impact our results of operations or have a long-term effect on our brand.

     In addition, uncertainty during our recapitalization process may have adversely affected our relationships with our suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or refuse to extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations. We may not be successful in obtaining alternative suppliers if the need arises and this would adversely affect our results of operations.

The telecommunications industry is subject to rapid technological changes and we cannot predict the effect of any changes on our businesses.

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. Our core offerings may become outdated due to technological breakthroughs rendering our products out of date. In addition, our business plan contemplates the introduction of services using new technologies. Our investments in those new services, such as those related to the 3G mobile network, may prove premature and we may not realize anticipated returns on these new products. The cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.

We are subject to significant competition in each of our business areas and we expect that competition will intensify – if we are unable to compete successfully, our financial conditions and results of operations could be adversely affected.

     We face significant competition from established and new competitors in each of our businesses. In particular, in two of our three key lines of business – telephony and television — the markets are dominated by our competitors (BT and BSkyB, respectively), who have very large market shares and generally have less financial and operating constraints than we do. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of our business areas, particularly business telecommunications and the Internet. Some of our competitors have substantially greater financial and technical resources than we do. Moreover, we may also be required to reduce prices if our competitors reduce prices, or as a result of any other downward pressure on prices for telecommunications services, which could have an adverse effect on us.

     In addition, BSkyB has access to various movie and sports programming content, with which they create some of the most popular pay TV channels in the UK. We carry several of those channels on our systems. Although there are competing channel providers, the position of programming supplier to us undoubtedly is an advantage to BSkyB, not only because the Sky brand is a feature of our cable TV service, but also because we are dependant upon the supply of these Sky premium channels allowing BSkyB to influence pricing and bundling. Thus far, regulators have not disturbed the pricing arrangements imposed on us by BSkyB.

     If we are unable to compete successfully, our financial condition and results of operations could be adversely affected.

Our growth has been curtailed by funding constraints.

     We significantly decreased the amount we were spending on capital expenditures due to liquidity constraints during the recapitalization process and expect to continue to reduce capital expenditures during 2003. As a result, we may be unable to increase our customers in the short term and our near-term revenue and future revenue growth may be adversely affected.

We remain subject to the risks of successfully integrating the acquisitions through which we have historically grown our business. In particular, we are in the process of integrating our various billing and operation platforms – if we do not complete this integration, we could experience an adverse effect on our customer service, churn rate and operating costs.

     We have historically grown our business through acquisitions. This has resulted in our being exposed to the risk of failing to successfully integrate those acquisitions, in particular, workforce, management, network and systems. A significant result of our growth through acquisitions is that we have inherited a variety of distinct billing and customer service systems from various companies that we have acquired. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service; however, we do not as yet have an integrated billing and operational platform. We cannot be certain that this integration project will be successful. If the full integration of our billing and customer service systems is not successful, we could experience an adverse effect on our customer service, churn rate and costs of maintaining these systems going forward. We could also experience operational failures related to billing and collecting revenue from our customers, which, depending on the severity of the failure, could have a material adverse effect on our business.

     Moreover, the integration process has involved a number of internal reorganizations of our business as we continue to strive for better performance. These reorganizations have typically involved, among other things, the termination of employees made redundant as a result of the process. Although we cannot predict precisely the effect that this has had, it is likely these internal reorganizations have negatively impacted employee morale. If we undertake additional internal reorganizations they will similarly likely negatively impact morale. Negative effects on employee morale can have a negative effect on our operations generally.

One of our key strategies is to reduce customer churn. However there can be no assurance that we will successfully accomplish this or that our churn rate will not increase.

     We have experienced rapid growth and development in a relatively short period, either through acquisitions or connecting customers to our network. One of our biggest challenges as we have grown has been to limit our customer churn. The successful implementation of our business plan depends upon a reduction in the percentage of our customers that stop using our services.

     In order to reduce churn in the future, we aim to improve our customer service. This improvement will be difficult to obtain without an integrated billing system and a customer database across our entire network. If the integration of our various billing system is not successful, we could experience an adverse effect on customer service and, in turn, our churn rate.

     We plan to increase our customer and revenue generating unit (referred to in this prospectus as an RGU) base in 2003. If demand for our products and services is greater than anticipated, our customer service call centers could experience a higher than expected volume of calls. If customer service suffered as a result, it could contribute to churn. Our business plan also includes the migration of our customers from analog to digital service. The migration process could also increase churn levels.

     Our ability to reduce churn could also be adversely affected by the availability of competing services in the UK, such as the digital satellite and digital terrestrial television services offered by BSkyB and the BBC, and telephone, Internet and broadband services offered by BT. BT and BSkyB have regularly launched strong direct and indirect win-back campaigns to entice our customers to churn and move to these competing services.

     Another part of our strategy to reduce churn is to increase take up of broadband services by our existing customers. If this increased level of take up does not materialize we may have difficulties in reducing churn levels, which would adversely impact our results of operations.

Our prospects will depend in part on our ability to control our costs while maintaining and improving our service levels following our restructuring.

     As a result of capital constraints imposed on our business during our restructuring, we engaged in a process of reducing expenditures in a variety of areas, including by way of a substantial reduction in capital expenditure, a reduction in the number of our employees and the outsourcing of some functions. Our prospects will depend in part on our ability to continue to control costs and operate more efficiently, while maintaining and improving our existing service levels. In particular, in order to reduce costs we are in the process of negotiating with several of our vendors for better terms under existing and future agreements. We cannot be certain that such negotiations will conclude successfully.

Failure to successfully market broadband to our existing customer base will adversely impact our revenue and results of operations.

     A significant component of our strategy is to successfully market broadband products to our existing consumer customer base. We believe that our “triple play” offering of telephony, broadband access to the Internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user. However, we face significant competition in these markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as the DSL service offered by BT and Freeserve. Additionally, some of our competitors have substantially greater financial and technical resources than we do. If we are unable to charge prices for broadband services that are anticipated in our business plan in response to competition or if our competition delivers a better product to our customers, our results of operations will be adversely affected.

Our actual results of operations and financial condition may differ from our reported results of operations and financial condition due to the use of estimates and assumptions in the preparation of our financial statements.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, the amount to be paid for other liabilities, our pension expense and pension funding requirements, estimates related to the amount of costs to be capitalized in connection with the construction and installation of our network and facilities and estimates related to the value of investments, long-lived assets and goodwill.

We are dependent upon a small number of key personnel.

     A small number of key executive officers manage our businesses. The loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. Although we have entered into employment contracts with all of our executive officers, those contracts cannot prevent such individuals from resigning. If an individual does resign, he or she is bound by certain non-compete clauses which may or may not discourage the individual from leaving.

Our principal businesses are subject to government regulation, including pricing regulation, and changes in current regulations may adversely affect us.

     Our principal business activities are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

We are dependent upon many critical systems and processes, many of which are dependent upon hardware that is concentrated in a small number of locations. If a catastrophe were to occur at one or more of those locations, it could have a material adverse effect on our business.

     Our business is dependent on many sophisticated critical systems, which support all of the various aspects of our operations from our network to our billing and customer service systems. The hardware supporting a large number of critical systems are housed in a relatively small number of locations. If one or more of these locations were to be subject to fire, natural disaster, terrorism, power loss, or other catastrophe, it could have a material adverse effect on and cause irreparable harm to our business. We are currently studying ways to improve our disaster recovery to prevent or mitigate such a potential failure. However, despite any disaster recovery, security and service continuity protection measures we have or may in the future take we cannot assure you that these measures will be sufficient. In addition, although we build our network in resilient rings to ensure the continuity of network availability in the event of any damage to our underground fibers, should any ring be cut twice in different locations, it is likely that no transmission signals will be able to pass, which could cause significant damage to our business. This is especially so in relation to our Sirius undersea ring connecting the UK to the Republic of Ireland: any simultaneous cut of the Northern and Southern rings would isolate our Irish networks from our UK networks for an extended period.

We do not insure the underground portion of our cable network.

     We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects our underground cable network could result in substantial uninsured losses.

We are subject to currency risk because we obtained significant financing and may in the future obtain additional financing in U.S. dollars but generally generate revenues and incur expenses in pounds sterling and euros.

     We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in pounds sterling and euros while we pay interest and principal obligations with respect to a significant amount of our existing indebtedness in U.S. dollars. We cannot assure you that any hedging transactions we might enter into will be successful or that shifts in the currency exchange rates will not have a material adverse effect on us. For example, to the extent that the pound sterling declines in value against the U.S. dollar, and we have not fully hedged against such declines, the effective cost of servicing our U.S. dollar debt will be higher and we will incur currency losses.

Our broadcast services and carrier telecommunications businesses are dependent upon ITV and other contracts.

     Our broadcast services business has contracts for the provision of television broadcasting transmission services with the ITV national network of 15 affiliated television stations, Channel 4/S4C and Channel 5. The majority of the prices that we may charge these companies for transmission services are subject to regulation by the UK Office of Telecommunications (referred to in this prospectus as OFTEL). Although, historically, the ITV companies and Channel 4/S4C have renewed their contracts with us, we cannot assure you that they will do so upon expiration of the current contracts, that they will not negotiate terms for provision of transmission services by us on a basis less favorable to us or that they would not seek to obtain from third parties a portion of the transmission services that we currently provide.

     Other contracts important to our broadcast services business include a contract for the provision of communication services to the Metropolitan Police. This contract is subject to renewal and we cannot assure you that the renewal will be on the same basis, or that the Metropolitan Police will not seek other parties to provide the services.

Our carrier services and mobile business has a contract with Orange plc for the design, build and maintenance of its mobile network. The minimum term of this contract is scheduled to expire in 2006 and there can be no assurance that it will be renewed.

In addition, our carrier services and mobile business currently has a contract with Vodafone for the supply of mobile transmission services, including core inter-switch and backhaul network capacity. This contract is scheduled to terminate in October 2004 and there are no present indications that it will be renewed.

     The loss of any one of these contracts could have a material adverse effect on the relevant business division.

Our broadcast services business is dependent upon site sharing arrangements with its principal competitor.

     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, Crown Castle U.K. Ltd. and we have made arrangements to share a large number of tower sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.

     Under the present arrangements for analog broadcast services, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by giving 5 years’ written notice until December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005. With respect to digital broadcast services, we and Crown Castle U.K. Ltd. are negotiating a formal arrangement pending finalization of a separate digital site sharing agreement which is envisaged to be on terms similar to the existing analog site sharing agreement. Presently the parties are operating under an informal arrangement pending finalization of the formal arrangement. Although we believe such formalization will be concluded successfully, we cannot be certain of that conclusion.

Some provisions of the agreements governing our indebtedness and the indebtedness of our subsidiaries, our stockholder rights plan and certain provisions of our certificate of incorporation could delay or prevent transactions involving a change of control of NTL Incorporated.

     We may, under some circumstances involving a change of control, be obligated to offer to repurchase substantially all of our outstanding notes, and repay other indebtedness (including our bank facilities). We cannot assure you that we will have available financial resources necessary to repurchase those notes or repay that indebtedness in those circumstances.

     If we cannot repurchase and repay this indebtedness in the event of a change of control, the failure to do so would constitute an event of default under the indentures and agreements under which that indebtedness was incurred and could result in a cross-default under other indebtedness. The threat of this could have the effect of delaying or preventing transactions involving a change of control of NTL Incorporated, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interest.

     Our stockholder rights plan and certain provisions of our certificate of incorporation may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of preventing or making more difficult transactions involving a change of control of NTL Incorporated.

Risks Related to our Common Stock

We do not expect to pay dividends on our common stock in the foreseeable future.

     We have never paid cash dividends on our common stock and do not expect to pay dividends on our common stock in the foreseeable future. The payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries. In addition, under Delaware law, unless a corporation has available surplus it cannot declare or pay dividends on its capital stock.

     Furthermore, the indentures governing the outstanding notes issued by us and our subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC and the terms of our Senior and Working Capital Credit Facilities impose limitations on the payment of dividends to us by our subsidiaries and the distribution of earnings or making of other payments to us by our subsidiaries, which consequently limits amounts available for us to pay dividends on our common stock. Additionally, the indenture governing the Exit Notes directly limits our ability to pay dividends on our common stock. The terms of any future indebtedness of our subsidiaries may generally restrict the ability of some of our subsidiaries to distribute earnings or make other payments to us.

The market price of the common stock is subject to volatility as well as trends in the telecommunications industry in general.

     The current market price of our common stock may not be indicative of prices that will prevail in the trading markets in the future. The market price of the common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operation results and cash flow, our earnings releases and our competitors’ earnings releases, announcements of technological innovations, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities markets and the market for telecommunications stocks, changes in capital markets that affect the perceived availability of capital to communications companies, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In particular, valuations of telecommunication companies have generally fallen over the past two years. Trends in this industry are likely to have a corresponding impact on the price of our common stock.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

     On the Effective Date, we issued an aggregate of 50,000,969 shares of our common stock to former holders of our debt securities and former holders of debt securities of NTL Europe, NTL Delaware and Diamond Cable Communications Limited pursuant to the Plan and 500,000 shares of our common stock to the purchasers of our Exit Notes. These shares represented substantially all of our outstanding common stock as of the Effective Date. None of these shares are subject to any lock up restrictions and may be sold at any time, subject to compliance with applicable law, including the Securities Act.

     Sales of large blocks of shares of our common stock acquired pursuant to the Plan in the public market could lower our stock price and impair our ability to raise funds in future stock offerings.

We may in the future seek to raise funds through equity offerings, which would have a dilutive effect on our common stock.

     In the future we may determine to raise capital through offerings of our common stock, securities convertible into our common stock, or rights to acquire such securities or our common stock. In any such case, the result would ultimately be dilutive to our common stock by increasing the number of shares outstanding. We cannot predict the effect such dilution may have on the price of our common stock.

SELLING SECURITYHOLDERS

     The following chart sets forth certain information with respect to the amount of common stock held by each of the selling securityholders. The chart shows the number of shares of common stock beneficially owned by the selling securityholders as of the date indicated for each, the percentage of the class, the maximum number of shares of common stock being offered hereby, the number of shares of our common stock owned by each of the selling securityholders after the offering is completed and the percentage of the class. The chart also indicates the nature of any position, office, or other material relationship which the selling securityholder has had within the past three years with us or any of our predecessors or affiliates.

	Number of Shares			Maximum Number of	Number of Shares
	Beneficially Owned			Shares to be Offered	Beneficially Owned
	Prior to the Offering(1)			Hereby	After the Offering(3)

	Number		Percentage		Number	Percentage
Selling Securityholder	of Shares		of Class(2)		of Shares	of Class

Entities affiliated with Appaloosa Management LP(4)
Appaloosa Investment Limited Partnership I	2,151,403	(5)	4.23%	2,151,403	—	—
Palomino Fund Ltd	1,887,119	(6)	3.71%	1,887,119	—	—
Entities associated with W.R. Huff Asset Management Co., L.L.C.(7)	6,619,267		13.07%	6,619,267	—	—
Entities affiliated with Angelo Gordon & Co. LP(8)	85,000		0.17%	85,000	—	—
Entities managed by Capital Research & Management Co.(9)					—	—
Cudd & Co. for the benefit of American High Income Trust	29,500		0.06%	29,500	—	—
Cudd & Co. for the benefit of Bond Fund of America	78,402		0.15%	15,500	—	—
Fidelity Summer Street Trust: Fidelity Capital & Income Fund(10)	50,000		0.10%	50,000	—	—
Entities affiliated with Franklin Mutual Advisors, LLC(11)
Mutual Shares Fund	1,182,343		2.33%	31,871	—	—
Mutual Qualified Fund	601,166		1.19%	16,072	—	—
Mutual Beacon Fund	736,122		1.45%	19,701	—	—
Mutual Discovery Fund	852,697		1.68%	21,021	—	—
Mutual European Fund	403,752		0.79%	10,806	—	—
Mutual Shares Securities Fund	230,177		0.45%	5,753	—	—
Mutual Discovery Securities Fund	40,998		0.08%	1,041	—	—
Mutual Beacon Fund (Canada)	32,129		0.06%	840	—	—
Franklin Mutual Beacon Fund	82,012		0.16%	2,121	—	—
Franklin Mutual European Fund	29,132		0.06%	801	—	—
Franklin Mutual Beacon Fund (Japan)	517		0.00%	—	—	—
Mutual Shares II Fund	2,934		0.00%	—	—	—
Mutual Select Value Fund	35,476		0.00%	—	—	—
Entities affiliated with Oaktree Capital Management LLC(12)
Gryphon Domestic VI LLC (separate account)	78,920		0.15%	1,000	—	—
OCM Opportunities Fund III, L.P.	1,415,623		2.79%	17,000	—	—
OCM Opportunities Fund IV, L.P.	1,804,708		3.56%	20,500	—	—
OCM Opportunities Fund IVb, L.P.	1,073,421		2.12%	11,500	—	—
Fiduciary accounts of Salomon Brothers Asset Management(13)
Citistreet Diversified Bond Fund	3,398		0.01%	425	—	—
CITI FCP – Citibond US Dollar High Yield Fund	9,115		0.02%	1,000	—	—
Manulife Strategic Bond Fund	12,907		0.02%	1,550	—	—
MSMM Global High Yield	750		0.00%	750	—	—
SB Global Horizons Fund: Global High Yield Bond Fund	3,125		0.01%	650	—	—
Smith Barney Premium Total Return	624,375		1.23%	20,000	—	—
Citigroup Global Credit Trust	1,767		0.00%	125	—	—
The Salomon Brother Capital Fund	672,000		1.32%	15,000	—	—
Salomon Brothers Variable Strategic Bond	1,618		0.00%	225	—	—
Salomon Brothers Variable High Yield Bond	1,746		0.00%	225	—	—
Salomon Brothers Strategic Bond	6,705		0.01%	600	—	—
Salomon Brothers Series High Yield Bond	52,987		0.10%	4,950	—	—
The Salomon Brothers Institutional High Yield Bond Fund	10,780		0.02%	1,100	—	—
Salomon Brothers High Income	6,292		0.01%	500	—	—
Salomon Brothers High Income II	152,459		0.30%	10,225	—	—
NE England Zenith Strategic Bond	4,167		0.01%	475	—	—
Salomon Brothers/JNL High Yield Bond Series	3,079		0.01%	200	—	—
Salomon Brothers/JNL Global Bond Series	4,938		0.01%	450	—	—
Salomon Brothers Global Partners Income Fund	17,310		0.03%	1,550	—	—

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 11, 2003, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of the Company.

(2)	Applicable percentage of ownership for each selling securityholder is based on 50,634,881 shares of common stock outstanding as of May 19, 2003.

(3)	Because the selling securityholders may offer all or some portion of the above referenced security pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of any such sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date for which beneficial ownership information was provided to us in transactions exempt from the registration requirements of the Securities Act of 1933. The selling securityholders may sell all, part or none of the securities listed above.

(4)	One of our directors, James Bolin, is a consultant to and was formerly a General Partner of Appaloosa Management, LP. Mr. Bolin disclaims beneficial ownership of the shares of common stock owned by the discretionary accounts managed by Appaloosa Management, LP, except to the extent of his pecuniary interest in that stock, if any. The beneficial ownership of these selling securityholders is as of February 5, 2003.

(5)	Includes 172,331 shares of our common stock issuable upon exercise of Series A warrants.

(6)	Includes 150,991 shares of our common stock issuable upon exercise of Series A warrants.

(7)	The chairman of our board of directors, William R. Huff, is the Principal and President of W.R. Huff Asset Management Co., L.L.C. (“WRHAM”). WRHAM is an investment manager with discretionary authority over separate accounts that own the shares. The beneficial ownership of these selling securityholders is as of February 10, 2003.

(8)	The beneficial ownership of these selling securityholders is as of February 11, 2003.

(9)	The beneficial ownership of these selling securityholders is as of February 11, 2003.

(10)	Held in nominee name of Cede & Co. Fidelity Summer Street Trust: Fidelity Capital & Income Fund (“FSST”) is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company (“FMR Co.”). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to FSST, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp., a Delaware corporation. The beneficial ownership of this selling securityholder is as of February 6, 2003.

(11)	These selling securityholders are open or closed-end investment companies or other managed accounts which are advised by Franklin Mutual Advisers, LLC (“FMA”), an investment adviser registered under the Investment Advisers Act of 1940. FMA is an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“FRI”), a diversified financial services organization. Investment advisory agreements between FMA and the selling securityholder listed above grant to FMA all investment and voting power over the common stock (the “Shares”) listed above. Neither FRI nor FMA have any interest in dividends or proceeds from the sale of the Shares and they disclaim beneficial ownership of any of the Shares. The beneficial ownership of these selling securityholders is as of February 7, 2003.

(12)	Although Oaktree Capital Management LLC is the general partner or investment manager of the entities listed below its name, it disclaims beneficial ownership of our common stock except to the extent of its pecuniary interest in those shares. The beneficial ownership of these selling securityholders is as of February 11, 2003.

(13)	Salomon Brothers Asset Management Inc. acts as discretionary investment advisor with respect to the entities listed under the caption “Fiduciary accounts of Salomon Brothers Asset Management”. The beneficial ownership of these selling securityholders is as of February 6, 2003.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock sold by the selling securityholders pursuant to this prospectus. The selling securityholders will receive all of the proceeds from such sales.

DIVIDEND POLICY

     Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain our earnings for use in the operation and expansion of our business and for debt service and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Please refer to the section of this prospectus entitled “Risk Factors — We do not expect to pay dividends on our common stock in the foreseeable future.” for a discussion of the legal and contractual restrictions on our ability to declare and pay cash dividends.

EXCHANGE RATES

     The following table sets forth, for the periods indicated, the noon buying rate for pounds sterling expressed in U.S. dollars per £1.00.

Year Ended December 31,	Period end	Average(1)	High	Low

1998	1.66	1.66	1.72	1.61
1999	1.62	1.61	1.68	1.55
2000	1.49	1.51	1.65	1.40
2001	1.45	1.44	1.50	1.37
2002	1.61	1.51	1.61	1.41
2003 (through June 20, 2003)	1.66	1.61	1.68	1.55

(1) The average rate is the average of the noon buying rates on the last day of each month during the relevant period.

REGISTRATION RIGHTS

     The following summary of selected provisions of the Equity Registration Rights Agreement pursuant to which the selling securityholders are entitled to registration of the shares of our common stock being sold pursuant to this prospectus is subject to, and is qualified in its entirety by reference to, all the provisions of the Equity Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

     We entered into the Equity Registration Rights Agreement pursuant to which we agreed, at our expense, to file with the Securities and Exchange Commission, referred to in this prospectus as the Commission, a registration statement covering resale of the offered securities, within 45 days after the Effective Date, for the benefit of certain holders of the following securities, collectively referred to in this prospectus as the Registrable Securities:

•	shares of our common stock issued pursuant to the Plan;

•	shares of our common stock issued upon exercise of the Series A warrants issued pursuant to the Plan;

•	shares of our common stock issued to the purchasers of our Exit Notes; and

•	any shares issued with respect to the above shares of our common stock by way of a stock dividend, stock split or reverse stock split or in connection with a combination of shares, recapitalization, merger or consolidation.

     The registration statement only covers Registrable Securities:

•	of holders who beneficially own 10% or more of our common stock;

•	of holders who provide to NTL a written statement indicating that such holder is deemed, or might reasonably be considered to be, an “underwriter” within the meaning of Section 1145(b)(1) of the Bankruptcy Code; or

•	issued to the purchasers of our Exit Notes.

     We will use our best efforts to keep the registration statement effective until the earlier of:

•	the date all holders of Registrable Securities could sell shares free of any volume limitations imposed by Rule 144 of the Securities Act;

•	the date all holders have disposed of all Registrable Securities; or

•	three years from the date on which the registration statement is declared effective.

     We will be permitted to suspend the effectiveness of the registration statement under some circumstances relating to pending corporate developments and similar events.

     We may require the holders of Registrable Securities who wish to register their securities pursuant to the Equity Registration Rights Agreement to furnish to us such information regarding such holders and the distribution of the Registrable Securities we may from time to time reasonably request in writing. We are not be obligated to effect the registration of any Registrable Securities of a particular participating holder unless such information regarding such holder is provided to us.

     The purchasers of our Exit Notes are also entitled to registration rights with respect to such notes pursuant to the Exchange and Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

CAPITALIZATION

     The following table shows our cash, cash equivalents and marketable securities and capitalization as of March 31, 2003 and as adjusted to give effect to the sale of shares of common stock offered by the selling security holders. You should read this table together with our consolidated financial statements and related notes included in this prospectus and the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

	As of March 31, 2003

	Actual	As Adjusted

	(unaudited)
	(dollars in millions)
Cash, cash equivalents and marketable securities	$478.8	$478.8

Current portion of long-term debt	$2.6	$2.6

Long-term debt:
NTL Incorporated (formerly NTL Communications Corp.):
19% Senior Secured Notes due 2010 (net of $10.2 million discount)	$490.6	$490.6
NTL Communications Limited and subsidiaries:
Senior Credit Facility	4,397.2	4,397.2
Working Capital Credit Facility	644.7	644.7
Other	60.2	60.2
NTL Triangle:
11.2% Senior Discount Debentures (net of $137.4 million discount)	379.9	379.9
Other	2.3	2.3
Diamond Holdings:
10% Senior Sterling Notes (net of $40.6 million discount)	172.6	172.6
9 1/8% Senior Notes (net of $31.3 million discount)	78.7	78.7
Other	2.5	2.5

Total long-term debt	6,228.7	6,228.7

Shareholders’ equity
Series preferred stock — $.01 par value; authorized 5,000,000 shares; none issued and outstanding	—	—
Common stock — $.01 par value; authorized 400,000,000 shares; issued and outstanding 50,500,969 shares (1)	0.5	0.5
Additional paid-in capital	2,927.1	2,927.1
Accumulated other comprehensive (loss)	(42.3)	(42.3)
(Deficit)	(254.4)	(254.4)

Total shareholders’ equity	2,630.9	2,630.9

Total capitalization	$8,859.6	$8,859.6

(1)	Excludes shares issuable upon the exercise of Series A warrants to purchase 8,750,496 shares of common stock at an exercise price of $309.88 per share, subject to adjustment, which expire on January 10, 2011 and an aggregate of 133,912 shares of our common stock that were issued in escrow to certain of our executive officers and employees pursuant to their employment agreements. Under the terms of the escrow, the shares will be delivered to each of the executive officers and employees only if on October 10, 2003, he or she is an employee of NTL or, on or before such date, was terminated, actually or constructively, without cause. Also excludes 200,000 shares of restricted stock issued to our Non-Executive Chairman. Also excludes stock options to purchase 3,758,000 shares of our common stock that were granted to directors, officers and employees. We have reserved 5,000,000 shares of common stock for issuance upon exercise of the management incentive options authorized for grant under our management incentive plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information of NTL Incorporated (formerly NTL Communications Corp.) presented below under the captions income statement data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, and balance sheet data at December 31, 2002, 2001, 2000, 1999 and 1998 was derived from our consolidated financial statements audited by Ernst & Young LLP. Interim data as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 are unaudited, but include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of that data. Results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

     We operated our business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court beginning on May 8, 2002 until January 10, 2003. Accordingly, we have prepared our consolidated financial statements for periods prior to our emergence from Chapter 11 in accordance with SOP 90-7. We adopted fresh-start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the Plan as well as adjustments for fresh-start reporting have been recorded as of January 1, 2003. Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying value of assets and liabilities was adjusted. The carrying value of assets was adjusted to their reorganization value that is equivalent to their estimated fair value. The carrying value of liabilities was adjusted to their present value. Since fresh-start reporting materially changed the carrying values recorded in our consolidated balance sheet, a black line separates the financial statements for periods after the adoption of fresh-start reporting from the financial statements for periods prior to the adoption. The term “Predecessor Company” refers to NTL Incorporated and its subsidiaries for periods prior to and including December 31, 2002. The term “Reorganized Company” refers to NTL Incorporated and its subsidiaries for periods subsequent to January 1, 2003. The effects of the consummation of the Plan as well as adjustments for fresh-start reporting recorded as of January 1, 2003 are Predecessor Company transactions. All other results of operations on January 1, 2003 are Reorganized Company transactions.

     Pursuant to SOP 90-7, beginning on May 8, 2002 we discontinued accruing interest expense on certain of our prepetition obligations. Our reported interest expense in 2002 excludes $662.9 million of contractual interest for the period from May 8, 2002 to December 31, 2002. Also in 2002, recapitalization items, net were $151.8 million. Recapitalization items include all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization items, net include $36.2 million for employee retention related to substantially all of our UK employees and $116.7 million for financial advisory, legal, accounting and consulting costs. These costs are net of $1.1 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

     In addition, in 2002 we recorded asset impairment charges of $445.1 million consisting of non-cash charges to write down certain fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. We also recorded restructuring charges of $104.8 million and non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from NTL Europe in accordance with the Plan. Amortization expense in 2002 decreased from amounts in prior periods due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets.

     As of December 31, 2002, long-term debt of $5,952.3 million was classified as current and $9,814.2 million was classified as liabilities subject to compromise.

     As of December 31, 2001, $14,203.0 million of our long-term debt was classified as current due to the uncertainties about compliance with the terms and conditions of the instruments and agreements governing our debt that would give the holders of the debt the right to accelerate payment. In the fourth quarter of 2001, we recorded asset impairments totaling $8,161.6 million including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. In addition, in 2001 we recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

     In May 2000, NTL Europe purchased ConsumerCo for an aggregate purchase price of approximately $13.1 billion, including intangibles of approximately $8.9 billion. We subsequently acquired ConsumerCo from NTL Europe. The net assets and results of operations of ConsumerCo are included in the consolidated financial statements beginning in May 2000. Also in 2000, we recorded restructuring charges of $65.9 million and costs of $26.8 million primarily to integrate acquired companies, mostly related to information technology integration as well as costs incurred for business rationalization consulting.

     In March 1999, we purchased Diamond for an aggregate purchase price of approximately $984.6 million, including intangibles of approximately $1.3 billion. In July 1999, we purchased Cablelink for an aggregate purchase price of approximately $700.5 million, including intangibles of approximately $669.6 million. In September 1999, NTL Delaware purchased NTL Business for an aggregate purchase price of $175.0 million, including intangibles of approximately $176.9 million. We subsequently acquired NTL Business from NTL Delaware. The net assets and results of operations of Diamond, Cablelink and NTL Business are included in the consolidated financial statements from March 1999, July 1999 and September 1999, their respective dates of acquisition. In August 1999, Telewest Communications plc exercised its right to purchase all of our shares of Cable London PLC and all of our related rights and interests for a purchase price of approximately £428.0 million. We recorded a gain of $493.1 million on this sale.

     In June and September 1998, we purchased ComTel and Telecential Communications, which we refer to collectively as ComTel, for an aggregate purchase price of approximately $969.0 million, including intangibles aggregating approximately $224.0 million. In October 1998, we purchased Comcast UK Cable Partners Limited (now known as NTL (Triangle) LLC), referred to in this prospectus as NTL Triangle, for an aggregate purchase price of approximately $600.4 million, including intangibles of approximately $129.8 million. In December 1998, we purchased EGT for an aggregate purchase price of approximately $151.0 million, including intangibles of approximately $45.0 million. The net assets and results of operations of ComTel, NTL Triangle and EGT are included in the consolidated financial statements from September 1998, October 1998 and December 1998, their respective dates of acquisition.

     Basic and diluted net loss per common share in the three months ended March 31, 2002 is computed as if the 50.5 million shares issued in connection with our emergence from Chapter 11 reorganization on January 10, 2003 were outstanding as of January 1, 2002.

	Three Months Ended March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	Reorganized Company (Unaudited)	Predecessor Company (Unaudited)	Predecessor Company	Predecessor Company	Predecessor Company	Predecessor Company	Predecessor Company

			(in millions, except per share data)
Income Statement Data:
Revenues	$875.9	$792.9	$3,265.1	$3,189.6	$2,484.2	$1,537.1	$747.0
Costs and expenses
Operating expenses	408.6	380.9	1,502.5	1,564.3	1,223.2	761.5	400.9
Selling, general and administrative expenses	216.5	192.0	788.5	997.5	992.8	588.2	287.8
Asset impairments	—	—	445.1	8,160.6	—	—	—
Franchise fees	—	—	—	—	—	16.5	25.0
Non-cash compensation	—	—	—	30.6	—	—	—
Other charges	2.9	1.6	389.2	297.9	92.7	16.2	(4.2)
Depreciation	259.2	322.5	1,477.9	1,361.4	874.4	475.5	207.5
Amortization	49.8	14.9	63.7	1,178.9	826.3	290.2	58.6

Total costs and expenses	937.0	911.9	4,666.9	13,591.2	4,009.4	2,148.1	975.6

Operating (loss)	(61.1)	(119.0)	(1,401.8)	(10,401.6)	(1,525.2)	(611.0)	(228.6)
Other income (expense)
Interest income and other, net	2.7	9.4	21.0	28.8	25.8	48.2	52.6
Interest income – NTL Europe, Inc.	—	—	8.8	5.8	—	—	—
Interest expense	(176.5)	(324.8)	(762.5)	(1,240.8)	(886.3)	(678.1)	(328.8)
Interest expense – NTL Europe, Inc.	—	—	(17.7)	—	—	—	—
Loss from early extinguishment of debt	—	—	—	—	—	(3.0)	(30.7)
Share of income (losses) from equity investments	0.1	0.3	(3.4)	(23.3)	(24.2)	(18.4)	(6.6)
Other (losses) gains	—	—	—	(88.5)	—	493.1	—
Foreign currency transaction (losses) gains	(3.4)	(5.0)	(94.1)	0.6	(58.1)	22.8	4.2

(Loss) before recapitalization items and income taxes	(238.2)	(439.1)	(2,249.7)	(11,718.9)	(2,468.0)	(746.4)	(537.9)
Recapitalization items, net	—	(32.1)	(151.8)	—	—	—	—

(Loss) before income taxes	(238.2)	(471.2)	(2,401.5)	(11,718.9)	(2,468.0)	(746.4)	(537.9)
Income tax benefit (expense)	(16.2)	11.3	25.7	(118.1)	79.9	29.9	3.3

Net (loss)	$(254.4)	$(459.9)	$(2,375.8)	$(11,837.0)	$(2,388.1)	$(716.5)	$(534.6)

Basic and diluted net (loss) per common share	$(5.04)	$(9.11)

Weighted average shares	50.5	50.5

January 1,
2003

Predecessor
Company

Gain on debt discharge	$8,451.6
Fresh-start adoption — intangible assets	1,521.7
Fresh-start adoption — long-term debt	221.3
Fresh-start adoption — deferred tax liability	(68.6)
Fresh-start adoption — accrued expenses	(120.4)
Fresh-start adoption — fixed assets	(3,194.9)
Recapitalization expense	(8.0)

Net income	$6,802.7

Pro forma basic and diluted net income per common share	$134.71

Pro forma weighted average shares	50.5

		December 31,
	March 31,
	2003	2002	2001	2000	1999	1998

	Reorganized	Predecessor	Predecessor	Predecessor	Predecessor	Predecessor
	Company	Company	Company	Company	Company	Company

	(unaudited)		(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$478.8	$507.2	$251.1	$423.5	$1,079.2	$996.9
Working capital	(564.4)	(6,794.6)	(15,073.7)	(946.3)	423.9	600.5
Fixed assets, net	7,630.3	11,088.9	10,840.3	10,916.8	5,348.4	3,854.4
Total assets	10,677.8	13,041.4	13,026.1	23,146.5	9,733.0	6,194.1
Long-term debt(1)	6,228.7	15,766.5	14,203.0	11,843.4	7,598.0	5,043.8
Redeemable preferred stock	—	—	—	—	—	124.1
Shareholder’s equity (deficiency)	2,630.9	(5,176.1)	(3,179.0)	9,012.2	1,066.0	355.2

(1)	As of December 31, 2002, long-term debt of $5,952.3 million was classified as current and $9,814.2 million was classified as liabilities subject to compromise. As of December 31, 2001, there was $14,203.0 million of long-term debt classified as current.

	Three Months
	Ended	Year Ended December 31,
	March 31,
	2003	2002	2001	2000	1999	1998

	(in millions)
Other Data:
Ratio of Earnings to Fixed Charges(1)	—	—	—	—	—	—

(1)	For the purposes of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. For the three months ended March 31, 2003 and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, our earnings were insufficient to cover fixed charges by approximately $241.7 million, $2,447.8 million, $11,786.6 million, $2,563.1 million, $785.2 million and $535.0 million, respectively.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     On January 10, 2003 we emerged from Chapter 11 reorganization. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2002 gives effect to our emergence from Chapter 11 reorganization as if it had occurred on January 1, 2002. The pro forma financial information is not necessarily indicative of the results of operations that might have resulted had we emerged from Chapter 11 reorganization on January 1, 2002, or results that may occur in the future.

     We adopted fresh-start reporting on January 1, 2003 in accordance with SOP 90-7. We adopted fresh-start reporting because the holders of our voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because our reorganization value was less than our post-petition liabilities and allowed claims.

     The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the cancellation of a substantial portion of our outstanding debt and the issuance of shares of new common stock and Series A warrants to various former creditors and stockholders of our former ultimate parent company and certain of its subsidiaries, including us. The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. We engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of our assets and the present value of our liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up intangible assets to their fair values. It also resulted in the fresh-start reporting adjustments to recognize discounts on certain of our long-term debt. In addition, our total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

     The unaudited pro forma financial information should be read in conjunction with our historical consolidated financial statements (including the notes and schedules thereto) included in this prospectus.

NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries
Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
For the Year Ended December 31, 2002
(in millions, except per share data)

		Emergence from
	Historical	Chapter 11		Fresh-Start		Pro Forma

REVENUES	$3,265.1					$3,265.1
COSTS AND EXPENSES
Operating expenses	1,502.5					1,502.5
Selling, general and administrative expenses	769.8					769.8
Asset impairments	445.1					445.1
Other charges	389.2					389.2
Corporate expenses	18.7					18.7
Depreciation	1,477.9			$(343.5)	J	1,134.4
Amortization	63.7	$(26.4)	A	162.9	K	200.2

	4,666.9	(26.4)		(180.6)		4,459.9

Operating loss	(1,401.8)	26.4		180.6		(1,194.8)
OTHER INCOME (EXPENSE)
Interest income and other, net	29.8	(7.1)	B,C			22.7
Interest expense	(780.2)	262.1	D,E	(46.8)	L	(564.9)
Share of (losses) from equity investments	(3.4)					(3.4)
Foreign currency transaction losses	(94.1)	156.2	F			62.1

Loss before recapitalization items, gain from cancellation of debt and income taxes	(2,249.7)	437.6		133.8		(1,678.3)
Recapitalization items, net	(151.8)	(13.9)	B,G	165.7	M	—
Gain from cancellation of debt	—	8,068.2	H	(8,068.2)	N	—

Loss before income taxes	(2,401.5)	8,491.9		(7,768.7)		(1,678.3)
Income tax benefit	25.7					25.7

Net (loss)	$(2,375.8)	$8,491.9		$(7,768.7)		$(1,652.6)

Basic and diluted net loss per common share	$—					$(32.72)

Weighted average shares	—	50.5	I			50.5

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Notes to the Pro Forma Financial Information
(in millions)

Emergence from Chapter 11

A.        Reversal of historical amortization of deferred financing costs:

For the year ended December 31, 2002	$(26.4)

B.        Adjustments to interest income as a result of changes in cash on hand at 1.14%:

For the year ended December 31, 2002:
Increase (decrease) in interest income as a result of:
Reduction in cash interest payments	$1.2
Increase in excess cash from issuance of the 19% Senior Secured Notes due 2010	1.6
Decrease in excess cash from DIP Facility	(1.1)

$1.7

Decrease in excess cash from DIP Facility, interest income in Recapitalization items, net	$(0.7)

C.        Adjustments to interest income as a result of payment or cancellation of certain receivables from NTL Europe, Inc.

For the year ended December 31, 2002	$(8.8)

D.        Adjustments to interest expense as a result of payment or cancellation of certain payables to NTL Europe, Inc.

For the year ended December 31, 2002	$17.7

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Notes to the Pro Forma Financial Information
(in millions)

E.        Adjustments to interest expense:

For the year ended December 31, 2002:
Reversal of historical amortization of deferred financing costs	$33.8
Adjustment to amortization of deferred financing costs over approximately 5 to 7 years related to the Senior and Working Capital Credit Facilities as a result of the payment of £64.4 million for the restatement of the facilities including modifications to certain principal repayment dates	(36.2)
19% Senior Secured Notes due 2010	(116.7)
Reduction of interest expense due to cancellation and repayment of debt	363.5

$244.4

F.        Adjustments to foreign currency transaction gains (losses):

Reversal of historical foreign currency transaction gains (losses) on canceled public notes
For the year ended December 31, 2002	$156.2

G.        Payment of certain costs in accordance with the Plan:

For the year ended December 31, 2002: Recapitalization items, net	$(13.2)

H.        Gain from cancellation of debt:

For the year ended December 31, 2002:
Carrying value of canceled notes at beginning of period	$9,120.2
Estimated fair value of shares issued	(1,052.0)

$8,068.2

The fair value of shares issued was estimated by multiplying the approximately 50,000,000 shares issued in accordance with the Plan by the average of the high and low prices of $21.04 per share as reported on the Nasdaq Stock Market’s National Market on January 13, 2003.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Notes to the Pro Forma Financial Information
(in millions)

I.        Common stock issued:

In accordance with the Plan	50.0
In connection with the issuance of 19% Senior Secured Notes due 2010	0.5

50.5

Fresh-Start Adjustments

J.        Estimated reduction in depreciation expense due to the reduction in carrying value of fixed assets based on a weighted average useful life of approximately 9 years:

For the year ended December 31, 2002	$(343.5)

K.        Increase in amortization expense due to the increase in carrying value of intangible assets:

For the year ended December 31, 2002	$162.9

L.        Increase in interest expense due to the adjustment of the carrying value of Diamond Holdings and NTL Triangle public notes to their estimated fair values:

For the year ended December 31, 2002	$(46.8)

M.        Reversal of recapitalization items, net:

For the year ended December 31, 2002	$(165.7)

N.        Reversal of gain from cancellation of debt:

For the year ended December 31, 2002	$(8,068.2)

The gain from cancellation of debt is a nonrecurring item and is therefore reversed from the pro forma condensed consolidated statement of operations

SUPPLEMENTARY FINANCIAL INFORMATION

     The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001.

(in millions)

2003

Three Months Ended

March 31

Revenues	$875.9
Operating (loss)	(61.1)
Net (loss)	(254.4)

	2002(1)

	Three Months Ended

	March 31	June 30	September 30	December 31 (2)

Revenues	$792.9	$802.8	$830.3	$839.1
Operating (loss)	(119.0)	(115.0)	(464.7)	(703.1)
Net (loss)	(459.9)	(417.0)	(567.6)	(931.3)

	2001(3)

	Three Months Ended

	March 31	June 30	September 30	December 31

Revenues	$770.5	$776.9	$816.0	$826.2
Operating (loss)	(530.9)	(541.5)	(494.3)	(8,834.9)
Net (loss)	(835.8)	(798.9)	(809.2)	(9,393.1)

(1)	In 2002, we recorded asset impairment charges of $445.1 million ($26.6 million in the third quarter and $418.5 million in the fourth quarter) consisting of non-cash charges to write down certain assets to their estimated fair values based on our assessment that the carrying value was not recoverable. In addition, we recorded restructuring charges of $104.8 million as follows: $1.6 million in the first quarter, $2.1 million in the second quarter, $1.9 million in the third quarter and $99.2 million in the fourth quarter. We also recorded non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from NTL Europe in accordance with the Plan as follows: $287.8 million in the third quarter and a release of $3.4 million in the fourth quarter primarily due to changes in the foreign currency exchange rate. We also recorded recapitalization items as a result of our Chapter 11 reorganization of $151.8 million as follows: $32.1 million in the first quarter, $31.1 million in the second quarter, $32.6 million in the third quarter and $56.0 million in the fourth quarter. The recapitalization costs and expenses of $31.2 million in the first quarter of 2002 were included in operating loss but were subsequently reclassified in accordance with SOP 90-7.

(2)	The three months ended December 31, 2002 includes an adjustment for the reallocation of certain expenditures from capitalized costs to expense of $61.9 million and an adjustment for the release of certain provisions of $65.2 million. These two adjustments relate principally to periods prior to the three months ended December 31, 2002. For the first, second and third quarters of 2002, operating expense would increase by approximately $6 million per quarter and selling, general and administrative expense would increase by approximately $10 million per quarter if the reallocation of the $61.9 million from capitalized costs to expense was reflected in the appropriate periods. The $65.2 million net adjustment would not be reallocated to the first, second and third quarters of 2002 because these provisions related to periods prior to 2002.

(3)	In the fourth quarter of 2001, the Company recorded asset impairments totaling $8,161.6 million including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. In addition, in 2001 the Company recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NTL’s Completed Restructuring

     On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), NTL Europe (then known as NTL Incorporated) and certain of our and NTL Europe’s subsidiaries filed a pre-arranged joint reorganization plan under Chapter 11 of the US Bankruptcy Code. Our operating subsidiaries and those of NTL Europe were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization.

     Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and we and NTL Europe each emerged as independent public companies. The entity formerly known as NTL Communications Corp. (the registrant) was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, we were a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of our former parent company (NTL Europe) and certain of its subsidiaries, including us, were cancelled, and we issued shares of our common stock and Series A warrants and NTL Europe issued shares of its common stock and preferred stock to various former creditors and stockholders of our former parent company and its subsidiaries, including us. The precise mix of new securities received by holders of each particular type of security of our former parent company and its subsidiaries was set forth in the Plan. The outstanding notes of Diamond Holding and NTL Triangle were not cancelled and remain outstanding.

Background of Restructuring

     Both the equity and debt capital markets experienced periods of significant volatility in 2001 and 2002, particularly for securities issued by telecommunications and technology companies. As a result, the ability of our former ultimate parent company and its subsidiaries to access those markets as well as its ability to obtain financing from its bank lenders and equipment suppliers became severely restricted. In addition, our former ultimate parent company and its subsidiaries, including us, had no further funds available, or were unable to draw upon funds under our credit facilities. As a result of these factors, together with its substantial leverage, on January 31, 2002, our former ultimate parent company announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

     Promptly upon obtaining the requisite waivers from the lenders under its credit facilities, in March 2002, our former ultimate parent company commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

     Our former ultimate parent company and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. Our former ultimate parent company also failed to declare or pay dividends on certain series of its outstanding preferred stock, due to a lack of available surplus under Delaware law.

     On April 16, 2002, our former ultimate parent company announced that it and the unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of the former NTL group. To implement the proposed recapitalization plan, on May 8, 2002, we, our former ultimate parent company and certain of our former ultimate parent company’s other subsidiaries filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the US Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement, referred to in this prospectus as the DIP facility, committing to provide a wholly-owned subsidiary of ours with up to $500 million in new debt financing. NTL Delaware committed to provide up to an additional $130 million to us under the DIP facility.

     As a result of the payment defaults as well as the voluntary filing under Chapter 11 by our former ultimate parent company and certain of its subsidiaries on May 8, 2002, there was an event of default under all of our former ultimate parent company and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL Triangle.

     The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, our former ultimate parent company negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to us and our subsidiaries. The Plan became effective on January 10, 2003 (referred to as the Effective Date), at which time we emerged from Chapter 11 reorganization. In connection with our emergence from Chapter 11 reorganization, we and certain of our subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the Exit Notes) on January 10, 2003. Initial purchasers of the Exit Notes also purchased 500,000 shares of our common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500 million. The proceeds were used in part to repay all amounts outstanding under the DIP facility (which was repaid on the Effective Date) and to purchase from NTL Delaware a £90 million note of NTL (UK) Group Inc. and to repay certain other obligations. Also on January 10, 2003, we and our lending banks amended our existing credit facilities.

Liquidity and Capital Resources

We have historically incurred operating losses and negative operating cash flow. In addition, we required and expect to continue to require significant amounts of capital to finance construction of our networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements.

We currently expect that we will require between £5.0 million and £15.0 million to fund our working capital including debt service and capital expenditures, net of cash from operations, in the twelve months from April 1, 2003 to March 31, 2004. We believe that cash, cash equivalents and marketable securities on hand of $478.8 million as of March 31, 2003 will be sufficient for our cash requirements during the twelve months from April 1, 2003 to March 31, 2004.

Over the long term, we will continue to require cash to fund operations, service or repay our debt and implement our strategy. In order to fund these requirements, we anticipate that we will use cash flow from operations and may also need to issue additional debt or equity securities or may need to secure additional bank financing. Given the restrictions on incurring additional debt in the indentures governing our outstanding notes, there can be no assurance that these sources of funds will be available to us.

The indentures governing our outstanding notes, among other things, restrict and, in some cases, prohibit our ability and the ability of most of our subsidiaries to incur additional debt, create or incur liens, and sell assets. In addition, we and our subsidiaries must comply with certain financial covenants in these debt instruments. The Senior Credit Facility and Working Capital Credit Facility also impose restrictions on our ability and the ability of most of our subsidiaries to incur additional debt and other extensive restrictions on most of our subsidiaries, including restrictions on the ability of such subsidiaries to create or incur liens and sell assets. In addition, we and most of our subsidiaries must comply with and meet certain financial covenants in these credit facilities.

Our ability to meet our funding requirements is dependent upon a number of factors, including our existing cash balances, the cash flow generated by our operating subsidiaries, and our ability to obtain additional financing in the future. Failure to achieve profitability or maintain or achieve various other financial performance levels could in the future diminish our ability to sustain operations, meet financial covenants, obtain additional funds, and make required payments on our indebtedness.

Based on preliminary valuations of our pension plans, as of December 31, 2002, we believe the projected benefit obligations of certain of our defined benefit plans exceeded the fair value of plan assets by an aggregate of approximately £81.0 million ($128 million). We will need to fund this deficit in accordance with the laws and regulations in the UK. We currently believe we will have to use cash of approximately £8 million per year beginning in 2003 to meet the UK requirements. The valuation of our pension plans requires the use of assumptions and estimates. Changes in these assumptions and estimates as well as future investment returns could potentially have a material impact, either upwards or downwards, on this estimated funding requirement.

We are a holding company with no independent operations or significant assets other than our investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. In addition, the terms of our and our subsidiaries existing and future indebtedness and the laws of the jurisdictions under which those subsidiaries are organized limit the payment of dividends, loan repayments and other distributions to us under many circumstances.

Description of Outstanding Notes and Credit Facilities

     The following summarizes the terms of the significant notes and credit facilities issued by us and our subsidiaries and outstanding as of March 31, 2003:

NTL Incorporated:

     (1)  19% Senior Secured Notes (the Exit Notes) due January 1, 2010; principal amount at maturity of $558.249 million; redeemable at the Company’s option after January 10, 2003; interest payable in cash semiannually from July 1, 2003; with respect to the interest payment due on July 1, 2003, we may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes; with respect to the interest payments due on January 1, 2004 and July 1, 2004, we may make a similar election based on our Available Cash, as defined;

     The purchasers of the Exit Notes are entitled to registration rights with respect to such notes pursuant to the Exchange and Registration Rights Agreement, which is an exhibit to our annual report on Form 10-K for the year ended December 31, 2002 and is described in the section of this prospectus captioned “Registration Rights”. Under the Exchange and Registration Rights Agreement, we agreed, among other things, to file with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the Exit Notes for new notes registered under the Securities Act with terms substantially identical to those of the unregistered notes. If we fail to register the notes in compliance with the Exchange and Registration Rights Agreement there would be an event of default under the Indenture governing the Exit Notes. We would be required to pay special interest to each holder of the Exit Notes pursuant to provisions of the Exchange and Registration Rights Agreement, during the period of one or more of such registration default events. We would pay such special interest at a rate of 0.5% per annum, which will increase to 1.0% per annum after the first 120-day period following the occurrence of the first such registration default.

NTL Communications Limited:

     (2)  Working Capital Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of approximately £408.3 million ($644.7 million), all of which was outstanding as of December 31, 2002; interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which commenced at 4.50% per annum and increases by 0.50% per annum at the end of each quarter after the date upon which the facility was first utilized (subject to a cap on total interest of 16% per annum and a cap on total interest payable in cash of 14% per annum (any excess being added to principal)); effective interest rate of 11.98% per annum at March 31, 2003; principal is due in full on March 31, 2006;

NTL Investment Holdings Limited (a wholly owned subsidiary of NTL Communications Limited):

     (3)  Senior Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of £2,784.8 million ($4,397.2 million), all of which was outstanding as of December 31, 2002; comprising a revolving facility of £2,584.8 million ($4,081.4 million) and a term facility of £200.0 million ($315.8 million); interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which, in the case of the revolving facility, is fixed at 3.50% per annum for six months from January 10, 2003 and which then varies, depending upon satisfaction of a financial covenant over six monthly periods, between 4.00% and 2.50% per annum and which, in the case of the term facility, is fixed at 5.50% per annum; effective interest rate on the revolving facility of 7.49% per annum at March 31, 2003; effective interest rate on the term facility of 9.49% per annum at March 31, 2003; the unused portion of the commitment to make the revolving facility available is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal then outstanding under the revolving facility is due in full on September 30, 2005; principal under the term facility is due in six quarterly installments beginning on June 30, 2006 and increasing from £5 million repayments due on the first two repayment dates to £10 million repayments due on the next three repayment dates with the balance being due on September 30, 2007;

NTL Triangle:

     (4)  11.2% Senior Discount Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle’s option after November 15, 2000;

Diamond Holdings:

     (5)  10% Senior Sterling Notes due February 1, 2008; principal amount at maturity of £135.0 million ($213.2 million); interest payable semiannually from August 1, 1998; redeemable at Diamond Holdings’ option on or after February 1, 2003; and

     (6)  9 1/8% Senior Notes due February 1, 2008; principal amount at maturity of $110.0 million; interest payable semiannually from August 1, 1998; redeemable at Diamond Holdings’ option on or after February 1, 2003.

Contractual Obligations and Commercial Commitments

The following table includes aggregate information about the Company’s contractual obligations as of March 31, 2003 and the periods in which payments are due.

Payments Due by Period

		Less than	1-3	4-5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years

	(in millions)
Long-Term Debt	$6,440.6	$—	$4,726.1	$1,156.3	$558.2
Capital Lease Obligations	198.2	8.5	14.4	13.3	162.0
Operating Leases	788.0	89.4	144.5	123.0	431.1
Unconditional Purchase Obligations	1,399.3	436.3	215.2	213.7	534.1
Other Long-Term Obligations	none

Total Contractual Cash Obligations	$8,826.1	$534.2	$5,100.2	$1,506.3	$1,685.4

The following table includes aggregate information about the Company’s commercial commitments as of March 31, 2003. Commercial commitments are items that the Company could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet.

Amount of Commitment Expiration Per Period

	Total Amounts	Less than	1-3	4-5	Over
Other Commercial Commitments	Committed	1 Year	Years	Years	5 Years

(in millions)
Guarantees	$33.4	$4.9	$15.1	$0.2	$13.2
Lines of Credit	none
Standby Letters of Credit	none
Standby Repurchase Obligations	none
Other Commercial Commitments	none

Total Commercial Commitments	$33.4	$4.9	$15.1	$0.2	$13.2

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2003 and 2002

Cash provided by (used in) operating activities was $21.5 million and $(67.3) million in the three months ended March 31, 2003 and 2002, respectively. Cash paid for interest exclusive of amounts capitalized in the three months ended March 31, 2003 and 2002 was $217.1 million and $187.1 million, respectively. In addition, the change in cash used in operating activities is also due to changes in working capital as a result of the timing of receipts and disbursements.

Purchases of fixed assets were $185.2 million in the three months ended March 31, 2003 and $214.5 million in the three months ended March 31, 2002 as a result of the continuing fixed asset purchases and construction. Purchases of fixed assets in 2003 are primarily related to customer premise equipment, scaleable infrastructure and billing system integrations.

Proceeds from borrowings, net of financing costs, of $430.4 million in the three months ended March 31, 2002 includes $439.6 million borrowed under the NTLCL Working Capital Credit Facility.

Years Ended December 31, 2002, 2001 and 2000

     Cash provided by (used in) operating activities was $258.7 million, $(558.6) million and $(169.0) million in the years ended December 31, 2002, 2001 and 2000, respectively. Cash paid for interest exclusive of amounts capitalized in the years ended December 31, 2002, 2001 and 2000 was $410.0 million, $776.6 million and $363.9 million, respectively. In addition, the change in cash provided by (used in) operating activities is due to changes in working capital as a result of the timing of receipts and disbursements including the suspension of certain payments due to our Chapter 11 reorganization.

     Cash used in investing activities was $844.2 million, $1,858.1 million, $9,506.7 million in the years ended December 31, 2002, 2001 and 2000, respectively. Cash used in investing activities primarily includes cash used for purchases of fixed assets and acquisitions, net of cash acquired.

     Purchases of fixed assets were $680.9 million, $1,653.0 million and $1,961.8 million in the years ended December 31, 2002, 2001 and 2000, respectively, as a result of continuing fixed asset purchases and network construction. We continued to minimize purchases of fixed assets in 2002 in an effort to conserve cash.

     Cash used in investing activities in the year ended December 31, 2001 also includes cash used for a loan to our former parent company of $150.0 million. On September 28, 2001, we loaned our former parent company $150.0 million in exchange for 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. These notes were canceled pursuant to the Plan.

     Cash used for acquisitions, net of cash acquired, of $7,514.9 million in the year ended December 31, 2000 was primarily for the acquisition of ConsumerCo.

     Cash provided by financing activities was $800.6 million, $2,252.1 million, and $9,050.6 million in the years ended December 31, 2002, 2001 and 2000, respectively.

     Proceeds from borrowings from NTL Delaware of $135.2 million in the year ended December 31, 2002 is the £90.0 million loan to NTL (UK) Group, Inc. This note was purchased by a subsidiary of NTL Incorporated for consideration of the principal amount of the note plus accrued interest on the Effective Date. Proceeds from borrowings, net of financing costs, of $670.1 million in the year ended December 31, 2002 includes $463.2 million borrowed under the NTL Communications Limited Working Capital Credit Facility, net of costs of $9.5 million and $229.0 borrowed under the Communications Cable Funding Corp. DIP facility, net of costs of $12.6 million.

     Proceeds from borrowings, net of financing costs, of $2,643.4 million in the year ended December 31, 2001 include $838.5 million borrowed under the Senior Credit Facility, $431.8 million borrowed under the Working Capital Credit Facility, $1,150.0 million from the issuance of our 6-3/4% Convertible Senior Notes and $277.9 million from the issuance of our 12-3/8% Senior Euro Notes, net of aggregate financing costs of $54.8 million.

     Principal payments of $421.5 million in the year ended December 31, 2001 include optional repayments of $395.8 million under the NTL Communications Limited credit agreements and repayments of an aggregate of $25.7 million of other debt.

     Proceeds from borrowings, net of financing costs, of $5,009.8 million in the year ended December 31, 2000 were primarily for the acquisition of ConsumerCo including the credit agreements entered into with a group of banks. Included in proceeds from borrowings, net of financing costs, is $1,494.9 million of borrowings that was not related to the ConsumerCo acquisition and net proceeds of $496.5 million from the sale of the 11-7/8% Notes due 2010.

     Principal payments of $1,263.9 million in the year ended December 31, 2000 include optional repayments of $1,168.2 million of amounts borrowed under credit agreements.

     Cash provided by financing activities also includes the following. Contributions from our former parent company NTL Delaware were $3.9 million, $40.8 million and $5,227.2 million in the years ended December 31, 2002, 2001, and 2000, respectively. The contributions of $5,227.2 million in the year ended December 31, 2000 include cash used to acquire ConsumerCo.

Results of Operations

     The following discussion of our results of operations for the years ended December 31, 2002, 2001 and 2000 reflects our business segments up to December 31, 2002. We implemented a reorganization of certain of our business units in the three months ended March 31, 2003. The associated changes included moving our Wholesale Internet division from NTL Business to NTL Home, our Public Safety division from NTL Business to NTL Broadcast and the creation of NTL Carriers by merging our carriers division with our mobile division and removing both from NTL Business. These changes better align the expertise in the divisions with the needs of our customers. In addition, the allocation of certain costs from Shared Services to the various business units and the allocation of costs between NTL Home and NTL Business have changed. Corporate Expenses are now included in the Central Support business unit and are grouped with selling, general and administrative expenses in our statement of operations. Finally, NTL Ireland is a separate business unit for financial reporting purposes effective January 1, 2003. We have reclassified amounts in the three months ended March 31, 2002 to conform to the current period presentation.

We provide a broad range of communication services, including: (1) consumer telecommunications and television, (2) business telecommunications, (3) broadcast transmission and other related services and (4) carrier telecommunications services. Our consumer telecommunications and television services comprise broadband services to consumer markets including residential telephone, analog and digital cable television, Internet access and interactive services, as well as wholesale Internet access solutions to UK Internet service providers. Our business telecommunications services include business data, voice and Internet services. Our broadcast transmission and other services include digital and analog television and radio broadcast transmission services, tower site rental, satellite and media services for programmers, news agencies, sports broadcasters and production companies, and radio communications services to the public safety sector. Our carrier services division provides transmission, fiber and voice services for other telecommunications service providers over our national network in the UK and Ireland.

In our consumer telecommunications and television segment, we derive revenues principally from monthly fees and usage charges for (1) telephone service, (2) cable television service and (3) Internet access. Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband, dual telephone and TV or triple telephone, TV and Internet access.

In our business telecommunications segment, we derive revenues principally from monthly fees and usage charges for inbound and outbound voice, data and Internet services.

In our broadcast transmission and other services segment, we derive revenues principally from charges for (1) site leasing services, (2) national and regional television broadcasting, (3) national, regional and local radio broadcasting, (4) satellite up-linking for program and content distribution and (5) charges for various outstanding arrangements provided to public safety customers.

In our carrier services segment, we derive revenues principally from charges for transmission, fiber and voice services provided to other telecommunications service providers over our national network in the UK and Ireland.

The principal components of our expenses include (1) costs to connect our network to other networks (referred to as interconnection), (2) television programming costs, (3) payroll and other employee related costs, (4) repairs and maintenance, (5) facility related costs, such as rent, utilities and rates, (6) marketing and selling costs and (7) provisions for bad debts.

As expected, our growth in 2002 was curtailed by funding constraints. Cash constraints present many challenges to the successful execution of our business plan. We are conserving cash by minimizing capital expenditures including expenditures to connect new customers to our network. In order to maintain revenues and cash from operations, we must reduce and limit customer churn. We continue to focus on improving our customer service and increasing our service offering to customers in an effort to curtail and reduce churn. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service. This effort is at a relatively early stage although we have continued to make progress through March 31, 2003. Although the new system does not yet support our full suite of services, we expect to substantially complete the project by the third quarter of 2004. The total project cost is estimated to be approximately £75.0 million, of which we have incurred approximately £30.1 million through March 31, 2003. We cannot be certain that this project will be successful. If the full integration is not successful, we could experience an adverse effect on customer service, our churn rate and our costs of maintaining these systems going forward. We could also experience operational failures related to billing and collecting revenue from our customers, which, depending upon on the severity of the failure, could have a material adverse effect on our business.

Moreover, the integration process has involved a number of internal reorganizations of our business as we continue to strive for better performance. These reorganizations have typically involved, among other things, the termination of employees made redundant as a result of the process. Although we cannot predict precisely the effect that this has had, it is likely these internal reorganizations have negatively impacted employee morale. If we undertake additional internal reorganizations they will similarly likely negatively impact employee morale. Negative effects on employee morale can have a negative effect on our operations generally.

Our plan to reduce churn and to increase average revenue per unit (referred to as ARPU) includes an increase in broadband services to our existing customers. We believe that our triple play offering of telephony, broadband access to the Internet and digital television will continue to prove attractive to our existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is still significant competition in our markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If in the future we are unable to charge the prices for these services that we anticipate in our business plan in response to competition or if our competition is able to attract our customers, our results of operations will be adversely affected.

The wholesale national and international telecommunications market saw the reorganization or bankruptcy of many of the new entrant operators in 2002, especially those companies whose focus had been on serving carriers. As a result of this, several customers that had signed contracts with us running through 2003 are no longer in business. While this will have some effect on our revenue for 2003, most of our existing contracts are now with telecommunications companies with high volumes of retail traffic. Furthermore, our sales focus is on UK telecommunications companies who service the retail rather than the wholesale markets. We attempt to structure commercial arrangements to minimize any financial exposure to another operator.

Media speculation regarding our recent Chapter 11 reorganization and financial condition could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may adversely affect our reputation. One of the key strategies in our business plan is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our recent Chapter 11 reorganization and financial condition and the potential effect of that publicity on our brand name, we may find it difficult to increase market share. We believe our recapitalization process and the general unfavorable climate for alternative telecom carriers affected our revenues in 2002 as prospective customers began deferring orders beginning in the fourth quarter of 2001. Even though we have successfully completed the recapitalization process, there is no assurance that such negative publicity will not adversely impact our results of operations or have a long-term effect on our brand.

In addition, this uncertainty may adversely affect our relationships with suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or refuse to extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations. However, this did not have a significant effect on results of operations or cash flows in 2002 or in the three months ended March 31, 2003.

NTL Ireland has now introduced a more rigorous credit policy that will lead to the involuntary disconnection of certain customers. As a result of this, NTL Ireland anticipates that its residential customer base will continue to decline by approximately 25,000 customers during the remainder of 2003. As a result, we expect a decline in revenue, programming costs and bad debt expense, but taken together we believe these changes will not have a significant overall impact on our results of operations or cash flows.

On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), NTL Europe, Inc. (then known as NTL Incorporated) and certain of NTL Incorporated and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. Our operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time we emerged from Chapter 11 reorganization.

We operated our business as a debtor-in-possession subject to the jurisdiction of the U.S. Bankruptcy Court during the period from May 8, 2002 until January 10, 2003. Accordingly, our consolidated financial statements for periods prior to our emergence from Chapter 11 reorganization were prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). In addition, we adopted fresh-start reporting upon our emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the Plan as well as adjustments for fresh-start reporting have been recorded in our consolidated financial statements as of January 1, 2003.

Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying value of assets and liabilities was adjusted. The carrying value of assets was adjusted to their reorganization value that was equivalent to their estimated fair value. The carrying value of liabilities was adjusted to their present value.

The emergence from Chapter 11 and the adoption of fresh-start reporting as of January 1, 2003 resulted in the following items of income (expense) that were recognized on that date (in millions):

January 1,
2003

Predecessor
Company

Gain on debt discharge	$8,451.6
Fresh-start adoption — intangible assets	1,521.7
Fresh-start adoption — long-term debt	221.3
Fresh-start adoption — deferred tax liability	(68.6)
Fresh-start adoption — accrued expenses	(120.4)
Fresh-start adoption — fixed assets	(3,194.9)
Recapitalization expense	(8.0)

Net income	$6,802.7

Three Months Ended March 31, 2003 and 2002

Consolidated revenues increased by 10.5% to $875.9 million in the three months ended March 31, 2003, as compared to $792.9 million in the three months ended March 31, 2002. Consolidated revenues in UK pounds decreased by 1.7% to £546.5 million from £556.1 million.

In the three months ended March 31, 2003 and 2002, the United Kingdom accounted for 96.8% and 97.5%, respectively and Ireland accounted for 3.2% and 2.5%, respectively of total consolidated revenues.

Consolidated revenues in dollars and UK pounds were comprised of the following:

	Three Months Ended
	March 31,

	2003	2002

	(in millions)
Consumer	$580.3	$516.2
Business	120.2	118.3
Broadcast	103.1	91.8
Carrier	44.2	47.1
Ireland	28.1	19.5

Total revenue	$875.9	$792.9

Consumer	£362.1	£362.0
Business	75.0	83.0
Broadcast	64.3	64.4
Carrier	27.6	33.0
Ireland	17.5	13.7

Total revenue	£546.5	£556.1

In the three months ended March 31, 2003 and 2002, consumer telecommunications and television revenues were 66.3% and 65.1%, respectively, business telecommunications revenues were 13.7% and 14.9%, respectively, broadcast transmission and other revenues were 11.8% and 11.6%, respectively, carrier revenues were 5.0% and 5.9%, respectively and Ireland revenues were 3.2% and 2.5%, respectively of total consolidated revenues.

Consumer telecommunications and television revenues increased by 12.4% to $580.3 million from $516.2 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds increased by less than 1.0% to £362.1 million from £362.0 million. Consumer telecommunications and television revenues were effectively unchanged reflecting the decline in the customer base due to disconnects, which was offset by an increase in broadband Internet services, the impact of price increases and growth in our wholesale Internet services business.

Business telecommunications revenues increased by 1.6% to $120.2 million from $118.3 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased by 9.6% to £75.0 million from £83.0 million. Business telecommunications revenues decreased principally as a result of uncertainties arising from our Chapter 11 reorganization and the general climate for competitive telecoms service providers.

Broadcast transmission and other revenues increased by 12.3% to $103.1 million from $91.8 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased by less than 1.0% to £64.3 million from £64.4 million due to modest increases in site sharing and public safety revenues offset by modest decreases in other revenues.

Carrier revenues decreased 6.2% to $44.2 million from $47.1 million. These revenues in UK pounds decreased by 16.4% to £27.6 million from £33.0 million. The primary reason for this decline was the recognition of £7.1 million ($10.1 million) of deferred revenue in the three months ended March 31, 2002 related to the termination of a long-term contract upon the financial distress of one of the division’s customers.

NTL Ireland revenues increased 44.1% to $28.1 million from $19.5 million. These revenues in UK pounds increased 27.7% to £17.5 million from £13.7 million. The primary reasons for the increase were growth in digital television customers, a price increase that became effective in January 2003 and an increase in business sector revenues.

Operating expenses (including network expenses) increased 7.3% to $408.6 million from $380.9 million as a result of changes in foreign currency exchange rates. These expenses in UK pounds decreased 4.5% to £255.0 million from £267.1 million primarily as a result of decreases in telephony interconnection and television programming costs. Operating expenses as a percentage of revenues declined to 46.6% in 2003 from 48.0% in 2002.

Selling, general and administrative expenses increased 12.8% to $216.5 million from $192.0 million primarily as a result of changes in foreign currency exchange rates. These expenses in UK pounds increased less than 1.0% to £135.1 million from £134.7 million. Selling, general and administrative expenses as a percentage of revenues increased to 24.7% in 2003 from 24.2% in 2002. The small change in these expenses in 2003 as compared to 2002 reflects an increase in marketing and selling costs offset by various cost savings efforts including restructurings announced in the fourth quarter of 2002.

Other charges of $2.9 million and $1.6 million in the three months ended March 31, 2003 and 2002, respectively were restructuring charges for employee severance and related costs. These costs were incurred for approximately 125 employees and approximately 55 employees in the three months ended March 31, 2003 and 2002, respectively.

The following table summarizes the restructuring charges incurred and utilized since December 31, 2002:

	Employee
	Severance	Lease
	and Related	Exit	Agreement
	Costs	Costs	Modifications	Other	Total

	(in millions)
Balance, December 31, 2002	$19.6	$78.7	$1.2	$1.5	$101.0
Foreign currency exchange translation adjustments	1.2	5.3	0.1	0.1	6.7
Charged to expense	2.9	—	—	—	2.9
Utilized	(18.6)	(3.8)	—	(0.4)	(22.8)

Balance, March 31, 2003	$5.1	$80.2	$1.3	$1.2	$87.8

Depreciation expense decreased to $259.2 million from $322.5 million primarily due to the $2,498.0 million decrease in the carrying value of fixed assets subject to depreciation effective January 1, 2003 due to the adoption of fresh-start reporting.

Amortization expense increased to $49.8 million from $14.9 million due to the $1,222.6 million increase in customer lists that are subject to amortization effective January 1, 2003 due to the adoption of fresh-start reporting.

Interest expense decreased to $176.5 million from $324.8 million primarily as a result of the $9,486.9 million cancellation of debt on January 10, 2003 in connection with our emergence from Chapter 11 reorganization. Interest of $220.7 million and $199.7 million was paid in cash in the three months ended March 31, 2003 and 2002, respectively.

Recapitalization expense was $32.1 million in the three months ended March 31, 2002. Recapitalization expense includes all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization expense in the three months ended March 31, 2002 included $8.8 million for employee retention related to substantially all of our UK employees and $23.3 million for financial advisor, legal, accounting and consulting costs.

Foreign currency transaction losses were $3.4 million and $5.0 million in the three months ended March 31, 2003 and 2002, respectively. These losses in 2003 are primarily due to the effect of changes in exchange rates on U.S. dollar denominated debt of our subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC whose functional currency is not the U.S. dollar. Our results of operations will continue to be affected by foreign exchange rate fluctuations.

Income tax (expense) benefit was expense of $16.2 million in the three months ended March 31, 2003 and benefit of $11.3 million in the three months ended March 31, 2002. The 2003 expense is composed of $10.5 million U.S. income tax expense and $5.7 million of deferred foreign income tax expense. None of the 2003 income tax is expected to be payable in the next year.

Net loss was $254.4 million in the three months ended March 31, 2003 and $459.9 million in the three months ended March 31, 2002. This change was the result of the factors discussed above, particularly the reduction in interest expense of $148.3 million in 2003.

Basic and diluted net loss per common share in the three months ended March 31, 2002 is computed as if the 50.5 million shares issued in connection with our emergence from Chapter 11 reorganization on January 10, 2003 were outstanding as of January 1, 2002.

Years Ended December 31, 2002 and 2001

     The results of operations for the year ended December 31, 2001 include CWC Off-Net, which was sold in the fourth quarter of 2001.

     The previously announced review of a number of our balance sheet accounts found that certain provisions that were being held against anticipated liabilities were no longer necessary. The release of these provisions resulted in a decrease in revenue of £2.7 million ($4.1 million), a decrease in operating expense of £23.1 million ($34.7 million) and a decrease in selling, general and administrative expense of £23.0 million ($34.6 million) in the three months ended December 31, 2002 (resulting in a net adjustment of £43.4 million ($65.2 million)).

     In addition, in 2002 we engaged in a process of reducing our expenditures in a variety of areas including customer acquisitions and expenditures relating to certain capital improvements. These measures, as well as the restructuring of our operations in 2001, which resulted in significant headcount reductions and departmental reorganizations, caused us to reassess whether for certain 2002 expenditures, assumptions related to the allocation of those costs between capital and operating expense needed to be revised. This previously announced review has been completed, resulting in a £16.3 million ($24.5 million) increase in operating expense and a £24.9 million ($37.4 million) increase in selling, general and administrative expense and the corresponding reduction in fixed assets of £41.2 million ($61.9 million) in the three months ended December 31, 2002.

     There was no impact on cash in 2002 from either of these adjustments. These two adjustments relate principally to periods prior to the three months ended December 31, 2002. For the first, second and third quarters of 2002, operating expense would increase by approximately £4 million per quarter and selling, general and administrative expense would increase by approximately £6 million per quarter if the reallocation of the £41.2 million from capitalized costs to expense was reflected in the appropriate periods. The £43.4 million net adjustment would not be reallocated to the first, second and third quarters of 2002 because these provisions related to periods prior to 2002.

     Consolidated revenues increased by 2.4% to $3,265.1 million in the year ended December 31, 2002, as compared to $3,189.6 million in the year ended December 31, 2001. Consolidated revenues in UK pounds decreased by 1.9% to £2,173.1 million from £2,216.1 million.

     In the years ended December 31, 2002 and 2001, the United Kingdom accounted for 97.3% and 98.0%, respectively and Ireland accounted for 2.7% and 2.0%, respectively of total consolidated revenues.

     In the years ended December 31, 2002 and 2001, consumer telecommunications and television revenues were 63.5% and 64.9%, respectively, business telecommunications revenues were 27.0% and 26.2%, respectively and broadcast transmission and other revenues were 9.5% and 8.9%, respectively of total consolidated revenues.

     Consumer telecommunications and television revenues increased by 0.2% to $2,074.1 million in 2002 from $2,069.2 million in 2001 as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased by 4.0% to £1,380.4 million from £1,437.6 million. The decrease in revenues was primarily due to the sale of part of our indirect access telephony business in October 2001 that accounted for approximately £46.0 million of consolidated revenues in the year ended December 31, 2001. Consumer telecommunications and television revenues have also been affected by a reduction in the customer base due to disconnects and lower telephony usage. This decrease was partially offset by price increases and an increase in broadband Internet services.

     Business telecommunications revenues increased by 5.2% to $880.1 million from $836.8 million. These revenues in UK pounds increased by 0.8% to £585.8 million from £581.4 million. Business telecommunications revenues increased in the year ended December 31, 2002 as a result of the acquisition of the assets and contracts of Viatel UK in the third quarter of 2001. This increase was offset by a decrease in revenues in the Carrier division resulting from a downturn in the Carriers market together with a one off reduction in revenues in the SME and Retail divisions due principally to uncertainties arising from our Chapter 11 reorganization.

     Broadcast transmission and other revenues increased by 9.6% to $310.9 million from $283.6 million. These revenues in UK pounds increased by 5.0% to £206.9 million from £197.1 million. The increase is primarily the result of an increase in digital radio roll-out and project revenues, and an increase in site related revenues.

     Operating expenses (including network expenses) decreased by 4.0% to $1,502.5 million from $1,564.3 million primarily as a result of decreases in telephony interconnection and television programming costs. Operating expenses as a percentage of revenues declined to 46.0% in 2002 from 49.0% in 2001.

     Selling, general and administrative expenses decreased by 20.9% to $769.8 million from $973.2 million, which primarily reflects various cost savings efforts including restructurings announced in the third and fourth quarters of 2001. Selling, general and administrative expenses as a percentage of revenues decreased to 23.6% in 2002 from 30.5% in 2001.

     Asset impairment charges were $445.1 million and $8,160.6 million in the years ended December 31, 2002 and 2001, respectively. Asset impairment charges of $445.1 million in 2002 are non-cash charges to write-down certain assets to their estimated fair values based on our assessment that their carrying value was not recoverable. These charges in 2002 include fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of certain network and other equipment. The charge with respect to license acquisition costs and goodwill was determined in accordance with SFAS No. 142. The aggregate charge of $445.1 million in 2002 related to our business segments as follows: $434.5 million consumer, $5.3 million business and $5.3 million shared. Asset impairment charges of $8,160.6 million in 2001 included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million. The aggregate asset impairment charge of $8,161.6 million, which includes $1.0 million included in share of losses from equity investments, related to our business segments as follows: $6,048.1 million consumer, $2,113.0 business and $0.5 million broadcast.

     Non-cash compensation of $30.6 million in the year ended December 31, 2001 was due to modifications to certain stock options approved by the Compensation and Option Committee of the Board of Directors of our former ultimate parent company in July 2001. All options to purchase shares of our former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

     Other charges of $389.2 million in the year ended December 31, 2002 include restructuring charges of $104.8 million and non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from our former ultimate parent company and certain of its subsidiaries in accordance with the Plan. Other charges of $297.9 million in the year ended December 31, 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting.

     Restructuring charges of $104.8 million, $202.8 million and $65.9 million in the years ended December 31, 2002, 2001 and 2000, respectively, relate to our actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. An aggregate of $7.5 million of the 2002 restructuring charges and $57.9 million of the 2001 restructuring charges were for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, none of whom were still employed by us as of December 31, 2002. These costs in 2001 were for approximately 5,200 employees to be terminated, of which approximately 20 employees were still employed by us as of December 31, 2002. These costs in 2002 were for approximately 740 employees to be terminated, of which approximately 350 employees were still employed by the Company as of December 31, 2002. The following table summarizes the restructuring charges incurred and utilized in 2000, 2001 and 2002:

	Employee
	Severance
	and	Lease
	Related	Exit	Agreement	Fixed
	Costs	Costs	Modifications	Assets	Other	Total

Charged to expense
Utilized	$47.9	$18.0	$—	$—	$—	$65.9
Balance, December 31, 2000	—	—	—	—	—	—

2000 provision utilized	47.9	18.0	—	—	—	65.9
2000 provision released	(41.3)	(9.6)	—	—	—	(50.9)
Charged to expense	(6.6)	(7.3)	—	—	—	(13.9)
2001 provision utilized	98.7	32.4	27.7	57.9	—	216.7
Balance, December 31, 2001	(26.2)	—	—	(57.9)	—	(84.1)

2000 provision utilized	72.5	33.5	27.7	—	—	133.7
2001 provision utilized	—	(1.1)	—	—	—	(1.1)
2001 provision released	(71.9)	(17.3)	(16.2)	—	—	(105.4)
Charged to expense	(0.6)	(15.1)	(11.5)	—	—	(27.2)
2002 provision utilized	35.2	78.9	1.2	7.5	9.2	132.0
Balance, December 31, 2002	(15.6)	(0.2)	—	(7.5)	(7.7)	(31.0)

	$19.6	$78.7	$1.2	$—	$1.5	$101.0

     Corporate expenses decreased to $18.7 million in 2002 from $24.3 million in 2001 primarily due to a decrease in legal, accounting and other professional costs.

     Depreciation expense increased to $1,477.9 million in 2002 from $1,361.4 million in 2001 primarily due to an increase in depreciation of telecommunications and cable television equipment.

     Amortization expense decreased to $63.7 million from $1,178.9 million due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets. Amortization expense in the year ended December 31, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $1,104.9 million, would have been $74.0 million but for the application of SFAS No. 142.

     Interest expense decreased to $780.2 million from $1,240.8 million as a result of the application of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”). Pursuant to SOP 90-7, interest expense is included in the results of operations only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed priority, secured or unsecured claim. In accordance with SOP 90-7, we did not recognize interest expense on certain of our outstanding publicly traded notes on or after May 8, 2002 (the date we and certain of our subsidiaries filed our Plan under Chapter 11 of the Bankruptcy Code). Our contractual interest for the year ended December 31, 2002 was $1,425.4 million. The increase in contractual interest expense in 2002 as compared to 2001 is primarily due to additional borrowings under credit facilities and the issuance of new notes in 2001. Interest of $456.3 million and $844.3 million was paid in cash in the years ended December 31, 2002 and 2001, respectively.

     Other losses of $88.5 million in 2001 are from the sale of the CWC off-net indirect access customers in the fourth quarter of 2001.

     Foreign currency transaction gains (losses) were losses of $94.1 million in the year ended December 31, 2002 and gains of $0.6 million in the year ended December 31, 2001. The change is primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, certain of our foreign subsidiaries whose functional currency is not the U.S. dollar have cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     Recapitalization items, net were $151.8 million in the year ended December 31, 2002. Recapitalization items include all transactions incurred as a result of our Chapter 11 reorganization. Recapitalization items, net include $36.2 million for employee retention related to substantially all of our UK employees and $116.7 million for financial advisory, legal, accounting and consulting costs. These costs are net of $1.1 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002.

     Net loss was $2,375.8 million in the year ended December 31, 2002 and $11,837.0 million in the year ended December 31, 2001. This change was the result of the factors discussed above, particularly the reduction in amortization expense of $1,115.2 million in 2002 and the $8,160.6 million asset impairment charges in 2001.

Years Ended December 31, 2001 and 2000

     As a result of the completion of the acquisition of the consumer cable telephone, Internet and television operations of ConsumerCo on May 30, 2000, we consolidated the results of operations of this business from the date of acquisition.

     Consolidated revenues increased by 28.4% to $3,189.6 million in 2001, as compared to $2,484.2 million in 2000. Revenue growth was achieved through acquisitions and by improving our product offers, increasing our broadband and digital TV customer base, raising prices and by serving new customers and signing new contracts in our Broadcast and Business telecommunications divisions.

     In 2001 and 2000, the UK accounted for 98.0% and 97.5%, respectively, of total consolidated revenues. Ireland accounted for the remainder of the consolidated revenues, or 2.0% and 2.5% in 2001 and 2000, respectively.

     Consumer telecommunications and television revenues were 64.9% and 61.1% of total consolidated revenues in 2001 and 2000, respectively. Business telecommunications revenues were 26.2% and 28.3% of total consolidated revenues in 2001 and 2000, respectively. Broadcast transmission and other revenues were 8.9% and 10.6% of total consolidated revenues in 2001 and 2000, respectively.

     Consumer telecommunications and television revenues increased to $2,069.2 million in 2001 from $1,518.2 million in 2000 as a result of the ConsumerCo acquisition, price increases, upselling new services to customers and from growth in our customer base. The 2001 and 2000 revenue includes $956.6 million and $532.2 million, respectively, from ConsumerCo. Upselling to existing customers, new digital and cable modem customers and the price increases implemented in the first and second quarters of 2001 resulted in ARPU increases that contributed to the revenue increase.

     Business telecommunications revenues increased to $836.8 million in 2001 from $702.2 million in 2000 as a result of acquisitions and from the growth in our customer base. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $65.3 million of the revenue in 2001. The 2001 and 2000 revenue includes $97.4 million and $62.1 million, respectively, from ConsumerCo.

     Broadcast transmission and other revenues increased to $283.6 million in 2001 from $263.8 million in 2000. The increase reflects increases in the number of digital television and digital radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers.

     Operating expenses (including network expenses) increased to $1,564.3 million in 2001 from $1,223.2 million in 2000 as a result of increases in interconnection and programming costs due to revenue growth. The 2001 and 2000 expense includes $491.5 million and $281.4 million, respectively, from ConsumerCo.

     Selling, general and administrative expenses increased to $973.2 million in 2001 from $969.1 million in 2000. The 2001 and 2000 expense includes $293.3 million and $213.1 million, respectively, from ConsumerCo. Selling, general and administrative expenses as a percentage of revenues decreased to 30.5% in 2001 from 39.0% in 2000. The percentage decrease reflects various cost savings efforts.

     Asset impairments in 2001 of $8,160.6 million are related to intangible assets. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. In 2001, we performed a review of the recoverability of our long-lived assets and associated goodwill. This review was initiated because of the decline in our former ultimate parent company’s stock price and significantly lower valuations for companies within our industry. Additionally, at the time of our review, the book value of our former ultimate parent company’s net assets significantly exceeded its market capitalization. Accordingly, the fair value of our assets was determined by discounting our estimates of the expected future cash flows related to these assets when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. We recorded a write-down of $8,161.6 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,160.6 million is included in asset impairments and $1.0 million is included in share of losses from equity investments. The asset impairment charge of $8,160.6 million included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million. The aggregate asset impairment charge of $8,161.6 million related to our business segments as follows: $6,048.1 million Consumer, $2,113.0 million Business and $0.5 million Broadcast.

     Non-cash compensation of $30.6 million in 2001 was due to modifications to certain stock options approved by the Compensation and Option Committee of the Board of Directors of our former ultimate parent company in July 2001. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of our former parent company’s common stock with exercise prices from $.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. We recognized non-cash compensation expense based on the excess of the quoted market price of our former ultimate parent company’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of our former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

     Other charges of $297.9 million in 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. The increase in the information technology integration and consulting costs was the result of an acceleration of a number of these projects, and the associated fees to the consultants and advisors, in order to achieve the cost savings earlier than projected. Restructuring charges of $202.8 million and $65.9 million in the years ended December 31, 2001 and 2000, respectively, relate to our announcements in the fourth quarter of 2001 and in November 2000 that we were taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas.

     Corporate expenses increased to $24.3 million in 2001 from $23.7 million in 2000 primarily due to the increase in various overhead costs.

     Depreciation and amortization expense increased to $2,540.3 million in 2001 from $1,700.7 million in 2000 due to an increase in amortization on acquisition related intangibles and an increase in depreciation of telecommunications and cable television equipment. The 2001 and 2000 expense includes $1,466.0 million and $802.0 million, respectively, from ConsumerCo, including amortization of the acquisition related intangibles.

     Interest expense increased to $1,240.8 million in 2001 from $886.3 million in 2000 due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2001 and 2000 expense includes $273.2 million and $135.0 million, respectively related to ConsumerCo. Interest of $844.3 million and $459.0 million was paid in cash in the years ended December 31, 2001 and 2000, respectively.

     Other losses of $88.5 million in 2001 are from the sale of the ConsumerCo off-net indirect access customers.

     Foreign currency transaction gains (losses) were gains of $0.6 million in 2001 and losses of $58.1 million in 2000 primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, our foreign subsidiaries whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     Income tax expense in 2001 of $118.1 million is primarily the result of an increase in the deferred tax liability attributable to separate company profits of a foreign subsidiary offset to some extent by a decrease in net deferred tax liabilities attributable to operating losses of other foreign subsidiaries. The increase in deferred tax liabilities includes an adjustment related to 1997 through 2000 of approximately $116.1 million that is primarily attributable to additional tax depreciation being claimed during 2001 on original and amended income tax returns.

     Consolidated net loss increased to $11,837.0 million in 2001 from $2,388.1 million in 2000. The increase in net loss was primarily a result of the asset impairment charge in 2001 of $8,160.6 million relating to our intangible assets.

Critical Accounting Policies

     Our consolidated financial statements and related financial information are based on the application of accounting principles generally accepted in the United States (referred to as GAAP). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. The following critical accounting policies have the potential to have a more significant impact on our financial statements, either because of the significance of the financial statement item to which they relate, or because they require more judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, transactions which are continuous in nature.

•	We maintain allowances for doubtful accounts and other receivables for estimated losses resulting from the potential inability of our customers or the other parties to make payments. These allowances are estimated based on the current aging of receivables, prior collection experience and future expectations of conditions that might impact the collectibility. If the financial condition of our customers or the other parties were to deteriorate resulting in an impairment in their ability to make payments, additions to the allowances may be required.

•	Our determination of the treatment of contingent liabilities in the financial statements is based on a view of the expected outcome of the applicable contingency. We consult legal counsel on matters related to litigation. We consult experts both within and outside the company with respect to other matters that arise in the ordinary course of business. Examples of such matters that are based on assumptions, judgments and estimates are the amount to be paid to terminate certain agreements included in restructuring charges and the amounts to be paid to settle certain other liabilities. A liability is accrued if the likelihood of occurrence of an adverse outcome is probable and the amount is capable of estimation.

•	We review long-lived assets and our intangible assets with indefinite lives for impairment as described in the Notes to Consolidated Financial Statements. In analyzing potential impairments, we use projections of future cash flows from the asset. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values. Changes to these variables in the future may necessitate impairment charges to reduce the carrying value to fair value.

•	We assign fixed assets and intangible assets useful lives that impact the annual depreciation and amortization expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change.

•	We have recorded restructuring charges as a result of additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These charges, for both severance and exit costs, required the use of estimates. Actual results could differ from those estimated for restructuring.

•	The valuation of our pension plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses, projected benefit obligations and funding requirements. These assumptions include, among others, discount rates, investment returns and projected salary increases. The actuarial models used in the valuations use assumptions on demographic factors such as retirement, mortality and turnover. Changes in assumptions and actual investment returns in the future could potentially have a material impact on our pension expense and funding requirements.

•	Fixed assets, net, totaled $7,630.3 million, $11,088.9 million and $10,840.3 million, representing 71.5%, 85.0% and 83.2% of total assets, at March 31, 2003, December 31, 2002 and 2001, respectively. Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of our operating network equipment and facilities. Costs associated with initial customer installations, additions of network equipment necessary to enable advanced services, acquisition of additional fixed assets and replacement of existing fixed assets are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

•	Internal costs directly related to the construction and installation of fixed assets, including payroll and related costs of certain employees and rent and other occupancy costs are capitalized. The payroll and related costs of certain employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, we capitalize costs based upon estimates. We are in the process of upgrading our accounting systems to reduce reliance upon estimates in determining amounts capitalized. Rent and other occupancy costs are capitalized based on rates derived from the costs of the facilities and a factor based on function or use.

•	The internal costs capitalized in the three months ended March 31, 2003 and the years ended December 31, 2002, 2001 and 2000 were approximately £23 million ($36.3 million), £115 million ($185.1 million), £251 million ($365.1 million) and £259 million ($387.4 million), respectively. The approximately £115 million of costs capitalized in the year ended December 31, 2002 is after the £41.2 million adjustment in the three months ended December 31, 2002.

•	The American Institute of Certified Public Accountants issued an Exposure Draft of a Proposed Statement of Position on Accounting for Certain Costs and Activities related to Property, Plant and Equipment dated June 29, 2001. This Exposure Draft is not currently GAAP. However, if this Exposure Draft is adopted, it would require among other things that rent and other occupancy costs are charged to expense as incurred. In the three months ended March 31, 2003 and in the year ended December 31, 2002, we capitalized approximately £2 million and £9 million of such costs, respectively.

     The following table includes the calculation of internal costs capitalized as a percentage of total operating and selling, general and administrative expenses and as a percentage of cash used to purchase fixed assets.

		Year Ended December 31,
	Three Months Ended
	March 31, 2003	2002	2001	2000

	(in millions)
Internal costs capitalized	$36.3	$185.1	$365.1	$387.4
Total operating and selling, general
and administrative expenses	625.1	2,272.3	2,537.5	2,192.3
Internal costs capitalized as a percentage of total
operating and selling, general and administrative expenses	5.8%	8.1%	14.4%	17.7%
Purchase of fixed assets	185.2	680.9	1,653.0	1,961.8
Internal costs capitalized as a percentage of purchase of fixed assets	19.6%	27.2%	22.1%	19.7%

Recent Accounting Pronouncements

     In July 2002, the Financial Accounting Standards Board (referred to as the FASB) issued Statement of Financial Accounting Standards (referred to as SFAS) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined was recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not have a significant effect on our results of operations, financial condition or cash flows.

     In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective for us on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this new standard did not have a significant effect on our results of operations, financial condition or cash flows.

     In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” We adopted SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that we recorded in 2001, the adoption of this new standard did not result in an impairment charge on adoption.

     Upon the adoption of SFAS No. 142, we performed an analysis of our intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. We reclassified the carrying value of workforce in place included in other intangibles to goodwill. We determined that license acquisition costs would no longer be subject to amortization since they are deemed to have an indefinite useful life. We also determined that no changes in the remaining useful lives of the customer lists were required.

     We also performed an evaluation for impairment of our goodwill and license acquisition costs as of January 1, 2002 and determined that no impairment charge was required.

     Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002, as adjusted for our emergence from Chapter 11 reorganization and the adoption of fresh-start reporting, is as follows: $196.4 million in 2003, $196.4 million in 2004, $196.4 million in 2005, $194.9 million in 2006 and $193.9 million in 2007.

     The following table shows our net (loss) as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1 of each period (in millions).

	Year Ended December 31,

	2002	2001	2000

Net (loss) – as reported	$(2,375.8)	$(11,837.0)	$(2,388.1)
Amortization of:
Goodwill	—	1,067.3	668.5
License acquisition costs	—	36.9	81.1
Other	—	0.7	0.7

	—	1,104.9	750.3

Net (loss) – as adjusted	$(2,375.8)	$(10,732.1)	$(1,637.8)

Quantitative and Qualitative Disclosures About Market Risk

     We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. We do not enter into derivative financial instruments for trading or speculative purposes.

     To the extent we obtain financing in U.S. dollars and incur construction and operating costs in various other currencies, we will encounter currency exchange rate risks. Furthermore, our revenues are generated in foreign currencies while our interest and principal obligations with respect to a significant portion of our existing indebtedness are payable in U.S. dollars.

     The fair market value of long-term fixed interest rate debt and the amount of future interest payments on floating interest rate debt are subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise.

     The following table provides information as of March 31, 2003 about our long-term fixed and floating interest rate debt that are sensitive to changes in interest rates and foreign currency exchange rates.

	Nine
	Months	Year	Year	Year	Year			Fair
	Ending	Ending	Ending	Ending	Ending			Value
	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	Thereafter	Total	03/31/03

(in millions)
Long-term Debt
Including Current
Portion
U.S. Dollars
Fixed Rate	$—	$—	$—	$—	$517.3	$668.2	$1,185.5	$1,021.6
Average Interest
Rate					11.20%	17.37%
U.K. Pound
Fixed Rate	—	—	—	—	—	£135.0	£135.0	£101.3
Average Interest
Rate						10.00%
Average Forward
Exchange
Rate						1.5258
U.K. Pound
Variable Rate	—	—	£2,584.8	£408.3	—	—	£2,993.1	£2,993.1
Average Interest
Rate			LIBOR plus 3.5%	LIBOR plus 8.0%
Average Forward
Exchange
Rate			1.5417	1.5344
U.K. Pound
Variable Rate	—	—	—	£20.0	£180.0	—	£200.0	£200.0
Average Interest
Rate				LIBOR plus 5.5%	LIBOR plus 5.5%
Average Forward
Exchange
Rate				1.5344	1.5291

OUR BUSINESS

     We are a leading broadband communications company in the UK and the Republic of Ireland based on aggregate subscriber numbers as of December 31, 2002.

     The following description of our principal lines of business reflects certain organizational changes that became fully effective for the year commencing January 1, 2003. Our results of operations for the years ended December 31, 2002, 2001 and 2000 elsewhere in this prospectus reflect our business segments up to December 31, 2002:

•	CONSUMER SERVICES, including residential telephony, cable television, Internet access and interactive services and wholesale Internet access solutions for UK Internet service providers, known as ISPs;

•	BUSINESS SERVICES, including data, voice and Internet services;

•	BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcasting, wireless network management, tower and site leasing, satellite distribution services and radio communications services to the public safety sector;

•	NETWORK SERVICES, including the management of our UK national network infrastructure; and

•	CARRIER SERVICES AND MOBILE, including national and international carrier telecommunications services.

     In addition to these communications operations, we have investments in a virtual ISP, Virgin.net, a pay-per-view content provider, Front Row and joint ventures relating to UK digital television and radio and a calling card business.

     For the year ended December 31, 2002, prior to our internal organizational restructuring, Consumer Services accounted for 63.5% of our consolidated revenues, Business Services accounted for 27.0% of our consolidated revenues and Broadcast Transmission and Tower Services accounted for 9.5% of our revenues. Prior to this restructuring, our national and international carrier telecommunications services and certain of our managed network services, which are now separate groups, were part of Business Services, and our public safety line of business, which is now part of Broadcast Transmission and Tower Services, was part of Business Services. For the year ended December 31, 2002, 97.3% of our consolidated revenues were generated from our operations in the UK and 2.7% of our consolidated revenues were generated from our operations in Ireland.

     Our business is underpinned by the approximately $14.7 billion investment as of December 31, 2002 that we, and companies we have acquired, have made in our network infrastructure. We provide our broad range of services over local, national and international networks. This network infrastructure, as of January 1, 2003, consists of:

•	Broadband Communications Networks in the UK that currently pass approximately 8.4 million homes. These high-capacity two-way local broadband fiber networks serve entire communities throughout these regional franchise areas. Our fiber optic cables pass a significant number of businesses in these areas and are connected to distribution points, or nodes. Approximately 80% of our nodes serve approximately 500 to 600 homes with each home typically no more than 500 meters from the node. Approximately 20% of our nodes serve between approximately 2,000 and 2,400 homes. Each serviced home is then connected by a cable allowing us to deliver telephone, cable television and Internet services over a single integrated network.

Additionally, we have cable networks in the Republic of Ireland that currently pass approximately 475,000 homes. Digital television service is currently available to approximately 90% of our customer base in the Republic of Ireland and we are currently conducting trials for broadband services.

•	A National/International Synchronous Digital Hierarchy (SDH) and Wavelength Division Multiplex (WDM) Fiber Optic Telecommunications Network in the UK, which connects all of the major population centers in the UK and Ireland. SDH allows high-speed data transmission and redirects transmissions in the event of a problem to prevent any disruption. This backbone network utilizes Asynchronous Transfer Mode (ATM) and Internet protocol (or IP) technology. The duct network was built with sufficient duct capacity to accommodate up to 2,300 fibers on the majority of the network. This network was designed to enable the placement of active components, such as routing devices, close to our customers, allowing us to offer a broad range of voice and data services.

This backbone transmission network connects all our voice switches and broadband IP network.

We do not insure the underground portion of our cable network nor the street cabinets. As substantially all of our entire cable network is constructed underground, any catastrophe that affects our underground cable network and street cabinets could result in substantial uninsured losses.

•	National Broadcast Transmission and Tower Network Infrastructure in the UK, which provide national, regional and local broadcast and wireless communications coverage. We own, lease, manage or have access to over 2,300 multi-user sites and land opportunities in the UK. Our fixed line and tower networks in the UK are interconnected at numerous sites.

NTL’s Businesses in the UK

     Our UK operations made steady progress during 2002 in improving the products and services we offer in the UK, continued with the decentralization of our business structure and made substantial progress in reducing our churn rate. We spent 2001 restructuring and integrating our UK operations following several years of acquisition and growth. Between 1998 and 2000, we expanded our UK operations significantly, predominantly through acquisitions. Between June 1998 and July 1999, we acquired the UK broadband operations of Comcast UK Cable Partners, Diamond Cable and ComTel as well as the Westminster and Milton Keynes cable franchises of British Telecommunications, or BT. In December 1998, we acquired Eastern Group Telecoms Limited, which owned a fiber optic network across portions of England and a radio sites service serving mobile phone operators, and in September 1999, NTL Delaware acquired Workplace Technologies plc, a data network service integrator in the UK and Ireland which has since been integrated with NTL Business. In May 2000, we further increased our UK operations by completing our acquisition of the residential broadband and business cable operations of Cable & Wireless Communications plc, also known as ConsumerCo.

     In the UK, we provide a broad range of communication services:

•	ntl: home, delivering broadband services to residential markets comprising residential telephone, analog and digital cable television, narrowband and broadband Internet access and interactive services, as well as wholesale Internet access solutions to UK ISPs;

•	ntl: business, comprising business data, voice and Internet services;

•	ntl: broadcast, delivering digital and analog television and radio broadcast transmission services, wireless network management, tower site rental and satellite and media services and radio communications to the public safety sector;

•	ntl: networks, managing our UK national network infrastructure;

•	ntl: carrier services and mobile, delivering national and international carrier telecommunications services.

I. ntl: home

     Our ntl: home division provides residential cable television, Internet and telephony services, as well as wholesale Internet access solutions to UK ISPs. We are the largest direct provider of broadband services in the UK. As of December 31, 2002, we had approximately 2.69 million residential cable television, Internet and telephony customers, including 987,000 broadband, narrowband and DTV access Internet customers and approximately 5 million revenue generating units, which we refer to as RGUs. At such date, our penetration rates were approximately 32.1% telephone penetration, 26.6% cable television penetration and over 34.7% overall customer penetration.

     Throughout 2002, our primary objective was to conserve capital, reduce customer churn, focus on customer upsell and complete the decentralization of our consumer business. As we entered 2002, we decided to preserve capital and curtailed our sales and marketing activities, which yielded a decline in our gross activation rate from 112,000 additions in the fourth quarter of 2001 to 105,800 additions in the fourth quarter of 2002. The reduction in activity surrounding new customers permitted us to focus on existing customers and subsequently our churn rate declined from 21.3% in the fourth quarter of 2001 to 15.9% in the fourth quarter of 2002. In addition to providing our customers with better service, we also continued our efforts to upsell customers with Internet and Digital TV packages, ending the fourth quarter of 2002 with over 517,000 broadband Internet subscribers and over 70% of our digital TV customers taking our Family Pack bundle, which consists of over 100 TV channels for £25.50 per month including telephone line rental. The decentralization of our consumer business has given ownership of the customer back to the local level managers and is predominantly responsible for the improvements in churn reduction and customer experience. Our six regional business units are; London, East South East, South, North East, North West and Celtic (Wales, Scotland and Northern Ireland).

     Broadband Internet (which refers to Internet access at speeds at or greater than 128 kilobytes per second (Kb/s)) usage by residential customers is a relatively new and undeveloped market. However, we believe the most effective strategy to maximize revenues and penetration for our residential offerings is to bundle together telephone, cable television and Internet services, which includes broadband Internet services. Our product and pricing strategies emphasize choice, value and quality and are designed to encourage subscription to multiple services to maximize customer retention and average revenue per customer.

     Our core local access network typically consists of optical fiber connected to distribution points, or nodes, from which we provide coaxial cable and two copper pair telephone wires into each home. Approximately 80% of our nodes serve approximately 500 to 600 homes with each home typically no more than 500 meters from the node. Approximately 20% of our nodes serve between approximately 2,000 and 2,400 homes. This cabling enables the provision of two telephone lines, an analog or digital television service and a high-speed cable modem service to each customer’s home.

     When we first started building our network in the early-1990s, the UK became the first country in the world where TV, phone and Internet could all be connected to the home via a single cable. Almost a decade later, that same network design is being used to service today’s growth in broadband services.

     Our fiber network has the capability to carry telephone services as well as high-speed data services. Although this is not a service that we provide, or have any current plans to provide, our fiber network is capable of supporting digital subscriber lines, or DSL, which consist of a bi-directional 2 megabytes per second (Mb/s) connection capable of supporting 30 voice channels and enable the provision of higher capacity services to business customers. We are able to support digital and interactive services as well as advanced video services over our network through cable modems that enable Internet access at almost 20 times the speed of conventional dial up access.

     Our cable modem broadband Internet service has been engineered to provide high quality residential high speed Internet access service. It is therefore able to support small businesses and people who work from home, including enabling a link to a company’s local area network, or LAN. We have in place the next generation of network technology using IP over optic fiber cable technology in our core backbone network. This technology, in which data is broken up into discrete packets for transmission, enables more efficient use of network capacity, resulting in growth at lower unit cost and positioning us to provide high speed broadband access on a mass scale.

Internet access

     In March 2000, we launched a free, unmetered Internet access service for residential customers to supplement our existing, metered (1 pence/minute) dial-up access service offering. Both products were marketed under the name ‘ntl World’. The free unmetered service proved popular and over 650,000 customers subscribed for this service.

     Throughout 2001, Internet penetration and usage (hours online/week) both increased and customers have continued to migrate to flat-rate, unlimited access packages, demonstrating a willingness to pay more for superior access services.

     In January 2002 we announced the replacement of our free, unmetered service with a flat-rate, unmetered package called ‘ntl Unlimited’, which offers Internet access at any time for a flat monthly fee of £10. In the fourth quarter of 2002, we launched a dual package called ‘Phone & Surf’, offering Internet access at any time combined with unlimited local and national calls at anytime for £19 per month (in addition to standard line rental). Our metered Internet service ‘ntl pay as you go’ continues to be offered at a fee of 1 pence per minute.

     From February to December 2002, we migrated over 440,000 customers from the free unmetered service to the paid-for metered or unmetered or broadband packages, with approximately 172,000 customers of the free unmetered service discontinuing service in December 2002. As of December 31, 2002, we had approximately 123,000 customers for our metered ‘Pay as you Go’ dial-up Internet service, and approximately 320,000 customers for our unmetered ‘Unlimited’ service.

Broadband Internet access

     In 1999, we were the first communications provider in the UK to launch a high-speed cable modem Internet service, which links customers of our local cable franchise networks to the Internet at up to twenty times the speed possible over standard telephone lines.

     As of December 31, 2002, we had 517,000 broadband customers. Approximately 85% of our networks are currently able to provide this service to our customers.

     When we launched our broadband Internet service, we offered a single tier of service: 512 Kb/s. We have since added two additional tiers: a competitively priced 128Kb/s tier and a 1024Kb/s (1Mb/s), the fastest Internet access available to residential UK customers. We also upgraded our 512Kb/s service to 600Kb/s, to provide a distinct advantage over competing DSL services, which are generally limited to speeds in the region of 512Kb/s. The service is an “always on” service, eliminating logging-on delays and the need to log off while using the telephone. It uses the hybrid fiber coaxial cable portion of our broadband network, which allows customers who also subscribe to a telephony service to simultaneously make or receive telephone calls while accessing the Internet. The 128Kb/s and 600Kb/s services are currently offered at flat rates of £14.99 and £24.99 per month, respectively, including the rental of a cable modem. This compares with the current prices a 512Kb/s ADSL service from Freeserve (£27.99 per month) and BT Broadband (£27 per month), each of which require the customer to purchase a DSL modem at a cost of approximately £85. In the first quarter of 2002, we were the first to launch a 1Mb/s service at a price of £49.99 per month. On January 1, 2003, this price was reduced to £34.99 per month.

Franchise customers

     We first introduced a bundled cable service to our franchise customers in 1996, when we implemented a promotional pricing and packaging structure called “Choices.” Since then, we have continued to refine and enhance our offerings. The packages we currently offer to the majority of our UK residential franchise customers, comprise:

•	telephone service, including a second telephone line for an additional charge unless the customer decides not to take television;

•	narrowband Internet access service, if the customer takes a telephone service; • broadband Internet access service;

•	broadband Internet access service;

•	all of the current terrestrial television channels and access to multi-channel television, including pay per view; and

•	interactive television services.

     Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband Internet access, dual telephone and narrowband Internet access, dual telephone and TV, or triple telephone, TV and Internet access. Among other telecommunications companies in the UK, only Telewest, which does not offer its cable services in our service areas, is able to offer the full range of services we provide (see table below). Unlike our telephone service, which allows customers to connect directly to our network, BSkyB’s telephone service Sky Talk, is a service reselling BT’s telephone service, and requires BSkyB’s customers to retain and separately pay for their BT line rental.

	Internet	TV	Telephone

NTL	✓	✓	✓
BT	✓	X	✓
BSkyB	X	✓	X
Telewest	✓	✓	✓

Cable television

     The selection of analog cable channels that we currently offer to our customers varies based on the particular network area. This variation is a result of the different channel offerings we have inherited as a result of our acquisitions of various cable networks over the past several years. Variations between network areas will increasingly be removed as digital cable television is rolled out offering the same channels, subject to regional programming variations. In addition to offering many of the popular channels available on BSkyB’s satellite platform, we also offer to all of our customers, through our joint venture with Telewest, a cable-only movie, sport and special events pay per view television service called “Front Row” that we rolled out to our customers beginning in March 1998. Our joint venture with Telewest represented the first ever alternative in the UK to BSkyB in the provision of films and sports events through pay television. Front Row has signed content output contracts with major Hollywood studios, including Warner Brothers, Sony Pictures Entertainment (Columbia/Tri-Star), the Walt Disney Company (Walt Disney Studios, Miramax, Hollywood Pictures and Touchstone), Dreamworks, MGM and Universal.

Interactive services

     We have moved rapidly to take advantage of the convergence between the Internet and television and the advent of digital cable television. We are currently aggregating a broad range of interactive content into a service that can be deployed as part of our interactive television offering to our residential customers. Our interactive offering comprises a free television e-mail service and a “walled garden” of partner websites that have been specially redesigned for television.

     We have established relationships with over 75 content providers to deliver a wide range of interactive services, including education, shopping and banking, finance, travel, entertainment, games, news, weather, sports and local content. Interactive content is organized into channels, including news & weather, sport, travel, lifestyle, money, entertainment and shopping. Our partners include Sainsbury’s, Iceland, eBay, WHSmith PC World and Bloomberg. The travel channel includes content partners such as Thomascook.com, ebookers, Lastminute.com and British Airways and the money channel features content partners such as Abbey National, The Halifax and MX Moneyextra.

     We also offer additional channels providing up to date news and weather information, games and educational content. Where appropriate, our contracts with content providers require the payment of tenancy fees as well as commissions on e-commerce transactions. We also derive revenues from the advertising opportunities that exist across our interactive service offering.

Telephony

     In 1999, we launched the NTL “3-2-1” call plan for our residential franchise customers pursuant to which national and local calls cost only three pence per minute during the day, evening calls cost two pence per minute and weekend calls cost one pence per minute. A five pence connection charge is payable with each call under the NTL “3-2-1” plan. We are able to offer this plan by using our national telecommunications and local networks and bypassing a portion of the wholesale long distance fees which would otherwise be charged by BT and other carriers for carrying calls to and from our local franchise networks. In 2002, we launched our new “Talk” plans, which include “Talk Unlimited” with unlimited local and national calls on evenings and weekends for £9 per month and “Talk Unlimited 24” which includes unlimited local and national calls at anytime for £15.50 per month. The price of our Talk plans is in addition to standard line rental. Although the number of calls is unlimited under these plans, the duration of each call must be 60 minutes or less to qualify.

Wholesale Internet

     Our wholesale Internet access group provides solutions including network services, call center operations and customer provisioning and billing to leading UK ISPs, including AOL, Virgin.net and Tesco.net. We initially launched this service with a dial-up Internet offering in 1995 and in December 2002 we added wholesale cable modem services to the line-up via an arrangement with AOL.

Indirect access

     As of December 31, 2002, we had approximately 91,000 off-net customers (customers who are not directly connected to NTL’s network) of which approximately 69,000 were also customers of our ntlworld Internet service.

Customer management systems

     For most of our franchise areas, we use billing and customer management systems that enable us to control all aspects of a customer’s account for both telecommunication and television products. We currently operate a number of billing systems inherited from the different operations we have acquired. We are in the process of merging these different systems onto a single Internet-based platform, which we expect will reduce costs, improve customer call center efficiencies, provide customers with on-line access to their accounts and improve overall customer satisfaction.

II. ntl: business

     The primary objective of our business services division, “ntl: business,” is to provide a comprehensive range of voice, data and application based communications services for our business customers.

     Our existing customer base includes both private and public sector organizations such as TXU, HSS, EDS, Cambridge County Council, Hertfordshire County Council, London Borough of Lambeth and Brighton & Hove Council.

     Our business strategy is to fully exploit our superior network capability and place an increasing emphasis on broadband products and services. Rather than simply offering our customers a lower price for their existing service, we offer a package of standard services designed to address all their communications needs at a price which offers good value. For our smaller business customers, we provide a range of bundled packages based on our standard services and standard terms and conditions. For our larger customers, we offer services that are tailored for their specific needs.

     ntl: business has developed a diverse portfolio of skills and services through both product development and a number of significant acquisitions. Beginning in 2000, we commenced a program to integrate the skills and abilities of employees from ntl: business, X-Tant and ConsumerCo’s small business team with those of the existing business telecom operations, to create a single integrated portfolio and customer support organization. Another example of this strategy is our acquisition in the third quarter of 2001 of the UK assets and contracts of Viatel UK. Viatel was a provider of managed data and voice services to UK based corporate companies and also provided voice services to resellers, voice and Internet services to wholesalers and managed data services to other European managed service providers.

     During 2002, we continued to focus on customer service improvement, developing customer support systems, and enhancing our product line-up. In addition, we are increasingly focusing specific sales and marketing efforts on winning business customers in our franchise areas and increasing revenue from our existing customers.

     Our network already passes within approximately 200 meters of more than 570,000 business premises in the UK. We believe that the architecture and reach of our network infrastructure has positioned ntl: business to play a leading role in the delivery of broadband services to UK businesses going forward. We plan to exploit demand for broadband services primarily through our broadband cable modem product, which was launched in the second quarter of 2001, and our E-1 Direct Internet Access Service. We will continue to market our standard products and services ranging from telephony and Internet access to data and managed services. We will deliver these services via copper wire, coaxial cable, fiber and wireless.

     During 2003 we have implemented a new strategy in which there will be an ever increasing focus on cash generation and the exploitation of the local network and the existing customer base. The business has been re-structured into four regions, centered on existing franchise networks, which will be Northern, London and the South-East, Southern and Celtic.

     In October 2000, we opened a new small business call center which uses telephone account management techniques to sell and service a range of simple business bundles for smaller businesses across the UK. Under this business model, we have developed sophisticated marketing programs for our target customer base. In the second quarter of 2001, we added broadband services to the business bundle. In December 2001 we launched our new web site allowing customers to self provision a range of products and view their bills on-line. In 2002, we continued to expand the reach of our broadband services and launched new products.

     We will continue to utilize our national capabilities and the expertise of our locally focused account management and technical support teams to target on-net customers and increase penetration.

     We offer the following business products and services to our business customers:

•	Access Services that connect our customers to us for inbound and outbound voice and data calls. These access services include additional analog business exchange lines, or BELs, and digital business exchange lines, or DELs. DEL services include basic rate access, also known as ISDN2, and primary rate access, also known as ISDN30. We believe these and other direct and indirect access services are priced competitively and are often in competition with similar services provided by a number of other direct and indirect suppliers.

•	Managed Voice Services/Virtual Private Networks that are best illustrated by our central exchange “Centrex” service. Through this service we provide our customers with business exchange lines configured as a “virtual PABX,” where we provide the services normally associated with a traditional PABX, a device which routes calls through internal lines located at a customer’s premises. We provide these services on a rental basis, which allows our customers to avoid the expense associated with an outright capital purchase and maintenance costs.

•	Managed Data Services that include point to point private circuits at speeds of multiples of 64Kb/s and individually tailored 100Mb/s and 155Mb/s services. Other services include the provision of inter-site data services with particular transmission protocols, such as Internet Protocol also known as TCP/IP, Frame Relay and ATM.

•	Managed Local Area Networks (LANs), in order to support the developing needs of our business market, we have established significant capabilities that enable us to fully manage LANs or to design, project manage and integrate new LAN platforms for our customers.

•	08xx Services that include free local and national call services together with a range of other routing features based on our network. These services enable our customers to manage inbound calls and establish varying tariffs for their customers to contact them.

•	Internet Services, that include E-1 Direct Internet Access and high-speed cable modems. The range of services we provide also includes the provision of simple, inexpensive software to enable our customers to begin doing business over the Internet.

     We have a variety of alternative methods to carry our national telecommunications network over the “last mile” to the premises of those customers which are located outside of our franchise area:

•	Obtaining permits to construct telecommunications networks, and building out our network to reach our customers. Although this is often the most costly means of reaching a customer, the expense can be justified in the case of larger customers or where a significant level of traffic is obtained from a customer.

•	Leasing circuits on the local networks of other service providers to connect to our customer’s premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expenditure than a direct connection, can often be put in place relatively quickly and can be replaced with a direct connection at a later date if traffic volumes justify it.

•	Connecting customers to our national telecommunications network via our extensive tower infrastructure by implementing point-to-point microwave radio links between tower sites and our customers.

III. ntl: broadcast

     We own and operate wireless communication and broadcast transmission infrastructure in the UK. We provide our customers with enhanced products and services through our broadcast network, state of the art equipment, and innovative facilities management expertise. Our customer base includes over 1,000 companies, including all of the leading UK mobile wireless operators, all major commercial (non-BBC) television and radio broadcasters and the Public Safety services of Police, Fire and Ambulance across the UK.

     We have a proven history of developing new products and services to meet the needs of our customers and drive the growth of our business. These developments include the implementation of Teletext, a text based data service transmitted with the analog television signal, the implementation of NICAM (a standard for stereo reproduction in television broadcasts utilized in the UK and Europe) in the 1980s enabling the transmission of digital stereo and Dolby audio over analog television transmissions, and most recently the design and implementation of the world’s first digital terrestrial television and digital audio broadcasting networks and services for our UK broadcast customers.

     We provide products and services to four distinct market areas:

•	Site Leasing and Services. We operate the second largest independent portfolio of wireless towers and sites available for lease in the UK. As of December 31, 2002, we operated a total of over 2,300 multi-user sites and land opportunities in the UK up from approximately 600 sites in May 1996. We also offer unique services such as “In-Building”: a wireless connectivity that provides enhanced cellular coverage in high-traffic areas such as shopping malls, office buildings and conference centers, and “CityCell”: a distributed street-level antenna system connected to fiber, providing 2G and 3G cellular coverage in dense urban areas. As of December 31, 2002, we leased these facilities to nearly 4,500 tenants including all of the major wireless operators in the UK, of which approximately 9% of these tenants represented Universal Mobile Telecommunications System (UMTS), or 3G, providers.

•	Broadcast Transmission and Services. We own and operate one of two television broadcasting infrastructure networks in the UK. Additionally, we have national, regional, and local radio broadcast infrastructure networks in the UK. We developed and built the first commercial digital terrestrial television national infrastructure in 1998 and the first national network infrastructure for commercial digital radio in 1999. Because, unlike broadcasters in the United States, we own and operate not only the towers but also the broadcast transmission infrastructure, our broadcast customers rely on our network and package of integrated turn-key services to distribute and broadcast their content. Our broadcast and wireless customers generally hold long term licenses and enter into service agreements with us that typically last 8 to 12 years.

•	Satellite and Media Services. We provide satellite and media services in the UK and value-added services such as playout, fixed and mobile satellite up-linking, and a wide range of occasional & outside broadcast services to generate incremental revenue. Our ability to offer a full range of services from content gathering, distribution & transmission is unique in the UK market.

•	Public Safety. We offer to customers who provide public safety services a full range of communications services, including the design and operation of radio networks, voice and data services and the provision of support, maintenance and facility management services.

Site Leasing and Services

     We operate an UK wireless infrastructure network of over 2,300 multi-user tower sites and land opportunities as of December 31, 2002. We own, lease or manage approximately 1,458 UK tower sites and have options to access or acquire to approximately 785 undeveloped sites. Our primary business is the leasing of antenna space on our sites to a diverse range of wireless service providers, including providers of mobile telephony, paging, specialized mobile radio, or PMR, and wireless local loop services. We have also developed a range of complementary services that utilizes our tower expertise, including infrastructure services, site selection and acquisition, design and construction, antenna installation, network planning and management, and tower maintenance.

     Our network in the UK is national in scope and includes most of the major population centers and highways. Our wireless customers currently include all of the UK mobile telephony operators, including Vodafone AirTouch, O2 (formerly known as BT Cellnet UK), Orange, T-Mobile (formerly One2One), 3 (formerly Hutchison 3G) and Airwaves (part of O2), all the major paging companies, and many of the UK’s largest wireless telephony carriers, including BT, Cable & Wireless, and Thus plc. We also serve several utility companies and emergency service organizations including British Gas, London Ambulance and Her Majesty’s Customs and Excise.

     Second generation wireless services have been the major driver of our growth to date, but the advent of third generation wireless services is expected to drive further revenue growth. During 2000, the UK government awarded five national UMTS licenses each for a duration of 20 years, commencing January 2002. These licenses have been awarded to four existing operators, all of whom are existing wireless customers of ours, and to one new entrant. Under the terms of these licenses, each operator is obligated to provide services to at least 80% of the UK population by December 2007. Construction of these networks commenced in 2001 and is expected to generate further demand for suitable existing and new sites over the next few years. The increased demand for suitable sites is driven by the greater bandwidth and different range characteristics of 3G technology, inherently requiring a greater number of sites than 2G technology.

     The dramatic growth of wireless communications necessitates good cellular coverage in all commercial areas, leading to a requirement for reliable wireless communications infrastructure inside buildings. We believe this creates a new type of radio site which, unlike towers, will exist within commercial buildings, transport hubs, shopping malls and other large buildings. As of December 31, 2002, we had 51 agreements in place for large public access buildings, 38 of which have been installed with shared coverage systems. The remainder are currently under development. Agreements include Bluewater, Britain’s largest shopping complex, Excel, a conference center in London, and Canada Square, part of London’s Canary Wharf complex. There is currently an average of approximately 1.9 tenants per system, with up to four 2G sharers occupying prestigious locations such as Canary Wharf.

     Building on the technology we developed for In-Building services, we have developed a system using our franchise fiber network to solve the coverage and high bandwidth problems associated with 2G and 3G rollout in dense urban areas. We believe that this solution — utilizing small low-profile antennae, positioned on buildings and other street level infrastructure and connected via our fiber network to remote base stations — will improve coverage and service quality compared to more traditional rooftop sites. This system is currently undergoing a pilot activity in the Glasgow Commercial Business District with an UK mobile telephone operator and which we aim to roll out in a number of UK cities during 2003.

Broadcast Transmission and Services

     We have been involved in broadcast television since the 1950s when we designed and built the television transmission system for the UK’s first independent commercial television network. Through our national infrastructure of owned and shared transmission sites and our owned network of transmitters in the UK, we provide analog broadcast transmission services for the three commercial national television channels in the UK (ITV1, Channel 4, Channel 5) and S4C in Wales. In addition, we provide services to a number of more recently established commercial channels through the UK Digital Broadcast multiplexes, and many of the UK’s independent local, regional and national radio broadcasters.

     An attractive feature of our broadcast contracts is our ownership of both towers and transmission equipment responsible for generating the broadcast signal. As a result, the contracts increasingly cover end-to-end solutions including all technical and service aspects of providing the transmission for the broadcaster. In essence, TV and radio station owners are programmers and we provide a significant proportion of the technical infrastructure to enable them to broadcast their material. We have used this as an opportunity to develop strong relationships with our customers, which in turn has helped us to better understand their needs and customize new services for them.

     Television broadcasting. We provide digital and analog broadcast transmission services for national and regional television broadcasters. Our analog network provides coverage to 99.4% of the UK population, with approximately 2,300 broadcast transmitters. Our extensive television broadcast customer base includes all of the UK commercial terrestrial television broadcast companies consisting of the ITV national network of 15 affiliated stations, the national services of Channel 4 and Channel 5, as well as the regional Welsh service S4C.

     We provide digital terrestrial broadcast transmission for two commercial national digital television multiplex operators in the UK. These services carry up to 12 separate channels, including the ITV network, Channel 4, Channel 5 and a range of new digital channels. As of December 2002, we were operating 80 digital terrestrial television transmitting stations reaching a significant proportion of the UK population.

     Digital broadcast systems require a more complex engineering design than their analog predecessors. We have exploited this by extending our range of services to include tower leasing and transmission services (as with analog) plus “end-to-end” system integration and service ranging from studio playout centers to terrestrial transmission. This has the twin benefits of enlarging the total market available from broadcasting and further differentiating us as a unique provider able to offer towers, transmission and system integration services for digital television.

     Radio broadcasting. We are one of two major companies providing transmission sites and services to the radio industry in the UK. We offer a range of services to radio broadcasters including: target service area planning; site location; installation and commissioning; and equipment selection, procurement, operation, monitoring and maintenance. We are a supplier of transmission services to a substantial portion of the addressable market. Our radio broadcast customer base includes the national commercial station Classic FM, over 200 metropolitan, regional and local stations and the first national digital radio multiplex operator, Digital One, of which we are a founding equity partner with a 37% equity interest. We have a contract for the transmission of Digital One with a lifetime value in excess of $75 million. The UK government has embarked on a program of licensing a number of new regional and local digital radio multiplexes. We had secured contracts to build transmission and supporting network for 33 of the 36 contracts awarded as of December 31, 2002.

Satellite and Media Services

     We own and operate satellite up-linking facilities consisting of over 30 fixed satellite up-link dishes able to access over 50 satellites achieving global coverage through international partners, a network of mobile and transportable up-links, management and control systems and all associated operations and maintenance. We provide our satellite customers with program and content distribution services for over 180 full-time channels via satellite and fiber. In addition, we have facilities for playout services, remote satellite news, and full outside broadcast. Through an alliance with Williams Vyvx, a Williams Co. company, our customers also have access to 48 cities in the United States.

     We have expanded our service offerings over time to meet the growing needs of our customer base as new technologies create new broadcast markets. As a way to add incremental revenue, we have begun to integrate backwards with our existing customers by offering value added services. Such service developments include:

•	the establishment of playout services, which enable us to take ownership of the customer’s transmission needs from the point that it delivers the program or content and needs a channel to be created. We then are responsible for all the operational issues related to the broadcast of that content. We have a state of the art playout facility outside of London designed to meet expected rising demand from broadcasters across Europe.

•	offering a range of occasional use broadcast services that allow media content providers to outsource their off-site broadcasting needs, whether it be for breaking news, sports events or music concerts, while still delivering the desired content to their customers via our mobile equipment.

     Our satellite and media customers include programmers who own and operate packages of content or channels, news agencies, sports broadcasters and production companies. Our customer list includes such market leaders as AOL/Time Warner (CNN, Turner, Cartoon Network), BBC, Discovery Channel, QVC, the Associated Press and British Sky Broadcasting.

Public Safety

     Our Public Safety group is a national service and support organization providing communication services for mission-critical customer operations around-the-clock. The group has a longstanding relationship with the public safety community spanning over 40 years. Customers include Police, Fire and Ambulance services and a wide range of public and private sector organizations including the Maritime Coastguard Agency and the Royal National Lifeboat Institution whose core business relies on exacting levels of performance, resilience and availability from their communications systems.

     Understanding the critical elements needed to keep technology working at all times is pivotal to the design of modern systems. Therefore, we also provide independent systems integration services, in both mobile radio communications and fixed-line communication networks, making a wide range of technologies suitable and effective for the demanding public safety environment.

     By bringing together our experience in legacy systems support with an independent approach to the design and integration of modern technologies we have introduced a new range of Managed Services for radio and Integrated Communications Technology. As a result the Public Safety Group has grown its source of revenue and profit and today, it is the UK’s largest provider of radio communications managed services. A major customer of these services is the Metropolitan Police Service, which has placed the management of its radio communications activities with us via a complete outsource contract. We have also already secured new Terminals Managed Services contracts to connect regional police forces to their new Airwave digital network.

IV. ntl: networks

     The ntl: networks group services our internal network needs. It is a national network provider, transporting our telephone, high-speed data and digital TV services across the UK for delivery to regionally-managed local access networks. We own and operate one of the UK’s biggest broadband and IP networks and second-biggest local telephone network, monitored and maintained 24 hours a day, seven days a week. The networks group governs the architecture of all of our networks, plans and implements network capacity (where and when it is needed) and operates our backbone telephone, data and transmission networks.

     As of December 31, 2002, our network passed 7.6 million telephony homes, had more than 3.1 million telephony lines in use and handled more than 1.5 billion minutes of telephone conversations per month. Our network passed a total of 7.8 million analog TV homes and 7.3 million digital TV homes as of December 31, 2002. It has been upgraded to deliver broadband services to over 7 million homes and as of December 31, 2002, served 517,000 broadband customers and handled more than 2 billion minutes of Internet use per month. The core network has a fiber backbone that is more than 13,500 kilometers long of which 10,800 kilometers are owned or operated by us and 2,700 kilometers are leased fiber from other network owners. This network has 122,000 kilometers of copper/coaxial connections. A total of 99 switches sites direct telephony traffic around the core and local networks. In addition, we have more than 400 hub sites, points of presence, repeater nodes or other type of network site, and over 140 radio sites. The ntl: networks group’s primary customers are ntl: home and ntl: business, which run their products across the network.

Architecture & Standards

     The development of our networks is the responsibility of the Architecture and Standards group. This group sets network strategy and creates architecture for national and local access networks, setting technical standards for the whole network. It also manages the RF spectrum on the broadband local access network. The group is also responsible for network economics; this year the focus is on defining a set of product unit costs that will help us measure our financial performance more accurately.

     During 2003, the group will continue the 18-month rollout of a £17 million network records management system. This system is intended to help the business to exploit the network by ensuring that network information is quickly and accurately available – from cables in the ground to street cabinets – to help support customers’ requirements.

Capacity Management

     Capacity on the data, optical and voice networks is planned by the Voice, and Data & Optical Capacity Management groups, using customer forecasts to implement expansion. These groups also provide network support for all standard data products through its Demand and Delivery team, as well as maintaining an up-to-date inventory of all data and optical network resources and forecasts for capital budgets. The Voice Capacity group also monitors and manages the capacity of buildings that contain our network hardware. The group maintains an up-to-date inventory of all voice network resources and provides forecasts for capital budget plans for internal customers. The group also provides network support for all standard voice products.

Network Operations

     The Network Operations group operates, manages and maintains the core network infrastructure that transports our voice, Internet, data, optical and DTV services. It is developing operational support systems for this infrastructure and extending visibility of network status and performance data into the business units. The group also determines support strategies for this infrastructure, including the establishment and management of maintenance and support contracts with internal and external suppliers. Another key role is to establish and manage network security.

V. ntl: carrier services and mobile

     External network services customers are managed by our carrier services and mobile division, whose main focus is the supply of dark fiber (fiber optic cable that is in place and available to carry a user’s data when needed) and transmission capacity to both national and international telecommunications operators. The national and local networks are used to interconnect these carriers to cities in the UK and Ireland. We have successfully positioned ourselves as a credible supplier of such services. We also have connectivity to many of the UK’s international cable landing stations. These are shore-based locations where major submarine cable operators land their sea cables. We have developed products to address the need to connect between the cable landing sites and the major UK international nodes such as Telehouse, London. These services are also known as ‘backhaul’ services. We expect to continue serving the wholesale marketplace through our strategy of providing high quality and competitively priced services, customized to meet the needs of other telecommunications operators, which need to expand their network within the UK or connect customers to their existing network. Customers include fixed wire line and mobile telecommunications operators, such as Worldcom, BT, Energis and France Telecom.

     A dedicated team addresses the needs of the UK mobile operators and we are a major supplier to Vodafone, Hutchinson and Orange. We have developed a successful business supplying core inter-switch and backhaul network capacity to UK mobile operators and have commercial relationships with the four of the five incumbent mobile operators.

     In addition, we have been instrumental in developing a new commercial and technical model for the supply of networks to the mobile operators. These developments culminated in the award, in April 2000, of a five-year £150 million contract by Orange that encompasses the design, build and maintenance of the network.

     The wholesale market saw the reorganization or bankruptcy of many of the new entrant operators in 2002, especially those companies whose focus had been on serving carriers. As a result of this, several customers that had signed contracts with us running through 2003 are no longer in business. While this will have some effect on this division’s revenue for 2003, most of our existing contracts are now with telecommunications companies with high volumes of retail traffic. Furthermore, our sales focus is on UK telecommunications companies who service the retail rather than the wholesale markets. Commercial arrangements are structured to minimize any financial exposure to another operator.

     The ntl: carrier services team also negotiates and manages the commercial agreements with BT and Cable and Wireless where we egress our own voice or IP traffic across their networks or purchases leased line services from them. In addition, the team also manages the ingress and egress relationships with other telecommunications operators.

     The ntl: carrier services team also sells voice termination services to a wider mix of operators. These relationships allow us to reduce our cost for carriage of our international telephony traffic.

NTL’s Businesses and Investments in the Republic of Ireland

     In July 1999, we acquired Cablelink Ltd. in the Republic of Ireland, which then had over 400,000 homes in network service areas in Dublin, Galway and Waterford. The company’s name was changed to NTL Communications (Ireland) Limited in May 2000, and is referred to in this document as NTL Ireland. NTL Ireland is managed independently from ntl: home but is considered part of the consumer services segment of our business.

     As of December 31, 2002, NTL Ireland provided cable television services in Dublin, Galway and Waterford to approximately 368,000 subscribers and had a 77.5% penetration rate over its cable network, which passed over 474,900 homes. NTL Ireland is in the process of instituting a more rigorous credit policy that is expected to lead to the involuntary disconnection of certain customers. As a result of this, NTL Ireland anticipates that its residential customer base will decline by approximately 25,000 net customers in 2003. As a result, we expect a decline in revenue, programming costs and bad debt expense, but taken together we believe these changes will not have a significant overall impact on our results of operations or cash flows.

     Part of that cable network has been upgraded to a two-way network which passed 23,000 homes. The company holds cable and MMDS licenses to provide analog and digital television services in its network service areas for the next 11 years. It also has a full service license allowing it to provide public telephony, Internet and other value-added services throughout Ireland. Business services provided in the Republic of Ireland include business telecommunications and Internet services. Based on the year ended December 31, 2002, our revenue in the Republic of Ireland was derived approximately 86% from residential customers and 14% business customers.

     Among our recent highlights, NTL Ireland:

•	secured regulatory approval and implemented a 33% price increase for cable TV from October 2001 in exchange for relinquishing the exclusivity franchise over the cable network service areas in March 2002;

•	agreed to a revised MMDS network digital TV roll out schedule with the Commission for Communications Regulation, or ComReg, to be implemented by June 2003; and

•	issued advance notice to appropriate regulatory authorities and cable TV customers of a 9% price increase effective from January 2003.

     As in the UK, product and pricing strategies emphasize choice, value and quality and are designed to encourage subscription to multiple services and to maximize customer retention and average revenue per customer.

Cable Television

     In the Republic of Ireland, we currently offer both an analog and digital television services within our three network service areas. The analog service has a basic pack of 15 television channels and is considered very competitive with the emphasis on the quality of the service offered. It carries every Irish and UK terrestrial channel and a selection of quality satellite channels. Analog subscribers have the option to upgrade their analog service to include premium sports packs.

     Our digital television service in the Republic of Ireland was launched in September 2001 in all network service areas and is currently available to 90% of our customer base. The digital service packaging and pricing strategy encourages our analog subscribers to upgrade to the digital service while retaining the basic analog entry pack. We provide a single digital television pack offering a wide selection of digital channels with a low entry price point. If subscribers upgrade to digital, further revenue can be generated by encouraging uptake of additional services such as digital premium sports and movie services, special interest channels, and our joint venture movies-on-demand service called “Front Row.” As of December 31, 2002, NTL Ireland had 38,000 digital subscribers.

Telephony

     We provide direct on-net and indirect Carrier pre-Select (CPS) telephony product to approximately 6,400 customers in the Republic of Ireland. This service is available to both residential and business customers. We suspended marketing and promoting residential CPS telephony in December 2002 for commercial and strategic regulatory reasons but continue to expand our market share of the Business CPS telephony markets. Currently, we also offer direct telephony to a limited number of customers.

     In addition, we offer business customers a primary rate ISDN service. We deliver this service via a 2Mb/s circuit over fiber directly into the customers’ premises. It is suitable for larger customers requiring a minimum of 30 lines.

Internet

     We provide a dial-up Internet service to 2,500 existing telephony customers (both direct and indirect) in the Republic of Ireland. We are currently conducting trials for a broadband Internet service in West Dublin, offering a 128Kb/s and a 512Kb/s service. Customers have the option to rent the cable modem for €5 a month, with a monthly charge of €25 or €35, depending on the option chosen. To date, we have achieved an 6.5% penetration level within the specific trial area, with 1,500 customers subscribing to the service as of December 31, 2002.

     We provide dedicated lines to business customers in our Dublin franchise for Internet access with speeds ranging from 64Kb/s to 34Mb/s. We also sell leased lines in Dublin to customers requiring connectivity. One of our business objectives is to achieve higher penetration within large corporate businesses based in the Dublin region.

NTL’s Customer Statistics as of March 31, 2003

     The following table illustrates our residential customer statistics as of March 31, 2003:

(subscriber totals in 000s)	UK		Ireland		Total

Homes in Franchise	11,411.2		475.2		11,886.4
Homes Passed	8,404.1		475.2		8,879.3
Homes Marketable	7,749.7		475.2		8,224.9

Telco	7,530.8		475.2		8,006.0
ATV	7,749.7		475.2		8,224.9
DTV	7,259.7		408.7		7,668.4
Broadband	6,712.2		23.0		6,735.2
Customers	2,713.5		366.5		3,080.0

Single RGU	765.5		359.0		1,115.5
Dual RGU	1,503.6		7.5		1,511.1
Triple RGU	453.4		—		453.4
Telephone	2,426.7		5.6		2,432.3

Talk Plan Subs	360.3		—		360.3
Television	2,037.7		366.5		2,404.2

DTV	1,255.2		44.8		1,300.0
ATV	760.8		302.8		1,063.6
MATV	21.7		18.9		40.6
Internet	1,097.2		3.6		1,100.8

Dial-Up (metered)	133.4		—		133.4
Dial-Up (unmetered)	283.5		1.7		285.2
DTV Access	19.4		—		19.4
Broadband	660.9		1.9		662.8
RGUs (1)	5,125.3		374.0		5,499.3

Telephone	2,426.7		5.6		2,432.3
Television	2,037.7		366.5		2,404.2
Broadband Internet	660.9		1.9		662.8
Service Units (2)	5,561.6		375.7		5,937.3
RGUs/Customer	1.89	x	1.02	x	1.79	x
Service Units/Customer	2.05	x	1.03	x	1.93	x
Penetration:
Telephone	32.2%		1.2%		30.4%
Television	26.3%		77.1%		29.2%
Broadband Internet	9.8%		8.3%		9.8%
Customer	35.0%		77.1%		37.5%
RGU	66.1%		78.7%		66.9%
Service Unit	71.8%		79.1%		72.2%
Q4 Customer/RGU Movement

(Subscriber totals in 000s)	UK	Ireland	Total

Opening Subs	2,686.4	368.0	3,054.4
Gross Adds	116.1	6.0	122.1
Disconnects (3)	(89.0)	(7.5)	(96.5)

Closing Customers	2,713.5	366.5	3,080.0
Quarterly Customer Adds	27.1	(1.5)	25.6
Quarterly RGU Adds	141.4	(1.9)	139.5
% Customer Churn (4)	13.0%	8.1%	12.4%
Off-Net Telephony	91.4	3.9	95.3

Telephone	22.7	2.4	25.1
Telephone + Internet	68.7	1.5	70.2

(1)	RGUs are defined as all on-net telephone, television and Broadband Internet subscribers.

(2)	Service units are defined as all on-net telephone, television and Internet subscribers.

(3)	Disconnects include customers which cancel service due to moving premise.

(4)	Annualized churn is defined as: (Quarterly disconnects × 4) / (opening customers + 50% quarterly gross adds)

Other Operations

     In addition to our communications operations described above, we have investments in a virtual ISP, VirginNet, a pay-per-view content provider, Front Row, joint ventures with UK digital television and radio license holders and a calling card business.

     In May 2001, we appointed IBM as our strategic outsourcing partner for the provision of Information Technology (IT) services to us covering our operations in the UK and Ireland until 2012. These services provide support for the following of our IT sections: End User Helpdesk, End User Computing, Midrange, Voice and Data, Application Development and Application Maintenance. We have retained certain elements of our IT, including DTV, Internet and broadband, which are fundamental to our competitive advantage.

Competition in the UK

     We face significant competition from established and new competitors in the areas of residential telephony, business telecommunications services, Internet and cable television.

Consumer Services

     We compete primarily with BT in providing telephone services to residential customers in the UK. BT occupies an established market position and manages fully built networks and has resources substantially greater than ours. According to the Office of Telecommunications, or OFTEL, as at September 2002, BT serviced 80.8% of UK residential telephone exchange line customers. Our growth in telecommunications services, therefore, depends upon our ability to convince BT’s customers to switch to our telecommunications services. We believe that value for money is currently one of the most important factors influencing the decision of UK customers to switch from BT to a competing telecommunications service. BT has, however, introduced price reductions in some categories of calls and, due to regulatory price controls, BT will be making further reductions in its telecommunications prices. Accordingly, although we intend to remain competitive, in the future we may be unable to offer residential telephone services at rates lower than those offered by BT. In this case, we may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect us. In addition to BT, other telecommunications competitors could prevent us from increasing our share of the residential telecommunications market. In particular, carrier pre-selection for all calls (except for some special categories) was launched in 2001, which may increase the appeal of indirect access operators, whose discounted call charges may undercut us.

     We also compete with mobile networks. This technology may grow to become a competitive threat to our networks, particularly if call charges are reduced further on the mobile networks. Our tower services group may enable us to benefit from the growth in this technology. There can be no assurance, however, that we will be able to compete successfully with such telecommunications operators.

     We believe that we have a competitive advantage in the residential market because we offer integrated telephone, cable television, telecommunications services (including Internet, interactive and on-line services) and multi-product packages designed to encourage customers to subscribe to multiple services. The packages we currently offer to the majority of our UK residential franchise customers comprise telephone service, narrowband Internet access service, broadband Internet access services, all of the current terrestrial television channels and access to multi-channel television, including pay per view and interactive television services. Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband, dual telephone and narrowband, dual telephone and TV, or triple telephone, TV and Internet access. Of our competitors, only Telewest, which does not offer its services in our franchise areas, is able to offer the full range of services we provide. However, there can be no assurance that this competitive advantage will continue. Indeed, BT and all other operators have been permitted to provide and convey cable television services throughout the UK from January 1, 2001, and exclusive franchises will no longer be awarded.

     BSkyB currently markets telecommunications services on an indirect access basis, which requires the customer to dial additional digits before entering the primary telephone number, thus diverting calls onto another operator’s network.

     Our cable television systems compete with direct reception over-the-air terrestrial broadcast television (i.e. Freeview), DTH satellite services (i.e., BSkyB) and satellite master antenna systems. In addition, pay television and pay-per-view services offered by us compete to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater and newly emerging multimedia services. We expect that, in the future, we may face competition from programming provided by video-on-demand services. In addition, BSkyB has access to various movie and sports programming content, with which they create some of the most popular pay TV channels in the UK. Although there are competing channel providers, the position of programming supplier to us undoubtedly is an advantage to BSkyB, not only because the Sky brand is a feature of our cable TV service, but also because we are dependant upon the supply of these Sky premium channels allowing BSkyB, subject to applicable regulation, to influence pricing and bundling.

     We offer our broadband Internet service at flat rates of £17.99, £24.99 and £34.99 per month for 150Kb/s, 600Kb/s and 1Mb/s, respectively, including the rental of a cable modem. This compares with a 512Kb/s ADSL service from BT Broadband and Freeserve at £27 and £27.99 per month plus purchase of the modem, respectively.

Business Telecommunications

     We face a wide range of competitors in the UK market. The nature of this competition varies depending on geography, product and the opportunity size. Only BT and Telewest have both extensive local access networks and a national backbone network, however, as Telewest’s local networks do not overlap with our own networks we do not compete with them to any material extent; in all opportunities BT would be a major competitor. Cable and Wireless and Energis own national backbone networks and they tend to focus on the large enterprise/corporate markets as does Worldcom, however, they do not own network to any material extent and rely on wholesale arrangements to supply their customers.

     Colt has an extensive network particularly in London and also focuses on large enterprise/corporate accounts; “Thus” has network in Scotland, principally in Edinburgh and Glasgow and “YourCom” has network in Manchester. We face these competitors on a local basis mainly in the medium to large end of the small to medium size enterprise (or SME) market and in larger enterprise/corporate accounts.

     Although many customers have a dual supplier sourcing policy, competition remains based on price and quality of service and we expect price competition to intensify as existing and other new entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in our existing markets or that we will be able to continue to compete successfully with such competitors in the business telecommunications market.

Broadcast Transmission and Tower Services

     Crown Castle UK Ltd, a subsidiary of Crown Castle International Corp., referred to as Crown, is our primary competition in the terrestrial broadcast transmission market in the UK. Crown provides analog transmission services to the BBC and digital transmission services to the BBC. Crown has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

     Although Crown is our direct competitor, we each have reciprocal rights to use each other’s sites for analog broadcast transmission in order to enable each of us to achieve the necessary countrywide coverage. This relationship was formalized by the site-sharing agreement entered into in 1991 in respect of our respective analog transmission businesses. With respect to our respective digital transmission businesses, although terms have been agreed, a formal agreement has yet to be signed governing our relationship. However, we are operating under an informal arrangement pending such formalization.

     Crown also offers site rental on a significant number of its sites (some of which are managed on behalf of third parties). Like us, Crown offers a full range of site-related services to its customers, including installation and maintenance. In November 2000, Crown entered into an agreement with BT to deliver roof space and grounds at an initial 4,000 BT exchange sites around the UK. We believe our towers to be at least as well situated as Crown’s and that we will be able to continue expanding our own third-party site-sharing penetration.

     All four UK mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. T-Mobile and O2 have announced joint deployment on some sites in the UK. BT and Cable & Wireless are both major site-sharing customers but also compete by leasing their own sites to third parties. BT’s position in the market is even larger when considered in combination with its interest in O2.

     Several other companies compete in the market for site rental. These include Gridcom UK (part of the merged National Grid Lattice plc), the Automobile Association and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

Carrier Services and Mobile

     BT and Cable & Wireless are our principal competitors across all areas of both the Carrier Services and Mobile markets. Competition is based on price, range and quality of services. The ubiquity of BT’s local access network across the UK also puts it in a strong competitive position. Competition is most intense on key city-to-city routes where new entrants have increased the number of suppliers and had a significant negative impact on prices. Where opportunities are closer aligned to our franchise geography, the number of competitors is significantly reduced.

Competition in the Republic of Ireland

     Since 1998, BSkyB has had a presence in the Irish pay-TV market. In the past two years BSkyB has been aggressively marketing its digital television service to Irish consumers and it is estimated that it is the second largest pay-television operator in the Irish market after NTL with 272,000 customers. BSkyB closed a deal in April 2002 with Irish free to air broadcasters to carry the television stations RTE1, Network 2, TV3 and TG4 on its second tier package. At present BSkyB is not regulated in Ireland and NTL, which is subject to regulation, may be at a competitive disadvantage in the Irish television market.

     The principal competitors to our business operations in the Republic of Ireland are Worldcom, Eircom and ESAT BT. For residential telephony, the incumbent fixed line operator, Eircom that provides direct telephony and CPS services and ESAT BT are our main competitors.

Government Regulation

Regulation in the UK

     Telecommunications service industries in the UK are governed by legislation under the Telecommunications Act 1984, the Broadcasting Act 1990, and the Broadcasting Act 1996. The operator of a full-service telecommunications system in the UK requires the following two principal non-exclusive licenses:

•	a telecommunications license, granted under the Telecommunications Act by the Secretary of State and supervised by the Department of Trade and Industry, or DTI, and OFTEL, which authorizes the installation and operation of the telecommunications network used to provide cable television and cable telephone services; and

•	a cable television license granted under the Broadcasting Act and supervised by the Secretary of State and the Independent Television Commission, or ITC, which authorizes the provision of broadcasting services.

     Our subsidiary NTL Group Limited holds a 25-year telecommunications license running from June 23, 2000 and a 15-year cable television license running from January 1, 2000, each covering the whole of the UK. Our subsidiary National Transcommunications Limited holds a 25-year telecommunications license running from January 1, 1991 for the purposes of running the broadcast network, also covering the whole of the UK. Individual licensing will cease on July 25, 2003, and will be replaced by general authorizations and a requirement to comply with certain general and specific conditions.

Each type of license described above contains various conditions, and in the event of the breach of such conditions, the Director General of Telecommunications (the head of OFTEL) or the ITC, as appropriate, could issue an enforcement order and ultimately commence proceedings to require compliance or to revoke such licenses.

Price Regulation

     BT is currently subject to controls over the prices it may charge customers. In particular, BT may not increase charges for certain services by more than the amount of the percentage change in the retail price index. In July 2002, OFTEL confirmed that BT would be subject to a requirement to introduce a new wholesale indirect access product designed to stimulate competition in the calls market. A safeguard price cap of RPI-RPI to prevent increases in the bills of the lowest spending 80% of residential customers by spend would remain in place until this product was fully implemented by BT and was being used by other operators to provide services. After that, a safeguard cap of RPI+0 would remain in place to peg prices to the rate of inflation, pending a further review of the retail market in 2004.

     We are not subject to the same scrutiny and control by OFTEL of our retail telephone prices as BT, given our non-dominant status in the market. However, we are subject to prohibitions on undue preference and undue discrimination in our cable television pricing. We are also required to publish our standard prices, terms and conditions for cable television services.

Number Portability

     The European Union agreed in 1998 to a revision to the Interconnection Directive that made it a requirement for Member States to mandate number portability. Implementing regulations came into force on January 19, 2000 requiring that number portability should be provided on request to all customers switching between different operators and providers of fixed telecommunications services. We have a process in place to comply with our existing obligations and we are now in the process establishing arrangements with other operators.

Local Loop Unbundling

     In November 1999, an OFTEL policy statement mandated the unbundling of BT’s local loop to rival providers, enabling them to offer a range of higher bandwidth services using Digital Subscriber Line (DSL) technology. On August 8, 2000, conditions in BT’s license were brought into force setting out the requirements under which BT must provide services necessary for local loop unbundling. OFTEL published the wholesale prices for BT’s unbundled local loops on December 2000 and prices for shared access were published in 2001 although discussions continue as to the appropriate wholesale charges. In addition, BT is currently rolling out ADSL over its own network. ADSL will allow consumers access to broadband Internet services.

     Local loop unbundling could allow us to increase our broadband off-net subscriber base, although we are not currently pursuing this initiative. Local loop unbundling could also increase competition for us, as it will also allow other providers of broadband Internet access services to provide services to current or potential customers of ours. A number of companies, such as Freeserve and AOL, have started to market broadband services using BT’s local loop.

Interconnection

     NTL Group Limited and National Transcommunications Limited have Annex II status giving them rights of interconnection at wholesale rates to other operators with similar status.

Open Access to Cable Infrastructure

     In April 2001, OFTEL issued a statement on regulated access to cable infrastructure (referred to as “open access”). The conclusion reached by OFTEL was that no case existed for mandating open access to cable infrastructure at that time.

BSkyB

     In December 2002, the Office of Fair Trading, or OFT, announced that it had concluded its investigation of whether BSkyB has acted in breach of the UK Competition Act 1998, in particular by:

•	Exerting an anti-competitive ‘margin squeeze’ on rival distributors of Pay TV;

•	Pricing its channels in the form of anti-competitive ‘mixed bundling’; and

•	Giving anti-competitive discounts to distributors.

The conclusion of the OFT’s analysis are that:

•	BSkyB has a dominant position for the wholesale supply of certain premium sports and film channels;

•	With a borderline result, there are insufficient grounds for finding that BSkyB had abused a dominant position by exerting an anti-competitive margin squeeze against rival distributors of Pay TV; or

•	There are insufficient grounds for finding that BSkyB had abused a dominant position in respect of the mixed bundling of its channels; and

•	BSkyB had not been found in breach of competition law.

     The OFT is currently further reviewing its findings and, depending on the outcome of that review, these findings may be subject to appeal to the Competition Commission Appeals Tribunal.

Competition Act 1998

     The Competition Act, which came into force in March 2000, introduced a prohibition on the abuse of a dominant position and on anti-competitive agreements and introduced third party rights, stronger investigative powers, interim measures and effective enforcement powers (including fines of up to 10% of UK turnover). The Competition Act enables third parties to bring enforcement actions directly against telecommunications operators who are in breach of the prohibitions and seek damages, rather than have to wait for the Director General of Telecommunications to make an enforcement order.

     In February 2000, OFTEL issued specific guidance on the application of the Competition Act in the telecommunications sector. This guidance states that OFTEL would follow closely the general principles of competition law in its application of the new prohibitions. In addition, the regulators must not reach decisions that are inconsistent with EC law.

     The Competition Act, as well as OFTEL’s regulations, limits the types of agreements and arrangements we can enter into. For example, we may be prohibited from establishing pricing arrangements or purchasing arrangements which have the effect of reducing competition in the market or forcing companies to behave in a certain way dictated by us.

The Enterprise Act

     The Enterprise Act received Royal Assent on 7 November 2002. It covers a range of measures to enhance business through strengthening the UK’s competition law framework, transforming the approach to bankruptcy and corporate rescue, and empowering consumers.

     The main reforms in the Act are:

     Competition. To a large extent rather than the Secretary of State, independent, competition bodies will now take decisions on merger and market investigations using competition-based tests. This competition-based test will replace the existing public interest test and will assess whether the merger will lead to a “substantial lessening of competition”. A new jurisdictional threshold on turnover replaces the old gross assets test. The acquisition of a business with annual sales in the UK of £70 million or more will qualify for investigation.

     The competition authorities will issue comprehensive guidance on the new regime. They will be obliged to consult on and give reasons for all significant decisions. There will be a new right of appeal to the Competition Appeals Tribunals, or CAT, in merger and market inquiries. Inquiries will have to be completed within statutory maximum timetables. Reforms to the Competition Commission’s procedures will allow for a more transparent and better-informed remedy-setting phase following the publication of provisional competition findings.

     Individuals who cause or encourage the making of agreements between competitors designed to fix prices, share markets, limit supply or production and rig bids within the UK, can be prosecuted and imprisoned for up to 5 years. Victims of anti-competitive behavior will have greater opportunities to gain redress, and will now find it easier to bring claims for damages for losses suffered due to anti-competitive behavior. Where infringement has already been established by the OFT, CAT or the European Commission, the CAT can award damages for that infringement. Where no prior decision is available, claims may be pursued in the High Court.

     Consumer Protection. Stop Now Orders will now be extended to protect consumers from traders (including companies like us) who do not meet their legal obligations. The new enforcement regime will apply to infringements of a wide range of legislation protecting the economic interests of consumers, such as failing to carry out a service to a reasonable standard. This will also ensure that honest traders, especially small businesses, do not face unfair competition from those who engage in unlawful conduct.

     Designated consumer bodies will be empowered to make ‘super-complaints’ to the OFT about features of a market which are harming consumers. The aim is to address situations were markets have failed to work for consumers, rather than the conduct of particular companies. The OFT will be required to specify what action it intends to take within 90 days. This will significantly strengthen the voice of consumers on competition matters.

     Insolvency. The Act reforms corporate insolvency law by streamlining the administration procedures; making them quicker, more flexible, easier to access and fairer.

Mobile Phone Termination Charges

     On December 12, 2001, OFTEL announced that it had referred to the Competition Commission its proposal to impose a cap on the amount mobile phone operators can charge for receiving calls on their networks. OFTEL’s conclusion was that mobile termination rates were substantially in excess of cost and that there was little incentive for operators to reduce the charges. Accordingly, OFTEL proposed a charge cap on future termination rates of RPI -12% over four years.

     It was announced on January 22, 2003, that the Competition Commission’s findings supported OFTEL’s view that consumers pay too much for calls to mobile phones and that the mobile operators must cut their termination charges for these calls. Following the Director General’s reference to the Competition Commission in January 2002, the Competition Commission has reached the following conclusions:

•	operators are overcharging customers by up to 40 percent for terminating calls onto their networks;

•	callers to mobile phones have no choice but to pay the termination charge set by the mobile operator, which means that there is little incentive for the operators to reduce their charges towards their actual cost;

•	there should be a 15 percent cut in call termination charges for all mobile operators by July 24, 2003; and

•	three further annual charge controls for termination rates should be introduced after July: RPI-15% for O2 and Vodafone, and RPI-14% for Orange and T-Mobile. The charge controls should run for three years until 2005-06.

     OFTEL has accepted the Competition Commission’s conclusions and will now consult on the amendment to each mobile operator’s license in the light of these recommendations. The mobile operators have filed applications for judicial review with the Court to seek a judicial review of the Competition Commission’s investigation.

Broadcast Services

     A portion of our total revenue is attributable to the provision of television and radio transmission and distribution services. In the UK, the provision of such services is governed by the Telecommunications Act 1984 and the Wireless Telegraphy Act 1949.

Telecommunications Act and Broadcasting Act Licenses

     The licenses governing ntl: broadcast contain conditions and provisions which, among other things:

•	require us to publish our charges and terms and conditions of business and not to show undue preference to or exercise undue discrimination against particular persons in the provision of certain telecommunications services;

•	impose on us an obligation to share our transmission sites with other transmission operators;

•	restrict the prices which we are allowed to charge for the provision of some services;

•	prohibit us from cross-subsidizing the unregulated side of our business; and

•	impose a requirement for separate accounts to be produced in relation to both the regulated and unregulated parts of our business. However, we are not obliged to do anything “not reasonably practicable.”

Price Cap Review

     A part of our ntl: broadcast business is regulated. This regulated business may be divided into two categories: Price Regulated Business and Applicable Rate Business. Price Regulated Business comprises those telecommunication services, which we are obliged to provide pursuant to our Transmission License and in respect of which price controls are imposed. Our Applicable Rate Business comprises those telecommunications services, which we are obliged to provide but which do not fall within the definition of Price Regulated Business. Charges for Applicable Rate Business are agreed between the relevant customer and us. If despite all reasonable efforts an agreement cannot be reached between us and a significant proportion of our customers in respect of any particular telecommunications service, the Director General will determine the charge.

     In respect of any services provided by us which are not Price Regulated Business or Applicable Rate Business, our prices are wholly unregulated, except for the overriding duty not to engage in any pricing policy which constitutes undue preference or undue discrimination against any person or class of persons in respect of telecommunications services. Our unregulated income would include, for example, charges for site rentals to PCN operators.

     Our Price Regulated Business consists of the television transmission service provided to the ITV (Channel 3) companies and Channel 4/S4C including the operation and maintenance of transmission equipment and the provision to third party transmission operators of the accommodation, masts and antennae necessary for the operation of broadcast transmission services.

     On December 24, 1996, the Director General of Telecommunications issued the formal modification to our Telecommunications Act Licenses to effect the price controls, which are to apply to us for the period from January 1, 1997 to December 31, 2002. The Price Cap Review had two purposes: (1) to establish a new “P0” (allowable revenues for the first year of the next control period, 1997, in respect of our Maximum Price Regulated Business) and (2) to establish a new “X” (the percentage by which such revenues must, after allowing for consumer price inflation, be reduced each year thereafter). The Director General’s review concluded that, on assumptions at the time (1996), the new P0 was (UK Pound) 53.4 million and the new X was 4.0%.

     In April 2002, OFTEL agreed with us to extend the existing price control until July 31, 2003. OFTEL will shortly commence a review of the broadcast transmission market which will in turn lead to a decision on whether to extend price controls beyond July, remove controls altogether, or introduce other regulatory requirements in place of price controls.

Communications Bill

     In December 2002, the UK Government introduced a Communications Bill intended to incorporate into UK law a series of EU Directives, and create a new body ‘OFCOM’ to regulate the communications industry. This will merge the functions of, among others, OFTEL, the Radiocommunications Agency and ITC and it is intended that it will provide a more flexible framework for regulating a converging industry.

     The proposed legislation includes a number of other significant changes to the existing regulatory regime, including:

•	The abolition of individual network licenses, to be replaced with ‘general authorizations’;

•	A new framework for imposing access rules on all platforms which have ‘Significant Market Power’ – closely related to the market dominance principle;

•	Rights and obligations currently applied to infrastructure-based operators only will be extended to service providers; and

•	Content rules will be applied in a ‘light touch’ fashion and Internet content is not intended to be regulated at all.

Regulation in the Republic of Ireland

Legislation and Licensing

     NTL Ireland has a General Telecommunications License granted under the Telecommunications Act 1983 and separate cable TV and Multi-channel Multi-point Distribution System (MMDS), licenses for each of its cable TV and MMDS franchises in Dublin, Galway and Waterford, granted under the Wireless Telegraphy Acts 1926 to 1988. In addition, the cable television industry in the Republic of Ireland is governed by the Wireless Telegraphy (Programme Service Distribution) Regulations 1999. The Office of the Director of Telecommunications Regulation, or ODTR, has now been replaced under the Communications Regulations Act 2002 by the Commission for Communications Regulation, also known as ComReg, as the Irish regulatory body responsible for regulation of the communications industry.

     NTL Ireland was awarded its Cable and MMDS licenses in 1999 and telecommunications license in 1998. The telecommunications license enables us to provide voice, data and Internet services throughout the Republic of Ireland by interconnecting with other operators. To date, we have concluded an interconnection agreement with the incumbent operator, Eircom. The cable TV and MMDS licenses require us to provide television services in a digital format to all customers by April 2004. To date, we have met our digital roll out obligations for cable TV and have reached agreement with the regulator with respect to MMDS roll out.

     The 1999 Regulations required cable TV and MMDS operators to obtain prior consent of the regulator for price increases. As a condition of being granted a 34% price increase by the former ODTR in October 2001, we agreed to surrender exclusivity in our franchise areas with effect from March 1, 2002 and are accordingly not subject to the requirement to obtain prior consent from ComReg for future price increases. However, ComReg continues to retain retrospective price investigation powers under the 1999 Regulations which empowers it to investigate retail prices and direct that such prices be altered. The regulations also require cable TV operators to pay a levy of 3.5% of annual gross revenue to ComReg.

     The cable TV and MMDS licenses oblige us to seek the consent of ComReg to any changes in our basic analog television line up, and to maintain separate accounts in respect of distribution of licensed program services.

     Under the new EU Authorizations Directive published in the Official Journal of the EU, the current Irish licensing regime will be replaced by a system of non-prescriptive authorizations by July 25, 2003.

     However in a document published on June 6, 2003, ComReg stated that contrary to previous guidance, it would not, for the time being, treat the provision of access to broadcasting networks (including satellite and cable) and the delivery of content services to end users as an electronic communications service to which its regulatory powers under the new EU Regulatory framework relate. Accordingly, such activities will not be subject to the conditions of an authorization.

     The effect of this announcement is that NTL will still require an authorization for its network operations and, where appropriate, the provisions of the Wireless Telegraphy Licenses relating to spectrum use will also apply. However, operators of television distribution networks will not be subject to the same regulatory obligations on access to facilities, quality of service and consumer protection as operators of voice and data networks.

     It is not yet clear what will be the impact of this announcement on the 3.5% levy.

     Following this announcement, ComReg has also called for the introduction of new national legislation to address the areas of the new regulatory framework that do not apply to operators of television distribution networks.

MMDS Business

     Our MMDS business in the Republic of Ireland provides analog television to over 18,900 customers in our Dublin, Galway and Waterford franchise areas. We were obliged under our MMDS licenses to provide MMDS services in a digital format by January 1, 2001, with a grace period until June 30, 2001. Failure to meet these milestones could have resulted in revocation of our MMDS licenses.

     In December 2000, we informed ComReg that we did not intend to provide television services in a digital format on our MMDS networks and accordingly undertook to transfer the licenses and the customer base to a third party. However, a sale was not completed during the period December 2000 to November 2002 and so we reached an agreement with ComReg to implement a revised digital rollout schedule. As part of this agreement, we have undertaken to make digital TV services available to 95% of customers within our MMDS franchise areas by June 1, 2003. Failure to meet this deadline will trigger payment of a €100,000 bond to ComReg. In addition, we accepted a two year reduction in the term of our MMDS license now due to expire in 2012, but were able to retain exclusivity to 2004. This exclusivity may become obsolete in any event in 2003 due to new EU Directives, which aim to liberalize the entire European communications market

European Union Legislation

     Our business is further regulated by the EU under various European Commission Directives. In February 2002, the European Union adopted a package of legislative measures, which set out a new framework for electronic communication and ensures that the legislation is more technology neutral. The new framework consists of five harmonization Directives, including a framework Directive and four specific Directives on authorization, access and interconnection, universal service and users’ rights, and data protection in telecommunications services, a Regulation on unbundling the local loop, a draft liberalization Directive and a decision on Community radio spectrum policy.

     The UK Government must now implement these directives into UK law no later than July 24, 2003, and intends to do so with the enactment of the Communications Bill. This will have a number of important effects on the current regulatory regime, including the abolition of existing individual Telecommunications Act licenses, to be replaced with a General Authorization. Regulators will be required to undertake a review of individual communications market sectors with a view to identifying the level of competition in those sectors, and which companies if any have Significant Market Power (SMP) (equivalent to a dominant position in competition law). A finding of SMP will lead to the imposition of specific controls such as price controls or open access requirements.

Research and Development

     Our research and development activities involve the analysis of technological developments affecting our cable television, telephone and telecommunications business, the evaluation of existing services and sales and marketing techniques and the development of new services and techniques.

Patents, Trademarks, Copyrights and Licenses

     We do not have any material patents or copyrights nor do we believe that patents play a material role in our business. We own and have the right to use registered trademarks, which in some cases are, and in others may be, of material import to our business, including the “ntl:” logo. In addition, we are substantially dependent on the licenses granted by the legislative agencies which regulate our respective businesses. The loss of any one or more of those licenses could have a material adverse effect on our business and financial condition.

Customers

     Except for our broadcast services business and ntl: business, no material part of our business is dependent upon a single customer or a few customers, the loss of any one or more of which would have a materially adverse effect on us. In our broadcast services business, 34.6% of revenues from the broadcast services business in 2002 was derived from contracts with the ITV companies (not including ITV Digital), Channel 4/S4C and Channel 5 in the UK, the loss of one or more of which may have a material adverse effect on the broadcast business.

Employees

     In the UK and Ireland, at December 31, 2002, we had approximately 15,130 employees, approximately 13,700 of whom are permanent and approximately 1,430 of whom are temporary or contract employees. We believe that our relationship with our employees is good.

Properties

     In the UK and Ireland, we own, lease or occupy under license 109 business unit and regional offices, our corporate head offices in each of Hook and Dublin, and 2 retail shops.

     In addition, we own or lease approximately 660 switching centers/head-ends, operational hub-sites, and other types of network sites (e.g. points of presence and repeater nodes) together with warehouses and other non-operational properties, as well as various cable television, telephone and telecommunications equipment housed on public and private sites.

     In addition, in the UK, for the purposes of our site leasing and broadcast transmission businesses, we own, lease, contract to lease, or occupy under license approximately 1,410 properties. For these businesses, we also are the licensee of approximately 660 transmitter sites which are owned by Castle Transmission and shared between the two organizations pursuant to a site sharing agreement.

     We maintain offices under lease for our corporate staff in New York City and London. We believe that our facilities are presently adequate for their current use.

Legal Proceedings

     In connection with the now consummated Chapter 11 cases, proofs of claim were filed against us and other debtors in those cases by Morgan Stanley Senior Funding Inc. for $11,400,000. The claims asserted by Morgan Stanley Senior Funding Inc. relate to alleged unpaid fees for commitments of capital made to various companies within the former NTL group of companies in 1999. We believe we have legitimate defenses to these claims. On May 7, 2003, we filed a currently pending objection to these claims with the bankruptcy court.

     NTL Europe, our former parent company prior to our emergence from Chapter 11 on January 10, 2003, and certain of its officers, including our President – Chief Executive Officer, have been named as defendants in a number of purported securities class action lawsuits. The complaints in those cases generally allege that the defendants failed to accurately disclose NTL Europe’s financial condition, finances and future prospects in press releases and other communications with investors prior to filing its Chapter 11 case in federal court. We do not know of any facts that would support these allegations, and the defendants have informed us that they intend to defend these lawsuits vigorously. While NTL Europe has been released from personal monetary liability in these actions as a result of the consummation of the Plan, the case remains pending against NTL Europe and the individuals named as defendants. We have not been named as a defendant. The cases have been consolidated for all purposes before the U.S. District Court for the Southern District of New York.

     We are involved in certain other disputes and litigation arising in the ordinary course of our business. None of these matters are expected to have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT AND EXECUTIVE COMPENSATION

Directors and Executive Officers

     The following table provides information about our directors and executive officers:

Name	Age	Title

James F. Mooney	48	Non-Executive Chairman
Barclay Knapp	46	President, Chief Executive Officer and Director
Edwin M. Banks	41	Director
Jeffrey D. Benjamin	41	Director
David Elstein	58	Director
William R. Huff	53	Director
Brett G. Wyard	33	Director
George R. Zoffinger	54	Director
Simon P. Duffy	53	Chief Operating Officer
Robert C. Gale	43	Vice President – Controller
Howard Kalika	45	Vice President – Group Finance Director – Corporate Finance and Development
Richard H. Martin, Jr.	42	Vice President – Financial Services and Administration
Scott E. Schubert	49	Chief Financial Officer

     Our charter provides for a classified Board of Directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three-year terms. The term of the Class I Directors which are comprised of Mr. Banks and Mr. Knapp, shall terminate on the date of our 2006 annual meeting of stockholders; the term of the initial Class II Directors which are comprised of Mr. Benjamin, Mr. Elstein and Mr. Wyard shall terminate on the date of our 2004 annual meeting of stockholders; and the term of the initial Class III Directors which are comprised of Mr. Mooney, Mr. Huff and Mr. Zoffinger shall terminate on the date of our 2005 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The following is a brief description of the present and past business experience of each of the persons who serve as our directors (including the Chairman of the Board of Directors, who is not an executive officer of the Company) and executive officers.

Directors:

Edwin M. Banks

     Edwin M. Banks has been a director of the Company since May 7, 2003. Mr. Banks has served as Portfolio Manager for W.R. Huff Asset Management Company, an investment management firm, since June 1988. Mr. Banks is currently a director of Caremark Rx, Inc.

Jeffrey D. Benjamin

     Mr. Benjamin became a director of the Company on January 10, 2003. He is currently a Senior Advisor to Apollo Management, LP, and has held that position since September 2002. From May 1998 to September 2002, Mr. Benjamin was employed by Libra Securities LLC and its predecessors in various positions, including co-CEO. Prior to his affiliation with Libra Securities LLC, he was a Managing Director at UBS Securities LLC. Mr. Benjamin currently serves on the boards of directors of Exco Resources, Inc, Chiquita Brands International, Inc., McLeod USA and Dade Behring Holdings Inc.

David Elstein

     Mr. Elstein became a director of the Company on January 10, 2003. He owns Brook Productions Ltd., a television consulting and production company, and is currently the chairman of the following organizations: the British Screen Advisory Council, the National Film and Television School Foundation and Really Useful Theatres Ltd. He is also currently a non-executive director of Sport and Leisure plc and a non-executive director and Vice-Chairman of Kingsbridge Capital Ltd. He has been a visiting professor of Broadcasting at Oxford, Westminster, and Stirling Universities. Mr. Elstein was formerly CEO of Channel 5 Broadcasting in Britain and Head of Programming at BSkyB as well as Director of Programs of Thames Television.

William R. Huff

     Mr. Huff became a director of the Company on January 10, 2003 and served as Interim Chairman of the Board of Directors until March 12, 2003, when Mr. Mooney joined our Board of Directors and became Non-Executive Chairman. Mr. Huff is Principal and President of W.R. Huff Asset Management Co., L.L.C., an investment adviser and a large independent manager in the high yield market and private equity boutique. He founded W.R. Huff Asset Management Co., L.L.C. in 1984.

Barclay Knapp

     Barclay Knapp is President, CEO and a director of the Company and has held these positions since its formation with the exception that Mr. Knapp was Chief Operating Officer until October 1996 when he was appointed Chief Executive Officer. Mr. Knapp co-founded NTL in 1993 with George Blumenthal. Prior to NTL, Mr. Knapp was a co-founder of Cellular Communications, Inc. (CCI) in 1982, serving first as CFO and then later as President and COO. CCI was a pioneering US cellular telephone company that grew to become one of the industry’s leading players at the time of its sale to Airtouch in 1996 for $2.5 billion. In addition, CCI was the parent, and Mr. Knapp was COO, of Cellular Communications of Puerto Rico (CCPR) and Cellular Communications International (CCII) – the latter a founding partner of Omnitel in Italy. These companies were spun off from CCI in 1991 and ultimately sold to SBC (1999) and Mannesman (1998), respectively. Mr. Knapp is currently Chairman of ATX Communications, the successor to CoreComm, a US-based CLEC which also had its roots in the CCI companies and NTL.

James F. Mooney

     Mr. Mooney became Non-Executive Chairman of the Company on March 12, 2003. Mr. Mooney was most recently the Executive Vice President and Chief Operating Officer of Nextel Communications Inc. Prior to joining Nextel, Mr. Mooney was the CEO/COO of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc and Benchmark Capital. Before his position with Tradeout, Mr. Mooney was the Chief Operating Officer at Baan Company, a business management software provider that had dual headquarters in Amsterdam and Virginia. From 1980-1999, Mr. Mooney held a number of positions with IBM Corporation, including his last position as Chief Financial Officer of the Americas.

Brett G. Wyard

     Brett G. Wyard has been a director of the Company since May 7, 2003. Mr. Wyard is currently a Managing Director of Oaktree Capital Management, LLC. Before joining Oaktree in 1999, Mr. Wyard served as a Vice President in Merrill Lynch’s global distressed situations group where he focused on proprietary debt investments in distressed and bankrupt situations. Prior to joining Merrill Lynch in 1997, Mr. Wyard spent three years as an associate in Houlihan, Lokey, Howard & Zukin, Inc.’s financial restructuring group providing financial advisory services to both distressed corporations and their creditor constituencies. Prior thereto, Mr. Wyard worked at Voyageur Asset Management in investment-grade bond management and at Miller & Schroeder Financial in investment banking.

George R. Zoffinger

     Mr. Zoffinger became a director of NTL Incorporated on January 10, 2003. He is the President and CEO of the New Jersey Sports and Exposition Authority. He previously served as President and CEO of Constellation Capital Corporation and as President and CEO of Value Property Trust, a publicly owned real estate investment trust. Mr. Zoffinger also served as Chairman of CoreStates New Jersey National Bank and as President and CEO of Constellation Bancorp. Further, Mr. Zoffinger was the Commissioner of Commerce and Economic Development for the State of New Jersey in 1990. Mr. Zoffinger is currently a director of New Jersey Resources Inc., Admiralty Bancorp and Commercial Federal Bancorp.

Executive Officers Who Are Not Directors:

Simon P. Duffy

     Simon P. Duffy is the Company’s Chief Operating Officer and has held this position since April 1, 2003. Prior to joining the Company, Mr. Duffy was CFO of Orange SA. Prior to Orange, Mr. Duffy was Chief Executive Officer of Denmark-based wireless data company End2End. He joined End2End in 2001 from Internet service provider World Online International NV. At World Online, Mr. Duffy served as CEO & Deputy Chairman and led the initial public offering of the company and subsequent sale to Tiscali SPA. Prior to his tenure at World Online, Mr. Duffy spent eight years at EMI Group plc, first as Group Finance Director of THORN EMI and later, following Group’s demerger, as Deputy Chairman and Group Finance Director of EMI Group. Prior to EMI Group, Mr. Duffy worked at Guinness plc, first as Director of Corporate Finance and subsequently as Operations Director of United Distillers, Guinness’s spirits division.

Robert C. Gale

     Robert C. Gale is the Company’s Vice President — Controller, and has held this position since June 17, 2003. Mr. Gale joined NTL from Cable & Wireless Communications plc, where he was Head of Finance for the ConsumerCo business acquired by the Company in May 2000. In October 2000, he was appointed as Group Director of Financial Control for NTL’s UK operations. Prior to joining Cable & Wireless, from 1995 to 1997 Mr. Gale was Chief Financial Officer of ComTel, a cable operator subsequently acquired by NTL. Between 1989 and 1995, Mr. Gale was Group Financial Controller at TVS Entertainment PLC, a UK TV broadcaster and program producer. Mr. Gale is a Chartered Accountant and worked for KPMG at its London office between 1981 and 1989.

Howard S. Kalika

     Howard S. Kalika is the Company’s Vice President – Group Finance Director – Corporate Finance and Development, and has held this position since May 1, 2003. Prior to joining the Company, Mr. Kalika was a Senior Vice President of WilTel Communications Group, where he led corporate finance activities. Prior to joining WilTel in September 1999, Mr. Kalika held various senior finance positions with Amoco Corporation and BP Amoco.

Richard H. Martin, Jr.

     Richard H. Martin, Jr. is the Company’s Vice President – Financial Services and Administration, and has held this position since May 1, 2003. Prior to joining the Company, Mr. Martin held various positions with WilTel Communications Group, including Vice President — Treasurer; Vice President - Finance, Emerging Markets; and Assistant Treasurer. Before joining WilTel, Mr. Martin was Regional CFO — Africa of BP plc from June 1999 through April 2000. Prior to BP, Mr. Martin held various positions with Amoco Corporation, including Director, Business Solutions.

Scott E. Schubert

     Mr. Schubert is the Company’s Chief Financial Officer, and has held this position since May 1, 2003. From June 1999 to March 2003, Mr. Schubert was Executive Vice President & Chief Financial Officer of WilTel Communications Group, which delivers voice, data, video and IP services for worldwide telecom carriers, internet service providers and global media and entertainment companies. Prior to joining WilTel, Mr. Schubert held various positions at Amoco Corporation, including International Controller of Exploration & Production and Vice President of Worldwide Financial Services. Following the merger of BP and Amoco in 1998, he was appointed Vice President and Head of BP Amoco’s Global Financial Services.

     On May 8, 2002, NTL Europe (formerly NTL Incorporated), NTL (Delaware), Inc., NTL Incorporated (formerly NTL Communications Corp.), Diamond Cable Communications Corp., Diamond Holdings Limited and Communications Cable Funding Corp. filed petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Knapp was a director and/or officer of some or all of these entities at the time of these filings. Pursuant to the Plan, these companies emerged from bankruptcy on January 10, 2003.

Executive Compensation

     The following table discloses compensation received by the Company’s Chief Executive Officer, the Company’s four other most highly paid executive officers who were serving as executive officers at the end of the fiscal year completed December 31, 2002 and another executive officer who would have been among such executive officers had he been serving at the end of the fiscal year (collectively, the “Named Executive Officers”).

Summary Compensation Table(1)

	Annual Compensation (2)			Long Term Compensation

				Awards (3)	Payouts

				Securities
				Underlying
Name and				Options/	All Other
Principal Position	Year	Salary($)	Bonus($)	SARs(#)	Compensation($)(4)

Barclay Knapp	2002	369,763	408,100	—	7,334
President and Chief	2001	277,260	561,138	5,000,000	7,000
Executive Officer	2000	243,833	249,813	7,250,000	17,200
George S. Blumenthal(5)	2002	369,763	408,100	—	7,334
Chairman and	2001	277,260	561,138	5,000,000	7,000
Treasurer	2000	243,833	249,813	7,250,000	17,200
Richard J. Lubasch(5)	2002	467,290	470,000	—	7,334
Executive Vice	2001	233,692	384,875	—	7,000
President — General	2000	205,517	178,438	500,000	17,200
Counsel and Secretary
John F. Gregg(5)	2002	449,500	450,000	—	7,334
Chief Financial	2001	240,220	591,250	—	7,000
Officer and Senior	2000	214,960	228,125	1,000,000	17,200
Vice President
Stephen A. Carter(5)	2002	413,188	1,750,405	—	952,030 (6)
Senior Vice President and	2001	431,790	278,112	—	6,738
Chief Operating Officer	2000	60,636	—	400,000	38,384
UK and Ireland operations
Bret Richter(5)	2002	299,500	300,000	—	7,334
Senior Vice President —	2001	183,428	319,750	—	7,000
Finance	2000	138,884	138,000	250,000	17,200

(1)	All amounts reflect the compensation paid to each listed employee in respect of such employee’s position at the Company, the Company’s former parent, NTL Europe, Inc. (formerly) NTL Incorporated) and the Company’s former intermediate parent, NTL Delaware, as the case may be.

(2)	None of the Named Executive Officers received perquisites in excess of the amount required to be report under Item 402 of Regulation S-K.

(3)	Options granted were options to purchase shares of our ultimate parent company. All such remaining options were cancelled upon our emergence from Chapter 11 on January 10, 2003, in accordance with the Plan.

(4)	All other compensation reflects the Company’s match of employee contributions to a 401(k) plan or in the case of Stephen Carter, contributions to Mr. Carter’s UK executive pension scheme.

(5)	Messrs. Blumenthal and Gregg terminated their employment with the Company effective January 10, 2003. Mr. Carter terminated his employment with the Company effective November 30, 2002. Messrs. Lubasch and Richter were not reelected as officers at the Company’s 2003 Annual Meeting of Stock holders held on June 17, 2003 and ceased to be officers of the Company as of that date.

(6)	Includes severance payments in the amount of $901,500.

Employment Arrangements

     The following are summaries of the terms of employment arrangements between the Company and each of (i) Barclay Knapp, the Company’s President – Chief Executive Officer and a director, (ii) Richard J. Lubasch, the Company’s Executive Vice President – General Counsel and Secretary, and (iii) Bret Richter, the Company’s Senior Vice President – Finance. As of June 17, 2003, Messrs. Lubasch and Richter are no longer officers of the Company. These descriptions are subject to, and qualified in their entirety by reference to, the respective employment agreements between the Company and such executives which are included as exhibits to the registration statement of which this prospectus forms a part.

Barclay Knapp:
Term:	January 10, 2003 through December 31, 2003; if the contract is not renewed and the executive’s employment terminates within first two weeks of 2004, the executive is entitled to a lump sum cash severance payment equal to two times base salary
Title:	President – Chief Executive Officer
Base salary:	$700,000
Bonuses:	Annual discretionary cash bonus of up to 200% of base salary; bonus upon consummation of the Plan consisting of the number of shares of Common Stock of the Company with a value equal to base salary
Options:	Eligible to receive options to purchase Common Stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined by the board of directors
Benefits:	Entitled to participate in all employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to its senior executive officers
Termination without cause:	Entitled to a lump sum cash severance payment equal to three times base salary if terminated without cause
Non-competition:	Non-competition provision survives for eighteen months following termination of employment with the Company
Richard J. Lubasch:
Term:	January 10, 2003 through December 31, 2003; if the contract is not renewed and the executive’s employment terminates within first two weeks of 2004, the executive is entitled to a lump sum cash severance payment equal to two times base salary
Title:	Executive Vice President – General Counsel
Base salary:	$477,000
Bonuses:	Annual discretionary cash bonus of up to 200% of base salary; bonus upon consummation of the Plan consisting of the number of shares of Common Stock of the Company with a value equal to base salary
Options:	Eligible to receive options to purchase Common Stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined by the board of directors
Benefits:	Entitled to participate in all employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to its senior executive officers
Termination without cause:	Entitled to a lump sum cash severance payment equal to three times base salary if terminated without cause
Non-competition:	Non-competition provision survives for eighteen months following termination of employment with the Company
Bret Richter
Term:	January 10, 2003 through December 31, 2003; if the contract is not renewed and the executive’s employment terminates within first two weeks of 2004, the executive is entitled to a lump sum cash severance payment equal to two times base salary
Title:	Senior Vice President – Finance
Base salary:	$345,000
Bonuses:	Annual discretionary cash bonus of up to 200% of base salary; bonus upon consummation of the Plan consisting of the number of shares of common stock of the Company with a value equal to base salary
Options:	Eligible to receive options to purchase common stock of the Company at such exercise prices, schedules as to exercisability and other terms and conditions as determined by the board of directors
Benefits:	Entitled to participate in all employee benefit plans, programs, policies and arrangements (including fringe benefit and executive perquisite programs and policies) made available by the Company to its senior executive officers
Termination without cause:	Entitled to a lump sum cash severance payment equal to three times base salary if terminated without cause
Non-competition:	Non-competition provision survives for eighteen months following termination of employment with the Company

Option Grants

     The Company did not grant any stock options in 2002, as it was a wholly-owned subsidiary of NTL Europe. All options granted to officers and directors of the Company by NTL Europe were cancelled on January 10, 2003 in accordance with the Plan.

Option Exercises and Year-End Value Table

     No options on the Company’s stock were held by the Named Executive Officers or exercised during 2002.

Performance Graph

     Until January 10, 2003, the Company was a wholly-owned subsidiary of NTL Europe, Inc. (formerly known as NTL Incorporated). Accordingly, it did not have a class of common stock registered under Section 12 of the Exchange Act prior to that time.

Compensation Committee Report on Executive Compensation

Policy

     The Compensation Committee of the Board of Directors has the responsibility for the design and implementation of the Company’s executive compensation program. The Compensation Committee is composed entirely of non-employee directors.

     Our executive compensation program is designed to be closely linked to corporate performance. To this end, we have developed an overall compensation strategy that links compensation directly to the achievement of operational goals. The overall objective of this strategy is to attract and retain the best possible executive talent and to motivate these executives to achieve the goals inherent in our business strategy, thereby seeking to enhance our profitability and value.

     In furtherance of our incentive-oriented compensation goals, historically cash compensation such as annual base salary and bonus has generally been set below levels paid by comparable sized telecommunications companies and was supplemented by equity-based option grants. However, in part due to the significant downturn in the financial markets, the elimination of value associated with stock options generally, as well as the uncertainty and changes relating to our business in this environment, we have increased the level of cash compensation paid to several of our senior executives in order to retain them. In assessing these compensation levels, the Compensation Committee, which is composed of independent directors, recognizes the fact that some executives have participated in the development of our business from its earliest stages, have preserved significant value in an extremely challenging environment, and are very important to retain for the future success of our business.

Base Salary and Bonus

     Compensation for the Company’s executive officers, including the Company’s CEO, for 2002, was determined by the compensation committee of NTL Europe.

Stock Options

     No stock options were granted by the Company in 2002, during which time we were a wholly-owned subsidiary of NTL Europe. All stock options previously granted by NTL Europe were cancelled pursuant to the Plan, effective as of January 10, 2003.

Management Incentive Plan

     The Plan provides that on or after the Effective Date, the compensation committee of our board of directors is authorized to, and will, adopt a management incentive plan. The purpose of the management incentive plan is to provide incentives to certain of our employees and the employees of our subsidiaries, as well as to incentivize their efforts in fostering and promoting our long term growth and performance and to better align such employees’ interests with those of our stockholders. Under the management incentive plan, options to purchase up to 10% of the issued and outstanding shares of our Common Stock as of the Effective Date may be granted from time to time to certain of our employees and the employees of our subsidiaries. Accordingly, on the Effective Date pursuant to the Plan, we reserved 5 million shares of our Common Stock for issuance under the management incentive plan.

     Options in respect of 3,758,000 shares of our Common Stock have been granted, pursuant to the management incentive plan.

The Compensation Committee for 2002

James E. Bolin
Jeffrey D. Benjamin

Compensation Committee Interlocks and Insider Participation

     During 2002 the Company did not have a Compensation Committee as it was a wholly-owned subsidiary of NTL Europe and did not independently establish compensation for the officers of NTL Europe who were also serving as the Company’s officers. The present Compensation Committee members are all independent directors.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock, par value $0.01 per share (the “Common Stock”), as of June 24, 2003 (except as noted), by each person known by us to be the beneficial owner of more than 5% of any class of our Common Stock.

	Amount and Nature of Beneficial Ownership

		Presently
Name and Address of	Common	Exercisable		Percentage of
Beneficial Owner	Stock	Warrants	Total	Class(1)

William R. Huff c/o W.R. Huff Asset Management Co., L.L.C., 67 Park Place, Morristown, NJ 07960(2)	6,613,995	0	6,613,995	13.06%
France Telecom 6 Place d’Alleray, 75505 Paris Cedex 15, France (3)	0	6,040,273	6,040,273	10.65%
Appaloosa Management L.P. c/o Appaloosa Partners Inc., 26 Main St., First Floor, Chatham, NJ 07928 (4)	3,715,201	323,342	4,038,543	7.92%
Angelo, Gordon & Co., L.P. 245 Park Avenue, New York, New York 10167 (5)	3,342,136	0	3,342,136	6.60%
FMR Corp. 82 Devonshire Street Boston, MA 02109	6,442,944	0	6,442,944	12.72%
Certain funds and accounts managed by Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071(7)	4,394,208	0	4,394,208	8.68%

(1)	Based on 50,634,881 shares of Common Stock issued and outstanding as of May 19, 2003.

(2)	Based solely upon the Form 4, dated February 12, 2003, filed by William R. Huff with the Commission on February 12, 2003. Includes ownership of our Common Stock by certain entities of which Mr. Huff is an affiliate or separate accounts for which one or more affiliates act as investment manager, including among others, W.R. Huff Asset Management Co., L.L.C. William R. Huff possesses sole power to vote and direct the disposition of all shares of our Common Stock beneficially owned by him, subject to applicable securities law compliance procedures.

(3)	Based solely upon the Form 3/A, dated March 12, 2003, filed by France Telecom with the Commission on March 12, 2003. France Telecom holds Series A warrants exercisable for 6,040,273 shares of our Common Stock through its indirect wholly owned subsidiary Rapp 26, a societe anonyme organized under the laws of France. France Telecom possesses sole power to vote and direct the disposition of all shares of our Common Stock beneficially owned by it.

(4)	Based solely upon Schedule 13G, dated January 21, 2003, jointly filed by Appaloosa Investment Limited Partnership I, Palomino Fund Ltd., Appaloosa Management L.P., Appaloosa Partners Inc. and David A. Tepper with the Commission on January 21, 2003. The beneficial ownership of Appaloosa Management L.P., Appaloosa Partners Inc. and David A. Tepper includes ownership of our Common Stock and Series A warrants by their affiliates Appaloosa Investment Limited Partnership I and Palomino Fund Ltd. Appaloosa Investment Limited Partnership I has shared voting and dispositive power with respect to 2,152,543 shares of our Common Stock. Palomino Fund Ltd. has shared voting and dispositive power with respect to 1,886,000 shares of our Common Stock. Appaloosa Management L.P., Appaloosa Partners Inc. and David A. Tepper each have shared voting and dispositive power with respect to 4,038,543 shares of our Common Stock.

(5)	Based solely upon Schedule 13G, dated February 13, 2003, jointly filed by Angelo, Gordon & Co., L.P.; John M. Angelo; and Michael L. Gordon, Jr. with the Commission on February 14, 2003. Each of the reporting persons may be deemed the beneficial owners of 3,342,136 shares held for the account of twenty-one private investment funds for which Angelo, Gordon & Co., LLP acts as general manager and/or investment advisor.

(6)	Based solely upon Schedule 13G, dated June 10, 2003, filed by FMR Corp.

(7)	Based solely on the Form 3, dated May 7, 2003, filed by Brett G. Wyard with the Commission on May 8, 2003. Oaktree Capital Management, LLC (“Oaktree”) is the general partner or investment manager of the managed funds and third party accounts that directly hold the shares of Common Stock (collectively, the “Oaktree Entities”). Oaktree disclaims beneficial ownership of the shares of Common Stock directly held by the Oaktree Entities, except to the extent of its pecuniary interest therein.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of June 24, 2003, by (i) each of the Named Executive Officers and each director of the Company, (ii) the executive officers of the Company as a group, (iii) the directors of the Company as a group and (iv) all directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership

			Presently
	Common		Exercisable		Percentage of
Executive Officers and Directors (1)	Stock		Warrants	Total	Class(2)

Barclay Knapp	32,609	(3)	3,990	36,599	*
Richard J. Lubasch**	22,220	(3)	531 (4)	22,751	*
Bret Richter**	16,071	(3)	2	16,073	*
George Blumenthal	***		***	***	***
Stephen Carter	***		***	***	***
John Gregg	***		***	***	***

Executive Officers as a group	201,220	(5)	4,523	205,743	*

Edwin M. Banks	0		0	0	*
Jeffrey D. Benjamin	39,172		0	39,174	*
David Elstein	0		0	0	*
William R. Huff	6,613,995	(6)	0	6,613,995	11.14%
James F. Mooney	131,666	(7)	0	131,666	*
Brett G. Wyard	0	(8)	0	0	*
George R. Zoffinger	0		0	0	*

Directors as a group	6,784,833		0	6,784,835	11.43%
Directors and Executive Officers as a group	6,986,053		4,523	6,990,578	11.77%

*	Represents less than one percent.

**	As of June 17, 2003, Messrs. Lubasch and Richter are no longer officers of the Company.

***	Messrs. Blumenthal, Carter and Gregg are no longer executive officers of the Company. As a result, the Company does not have access to information, other than publicly available information, regarding such former executive officers’ beneficial ownership of the Common Stock. The Company is not aware of any public filings disclosing beneficial ownership of the Common Stock by such former executive officers.

(1)	Unless otherwise noted, the business address of each person is 110 East 59th Street, New York, New York 10022.

(2)	Includes 50,634,881 shares of Common Stock issued and outstanding as of May 19, 2003 and 8,750,496 presently exercisable Series A warrants.

(3)	The shares of Common Stock beneficially owned by Messrs. Knapp, Lubasch and Richter have been issued in escrow pursuant to such executive officers’ respective employment agreements. Under the terms of the escrow, the shares will be delivered to each of the executive officers only if on October 10, 2003, he or she is an employee of NTL or, on or before such date, was terminated, actually or constructively, without cause.

(4)	Includes two Series A warrants owned by Mr. Lubasch as custodian for his child, as to which warrants Mr. Lubasch disclaims beneficial ownership.

(5)	Includes 97,220 shares of Common Stock beneficially owned by certain of our executive officers that have been issued in escrow pursuant to such executive officers’ respective employment agreements. Under the terms of the escrow, the shares will be delivered to each of the executive officers only if on October 10, 2003, he or she is an employee of NTL or, on or before such date, was terminated, actually or constructively, without cause.

(6)	Based solely upon the Form 4, dated February 12, 2003, filed by William R. Huff with the Commission on February 12, 2003. Includes ownership of our Common Stock by certain entities of which Mr. Huff is an affiliate or separate accounts for which one or more affiliates act as investment manager, including among others, W.R. Huff Asset Management Co., L.L.C. William R. Huff possesses sole power to vote and direct the disposition of all shares of our Common Stock beneficially owned by him, subject to applicable securities law compliance procedures.

(7)	Includes 16,666 shares of restricted Common Stock that will vest on June 30, 2003. Also includes (i) stock options for the purchase of 100,000 shares of Common Stock that vested on March 28, 2003, and (ii) stock options for the purchase of 15,000 shares of Common Stock that will vest on June 30, 2003. No shares of restricted stock or shares under option may be sold prior to the first anniversary date of Mr. Mooney’s employment with the Company.

(8)	Mr. Wyard is a Managing Director of Oaktree Capital Management, LLC (“Oaktree”), a registered investment adviser under the Investment Advisers Act of 1940, as amended. Oaktree owns 4,394,208 shares of Common Stock in its capacity as the general partner of certain managed funds (the “Oaktree Funds”) and as the investment advisor of certain third party accounts (the “Oaktree Accounts”). Mr. Wyard disclaims beneficial ownership of any shares of Common Stock owned by the Oaktree Funds and the Oaktree Accounts, except to the extent of any pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have entered into several transactions with related parties as described below. Each of these transactions is as favorable to us as could be obtained with an unrelated third party.

Our Relationship with NTL Europe

     In connection with the consummation of the Plan, we have entered into several agreements with NTL Europe including a Tax Sharing Agreement, a Transitional Services Agreement, a De-Merger Agreement and a Novation Agreement. We also cooperate with NTL Europe in several other areas.

Transitional Services Agreement

     On the Effective Date, we entered into a Transitional Services Agreement with NTL Europe. Under the Transitional Services Agreement, we have agreed to provide NTL Europe with certain administrative and technical support services for a limited period of time where our personnel had previously been providing support to the companies now comprised within the NTL Europe group of companies. We agreed to provide NTL Europe with support if and when requested in the following areas: accounting, payroll and financial reporting support, technical assistance to NTL Europe’s Spanish business, access to our internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of certain of the joint ventures in which NTL Europe has investments. This agreement provides that our employees shall, as appropriate, prioritize work performed for us ahead of work performed on behalf of NTL Europe.

     In addition, under the Transitional Services Agreement, we provide the services of two of our employees to NTL Europe seconded on a full-time basis for a period of up to two years (at NTL Europe’s option) and permit NTL Europe and its group companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of certain other of its subsidiaries.

     NTL Europe pays us pre-determined charges set out in the Transitional Services Agreement in respect of the services provided by us and our subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out such work.

De-Merger Agreement

     On the Effective Date, we also entered into a De-Merger Agreement with NTL Europe. This agreement enables us and NTL Europe to have access to records and documents which we and they require but which are held by or in the control of the other. In addition the agreement ensures, to the extent possible, that all warranties, indemnities or liabilities relating to assets or companies which we currently own (directly or indirectly), but which were originally acquired by NTL Europe or one of its subsidiaries before being transferred to us or one of our subsidiaries, are transferred to us with effect from the date of the agreement.

     Under the De-Merger Agreement, NTL Europe agrees that it holds and that it shall procure that each of its group companies holds in trust for us the benefit of warranties and representations and the benefit of covenants to pay or indemnities under contracts entered into by members of NTL Europe’s group of companies prior to the date of the agreement relating to the acquisition of assets which on the date of the agreement were held by us and/or our subsidiaries.

     There is no specified list of contracts to which the De-Merger Agreement applies. Instead it is agreed that the De-Merger Agreement will not apply to the agreements dealt with under the Novation Agreement described below.

Novation Agreement

     In May 2000, our former ultimate parent company (now known as NTL Europe) completed the acquisition of ConsumerCo, the residential cable business of Cable & Wireless Communications PLC, referred to in this prospectus as Old CWC. Old CWC was a publicly listed company in the UK whose largest shareholder was C&W.

     The deal was recorded in a Transaction Agreement originally signed in July 1999. When the deal closed, NTL Europe acquired ConsumerCo. ConsumerCo is a UK cable business and it was always intended that it would be operationally integrated with the rest of NTL’s UK business.

     NTL Europe (then known as NTL Incorporated) transferred ConsumerCo to us and our subsidiaries in February 2001.

     On January 10, 2003, we, NTL Europe and C&W and certain of their respective subsidiaries entered into a Novation Agreement which transfers the remaining rights and obligations under the Transaction Agreement and other related ancillary transaction documents (other than those relating to C&W’s rights as a shareholder in NTL Europe or relating to securities of NTL Europe) from NTL Europe to us. Those rights and obligations include representations and warranties given by C&W in respect of ConsumerCo, mutual tax indemnities related to certain tax matters concerning ConsumerCo and the transfer of certain properties between ConsumerCo and C&W where the relevant properties are owned by C&W or ConsumerCo but used by the other.

Tax Sharing Agreement

     Until consummation of the Plan, we were a part of a federal consolidated income tax group having NTL Europe as the common parent corporation. Under the Plan, we separated from the NTL Europe group, becoming a separate federal consolidated tax group after the Effective Date. On the Effective Date, we entered into a Tax Sharing Agreement which allocates rights and responsibilities for tax matters between us, on the one hand, and NTL Europe and its affiliates, on the other hand.

     In general, we will have control over, and be responsible for, the preparation and filing of our own tax returns and also any joint tax returns that include us and NTL Europe companies. NTL Europe will reimburse us for 14.5% of the costs associated with our preparation of joint returns, including the federal income tax returns for 2002 and 2003.

     Although it is not anticipated that there will be any federal income tax liability for 2002 or the portion of 2003 during which we are included in a joint return with NTL Europe, we have the right to reasonably apportion any tax liability between us and NTL Europe, and NTL Europe will be liable for any such apportioned tax liability attributable to NTL Europe and its affiliates. Any refunds of taxes paid with respect to joint returns will likewise be reasonably allocated by us to NTL Europe and its affiliates on a similar basis.

     NTL Europe’s UK affiliates are required, as we may direct, to surrender group relief up to the maximum permitted by law to certain of our UK affiliates for tax periods before, or that include, the Effective Date as we may direct. Such group relief allow our UK affiliates to use deductions from NTL Europe’s UK affiliates to reduce foreign taxable income. We also have the ability to amend any claims or returns to give effect to NTL Europe’s UK affiliates’ surrenders of group relief.

     We have the exclusive right to control, contest and represent our interests and NTL Europe’s interest in any audit relating to a joint tax return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with any joint return if the matter involved could effect us. However, NTL Europe has the exclusive authority to handle audits that relate solely to NTL Europe or its affiliates to the extent the asserted liability or matter either does not exceed any amounts escrowed by NTL Europe for taxes or could not otherwise create liability for us or our affiliates. We have an obligation to provide NTL Europe with information, to keep NTL Europe informed and to give NTL Europe an opportunity to participate in discussions with tax authorities regarding tax issues that involve NTL Europe or its affiliates. We have the right to reasonably apportion any costs associated with responding to an audit, claim or asserted deficiency to NTL Europe.

     NTL Europe’s ability to perform its continuing obligations under the tax sharing agreement could be affected by a sale of some or all of its assets or by a change of control. Therefore, NTL Europe is required to provide us with notice of any change of control of it or any of its affiliates. Finally, we and NTL Europe have customary rights and obligations to cooperate, exchange information, provide notice and resolve disputes with respect to tax matters.

NTL’s Relationship with ATX Communications, Inc.

     Our President – Chief Executive Officer, Barclay Knapp, is also the Chairman of ATX Communications, Inc. (formerly known as CoreComm Holdco, Inc. and referred to in this prospectus as ATX). Until January 2003, ATX shared resources with us related specifically to corporate activity, including corporate employees and a corporate office. In conjunction with these arrangements, we provided ATX with management, financial, legal and administrative support services through the use of employees, as well as access to office space and equipment and use of supplies and related office services. The salaries of employees providing services to ATX were charged to ATX by us based on the allocations of their time spent providing services to ATX.

     Amounts charged to ATX by us consist of direct costs allocated to ATX where identifiable and a percentage of the portion of our corporate overhead which cannot be specifically allocated to us. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. Our charges to ATX commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had ATX operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the years ended December 31, 2002, 2001 and 2000, we charged ATX $385,000, $446,000 and $1,186,000, respectively, which reduced our corporate expenses. For the three months ended March 31, 2003, we charged ATX $32,000 which reduced our selling, general and administrative expenses.

     On April 12, 2001, our former ultimate parent company purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, we entered into a network and software agreement with ATX. Under the agreement, ATX will provide U.S. network access for Internet traffic from our UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how.

     We obtain billing and software development services from ATX. ATX billed us $2.9 million, $3.4 million and $5.9 million in the years ended December 31, 2002, 2001 and 2000, respectively, for these services. ATX billed us $737,000 in the three months ended March 31, 2003 for these services. In 2001, we entered into a license agreement with ATX whereby we were granted an exclusive, irrevocable, perpetual license to billing software developed by ATX for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $9.8 million for the development costs expended by ATX plus a fixed amount of $3.0 million representing the one-time perpetual license fee. The billing software was being used by us at the time of this agreement, and was being maintained and modified by ATX under an ongoing software maintenance and development outsourcing arrangement between the companies.

     In March 2000, we and ATX announced that we had entered into an agreement to link our networks in order to create an international Internet backbone that commenced operations in February 2001. We incurred costs of $0.3 million for network usage in the year ended December 31, 2001. We have not incurred any additional costs subsequent to 2001.

NTL’s Relationship with Certain Financial Advisors

     On May 2, 2002, our former parent company, NTL Europe, its subsidiary NTL Delaware, and its former subsidiary NTL Communications Limited (also a subsidiary of ours), on behalf of themselves and their respective subsidiaries (collectively referred to in this prospectus as the Advised Companies), the steering committee of the unofficial committee of noteholders of Old NTL that was convened during our Chapter 11 reorganization, J.P. Morgan plc, J.P. Morgan Chase, Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. entered into a letter agreement to amend the existing engagement provisions contained in an engagement letter dated May 17, 2000, by and among the Advised Companies, J.P. Morgan plc, J.P. Morgan Chase, Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. (referred to as the Modified Engagement Letter) as follows:

     (1)  J.P. Morgan plc and J.P. Morgan Chase (collectively referred to as the J.P. Morgan parties), and Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. (collectively referred to as the Morgan Stanley parties) shall each be engaged on a non-exclusive basis by the Advised Companies and their respective subsidiaries as joint book running managers in any capital market financing entered into by the Advised Companies or any of their respective subsidiaries, the proceeds of which are used to refinance all or any portion of our Working Capital Credit Facility. In connection with their engagement as joint book running managers, each of the J.P. Morgan parties and the Morgan Stanley parties shall be entitled to receive 30% of the underwriting discount of the aggregate principal amount of such issuance of securities (referred to as the book running fee);

     (2)  the J.P. Morgan parties and the Morgan Stanley parties shall each also be engaged on a non-exclusive basis by the Advised Companies and their respective subsidiaries as co-managers in any capital markets financing the proceeds of which are used to refinance the Exit Notes. In connection with their engagement as co-managers, each of the J.P. Morgan parties and the Morgan Stanley parties shall be entitled to receive 10% of the underwriting discount of the aggregate principal amount of such capital markets issuance (referred to as the managing fee); and

     (3)  each of the Advised Companies agreed that after the refinancing of the Exit Notes and/or the Working Capital Credit Facility, if the aggregate of the book running fee and the managing fee paid to each of the J.P. Morgan parties and the Morgan Stanley parties pursuant to paragraphs (1) and (2) above is less than $3,000,000 per institution, each of the Advised Companies shall, on a joint and several basis, pay to or procure that there is paid to each of the J.P. Morgan parties and the Morgan Stanley parties an amount equal to the amount by which $3,000,000 exceeds the aggregate of the fees paid to each such institution pursuant to paragraphs (1) and (2) above.

     As of the Effective Date (January 10, 2003), the provisions of the Modified Engagement Letter are a joint and several obligation of NTL Europe and NTL Delaware (which are no longer affiliated with us) and NTL Communications Limited, a subsidiary of ours.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

     Our authorized capital stock consists of 400,000,000 shares of our common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of June 24, 2003, we had (1) 50,650,534 shares of common stock issued and outstanding, which were held of record by approximately 52 stockholders and (2) no shares of preferred stock issued or outstanding. The currently outstanding shares of common stock are validly issued, fully paid and non-assessable. The number of authorized shares of any of our preferred stock or our common stock may be increased or decreased, but not below the then number of shares outstanding, by the vote of the holders of a majority of our voting power and no vote of the holders of any of our preferred stock or our common stock voting separately as a class is required. The descriptions which follow are subject to and qualified in their entirety by reference to the full terms of each security, as set forth in our Amended and Restated Certificate of Incorporation (referred to in this prospectus as our “charter”), our Amended and Restated By-Laws (referred to in this prospectus as our “by-laws”), our Series A Warrant Agreement and our Stockholder Rights Agreement, each of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights in the election of directors. The holders of our common stock are not entitled to vote on any amendment to our charter that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of the affected series of our preferred stock are entitled, either separately or together with the holders of one or more other series of our preferred stock, to vote thereon under our charter or under the Delaware General Corporation Law, referred to in this prospectus as the DGCL.

     Generally, a majority of the votes cast at a meeting of stockholders by holders of shares entitled to vote on the proposal is required for stockholder action. However, our charter provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock which by its terms may be voted on all matters submitted to our stockholders generally, voting together as a single class, is required for stockholder action relating to (a) amendments to the by-laws and (b) the amendment or repeal of the provisions of our charter relating to (i) the classification of directors, (ii) the removal of directors, (iii) the prohibition on action by written consent of stockholders, (iv) special meetings of stockholders, (v) certain liabilities of directors, (vi) amendments to the by-laws, (vii) indemnification of directors and officers, (viii) the applicability of Section 203 of the DGCL to us and (ix) Article XIII of our charter which imposes these voting requirements. These voting requirements, as well as the classification of directors on our board of directors, the super-majority voting requirements applicable in the event of certain extraordinary corporate transactions and certain other provisions of our charter, as more fully described in the section herein relating to “Special Charter Provisions” may have the effect, alone or in combination with each other, of delaying, deferring or preventing a change in control of the Company.

     Subject to all rights and preferences of holders of any outstanding shares of our preferred stock, holders of our common stock are entitled to receive proportionately such dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends.

     In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share proportionately in all of our assets available for distribution to holders of our common stock remaining after payment of liabilities and liquidation preference of any of our outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities, and there are no redemption or sinking-fund provisions contained in our charter with respect to the common stock. There is no liability for further calls or for assessments by us.

     As of the date of the registration statement of which this prospectus forms a part, our charter contains no provisions modifying the voting or dividend rights of holders of our common stock described above. We have no preferred stock outstanding. The rights, preferences and privileges of holders of our common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that may be issued in the future.

     Our common stock is currently listed, and trades, under the symbol “NTLI” on the Nasdaq National Market.

Preferred Stock

     Our board of directors has the authority to issue preferred stock in one or more series and to fix as to any series of preferred stock the designation, title, voting powers and any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions, without any further vote or action by our stockholders.

     The ability of the board of directors to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, are available for issuance without further action by our stockholders, unless any action is required by applicable law or the rules of any exchange, automated quotation system or regulated quotation system on which our securities may be listed or quoted, as the case may be, or applicable rules of any self-regulatory organization. Our board of directors will make any determination to issue the shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of our common stock.

Series A Junior Participating Preferred Stock

     In connection with the adoption of our stockholder rights plan, referred to in this prospectus as the Stockholder Rights Agreement, which is described below, we have designated and reserved for issuance a total of one million (1,000,000) shares of our Series A Junior Participating Preferred Stock, par value $0.01 per share, referred to in this prospectus as the Series A Junior Participating Preferred Stock. When issued and paid for in accordance with the Stockholder Rights Agreement, the Series A Junior Participating Preferred Stock will be fully paid and nonassessable. We will appoint a transfer agent for the Series A Junior Participating Preferred Stock if and when any shares are issued.

     Dividends and Ranking. Each share of Series A Junior Participating Preferred Stock will entitle its holder to receive dividends out of our funds legally available for the payment of dividends when, as and if declared by our board of directors. With respect to those dividends, the Series A Junior Participating Preferred Stock will rank:

•	senior to all classes of the common stock and to each other class of capital stock or series of our preferred stock that are designated to rank junior to the Series A Junior Participating Preferred Stock;

•	junior to all classes of our preferred stock that are designated to rank senior to the Series A Junior Participating Preferred Stock; and

•	equal to all classes of preferred stock that is designated to rank equally with the Series A Junior Participating Preferred Stock.

     Dividends are payable quarterly in cash on the fifteenth day of March, June, September and December of each year, in an amount per share (subject to adjustment for a stock dividend on, or a subdivision or combination of, our common stock) equal to the greater of:

•	$10.00; and

•	1,000 times the aggregate amount per share of all dividends declared on the common stock since the immediately preceding dividend payment date.

     Liquidation, Dissolution or Winding up. Upon our liquidation, dissolution or winding up, the holders of outstanding shares of Series A Junior Participating Preferred Stock will be entitled to be paid out of the assets available for distribution to our stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A Junior Participating Preferred Stock. After payment of the liquidation values of senior securities, the holders of the Series A Junior Participating Preferred Stock will be entitled to receive (subject to adjustment for a stock dividend on, or a subdivision or combination or consolidation of, our common stock) the greater of:

•	$1,000.00 for each share of Series A Junior Participating Preferred Stock they hold, plus any accrued and unpaid dividends or distributions on those shares; and

•	the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of the common stock.

     If, upon any liquidation, dissolution or winding up of the Company, the remaining assets available for distribution are insufficient to pay the holders of the Series A Junior Participating Preferred Stock and all other securities ranking equally with the Series A Junior Participating Preferred Stock with respect to liquidation the full amount to which they are entitled, the holders of Series A Junior Participating Preferred Stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the Series A Junior Participating Preferred Stock. Following the payment of the liquidation value in full with respect to each share of Series A Junior Participating Preferred Stock, no additional distributions will be made to the holders of the Series A Junior Participating Preferred Stock.

     Voting Rights. Subject to adjustment for a stock dividend on, or a subdivision or combination of, our common stock, each share of Series A Junior Participating Preferred Stock will entitle the holder to 1,000 votes on all matters submitted to a vote of holders of our common stock. The holders of the Series A Junior Participating Preferred Stock will vote together as a single class with the holders of our common stock.

     If dividends on the Series A Junior Participating Preferred Stock are in arrears in an amount equal to six quarterly dividends, whether or not consecutive, all holders of our preferred stock which have such provision in our charter governing their terms, including holders of the Series A Junior Participating Preferred Stock, whose dividends are in arrears with respect to six quarterly periods will, voting as a single class, be entitled to elect two new directors to our board of directors. The directors will serve until successors to them have been elected or until dividends on the Series A Junior Participating Preferred Stock are no longer in arrears.

     Redemption. The Series A Junior Participating Preferred Stock will not be redeemable.

     Conversion. The Series A Junior Participating Preferred Stock will not be convertible.

Series A Warrants

     Each of our Series A warrants entitles its holder to purchase one share of common stock at an exercise price of $309.88 per share, subject to adjustment. The Series A warrants are exercisable for an aggregate of approximately 8,750,496 shares of common stock, subject to adjustment. The Series A warrants expire on January 10, 2011, referred to in this prospectus as the Expiration Date. The Series A warrants are represented by certificates. The agreement governing the Series A warrants is governed by New York law. The Series A warrants are eligible for trading on the Nasdaq National Market.

     Payment of the aggregate exercise price for all shares of common stock being acquired upon exercise of a Series A warrant must be made in United States Dollars or by certified or official bank check for United States Dollars made payable to the order of “NTL Incorporated.” In lieu of payment of the aggregate exercise price and subject to applicable law, the holder of a Series A warrant may request that we pay the “spread” that will be delivered by us by delivering to such holder a number of shares of our common stock equal to

•	the product of the current market price per share of common stock (as of the date of our receipt of such request), multiplied by the number of shares of common stock underlying the Series A warrants being exercised, minus

•	the product of the exercise price, multiplied by the number of shares of common stock underlying the Series A warrants being exercised, divided by

•	the current market price per share of common stock (as of the date of our receipt of such request).

     We will not be required to issue fractional shares of common stock upon the exercise of the Series A warrants.

     If at any time before the Expiration Date, we:

•	pay a dividend or make a distribution on our common stock in shares of common stock;

•	subdivide or combine the outstanding shares of common stock;

•	make a distribution on the common stock in shares of its capital stock other than common stock; or

•	issue by reclassification of the common stock any shares of its capital stock;

the number of shares issuable upon exercise of each Series A warrant and the exercise price of each Series A warrant will be proportionately adjusted so that the holders of Series A warrants will be entitled to receive the number and kind of shares of common stock or other securities which they would have received if their Series A warrants had been exercised immediately before the event (or, if applicable, the event’s record date).

       If at any time before the Expiration Date, we:

•	distribute warrants, options or other rights to holders of common stock entitling them for a period expiring within forty-five (45) days after the record date to purchase shares of common stock or securities convertible into, or exchangeable or exercisable for, common stock at a price per share (or with an initial conversion, exchange or exercise price) less than the current market price per share on that record date; or

•	distribute assets (other than cash dividends or distributions), debt securities, preferred stock or any options, warrants or other rights to purchase debt securities, assets or other securities of ours;

the Series A warrant exercise price will be adjusted pursuant to the terms of the Series A Warrant Agreement. The Series A Warrant Agreement provides that certain other actions or events may trigger an adjustment in the exercise price of the Series A warrants.

     If at any time before the Expiration Date, any transaction or event or series of transactions or events occurs including:

•	any recapitalization or reclassification of shares of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of common stock);

•	any consolidation or merger with or into another person or any merger of another person into us (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock or a holding company merger in which the ultimate direct or indirect beneficial ownership of us is substantially the same immediately after such transaction as it was immediately prior to such transaction);

•	any sale or transfer of all or substantially all of our assets; or

•	any compulsory share exchange pursuant to which either shares of common stock will be converted into the right to receive other securities, cash or other property, or, in the case of a sale or transfer of all or substantially all of our assets, the holders of our common stock will be entitled to receive other securities, cash or other property (each referred to as a Fundamental Transaction) and the consideration payable to holders of common stock consists solely of cash and/or loan notes (“loan notes”) which are capable of repayment at the option of the holder at any time on or after the date of issuance and are settled in cash (“cash consideration”) (referred to in this prospectus as a cash transaction);

the following will apply:

     (A)  if the cash transaction is entered into or publicly announced within one year of January 10, 2003 and the amount of cash consideration payable to a holder of one share of common stock exceeds $133.49, referred to in this prospectus as the Year 1 Threshold; or

     (B)  if the cash transaction is entered into or publicly announced within two years of January 10, 2003 and the amount of cash consideration payable to a holder of one share of common stock exceeds $162.09, referred to in this prospectus as the Year 2 Threshold; or

     (C)  if the cash transaction is entered into or publicly announced within three years of January 10, 2003 and the amount of cash consideration payable to a holder of one share of common stock exceeds $190.70, referred to in this prospectus as the Year 3 Threshold; and

     (D)  the acquiring person (referred to in this prospectus as the acquiring person), or any direct or indirect shareholder that would constitute an affiliate of such acquiring person (referred to in this prospectus as an affiliated person) is a person that has a class of voting stock, however designated, having ordinary voting power for the election of a majority of the board of directors of a corporation or members of the governing body if other than a corporation, other than stock having voting power only by reason of the happening of a contingency (referred to in this prospectus as voting stock); provided that if there is more than one class of voting stock, the class of voting stock that for purposes of the Series A warrant agreement will be deemed “Voting Stock” will be the class of voting stock with the highest vote per share for the election of a majority of the board of directors of a corporation or members of the governing body if other than a corporation, that is listed or quoted on any securities exchange, inter-dealer quotation system or regulated quotation system at the time of entering into or public announcement of the cash transaction (referred to as an existing listing), or has been admitted for listing or quotation or admitted for listing or quotation subject to official notice of issuance and will be listed or quoted on any securities exchange, inter-dealer quotation system or regulated quotation system upon consummation of the cash transaction (referred to as a new listing). However, if each of the acquiring person and the affiliated person (or if none of such persons) is maintaining an existing listing in good standing, or has secured a new listing effective, upon consummation of the cash transaction, for voting stock of such person (referred to as the listed voting stock), the Series A warrants will become warrants of the acquiring person. In addition, if the acquiring person is not maintaining an existing listing in good standing, or has not secured a new listing effective, upon consummation of the cash transaction, for its voting stock, and the affiliated person is maintaining an existing listing in good standing, or has secured a new listing effective, upon consummation of the cash transaction, for its voting stock, the Series A warrants will become warrants of the affiliated person.

     If one or more of the criteria set forth in paragraphs (A), (B), and (C) above is satisfied, the warrants issued by the acquiring person or the affiliated person, as the case may be, in the cash transaction to holders of Series A warrants will be referred to as acquiror warrants and the person issuing the acquiror warrants will be referred to as the acquiror.

     The acquiror warrants will:

•	have an expiration date identical to the Expiration Date;

•	have an exercise price equal to the adjustment multiple, multiplied by:

•	in the event of an existing listing, the 25-Day average market price of the acquiror’s listed voting stock determined on the date the cash transaction is entered into or publicly announced, whichever is lower; or

•	in the event of a new listing, the fifteen-day average market price of the acquiror’s listed voting stock determined as of the close of trading on the fifteenth consecutive trading day post-consummation of the cash transaction; and

•	be exercisable for a number of shares of the acquiror’s listed voting stock equal to the aggregate exercise price of the Series A warrants divided by the aggregate exercise price of the acquiror warrants.

     In the event of a cash transaction, the “adjustment multiple” will equal the exercise price, divided by the cash consideration payable in respect of one share of common stock in the cash transaction. In the event of a mixed consideration transaction (as defined below) to which cash transaction treatment applies to the Series A warrants, the adjustment multiple will equal the exercise price, divided by the cash consideration payable in respect of one share of common stock in the mixed consideration transaction plus:

•	the acquiror’s listed voting stock portion of the other consideration offered per share of common stock valued based on:

•	in the event of an existing listing, the 25-day average market price of the acquiror’s listed voting stock determined on the date the cash transaction is entered into or publicly announced, whichever is lower; or

•	in the event of a new listing, the fifteen-day average market price of the acquiror’s listed voting stock determined as of the close of trading on the fifteenth consecutive trading day post-consummation of the cash transaction; and

•	the acquiror’s non-listed voting stock portion of the other consideration offered per share of common stock as determined by our board of directors.

     Concurrently with the consummation of the cash transaction or the mixed consideration transaction (if cash transaction treatment will apply to the Series A warrants pursuant to the terms of the Series A warrant agreement):

•	the person formed by or surviving any such cash transaction (any such person is referred to in this prospectus as the cash transaction successor), will enter into a supplemental warrant agreement providing for adjustment that will be as nearly equivalent as may be practical to the adjustments provided for in the Series A warrant agreement; and

•	the cash transaction successor will mail to Series A warrant holders a notice describing the supplemental warrant agreement.

        If any of the criteria set forth in paragraphs (A), (B), and (C) above is not met and a cash transaction is entered into or publicly announced within three years of January 10, 2003 (referred to as the non-qualifying cash transaction), subject to consummation of the non-qualifying cash transaction, the exercise price will be automatically adjusted to equal 90% of the cash consideration per share of common stock payable in the cash transaction. The non-qualifying cash transaction will not be consummated unless and until a notice setting forth such adjustment has been mailed to all registered holders of Series A warrants (the record date for such mailing will be two business days (as defined below) prior to the first mailing of such adjustment), and a period of at least 20 business days (referred to as the 20-business day period) has expired from the date of first mailing of such adjustment notice. On the later to occur of (x) the expiration of the 20-business day period and (y) consummation of the non-qualifying cash transaction, any Series A warrant not previously exercised will at such time expire and no longer entitle its holder to exercise such Series A warrant for shares of common stock or any other consideration.

     For purposes of the Stockholder Rights Agreement:

•	“business day” means any day other than a Saturday, Sunday or a day on which state or federally charted banking institutions in New York, New York are not required to be open;

•	“25-day average market price” means, for any security, the volume-weighted average of the current market prices of that security for the twenty-five trading days immediately preceding the date of determination;

•	“fifteen-day average market price” means, for any security, the volume-weighted average of the current market prices of that security for the fifteen trading days immediately preceding the date of determination;

•	“the current market price per share of the acquiror’s listed voting stock” on any date means the last reported sale price for such security on the principal exchange or quotation system on which such security is listed or traded; if the security is not admitted for trading on any securities exchange or the Nasdaq National Market or Nasdaq SmallCap Market, “current market price per share of the acquiror’s listed voting stock” means the average of the last reported closing bid and asked prices reported by the Nasdaq Stock Market, Inc., the electronic securities market regulated by the National Association of Securities Dealers, Inc., as furnished by any member in good standing of the National Association of Securities Dealers, Inc., selected from time to time by us for that purpose or as quoted by the National Quotation Bureau Incorporated; in the event that no such quotation is available for such day, the “current market price per share of common stock” will be the average of the quotations for the last five trading days for which a quotation is available within the last 30 trading days prior to such day; and

•	“trading day” means any day on which the securities in question are traded on the New York Stock Exchange or, if such securities are not listed or admitted for trading on the New York Stock Exchange, on the principal securities exchange on which such securities are listed or admitted or, if not listed or admitted for trading on any securities exchange, on the Nasdaq National Market or Nasdaq SmallCap Market or, if such securities are not quoted thereon, in the applicable securities market in which the securities are traded; provided that any day during which there will be a halt or suspension of trading or quotations in the securities in question exceeding 15 minutes in the aggregate will not be considered a trading day.

     The Year 1 Threshold, Year 2 Threshold and Year 3 Threshold will be subject to adjustments provided for in the Series A warrant agreement as fully as if each such amount were for purposes of the Series A warrant agreement considered the “Exercise Price.”

     If on or after the date of the Series A warrant agreement and prior to the Expiration Date, a fundamental transaction is consummated and the consideration payable to holders of common stock consists solely of consideration other than cash consideration (referred to in this prospectus as an other transaction):

•	the Series A warrants will automatically become exercisable for the kind and amount of stock, securities or other property or assets (excluding cash consideration, except solely in the case of fractional shares) that the holder of a Series A warrant would have owned or had the right to acquire immediately after consummation of the other transaction if the holder had exercised the Series A warrant immediately prior to the consummation of the other transaction;

•	concurrently with the consummation of the other transaction or the mixed consideration transaction (if other transaction treatment will apply to the Series A warrants pursuant to the terms of the Series A warrant agreement), the person formed by or surviving any such other transaction (any such person is referred to in this prospectus as the other transaction successor), will enter into a supplemental warrant agreement providing for adjustment that will be as nearly equivalent as may be practical to the adjustments provided for in the Series A warrant agreement; and

•	the other transaction successor will mail to Series A warrant holders a notice describing the supplemental warrant agreement.

     If on or after the date of the Series A warrant agreement and prior to the Expiration Date, a fundamental transaction is consummated and the consideration payable to holders of common stock consists partly of cash consideration and partly of other consideration (referred to as a mixed consideration transaction, that will include any transaction pursuant to the terms of which a person has the right to elect the cash consideration or other consideration received in such transaction, subject to proration, if applicable):

•	if the cash consideration payable in the mixed consideration transaction, exceeds 90% of the total consideration payable in the mixed consideration transaction, cash transaction treatment will apply to the Series A warrants in such mixed consideration transaction; and

•	if the cash consideration payable in the mixed consideration transaction is less than or equal to 90% of the total consideration payable in the mixed consideration transaction, other transaction treatment will apply to the Series A warrants in such mixed consideration transaction.

     If cash transaction treatment applies to the Series A warrants in such mixed consideration transaction, the Year 1 Threshold, Year 2 Threshold and Year 3 Threshold (as may have been previously adjusted pursuant to the Series A warrant agreement) will be reduced by

•	the acquiror’s listed voting stock portion of other consideration offered per share of common stock valued based on:

•	in the event of an Existing Listing, the 25-day average market price of the acquiror’s listed voting stock determined on the date the Cash Transaction is entered into or publicly announced, whichever is lower; or

•	in the event of a New Listing, the fifteen-day average market price of the acquiror’s listed voting stock determined as of the close of trading on the fifteenth consecutive trading day post-consummation of the cash transaction; and

•	the Acquiror’s non-Listed Voting Stock portion of the other consideration offered per share of common stock as determined by the board of directors of the Company.

     If other transaction treatment applies to Series A warrants in a mixed consideration transaction:

•	the Series A warrants will automatically become exercisable for the kind and amount of acquiror’s listed voting stock, securities or other property or assets (excluding cash consideration) which the holder of a Series A warrant would have owned or had the right to acquire immediately after consummation of the other transaction if the holder had exercised the Series A warrant immediately prior to the consummation of the other transaction; and

•	any cash consideration that such Series A warrant holder would have been entitled to receive in the mixed consideration transaction will be valued at the amount of such cash and face amount in the case of loan notes and in lieu of payment of such cash consideration, the following form(s) of consideration will be paid to the Series A warrant holders on a pro rata basis until the full amount of the portion of the cash consideration that would have otherwise been payable to the Series A warrant holders in the mixed consideration transaction is paid:

•	first, in acquiror’s listed voting stock; and

•	second, in securities or other property or assets (excluding cash consideration, except solely in the case of fractional shares).

     No adjustment in the exercise price of the Series A warrants will be required if the adjustment, together with any prior adjustments not made, is less than 1% of the Series A warrants’ current exercise price or if Series A warrant holders are to participate in the subject transaction (subject to certain requirements). No adjustment in the exercise price of the Series A warrants will be required in the case of a change in the par value of the common stock or, to the extent the Series A warrants become convertible into cash, no adjustment will be required thereafter as to the cash. Whenever the exercise price is adjusted, we will, within twenty-five days, deliver to the warrant agent a certificate setting forth the exercise price after such adjustment and setting forth in reasonable detail the method of calculation therefor and the number of shares of common stock (or portion thereof) issuable upon exercise of a Series A warrant and mail a notice to registered Series A warrant holders. Upon each adjustment of the Series A warrant exercise price, the number of shares of common stock issuable upon exercise of each outstanding Series A warrant will be adjusted accordingly. Prior to our undertaking certain actions, we must mail a notice detailing such transaction at least 10 days (20 days in some instances) prior to the applicable record date or promptly in the case of events for which there is no record date.

Special Charter Provisions

     Our charter contains the provisions described below, among others. These charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of our preferred stock, of delaying, deferring or preventing a change in control of the Company, of making it more difficult to remove or change the composition of our incumbent board of directors and our officers, of being adverse to stockholders who desire to participate in a tender offer and of depriving stockholders of possible opportunities to sell their common stock at a premium to market prices.

     Article IX of our charter relating to certain business combinations provides that such transactions require the affirmative vote of the holders of at least three-quarters of the outstanding shares of our capital stock held by non-interested stockholders that by its terms may be voted on all matters submitted to our stockholders generally, voting together as a single class. An amendment to Article IX of our charter requires a similar vote to repeal or amend its provisions, subject to certain exceptions. The requirement of a super-majority stockholder vote is designed to prevent a stockholder who controls a majority of the outstanding shares of our capital stock that by its terms may be voted on all matters submitted to stockholders generally from avoiding the super-majority voting requirements of the provisions discussed herein in the section describing our common stock by simply amending or repealing such provisions.

     Our charter provides that the directors are divided into three classes, each of which serves a staggered three-year term, and that vacancies on our board of directors that may occur between annual meetings may be filled by our board of directors. In addition, this provision specifies that any director elected to fill a vacancy on our board of directors will serve for the balance of the term of the replaced director. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

     Our charter also provides that directors can be removed only by the stockholders for cause and then only by the affirmative vote of the holders of at least two-thirds of the outstanding shares of our capital stock that by its terms may be voted generally in the election of our directors, voting together as a single class.

     Our charter provides that only a majority of our board of directors (or a committee thereof), our chairman or our president may call a special meeting of the stockholders and that stockholders may not act by written consent.

     Our charter provides that none of our directors will be personally liable to us or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination from or limitation of liability is not permitted under the DGCL.

     Our charter also provides that, in addition to any affirmative vote required by applicable law or the rules of any exchange, automated quotation system or regulated quotation system on which our capital stock may be listed or quoted, as the case may be, the affirmative vote of the holders of at least three-quarters of the outstanding shares of our capital stock held by non-interested stockholders that by its terms may be voted on all matters submitted to our stockholders generally, voting together as a single class, will be necessary to approve any business combination, proposed by an interested stockholder. These additional voting requirements will not apply, however, if:

•	the business combination was approved by not less than a majority of the continuing directors (as defined below); or

•	a series of conditions are satisfied requiring, in summary, the following:

•	that the consideration to be paid to our stockholders in the business combination must be at least equal (subject to adjustment for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of capital stock) to the higher of:

•	if applicable, the highest per-share price paid by the interested stockholder in acquiring any shares of common stock during the two years prior to the announcement date of the business combination or in the transaction in which it became an interested stockholder, such date is referred to herein as the “determination date,” whichever is higher;

•	the fair market value per share of common stock on the announcement date of the business combination or determination date, whichever is higher; and

•	if applicable, the price per share equal to the fair market value per share of common stock multiplied by the ratio of the highest per share price paid by the interested stockholder for any share of common stock acquired by it within the two-year period immediately prior to the announcement date of the business combination to the fair market value per share of common stock on the first day in such two-year period upon which the interested stockholder acquired any share of common stock; and

•	various procedural requirements are complied with, such as the consent solicitation of proxies pursuant to the rules of the Commission and no decrease in regular dividends, if any, after the interested stockholder became an interested stockholder (except as approved by a majority of the continuing directors).

     An “interested stockholder” is defined as anyone who is or has announced it will become the beneficial owner of 15% or more of the outstanding shares of our capital stock that by its terms may be voted on all matters submitted to stockholders generally, other than us, our subsidiaries and any employee stock plans sponsored by us or our subsidiaries, and includes any person who is an affiliate or associate (or Schedule 13D related party (as defined below) of either of the foregoing) of the Company and at any time within the prior three-year period beneficially owned 15% or more of the outstanding shares of our capital stock that by its terms may be voted on all matters submitted to stockholders generally and is an assignee of or has succeeded to any outstanding shares of our capital stock that by its terms may be voted on all matters submitted to stockholders generally in a transaction not involving a public offering which shares were at any time within the prior three-year period beneficially owned by an interested stockholder. The term “beneficial owner” includes persons directly and indirectly owning or having the right to acquire or vote the stock.

     A “business combination” includes the following transactions:

•	merger or consolidation of us or any subsidiary of ours with an interested stockholder or with any other corporation or entity that is, or after such merger or consolidation would be, an affiliate or associate or Schedule 13D related party of an interested stockholder;

•	the sale or other disposition by us or a subsidiary of ours of assets having a fair market value of $10,000,000 or more if an interested stockholder (or an affiliate or associate or Schedule 13D related party of an interested stockholder) is a party to the transaction;

•	the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder (or an affiliate or associate or Schedule 13D related party of an interested stockholder); or

•	any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of our outstanding stock (or securities convertible into stock) or a subsidiary beneficially owned by an interested stockholder (or an affiliate or associate or Schedule 13D related party of an interested stockholder).

     Determinations of the fair market value of non-cash consideration are made by a majority of the continuing directors.

     The term “continuing directors” means any member of our board of directors, while that person is a member of our board of directors, who is not an affiliate, associate, Schedule 13D related party or representative of the interested stockholder and was a member of our board of directors prior to the time that the interested stockholder became an interested stockholder, and any successor of a continuing director while that successor is a member of our board of directors, who is not an affiliate, associate, Schedule 13D related party or representative of the interested stockholder and is recommended or elected to succeed the continuing director by a majority of continuing directors. The term “Schedule 13D related party” means an individual or entity whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule 13G required to be filed by an interested stockholder.

     Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter requires us to indemnify our officers and directors in accordance with our by-laws to the fullest extent authorized by the DGCL. Our by-laws provide that we may purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her. We expect to maintain liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers. We provide indemnity agreements, referred to in this prospectus as Indemnity Agreements, to our officers and directors, each such person is referred to as an indemnitee. Under our bylaws and these Indemnity Agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

     Through our charter, we have elected to be governed by Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that such stockholder becomes an interested stockholder, unless:

•	prior to such time either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares held by persons who are both directors and officers and certain employee stock plans; or

•	at or subsequent to such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     A business combination includes certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation’s voting stock.

Special By-laws Provisions

     Our by-laws provide that to be properly brought before the annual or any special stockholders’ meeting, business must be:

•	specified in the notice of meeting, or any supplement or amendment thereto, given by or at the direction of our board of directors;

•	otherwise properly brought before the meeting by or at the direction of our board of directors; or

•	solely in the case of the annual meeting, otherwise properly brought before the meeting by a stockholder who timely gives notice to us in writing and who is a stockholder of record on the date of giving of notice and on the record date for the meeting.

     To be timely, a stockholder’s written notice must be delivered to or mailed and received at our principal executive offices not less than 75 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided that in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received by us not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs.

     A stockholder may nominate directors only if the stockholder delivers timely written notice to us (and is a stockholder of record on the date of giving of notice and on the record date for the meeting), in the case of: (x) an annual meeting, not less than 75 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided that in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received by us not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs; and (y) a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or the public disclosure was made, whichever first occurs.

     Our by-laws provide that we may purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her. We expect to maintain liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers. We provide Indemnity Agreements to our officers and directors. Under our bylaws and these Indemnity Agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

Stockholder Rights Agreement

     Upon issuance, each share of our common stock (whether originally issued or from our treasury) will be accompanied by a right, referred to in this prospectus as a stockholder right. Each stockholder right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock at the stockholder rights purchase price, subject to adjustment pursuant to the terms of the Stockholder Rights Agreement.

     The Stockholder Rights Agreement is intended to encourage a potential acquiror to negotiate directly with our board of directors, but may have anti-takeover effects. The Stockholder Rights Agreement could cause substantial dilution to a person or group that acquires a substantial interest in us without the prior approval of our board of directors. The effect of the stockholder rights may be to delay, defer or prevent a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to our stockholders.

     Initially, the stockholder rights are attached to all common stock certificates representing shares then outstanding, and no separate stockholder rights certificates will be distributed. Subject to some exceptions specified in the Stockholder Rights Agreement, the stockholder rights will separate from the common stock upon the earlier of:

•	the close of business on the day of a public announcement that

•	a person has entered into an agreement or arrangement with us or any subsidiary of ours providing for an acquisition transaction or

•	a person or group of affiliated or associated persons, other than us, our subsidiaries or certain persons exempted by the board of directors and the creditors’ committee as of the effective date of the Plan, has become an “acquiring person” by (1) becoming an “adverse person” in the judgment of the board of directors of the Company or (2) acquiring beneficial ownership of 15% or more of the outstanding shares of common stock other than as a result of repurchases of stock by us, participation in a dividend reinvestment, stock option or similar plan, certain acquisitions of shares of common stock from us, or certain inadvertent actions by institutional or certain other stockholders (each of the events described above, referred to as the stock acquisition date); and

•	10 business days (or such later date as our board of directors will determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

     The stock acquisition date could occur as early as the effective date of the Plan. The earlier to occur of the events in the preceding paragraph to occur is referred to as the stockholder rights distribution date, although in any event the separation of the stockholder rights from the common stock will not occur prior to the effective date of the Plan.

     Until the stockholder rights distribution date, (1) the stockholder rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (2) common stock certificates will contain a legend incorporating the Stockholder Rights Agreement by reference and (3) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the stockholder rights associated with the common stock represented by such certificate. Pursuant to the Stockholder Rights Agreement, we reserve the right to require prior to the occurrence of a stockholder rights triggering event that, upon any exercise of stockholder rights, a number of stockholder rights be exercised so that only whole shares of stockholder rights preferred stock will be issued.

     The stockholder rights are not exercisable until the stockholder rights distribution date and will expire at 5:00 p.m., New York City time, on January 10, 2013 unless such date is extended or the stockholder rights are earlier redeemed or exchanged by us as described below.

     As soon as practicable after the stockholder rights distribution date, stockholder rights certificates will be mailed to holders of record of the common stock as of the close of business on the stockholder rights distribution date and, thereafter, the separate stockholder rights certificates alone will represent the stockholder rights. Only shares of common stock issued prior to the stockholder rights distribution date will be issued with stockholder rights.

     In the event that a person becomes an acquiring person, except pursuant to an offer for all outstanding shares of common stock that the independent directors determine to be fair and not inadequate and to be otherwise in our best interests and those of our stockholders, after receiving advice from one or more investment banking firms of national standing (referred to in this prospectus as a qualifying offer), each holder of a stockholder right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or our other securities) having a value equal to two times the exercise price of the stockholder right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all stockholder rights that are, or (under certain circumstances specified in the Stockholder Rights Agreement) were, beneficially owned by any acquiring person will be null and void. However, stockholder rights are not exercisable following the occurrence of the event set forth above until such time as the stockholder rights are no longer redeemable by us as set forth below.

     In the event that, at any time after a stock acquisition date:

•	we engage in a merger or other business combination transaction in which we are not the surviving corporation other than in a qualifying offer;

•	we engage in a merger or other business combination transaction in which we are the surviving corporation and any shares of common stock are changed into or exchanged for other securities or assets other than in a qualifying offer; or

•	50% or more of our assets, cash flow or earning power and that of our subsidiaries (taken as a whole) are sold or transferred;

each holder of a stockholder right (except as noted below) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the stockholder right, that number of shares of common stock of the acquiring company that at the time of such transaction would have a market value (determined as provided in the Stockholder Rights Agreement) of two times the exercise price of the stockholder right. The events set forth in this paragraph and in the preceding paragraph are referred to as the stockholder rights triggering events.

     At any time until a person becomes an acquiring person other than in connection with a qualifying offer, our board of directors may redeem the stockholder rights in whole, but not in part, at a price of $0.01 per stockholder right (referred to in this prospectus as the stockholder rights redemption price), payable in cash, common stock or other consideration deemed appropriate by our board of directors. In addition, our board of directors may, at any time after a person becomes an acquiring person other than in connection with a qualifying offer and after any period during which the holder of stockholder rights may exercise such stockholder rights expires, but prior to any stockholder rights triggering event, redeem all but not less than all of the then outstanding stockholder rights at the stockholder rights redemption price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets, cash flow or earning power aggregating more than 50% of the assets or earning power of us and our subsidiaries (taken as a whole), in which all holders of shares of our common stock are treated alike and not involving (other than as a holder of common stock being treated like all other such holders) an acquiring person or any affiliate or associate of an acquiring person or (y)(1) if and for so long as the acquiring person is not thereafter the beneficial owner of 15% of the shares of common stock and (2) at the time of redemption, no other persons are acquiring persons. Immediately upon the action of our board of directors electing to redeem the stockholder rights, the stockholder rights will terminate and the only right of the holders of stockholder rights will be to receive the stockholder rights redemption price.

     At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, our board of directors may exchange the stockholder rights (other than stockholder rights owned by such person or group that have become void), in whole or in part, for common stock at an exchange ratio of one share of common stock, or one one-thousandth of a share of stockholder rights preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per stockholder right subject to adjustment.

     Until a stockholder right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends. While the distribution of the stockholder rights should not be taxable to holders of common stock or to us, our stockholders may, depending upon the circumstances, recognize taxable income in the event that the stockholder rights become exercisable for our common stock or other consideration of ours or for common stock of the acquiring company or in the event of the redemption of the stockholder rights as set forth above.

     Any of the provisions of the Stockholder Rights Agreement may be amended by our board of directors prior to the stockholder rights distribution date. After the stockholder rights distribution date, the provisions of the Stockholder Rights Agreement may be amended by our board of directors in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of stockholder rights, or to shorten or lengthen any time period under the Stockholder Rights Agreement, except that the stockholder rights agreement may not be supplemented or amended to lengthen a time period relating to when the stockholder rights may be redeemed at such time as when the stockholder rights are not then redeemable or any other time period unless any such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of stockholder rights under the stockholder rights agreement. The foregoing notwithstanding, no amendment may be made to the stockholder rights agreement at a time when the stockholder rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the stockholder rights agreement that may be defective or inconsistent with any other provision therein.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock and Series A warrants is Continental Stock Transfer & Trust Company.

Section 203 of the Delaware General Corporation Law

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that a stockholder becomes an interested stockholder, unless:

•	prior to that time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares held by persons who are both directors and officers and employee stock plans; or

•	at or after that time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     A business combination includes mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock.

Indemnification Provisions

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter and by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

     Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for

(1) breaches of the duty of loyalty;

(2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

(3) unlawful payments of dividends, stock purchases or redemptions; or

(4) transactions from which a director derives an improper personal benefit.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our charter and amended by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We have liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act. In addition, we provide Indemnity Agreements to our officers and directors. Under our bylaws and these Indemnity Agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action. The form of Indemnity Agreement provided to our directors and officers has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF OUR INDEBTEDNESS

19% Senior Secured Notes Due 2010 (Exit Notes)

     In connection with our emergence from Chapter 11, we issued and certain of our subsidiaries (listed below and referred to in this prospectus as the Guarantors) guaranteed payment of the 19% Senior Secured Notes due 2010, referred to in this prospectus as the Exit Notes, in a transaction exempt from the registration requirements of the Securities Act. Initial purchasers of the Exit Notes also purchased 500,000 shares of our common stock on the date of our emergence from Chapter 11. The gross proceeds from the Exit Notes and such shares totaled $500,000,000. The aggregate principal amount of the Exit Notes accretes over the life of the Exit Notes such that the amount repayable at maturity of the Exit Notes (and in certain other circumstances) will be $558,249,000.

     The Exit Notes mature on January 1, 2010, subject in certain instances to earlier repayment in whole or in part. We are required to pay interest on the Exit Notes at a rate of 19% per annum, payable in cash semi-annually in arrears on January 1 and July 1, commencing on July 1, 2003. Alternatively, we may elect in respect of the July 1, 2003 interest payment date to pay interest by the issue of additional pay-in-kind (PIK) Notes and may make a similar election for the next two interest payment dates if cash or cash equivalents fall below a certain level. Any PIK Notes shall accrete at the same rate as the Exit Notes.

     The Exit Notes are guaranteed on a senior basis by the following of our subsidiaries: NTL Digital (US) Inc., CableTel Ventures Limited, Bearsden Nominees, Inc., CableTel Programming, Inc., NTL International Services, Inc. and NTL Funding (NJ), Inc. (collectively referred to in this prospectus as the Senior Guarantors). The Exit Notes are guaranteed on a subordinated basis by Communications Cable Funding Corp. (referred to in this prospectus as the Subordinated Guarantor and together with the Senior Guarantors, the Guarantors). The obligations of the Subordinated Guarantor under the Exit Notes are subordinated to the Subordinated Guarantor’s obligations under our Working Capital Credit Facility.

     The Exit Notes are secured by a lien on and a security interest over (1) all of the issued and outstanding capital stock held by us and the Senior Guarantors in direct subsidiaries incorporated in the United States and 65% of the capital stock of direct subsidiaries that are incorporated outside the United States, (2) substantially all of the assets and properties owned by us and the Senior Guarantors and (3) the capital stock held by NTL Group Limited in NTL Triangle.

     We may redeem some or all of the Exit Notes at any time at the redemption prices set out below except that the redemption price shall be at 100% if we elect to prepay the Exit Notes using the proceeds of a rights offering prior to the first anniversary of the effective date of the Plan, which will be on January 10, 2004:

Redemption Price
Redemption Date	(as percentage of accreted value)

January 10, 2003 — January 10, 2004	111.0%
January 11, 2004 — December 31, 2006	122.0%
January 1, 2007 — December 31, 2007	111.0%
January 1, 2008 — December 31, 2008	105.5%
January 1, 2009 — January 1, 2010	100.0%

     If we undergo a Change of Control (as defined below) we must offer to repurchase the Exit Notes at a purchase price of 101% of the face amount at maturity of the Exit Notes together with accrued and unpaid interest thereon. For these purposes, a “Change of Control” includes: the adoption of any plan for the liquidation or dissolution of the Company; the acquisition of beneficial ownership of at least 30% of our capital stock; and our current directors (or other directors approved by them) ceasing to constitute a majority of our board of directors.

     The indenture governing the Exit Notes imposes operating and financial restrictions on us and certain of our subsidiaries. These restrictions affect and in some cases significantly limit or prohibit (among other things) the ability of these companies to do the following: make restricted payments, incur additional indebtedness and issue preferred stock, create liens, pay dividends on stock or repurchase stock, sell all or substantially all of their assets or merge with or into other companies or engage in certain transactions with affiliates. In particular, the indenture governing the Exit Notes provides that (with certain limited exceptions) the net proceeds of certain asset dispositions may only be used to repay specified indebtedness, subject to the ability to reinvest a small amount of the proceeds in capital expenditure. Except with respect to certain limited categories of permitted indebtedness, our ability to incur further indebtedness is subject to significant limitations. The indenture governing the Exit Notes also provides that any merger of us with another entity which does not otherwise constitute a Change of Control must be conditional upon the refinancing of the Exit Notes.

     The indenture governing the Exit Notes provides that amendments to its terms require the consent of a simple majority or, in some cases, 67% of holders of Exit Notes by face principal amount, except that amendments to negative covenants, the affirmative covenant relating to preservation of corporate existence or to the terms of certain events of default require the consent of holders of Exit Notes of at least 80% in face principal amount and, further, amendments to specified terms of the Exit Notes (mainly: maturity, principal amount, interest, redemption premium and amendments to events of default with respect to designated entities) require the consent of all holders of the Exit Notes.

     The proceeds from the issuance of the Exit Notes were used (a) to consummate the Plan, including, among other things, (1) to repay in full any claims arising under or as a result of the debtor-in-possession credit facility provided to our subsidiary Communications Cable Funding Corp during the Chapter 11 reorganization, (2) to purchase the £90 million aggregate principal amount senior note due 2006, dated as of April 5, 2002, issued by NTL (UK) Group, Inc. to NTL Delaware, plus accrued interest thereon, and (3) to pay transaction costs related to consummation of the Plan, and (b) to provide us with working capital.

Senior Credit Facility

     Pursuant to the Senior Credit Facility (as amended and restated with effect from the Effective Date (January 10, 2003)), the lenders thereunder (referred to in this prospectus as the Senior Banks) have made available to our subsidiary NTL Investment Holdings Limited a revolving facility in the maximum aggregate principal amount of £2,584,800,000 and a term facility in the maximum principal amount of £200,000,000. The Senior Credit Facility is fully drawn as of the date hereof.

     The liabilities under the Senior Credit Facility are principally supported by guaranties and security from certain of our subsidiaries (approximately 185 in number), other than Diamond, NTL Triangle, and their respective subsidiaries (but excluding, among others, Diamond, NTL Triangle and their respective subsidiaries).

     Amounts outstanding under the revolving facility bear interest at LIBOR plus a margin of 3.5% for six months from the Effective Date and which thereafter varies from 4.00% to 2.5% per annum (under a margin ratchet arrangement dependent upon financial performance) plus additional interest intended to compensate the lenders for the costs of complying with cash deposit requirements imposed by the Bank of England and the European Central Bank and fees levied by the UK Financial Services Authority (referred to in this prospectus as the Mandatory Cost Rate).

     The term loan facility bears interest at LIBOR plus a margin of 5.5% per annum plus the Mandatory Cost Rate and is payable in installments with effect from June 30, 2006, with a final repayment date of September 30, 2007.

     Subject to the following, the revolving facility is made available until one month before its final repayment on September 30, 2005. These repayment and availability provisions are subject to voluntary and mandatory repayment and cancellation provisions in the Senior Credit Facility. There are detailed provisions in the Senior Credit Facility which require amounts outstanding under the term loan facility and revolving facility to be repaid and the commitment thereunder to be permanently reduced on a change of control of NTL and from excess cash flow, insurance proceeds, asset disposals, and a specified percentage of the net cash proceeds of equity issues or financial indebtedness raised after December 31, 2003 by us or any of our subsidiaries which are holding companies of NTL Communications Limited, subject to certain agreed exceptions.

     The Senior Credit Facility contains comprehensive undertakings relating to the provision of information and other affirmative and negative covenants applying principally to most of our subsidiaries and, to a limited extent, us.

     The occurrence of certain specified events of default entitle the agent (or oblige the agent on the instructions of an instructing group of the Senior Banks) to cancel any undrawn portion of the facilities and/or to require the immediate payment of all amounts outstanding under the Senior Credit Facility and/or to declare all such amounts due and payable on demand and/or to enforce or direct the enforcement of the security. Such events of default include: (i) failure to pay; (ii) breaches of representations; (iii) breaches of obligations and undertakings under the Senior Credit Facility and related finance documents; (iv) cross defaults; (v) the occurrence of certain insolvency contingencies affecting certain members of the NTL group; (vi) displacement of management, compulsory acquisition or seizure of revenues or assets by government authority; (vii) repudiation of finance documents; (viii) illegality; and (ix) the occurrence of any event of circumstance which would have a material adverse effect.

     The Senior Credit Facility provides for the payment of agency fees and the payment of commitment commission on the daily available and undrawn amounts under the revolving facility at a rate (depending upon the amounts so available and undrawn) of 0.5% or 0.75% per annum payable quarterly in arrears. The Senior Credit Facility also provided for the payment of a restructuring fee to each lender and an amendment fee aggregating 2% of such lender’s commitment as of May 2, 2002, which fees were paid on the Effective Date.

     By a waiver letter dated January 9, 2003, the agent agreed on behalf of the Senior Banks and with effect from the Effective Date to, among other things, waive specified events of default subsisting under the Senior Credit Facility.

Working Capital Credit Facility

     Pursuant to the Working Capital Credit Facility (as amended and restated with effect from the Effective Date (January 10, 2003)), the lenders thereunder (referred to in this prospectus as the Working Capital Banks) made available to NTL Communications Limited a multiple draw loan facility of £1,300,000,000. The Working Capital Credit Facility is fully drawn and the principal amount outstanding thereunder is approximately £408,000,000 (the remainder having been cancelled).

     Amounts outstanding under the Working Capital Credit Facility bear interest at LIBOR plus the Mandatory Cost Rate plus a margin which ratchets up by 0.5% per annum per quarter from its initial rate of 4.5% per annum (subject to a maximum interest rate cap of 16% per annum) and interest is payable in cash at the end of interest periods selected by the borrower save where the rate of interest on any interest payment date relating to an Advance exceeds 14% per annum, in which event (unless otherwise advised by NTL Communications Limited as Borrower) any such excess interest shall be added to the principal amount of such Advance.

     The liabilities under the Working Capital Credit Facility are principally supported by guaranties granted by us and our subsidiaries Communications Cable Funding Corp. and NTL (UK) Group, Inc.; a pledge by Communications Cable Funding Corp. over its 100% shareholding in NTL (UK) Group, Inc.; a charge by NTL (UK) Group, Inc. over 65% of its 100% shareholding in NTL Communications Limited; and by an assignment by Communications Cable Funding Corp. of the benefit of its intercompany loans to NTL (UK) Group, Inc. The guaranty granted by Communications Cable Funding Corp. is limited to the proceeds of recovery under the security documents to which it is party referred to above.

     Subject to the following, the Working Capital Credit Facility provides that amounts outstanding under the Working Capital Credit Facility will be repaid in full on March 31 2006, but that the commitment thereunder will be permanently reduced on a change of control of NTL and from excess cash flow, asset disposals, insurance proceeds and a certain percentage of the net cash proceeds of equity issued or financial indebtedness raised by us and our subsidiaries (subject to certain exceptions). These repayment provisions are subject to voluntary and mandatory repayment provisions in the Working Capital Credit Facility. Proceeds raised from, among other things, the Equity Rights Offering and Noteholder Election Option that formed part of the Plan, the Exit Notes and any permitted refinancing of the Exit Notes completed within 12 months following the Effective Date, are not required to be used to repay the Working Capital Credit Facility and permanently reduce the commitment thereunder.

     The Working Capital Credit Facility contains comprehensive undertakings relating to the provision of information and other affirmative and negative covenants.

     The occurrence of certain specified events of default entitle the agent (or oblige the agent on the instructions of an instructing group of Working Capital Banks) to require the immediate payment of all amounts outstanding under the Working Capital Credit Facility and/or to declare all such amounts due and payable on demand and/or to enforce or direct the enforcement of the security. Such events of default include: (i) failure to pay; (ii) breaches of representations; (iii) breaches of obligations and undertakings under the Working Capital Credit Facility and related finance documents; (iv) cross defaults; (v) the occurrence of certain insolvency contingencies affecting certain members of the NTL group; (vi) a displacement of management, compulsory acquisition or seizure of revenues or assets by government authority; (vii) repudiation of finance documents; (viii) illegality; and (ix) the occurrence of any event or circumstance which would have a material adverse effect.

     The Working Capital Credit Facility provides for the payment of agency fees. The Working Capital Credit Facility also provided for the payment of a restructuring fee to each lender and an amendment fee aggregating 2% of such lender’s commitment as of May 2, 2002, which fees were paid on the Effective Date.

     By a waiver letter dated January 9, 2003, the agent agreed on behalf of the Working Capital Banks and with effect from the Effective Date to, among other things, waive specified events of default subsisting under the Working Capital Credit Facility.

Diamond Holdings Notes

10% Senior Notes due 2008

     In February 1998 Diamond Holdings issued £135.0 million aggregate principal amount at maturity of its 10% senior notes due February 1, 2008 (referred to in this prospectus as the Diamond 10% notes). Interest on the Diamond 10% notes is payable semi-annually in arrears on August 1 and February 1 of each year at a rate of 10% per annum.

     The Diamond 10% notes will be redeemable, in whole or in part, at the option of Diamond Holdings at any time on or after February 1, 2003. The 10% notes are also redeemable in whole, but not in part, at the option of Diamond Holdings at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the Diamond 10% notes, Diamond Holdings is required to offer to repurchase all outstanding 10% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

9 1/8% Notes Senior Notes due 2008

     In February 1998, Diamond Holdings issued $110.0 million aggregate principal amount at maturity of its 9 1/8% senior notes due February 1, 2008 (referred to in this prospectus as the Diamond 9 1/8% notes). Interest on the Diamond 9 1/8% notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing August 1, 1998 at a rate of 9 1/8% per annum.

     The Diamond 9 1/8% notes will be redeemable, in whole or in part, at the option of Diamond Holdings at any time on or after February 1, 2003. The Diamond 9 1/8% notes are also redeemable in whole, but not in part at the option of Diamond Holdings at any time at 100% of the principal amount thereof, plus accrued and unpaid interest and any other amounts payable thereon to the date of redemption in the event of certain tax law changes requiring the payment of additional amounts. Upon the occurrence of a Change of Control, as defined in the indenture governing the 9 1/8% notes, Diamond Holdings is required to offer to repurchase all outstanding 9 1/8% notes at 101% of their principal amount plus accrued and unpaid interest and any other amounts payable thereon to the date of repurchase.

NTL Triangle 11.20% Discount Debentures

     On November 15, 1995, NTL Triangle issued $517,321,000 aggregate principal amount at maturity of its 11.20% senior discount debentures due 2007, referred to in this prospectus as the NTL Triangle 11.20% debentures, at a discount to their aggregate principal amount to generate gross proceeds to NTL Triangle of approximately $299,999,621. The NTL Triangle 11.20% debentures were registered with the Commission on NTL Triangle’s registration statement on Form S-1 (File No. 33-96932).

     The NTL Triangle 11.20% debentures accrete at the rate of 11.20% per annum, compounded semiannually to an aggregate principal amount at maturity of $517,321,000. Cash interest on the NTL Triangle 11.20% debentures does not accrue until November 15, 2000. Thereafter, the NTL Triangle 11.20% debentures accrue interest at the rate of 11.20% per annum on the principal amount payable semiannually on May 15 and November 15 of each year, commencing May 15, 2001. The NTL Triangle 11.20% debentures mature on November 15, 2007. The NTL Triangle 11.20% debentures are redeemable, at the option of NTL Triangle at any time, in whole or in part, on or after November 15, 2000 at the redemption prices set forth in the NTL Triangle 11.20% debentures indenture plus accrued and unpaid interest to the date of redemption. The NTL Triangle 11.20% debentures may also be redeemed by NTL Triangle in whole but not in part in certain circumstances where “Additional Amounts,” as defined in the NTL Triangle 11.20% debentures indenture, are payable on the NTL Triangle 11.20% debentures after November 15, 2001. In such circumstances, the NTL Triangle 11.20% debentures may be redeemed at 100% of their principal amount plus accrued and unpaid interest to the date of redemption. Upon a Change of Control Triggering Event, as defined in the NTL Triangle 11.20% debentures indenture, holders of the Partners 11.20% debentures have the right to require NTL Triangle to repurchase all or any part of the NTL Triangle 11.20% debentures at a repurchase price equal to 101% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to various conditions, NTL Triangle is obligated to offer to purchase the NTL Triangle 11.20% debentures with the Excess Proceeds of some Asset Sales at a redemption price of 100% of the accreted value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The NTL Triangle 11.20% debentures indenture contains restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of some other Restricted Payments, the incurrence of additional Indebtedness, the creation of some Liens, some sales of assets, transactions with Affiliates and mergers and consolidations.

     The NTL Triangle 11.20% debentures are senior unsecured obligations of NTL Triangle ranking equal in right of payment of principal and interest with all other existing and future senior unsecured obligations of NTL Triangle.

PLAN OF DISTRIBUTION

     Our common stock is being registered by us to permit public secondary trading of such common stock by the selling securityholders from time to time after the date of this prospectus. As used in this plan of distribution, “selling securityholders” includes donees, pledgees, transferrees or other successors-in-interest selling shares from a named selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer (all of whom may be selling securityholders) after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the offered common stock. We will bear all costs, fees and expenses incurred in connection with our obligation to register and the registration of the offered common stock.

     The selling securityholders may sell the offered common stock from time to time on any stock exchange or automated interdealer quotation system on which the offered common stock may be listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell the offered common stock in one or more transactions by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the offered common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of any stock exchange on which the offered common stock is listed or quoted, including the Nasdaq National Market;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)	privately negotiated transactions;

(f)	short sales;

(g)	through the writing of put or call options relating to the offered common stock, whether or not the options are listed on an options exchange or otherwise;

(h)	through the distribution of the offered common stock by any selling securityholders to its partners, members or stockholders;

(i)	one or more underwritten offerings on a firm commitment or best efforts basis; and

(j)	any combination of the above methods of sale or otherwise.

     The selling securityholders may also transfer the securities by gift.

     The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the offered common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the offered common stock at a stipulated price per security. If the broker-dealer is unable to sell the offered common stock acting as agent for a selling securityholder, it may purchase as principal any unsold offered common stock at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the offered common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the offered common stock is then listed or quoted, including the Nasdaq National Market, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     In connection with sales of the offered common stock or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered common stock in the course of hedging positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the offered common stock by those broker-dealers. A selling securityholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer that offered common stock. A selling securityholder may also loan or pledge the offered common stock to a broker-dealer and the broker-dealer may sell the offered common stock so loaned or upon a default may sell or otherwise transfer the offered common stock so pledged. The selling securityholder may also sell offered common stock short and deliver offered common stock to close out short positions, (and in those instances, this prospectus may be delivered in connection with the short sales and the offered common stock may be used to cover short sales) or loan or pledge offered common stock to broker-dealers that in turn may sell such offered common stock.

     From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the offered common stock owned by it. If a selling securityholder defaults in performance of the secured obligations, pledgees or secured parties may, upon foreclosure, offer and sell the offered common stock from time to time and shall, for such purposes, be deemed to be a selling securityholder. A selling securityholder may also transfer and donate the offered common stock in other circumstances. If a selling securityholder’s offered common stock is sold as a result of a foreclosure or a selling securityholder donates or otherwise transfers its stock, the number of shares of the offered common stock beneficially owned by it will decrease as and when such actions are taken. The plan of distribution for the offered common stock will otherwise remain unchanged.

     Any underwriters, dealers, brokers or agents participating in the distribution of the offered common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders’ offered common stock, for whom they may act as agent or to whom they may sell as principal (which compensation as to a particular broker-dealer might be in excess of those customary in the types of transactions involved).

     In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act and/or Section 1145 of the Bankruptcy Code may be sold in open market transactions in reliance on Rule 144 or Section 1145 rather than pursuant to this prospectus.

     Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol “NTLI.”

     The selling securityholders and any broker-dealer participating in the distribution or sale of the offered common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     To the extent required under the Securities Act, the name of the selling securityholder, the aggregate amount of a selling securityholder’s offered common stock being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commissions paid or discounts or concessions allowed with respect to a particular offer and that such agent, broker, dealer or underwriter did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction will be set forth in an accompanying prospectus supplement. In addition, upon a selling securityholder notifying us that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares of the offered common stock, a supplement to this prospectus will be filed.

     Under the securities laws of certain states, the offered common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the offered common stock may not be sold unless the offered common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The selling securityholders and any other person participating in the sale or distribution of the offered common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered common stock by the selling securityholders and any other such person. The anti-manipulation rules under the Exchange Act may apply to sales of offered common stock in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the sale or distribution of the offered common stock to engage in market-making activities with respect to the particular offered common stock being sold or distributed for a period of up to five business days before the sale or distribution. All of the foregoing may affect the marketability of the offered common stock and the ability of any person or entity to engage in market-making activities with respect to the offered common stock.

     The selling securityholders and each other person who participates as an underwriter in the offering or sale of the offered common stock, if any, will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling securityholders in certain circumstances against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     We agreed to register the securities under the Securities Act, and to keep the registration statement of which this prospectus is a part, effective until the earlier of the date on which all selling securityholders could sell the offered common stock free of any volume limitations imposed by Rule 144 of the Securities Act, the date all selling securityholders have disposed of all offered common stock or three years from the date on which the registration statement of which this prospectus is a part is declared effective. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of one counsel to the selling securityholders, but not including underwriting discount, concessions, commissions or fees of the selling securityholders.

     Upon sale pursuant to the registration statement of which this prospectus forms a part, the offered common stock will be freely tradable in the hands of persons other than our affiliates.

     We cannot assure you that the selling securityholders will sell all or any portion of the offered common stock.

     The term offered common stock as used in this Plan of Distribution means all stock covered by, and offered, in the registration statement of which this prospectus is a part.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

               The following is a general summary of some United States federal income and estate tax consequences expected to result under current law from the purchase, ownership and taxable disposition of shares of our common stock by a Non-U.S. Stockholder, which for the purpose of this discussion is a person or entity who is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     This summary does not address all of the United States federal income tax and estate tax considerations that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances or to Non-U.S. Stockholders that may be subject to special treatment under United States federal income tax laws. Furthermore, this summary does not discuss any aspects of state, local or foreign taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change, possibly with retroactive effect. Moreover this summary does not address the tax consequences to a U.S. Stockholder. Each prospective purchaser of our common stock is advised to consult its tax adviser with respect to the tax consequences of acquiring, holding and disposing of our common stock.

Dividends

     Although we have never paid cash dividends on our common stock and do not expect to pay them in the foreseeable future , if we were to pay a dividend, any dividend paid to a Non-U.S. Stockholder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Stockholder within the United States, in which case the dividend will be taxed at ordinary United States federal income tax rates. If the Non-U.S. Stockholder is a corporation, such effectively connected income may also be subject to an additional “branch profits tax.”

Sale or Disposition of Common Stock

     A Non-U.S. Stockholder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless (i) such gain is effectively connected with a United States trade or business of the Non-U.S. Stockholder, (ii) the Non-U.S. Stockholder is an individual who holds our common stock as a capital asset and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met or (iii) the Non-U.S. Stockholder is subject to tax under the provisions of United States federal income tax law applicable to certain United States expatriates.

Backup Withholding and Information Reporting

     Generally, any dividends paid to Non-U.S. Stockholders that are subject to the 30% federal income tax withholding described above under “Dividends” are not subject to backup withholding. We must report annually to the Internal Revenue Service and to each Non-U.S. Stockholder the amount of dividends paid to such Stockholder and the amount, if any, of tax withheld with respect to such dividends. This information may also be made available to the tax authorities in the Non-U.S. Stockholder’s country of residence.

     The payment of the proceeds of the sale or other taxable disposition of our common stock to or through the United States office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Stockholder properly certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, a Non-U.S. Stockholder will provide such certification on Internal Revenue Service Form W-8BEN. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale of our common stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States unless the Non-U.S. Stockholder establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Stockholder may be refunded or credited against such Stockholder’s United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

Estate Tax

     An individual Non-U.S. Stockholder who owns shares of our common stock at the time of his death or who made certain lifetime transfers of an interest in our common stock will be required to include the value of such common stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

LEGAL MATTERS

     The legality of the common stock offered by this prospectus has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in their report. Ernst & Young LLP, independent auditors, have also audited the consolidated financial statements and schedules of NTL Europe, Inc. and NTL (Delaware), Inc. at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in the respective reports. We have included our financial statements and schedules and the financial statements and schedules of NTL Europe, Inc. and NTL (Delaware), Inc. in this prospectus and elsewhere in the registration statement, of which this prospectus forms a part, in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

     The financial statements of ConsumerCo for the fiscal years ended March 31, 2000, 1999 and 1998 were audited by Arthur Andersen, chartered accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. We have not been able to obtain the written consent of Arthur Andersen to the inclusion of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act of 1933. Because Arthur Andersen has not consented to the inclusion of their reports in this prospectus, investors will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to us) may be limited as a result of the diminished amount of assets of Arthur Andersen that are or may in the future be available to satisfy claims.

ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce in England a U.S. judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the U.S. judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1)       the U.S. court had jurisdiction over the original proceeding,

     (2)       the judgment is final and conclusive on the merits,

     (3)       the judgment does not contravene English public policy,

     (4)       the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained, and

     (5)     the judgment has not been obtained by fraud or in breach of the principles of natural justice.

     Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any U.S. court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the U.S. federal securities laws brought in a court of competent jurisdiction in England.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-1 which we have filed with the SEC, under the Securities Act, with respect to the common stock offered pursuant to this prospectus. This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are currently subject to the information requirements of the Exchange Act. We file reports, proxy statements and other information under the Exchange Act with the SEC. You may read and copy the registration statement, the related exhibits and the other materials we file with the Commission at the public reference facilities the Commission maintains at:

Judiciary Plaza
Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

233 Broadway
New York, NY 10279

Citicorp Center
500 West Madison Street
Suite 1400
Chicago, IL 60661

     The Commission maintains a website that contains reports, proxy statements and other information regarding us. The address of the Commission’s website is http://www.sec.gov.

IMPORTANT EXPLANATORY NOTE REGARDING THE CONSOLIDATED FINANCIAL STATEMENTS OF NTL EUROPE, INC. AND NTL (DELAWARE), INC. INCLUDED IN THIS PROSPECTUS

During the three years ended December 31, 2002, we had outstanding two series of registered convertible notes, our 7% Convertible Subordinated Notes due 2008 (the “7% Notes”) and our 6-3/4% Convertible Senior Notes due 2008 (the “6-3/4% Notes” and, together with the 7% Notes, the “Convertible Notes”). The Convertible Notes were cancelled under our joint plan of reorganization (the “Plan”), which was consummated on January 10, 2003, and are thus no longer outstanding. The 7% Notes were co-obligations of NTL Europe, Inc. and NTL (Delaware), Inc. and the 6-3/4% Notes were co-obligations of NTL Europe, Inc. NTL (Delaware), Inc. is a wholly-owned subsidiary of NTL Europe, Inc. and is not a subsidiary of ours.

Because the Convertible Notes were outstanding as of December 31, 2002, Rule 3-10 of Regulation S-X requires the registration statement of which this prospectus forms a part to include consolidated balance sheets for each of NTL Europe, Inc. and NTL (Delaware), Inc. as of December 31, 2002 and 2001 and consolidated statements of operations and cash flows of each of NTL Europe, Inc. and NTL (Delaware), Inc. for the years ended December 31, 2002, 2001 and 2000 and the related notes and financial statement schedules (the “Co-obligor Financial Statements”).

In reviewing this prospectus, including the Co-obligor Financial Statements, you should be aware that since the consummation of the Plan, we are no longer affiliated with NTL Europe, Inc. or NTL (Delaware), Inc. and the business and operations of those companies are separate from our business and operations. In addition, in evaluating our historical performance, you should be aware that prior to the consummation of the Plan, NTL Europe, Inc. and NTL (Delaware), Inc. were parent holding companies of NTL Incorporated and, consequently, their assets and liabilities and cash flows (except those relating to our group) were historically never part of our consolidated group.

F-1 (continued)

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
NTL Incorporated (formerly NTL Communications Corp.)

We have audited the consolidated balance sheets of NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholder’s equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the Index to Financial Statements at page F-1. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Incorporated (formerly NTL Communications Corp.) and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 4, the Company changed its method of accounting for goodwill and other intangibles effective January 1, 2002.

/s/ ERNST & YOUNG LLP

New York, New York
March 27, 2003

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Balance Sheets
(dollars in millions)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$502.0	$251.1
Marketable securities	5.2	—
Accounts receivable — trade, less allowance for doubtful accounts of $92.7 (2002) and $126.1 (2001)	395.9	516.2
Due from affiliates	1.6	4.0
Other	192.7	238.8
Due from NTL Europe, Inc.	73.3	2.9

Total current assets	1,170.7	1,013.0
Fixed assets, net	11,088.9	10,840.3
Goodwill	330.6	647.8
Intangible assets, net	64.7	119.5
Investments in and loans to affiliates, net	8.4	4.4
Other assets, net of accumulated amortization of $184.8 (2002) and $125.0 (2001)	378.1	255.4
Loan to NTL Europe, Inc.	—	150.0

Total assets	$13,041.4	$13,030.4

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Balance Sheets (continued)
(dollars in millions)

	December 31,

	2002	2001

Liabilities and shareholder’s (deficiency)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$385.8	$390.5
Accrued expenses and other	780.5	840.3
Accrued construction costs	70.4	107.8
Interest payable	177.3	252.0
Deferred revenue	359.8	290.2
Due to NTL Europe, Inc.	236.1	—
Current portion of long-term debt	5,955.4	14,205.9

Total current liabilities	7,965.3	16,086.7
Long-term debt	—	—
Other	—	8.9
Deferred income taxes	94.4	113.8
Commitments and contingent liabilities
Liabilities subject to compromise	10,157.8	—
Shareholder’s (deficiency):
Common stock - $.01 par value; authorized 100 shares; issued and outstanding 13 (2002) and 13 (2001) shares	—	—
Additional paid-in capital	14,045.5	13,917.7
Accumulated other comprehensive (loss)	(653.6)	(904.5)
(Deficit)	(18,568.0)	(16,192.2)

	(5,176.1)	(3,179.0)

Total liabilities and shareholder’s (deficiency)	$13,041.4	$13,030.4

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Operations
(in millions)

	Year Ended December 31,

	2002	2001	2000

Revenues
Consumer telecommunications and television	$2,074.1	$2,069.2	$1,518.2
Business telecommunications	880.1	836.8	702.2
Broadcast transmission and other	310.9	283.6	263.8

	3,265.1	3,189.6	2,484.2
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	1,502.5	1,564.3	1,223.2
Selling, general and administrative expenses	769.8	973.2	969.1
Asset impairments	445.1	8,160.6	—
Non-cash compensation	—	30.6	—
Other charges	389.2	297.9	92.7
Corporate expenses	18.7	24.3	23.7
Depreciation	1,477.9	1,361.4	874.4
Amortization	63.7	1,178.9	826.3

	4,666.9	13,591.2	4,009.4

Operating (loss)	(1,401.8)	(10,401.6)	(1,525.2)
Other income (expense)
Interest income and other, net	21.0	28.8	25.8
Interest income – NTL Europe, Inc.	8.8	5.8	—
Interest expense (contractual interest of $1,425.4 (2002))	(762.5)	(1,240.8)	(886.3)
Interest expense – NTL Europe, Inc.	(17.7)	—	—
Share of (losses) from equity investments	(3.4)	(23.2)	(24.2)
Other (losses)	—	(88.5)	—
Foreign currency transaction (losses) gains	(94.1)	0.6	(58.1)

(Loss) before recapitalization items and income taxes	(2,249.7)	(11,718.9)	(2,468.0)
Recapitalization items, net	(151.8)	—	—

(Loss) before income taxes	(2,401.5)	(11,718.9)	(2,468.0)
Income tax benefit (expense)	25.7	(118.1)	79.9

Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Statement of Shareholder’s Equity (Deficiency)
(dollars in millions)

	Common Stock
	$.01 Par Value		Additional
			Paid-In
	Shares	Par	Capital

Balance, December 31, 1999	100	$—	$3,031.3
Contributions from NTL (Delaware), Inc			10,715.4
Corporate restructuring	(87)
Comprehensive loss:
Net loss for the year ended December 31, 2000
Currency translation adjustment
Total

Balance, December 31, 2000	13	—	13,746.7
Contribution from NTL (Delaware), Inc., net			140.4
Non-cash compensation			30.6
Comprehensive loss:
Net loss for the year ended December 31, 2001
Currency translation adjustment
Unrealized net losses on derivatives
Total

Balance, December 31, 2001	13	—	13,917.7
Contribution from NTL (Delaware), Inc., net			127.8
Comprehensive loss:
Net loss for the year ended December 31, 2002
Currency translation adjustment
Pension liability adjustment
Unrealized net gains on derivatives
Total

Balance, December 31, 2002	13	$—	$14,045.5

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Statement of Shareholder’s Equity (Deficiency) - continued
(dollars in millions)

		Accumulated Other
		Comprehensive
		(Loss)

				Net
				Unrealized
		Foreign	Pension	(Losses)
	Comprehensive	Currency	Liability	Gains on
	(Loss)	Translation	Adjustments	Derivatives	(Deficit)

Balance, December 31, 1999		$1.8			$(1,967.1)
Contributions from NTL (Delaware), Inc
Corporate restructuring
Comprehensive loss:
Net loss for the year ended December 31, 2000	$(2,388.1)				(2,388.1)
Currency translation adjustment	(381.1)	(381.1)

Total	$(2,769.2)

Balance, December 31, 2000		(379.3)			(4,355.2)
Contribution from NTL (Delaware), Inc., net
Non-cash compensation
Comprehensive loss:
Net loss for the year ended December 31, 2001	$(11,837.0)				(11,837.0)
Currency translation adjustment	(521.6)	(521.6)
Unrealized net losses on derivatives	(3.6)			$(3.6)

Total	$(12,362.2)

Balance, December 31, 2001		(900.9)		(3.6)	(16,192.2)
Contribution from NTL (Delaware), Inc., net
Comprehensive loss:
Net loss for the year ended December 31, 2002	$(2,375.8)				(2,375.8)
Currency translation adjustment	351.0	351.0
Pension liability adjustment	(103.7)		$(103.7)
Unrealized net gains on derivatives	3.6			3.6

Total	$(2,124.9)

Balance, December 31, 2002		$(549.9)	$(103.7)	$—	$(18,568.0)

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,

	2002	2001	2000

Operating activities
Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)
Adjustment to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,541.6	2,540.3	1,700.7
Asset impairments	445.1	8,160.6	—
Non-cash compensation	—	30.6	—
Non-cash restructuring charge	7.5	57.9	—
Equity in losses of unconsolidated subsidiaries	3.4	23.2	24.2
Loss on sale of assets	—	88.5	—
Provision for losses on accounts receivable	55.2	58.3	98.5
Provision for cancellation of receivables from NTL Europe, Inc.	284.4	—	—
Deferred income taxes	(29.3)	116.4	(80.8)
Amortization of original issue discount	96.7	284.7	473.1
Other	145.1	(16.7)	(98.0)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	108.9	(31.3)	(247.9)
Other current assets	72.5	23.5	(41.8)
Other assets	0.1	56.1	42.4
Accounts payable	(144.5)	(38.8)	(102.2)
Accrued expenses and other	12.6	(81.9)	330.3
Deferred revenue	35.2	7.0	120.6

Net cash provided by (used in) operating activities	258.7	(558.6)	(169.0)
Investing activities
Acquisitions, net of cash acquired	—	(26.2)	(7,514.9)
Purchase of fixed assets	(680.9)	(1,653.0)	(1,961.8)
Investments in and loans to affiliates	(6.7)	(12.0)	(27.8)
Increase in other assets	(166.5)	(31.6)	(7.2)
Loan to NTL Europe, Inc.	—	(150.0)	—
Proceeds from sales of assets	15.1	14.6	—
Purchase of marketable securities	(10.8)	(9.9)	(3.3)
Proceeds from sales of marketable securities	5.6	10.0	8.3

Net cash (used in) investing activities	(844.2)	(1,858.1)	(9,506.7)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Cash Flows - continued
(in millions)

	Year Ended December 31,

	2002	2001	2000

Financing activities
Proceeds from borrowing from NTL (Delaware), Inc.	135.2	—	—
Proceeds from borrowings, net of financing costs	670.1	2,643.4	5,009.8
Principal payments	(8.6)	(421.5)	(1,263.9)
Contribution from NTL (Delaware), Inc.	3.9	40.8	5,227.2
Distribution to NTL (Delaware), Inc.	—	(10.6)	—
Cash released from escrow for debt repayment	—	—	77.5

Net cash provided by financing activities	800.6	2,252.1	9,050.6
Effect of exchange rate changes on cash	35.8	(7.8)	(25.6)

Increase (decrease) increase in cash and cash equivalents	250.9	(172.4)	(650.7)
Cash and cash equivalents at beginning of year	251.1	423.5	1,074.2

Cash and cash equivalents at end of year	$502.0	$251.1	$423.5

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	$410.0	$776.6	$363.9
Income taxes paid	1.4	0.1	1.5
Supplemental schedule of non-cash financing activities
Contribution from NTL (Delaware), Inc.	$123.9	$110.2	$5,488.2
Conversion of notes, net of unamortized deferred financing costs	—	109.5	—

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements

1.     Organization and Business

NTL’s Completed Restructuring

On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), (the “Company”) NTL Europe, Inc. (then known as NTL Incorporated) and certain of the Company’s and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the US Bankruptcy Code. The Company’s operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, (the “Effective Date”) at which time the Company emerged from Chapter 11 reorganization.

The accompanying financial statements do not reflect any adjustments in connection with the Company’s emergence from Chapter 11 reorganization.

Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and the Company and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, the Company was a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Company’s former ultimate parent company (NTL Europe, Inc.) and certain of its subsidiaries, including the Company, were cancelled, and the Company issued shares of its common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of the Company’s former ultimate parent company and its subsidiaries, including the Company. The precise mix of new securities received by holders of each particular type of security of the Company’s former ultimate parent company and its subsidiaries was set forth in the Plan. The outstanding notes of Diamond Holding Limited and NTL (Triangle) LLC were not canceled and remain outstanding.

Historical Structure of the Company

The Company was incorporated in 1993 as a Delaware corporation and continued as a publicly-traded holding company until February 1999. From February 1999 until the Effective Date, the Company was a wholly-owned subsidiary of NTL (Delaware), Inc., a Delaware corporation, which was incorporated in February 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure was implemented to pursue opportunities outside of the UK and Ireland, and was accomplished through a merger. The Company’s stockholders at the time became stockholders of the new holding company NTL (Delaware), Inc., and the Company became a wholly-owned subsidiary of the new holding company. The new holding company took the name NTL Incorporated until May 2000 when it was changed to NTL (Delaware), Inc., its current name.

In May 2000 another new holding company structure was implemented in connection with the acquisition of the residential assets of Cable & Wireless Communications plc (“CWC”) (the operations acquired from CWC are called “ConsumerCo”), and was similarly accomplished through a merger. The stockholders of NTL (Delaware), Inc. became stockholders of the new holding company, and NTL (Delaware), Inc. became a subsidiary of the new holding company, and the Company remained a subsidiary of NTL (Delaware), Inc. (“NTL Delaware”). The new holding company then took the name NTL Incorporated until the Effective Date of the Plan (January 10, 2003), at which time its name was changed to NTL Europe, Inc. (“NTL Europe”). The Company remained a subsidiary of those two holding companies until the Effective Date, at which time NTL Europe and its wholly owned subsidiary NTL Delaware were separated from the Company pursuant to the Plan.

On February 21, 2001, the Company’s former ultimate parent company contributed the assets of ConsumerCo to the Company and NTL Delaware contributed the assets of NTL Business Limited (formerly Workplace Technologies plc) (“NTL Business”) to the Company. NTL Group Limited, a wholly-owned indirect subsidiary of the Company, which was acquired in 1996, has a 30-year history in the UK as a provider of reliable communications services.

The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements(continued)

1.     Organization and Business (continued)

Business

The Company, through its direct and indirect wholly-owned subsidiaries, owns and operates broadband communications networks for telephone, cable television and Internet services in the United Kingdom and Ireland, and transmission networks for television and radio broadcasting in the United Kingdom. Based on revenues and identifiable assets, the Company’s predominant lines of business are consumer services, business services and broadcast transmission and related services in the United Kingdom. Consumer services include residential telephony, cable television, Internet access and interactive services. Business services include telephony, national and international wholesale carrier telecommunications, and radio communications services for the emergency services community. Broadcast transmission and related services include digital and analog television and radio broadcasting, rental of antenna space on the Company’s owned and leased towers and sites and associated services, and satellite and media services.

2.     Reorganization and Emergence from Chapter 11

Background of Restructuring

Both the equity and debt capital markets experienced periods of significant volatility in 2001 and 2002, particularly for securities issued by telecommunications and technology companies. As a result, the ability of the Company’s former ultimate parent company and its subsidiaries to access those markets as well as its ability to obtain financing from its bank lenders and equipment suppliers became severely restricted. In addition, the Company’s former ultimate parent company and its subsidiaries, including the Company, had no further funds available, or were unable to draw upon funds, under the Company’s credit facilities. As a result of these factors, together with its substantial leverage, on January 31, 2002, the Company’s former ultimate parent company announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

Promptly upon obtaining the requisite waivers from the lenders under its credit facilities in March 2002, the Company’s former ultimate parent company and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

The Company’s former ultimate parent company and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. The Company’s former ultimate parent company also failed to declare or pay dividends on certain series of its outstanding preferred stock due to a lack of available surplus under Delaware law.

On April 16, 2002, the Company’s former ultimate parent company announced that it and an unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of the former NTL group. To implement the proposed recapitalization plan, on May 8, 2002, the Company, the Company’s former ultimate parent company and certain of the other subsidiaries of the Company’s former ultimate parent company filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement (referred to as the “DIP facility”) committing to provide a wholly-owned subsidiary of the Company with up to $500.0 million in new debt financing (NTL Delaware committed to provide up to an additional $130.0 million under the DIP facility.)

As a result of the payment defaults as well as the voluntary filing under Chapter 11 by the Company’s former ultimate parent company and certain of its subsidiaries on May 8, 2002, there was an event of default under all of the Company’s former ultimate parent company and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL (Triangle) LLC.

The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, the Company’s former ultimate parent company negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to the Company and its subsidiaries. The Plan became effective on January 10, 2003, at which time the Company emerged from Chapter 11 reorganization. In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2.     Reorganization and Emergence from Chapter 11 (continued)

purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. Also on January 10, 2003, the Company and its lending banks amended the Company’s existing credit facilities.

     We have historically incurred operating losses and negative operating cash flow. In addition, we required and expect to continue to require significant amounts of capital to finance construction of our networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements.

     We currently expect that we will require approximately £310 million ($499 million) to fund our working capital including debt service, capital expenditures, and payments made on the Effective Date pursuant to the Plan and the amendment of our existing credit facilities, net of cash from operations, in the twelve months from January 1, 2003 to December 31, 2003. A significant portion of the £310 million total relates to payments made on the Effective Date. We believe that cash, cash equivalents and marketable securities on hand of $507.2 million as of December 31, 2002, plus the proceeds from sale of the Exit Notes and 500,000 shares of common stock of $500.0 million, will be sufficient for our cash requirements during the twelve months from January 1, 2003 to December 31, 2003.

Recapitalization Expense

The joint reorganization plan provided that recapitalization costs be allocated between the Company and NTL Europe.

Recapitalization items, net consist of the following:

	Year Ended
	December 31,

	2002	2001	2000

	(in millions)
Payroll and related	$(36.2)	$—	$—
Professional fees	(116.7)	—	—
Interest earned on accumulated cash from Chapter 11 proceeding (1)	1.1	—	—

	$(151.8)	$—	$—

Details of operating cash receipts and payments resulting from the recapitalization are as follows:

Year Ended
December 31, 2002

(in millions)
Interest income (1)	$1.1
Payroll and related costs paid	(32.9)
Professional fees	(39.0)

Net operating cash flows from recapitalization items	$(70.8)

(1)  Interest income resulting from the recapitalization is for the period May 8, 2002 through December 31, 2002.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements(continued)

2.     Reorganization and Emergence from Chapter 11 (continued)

Pro Forma Consolidated Balance Sheet

The following pro forma consolidated balance sheet as of December 31, 2002 gives effect to the Company’s emergence from Chapter 11 reorganization and the adoption of fresh-start reporting as if both had occurred on December 31, 2002. The Company adopted fresh-start reporting in January 2003 in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“ SOP 90-7”). The Company adopted fresh-start reporting because the holders of its voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because the Company’s reorganization value is less than its post-petition liabilities and allowed claims.

The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the cancellation of a substantial portion of the Company’s outstanding debt and the issuance of shares of new common stock and Series A warrants to various former creditors and stockholders of the Company’s former ultimate parent company and certain of its subsidiaries, including the Company. The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. The Company engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of its assets and the present value of its liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up intangible assets to their fair values. In addition, the Company’s total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

The emergence from Chapter 11 and the adoption of fresh-start reporting in January 2003 resulted in the following items of income (expense) that will be recognized in the Company’s financial statements for the quarter ended March 31, 2003:

(in millions)

Gain on debt discharge	$8,452
Fresh-start adoption – intangible assets	1,522
Fresh-start adoption – long-term debt	221
Fresh-start adoption – deferred tax liability	(69)
Fresh-start adoption – accrued expenses	(120)
Fresh-start adoption – fixed assets	(3,195)

TOTAL	$6,811

		Emergence from	Fresh-
	Historical	Chapter 11	Start	Pro Forma

	(in millions)
Assets
Current assets:
Cash and cash equivalents	$502.0	$138.7	$—	$640.7
Marketable securities	5.2	—	—	5.2
Accounts receivable-trade, less allowance for doubtful accounts	395.9	—	—	395.9
Due from affiliates	1.6	—	—	1.6
Other	192.7	—	—	192.7
Due from NTL Europe, Inc.	73.3	(72.4)	—	0.9

Total current assets	1,170.7	66.3	—	1,237.0
Fixed assets, net	11,088.9	—	(3,194.9)	7,894.0
Intangible assets, net	395.3	—	868.4	1,263.7
Investments in and loans to affiliates, net	8.4	—	—	8.4
Reorganization value in excess of amounts allocable to identifiable assets	—	—	653.3	653.3
Other assets, net	378.1	(187.0)	—	191.1

Total assets	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

Liabilities and shareholders’ (deficiency) equity
Liabilities not subject to compromise

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to consolidated Financial Statements (continued)

		Emergence from	Fresh-
	Historical	Chapter 11	Start	Pro Forma

	(in millions)
Current liabilities:
Accounts payable	$385.8	$0.7	$—	$386.5
Accrued expenses and other	780.5	6.6	(32.7)	754.4
Accrued construction costs	70.4	—	—	70.4
Interest payable	177.3	38.0	—	215.3
Deferred revenue	359.8	—	—	359.8
Due to NTL Europe, Inc.	236.1	(234.6)	—	1.5
Current portion of long-term debt	5,955.4	(5,952.3)	—	3.1

Total current liabilities	7,965.3	(6,141.6)	(32.7)	1,791.0
Long-term debt	—	6,540.1	—	6,540.1
Long-term debt discount	—	—	(221.3)	(221.3)
Other	—	—	47.2	47.2
Deferred income taxes	94.4	—	68.5	162.9
Commitments and contingent liabilities
Liabilities subject to compromise	10,157.8	(10,157.8)	—	—
Shareholders’ (deficiency) equity:
Common stock-old	—	—	—	—
Common stock-new	—	0.5	—	0.5
Additional paid-in capital	14,045.5	1,194.1	(12,312.5)	2,927.1
Accumulated other comprehensive (loss)	(653.6)	0.4	653.2	—
(Deficit) retained earnings	(18,568.0)	8,443.6	10,124.4	—

	(5,176.1)	9,638.6	(1,534.9)	2,927.6

Total liabilities and shareholders’ (deficiency) equity	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3.  Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, including AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, (“SOP 90-7”). The Company had determined that there was insufficient collateral to cover the interest portion of scheduled payments on certain of its prepetition debt obligations. The Company had therefore discontinued accruing interest on these obligations. For the year ended December 31, 2002, contractual interest was $1,425.4 million, which was $645.2 million in excess of reported interest expense.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, the amount to be paid for other liabilities, the Company’s pension expense and pension funding requirements, estimates related to the amount of costs to be capitalized in connection with the construction and installation of our network and facilities and estimates related to the value of investments, long-lived assets and goodwill. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company’s interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive (loss). Foreign currency transaction losses and gains are included in the results of operations as incurred.

To the extent that the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, it will encounter currency exchange rate risks. In addition, the Company’s revenues are generated in foreign currencies while its interest and principal obligations with respect to approximately half of the Company’s exiting indebtedness are payable in U.S. dollars.

Cash Equivalents

Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $15.7 million and $218.7 million at December 31, 2002 and 2001, respectively, which consisted primarily of bank time deposits and corporate commercial paper. At December 31, 2002 and 2001, none and $188.7 million, respectively, of the cash equivalents were denominated in foreign currencies.

Marketable Securities

Marketable securities at December 31, 2002 consist of commercial paper. Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, would be carried as a component of accumulated other comprehensive (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

3.  Significant Accounting Policies (continued)

During the years ended December 31, 2002, 2001 and 2000, there were no realized gains or losses on sales of securities.

Fixed Assets

Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Internal costs directly related to the construction of such facilities, including payroll and related costs of certain employees and rent and other occupancy costs are capitalized. The internal costs capitalized in the years ended December 31, 2002, 2001 and 2000 were approximately £115 million ($185.1 million), £251 million ($365.1 million) and £259 million ($387.4 million), respectively. The American Institute of Certified Public Accountants issued an Exposure Draft of a Proposed Statement of Position on Accounting for Certain Costs and Activities related to Property, Plant and Equipment dated June 29, 2001. This Exposure Draft is not currently an accounting principle generally accepted in the United States. However, if this Exposure Draft is adopted, it would require among other things that rent and other occupancy costs are charged to expense as incurred. In the year ended December 31, 2002, we capitalized approximately £9 million of such costs.

Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment — 3 to 40 years and other equipment — 3 to 40 years.

Intangible Assets

Intangible assets include goodwill, license acquisition costs, and customer lists. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases which includes the portion of the purchase price allocated to the value of the workforce in place. License acquisition costs represent the portion of purchase price allocated to the cable television and telecommunications licenses acquired in business combinations. Prior to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill was amortized on a straight-line basis over the periods benefited of 3, 10, 15 or 30 years and license acquisition costs were amortized on a straight-line basis up to 23 years. Upon the adoption of SFAS No. 142, goodwill and license acquisition costs are no longer amortized. Instead these assets are reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 3 or 5 years.

Impairment of Long-Lived Assets

Long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

Equity Method Investments

All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends received. Prior to the adoption of SFAS No. 142, the difference between the Company’s recorded investment and its proportionate interest in the book value of the investees’ net assets were being amortized on a straight-line basis over 10 years. The Company evaluates the carrying value of its equity method investments and tests for impairment in accordance with APB Opinion No. 18.

Deferred Financing Costs

Deferred financing costs of $214.9 million and $249.0 million as of December 31, 2002 and 2001, respectively, are included in other assets. Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Capitalized Interest

Interest is capitalized as a component of the cost of fixed assets constructed. In 2002, 2001 and 2000, total interest incurred was $826.5 million, $1,308.5 million and $981.4 million, respectively, of which interest of $46.3 million, $67.7 million and $95.1 million, respectively, was capitalized.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3.  Significant Accounting Policies (continued)

Revenue Recognition

Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

Cable Television System Costs, Expenses and Revenues

The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies.”

Advertising Expense

The Company charges the cost of advertising to expense as incurred. Advertising costs were $33.5 million, $77.9 million and $94.0 million in 2002, 2001 and 2000, respectively.

Stock-Based Compensation

The Company follows the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans.

Had compensation for stock options granted by the Company’s former ultimate parent company been determined consistent with the provisions of SFAS No. 123, the effect on the Company’s net loss would have been changed to the following pro forma amounts (See Note 17):

	For the Year Ended December 31,

	2002	2001	2000

		(in millions)
Non-cash compensation expense, as reported	$—	$30.6	$—

Non-cash compensation expense, pro forma	$255.9	$259.9	$248.6

Net loss, as reported	$(2,375.8)	$(11,837.0)	$(2,388.1)

Net loss, pro forma	$(2,631.7)	$(12,096.9)	$(2,636.7)

Derivative Financial Instruments

The Company has used financial instruments to hedge a portion, but not all, of its exposure from floating interest rate debt and from movements in foreign exchange rates. Gains and losses on these instruments were deferred and recognized in the statement of operations when the related hedged transactions were recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes.

The Company sometimes uses British pound forward foreign exchange contracts to reduce its exposure to foreign currency risk. A forward foreign exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These contracts do not qualify for hedge accounting under SFAS No. 133 (as amended). Any changes in fair value are recorded in results of operations.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4.   Recent Accounting Pronouncements

On December 31, 2002, the Company adopted SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting.”

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined is recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for the Company on January 1, 2003. The adoption of SFAS No. 145 will require any gain or loss recognized on the extinguishment of debt to be classified as income or loss from continuing operations. Prior to SFAS No. 145, gain or loss recognized on the extinguishment of debt was classified as an extraordinary item.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4.   Recent Accounting Pronouncements (continued)

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no effect on the results of operations, financial condition or cash flows of the Company.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this new standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The Company adopted SFAS No. 141 and SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that the Company recorded in 2001, the adoption of this new standard did not result in an impairment upon adoption. Amortization of goodwill and license acquisition costs ceased effective January 1, 2002. See Note 8.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession ) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5.   Asset Impairments

Asset impairment charges were $445.1 million in the year ended December 31, 2002. These charges are non-cash charges to write-down certain assets to their estimated fair values based on an assessment that their carrying value was not recoverable. These charges include fixed assets of $56.0 million, license acquisition costs of $29.0 million and goodwill of $360.1 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of certain network and other equipment. The charge with respect to license acquisition costs and goodwill was determined in accordance with SFAS No. 142. The aggregate asset impairment charge of $445.1 million related to the Company’s business segments as follows: $434.5 million Consumer, $5.3 million Business and $5.3 million Shared.

As of December 31, 2001, the Company performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in NTL Europe, Inc.’s (formerly NTL Incorporated’s) stock price and significantly lower valuations for companies within its industry. Additionally, at the time of the Company’s analysis, the book value of NTL Europe, Inc.’s (formerly NTL Incorporated’s) net assets significantly exceeded its market capitalization. Accordingly, the Company performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of the Company’s assets was determined by discounting the Company’s estimates of the expected future cash flows related to these investments when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. The Company recorded a write-down of $8,161.6 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,160.6 million is included in asset impairments and $1.0 million is included in share of losses from equity investments. The asset impairment charge of $8,160.6 million included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million and other intangibles of $14.9 million. The aggregate asset impairment charge of $8,161.6 million related to the Company’s business segments as follows: $6,048.1 million Consumer, $2,113.0 million Business and $0.5 million Broadcast.

6.   Acquisitions

On May 30, 2000, NTL Europe acquired the consumer cable telephone, Internet and television operations of ConsumerCo for an aggregate purchase price of approximately $13.1 billion, including intangibles of approximately $8.9 billion. The Company subsequently acquired ConsumerCo from NTL Europe. The acquisition was accounted for as a purchase, and accordingly, the net assets and results of operations of ConsumerCo are included in the consolidated financial statements beginning in May 2000.

The pro forma unaudited consolidated results of operations for the year ended December 31, 2000 assuming consummation of the acquisition of ConsumerCo as of January 1, 2000 is as follows (in millions).

Year Ended
December 31, 2000

Total revenue	$2,953.4
Net (loss)	(2,973.5)

In November 2001, the Company sold a portion of the indirect access customers acquired from Cable & Wireless Communications plc in May 2000. The sales price was £10.2 million ($14.8 million) which does not include contingent payments for the collection of certain future service revenues and existing receivables. The Company recognized a loss on this sale of $88.5 million, after deducting $102.0 million of unamortized intangibles. The value assigned to these assets upon acquisition was $135.9 million.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

7.   Fixed Assets

Fixed assets consist of:

	December 31,

	2002	2001

	(in millions)
Operating equipment	$13,659.9	$11,620.8
Other equipment	1,295.6	922.4
Construction-in-progress	1,027.8	1,267.5

	15,983.3	13,810.7
Accumulated depreciation	(4,894.4)	(2,970.4)

	$11,088.9	$10,840.3

8.   Intangible Assets

Intangible assets consist of:

	December 31,

	2002	2001

	(in millions)
Intangible assets not subject to amortization:
License acquisition costs	$23.6	$54.7
Intangible assets subject to amortization:
Customer lists, net of accumulated amortization of $121.0 (2002) and $78.1 (2001)	41.1	64.8

	$64.7	$119.5

The change in the carrying amount of goodwill during the year ended December 31, 2002 is as follows:

Goodwill – December 31, 2001	$647.8
Impairment charge	(360.1)
Foreign currency exchange translation adjustments	42.9

Goodwill – December 31, 2002	$330.6

Upon the adoption of SFAS No. 142, the Company performed an analysis of its intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. The Company reclassified the carrying value of workforce in place included in other intangibles to goodwill. The Company determined that license acquisition costs would no longer be subject to amortization since they are deemed to have an indefinite useful life. The Company also determined that no changes in the remaining useful lives of the customer lists were required.

The Company also performed an evaluation for impairment of its goodwill and license acquisition costs as of January 1, 2002 and determined that no impairment charge was required.

Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002, as adjusted for the Company’s emergence from Chapter 11 reorganization and the adoption of fresh-start reporting, is as follows: $200.2 million in 2003, $200.2 million in 2004, $200.2 million in 2005, $198.7 million in 2006 and $197.7 million in 2007.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The following table shows the Company’s net loss as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1 of each period (unaudited) (in millions):

		Year Ended
		December 31,

	2002	2001	2000

Net (loss) - as reported	$(2,375.8)	$(11,837.0)	$(2,388.1)
Amortization of:
Goodwill	—	1,067.3	668.5
License acquisition costs	—	36.9	81.1
Other	—	0.7	0.7

	—	1,104.9	750.3

Net (loss) – as adjusted	$(2,375.8)	$(10,732.1)	$(1,637.8)

9.   Liabilities Subject to Compromise

Liabilities subject to compromise consist of the following:

December 31, 2002

(in millions)
Accounts payable	$0.6
Interest payable	316.8
Due to NTL Europe, Inc.	25.2
Accrued expenses	1.0
Long-term debt:
NTL Communications:
12 3/4% Senior Deferred Coupon Notes	277.8
11 1/2% Senior Deferred Coupon Notes	1,050.0
10% Senior Notes	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	200.8
10 3/4% Senior Deferred Coupon Sterling Notes	439.2
9 3/4% Senior Deferred Coupon Notes	1,193.3
9 3/4% Senior Deferred Coupon Sterling Notes	441.6
11 1/2% Senior Notes	625.0
12 3/8% Senior Deferred Coupon Notes	380.6
7% Convertible Subordinated Notes	489.8
9 1/4% Senior Euro Notes	262.1
9 7/8% Senior Euro Notes	367.0
11 1/2% Senior Deferred Coupon Euro Notes	166.1
11 7/8% Senior Notes, less unamortized discount	491.7
12 3/8% Senior Euro Notes, plus unamoritized premium	315.3
6 3/4% Convertible Senior Notes	1,150.0
Diamond Cable:
13 1/4% Senior Discount Notes	285.1
11 3/4% Senior Discount Notes	531.0
10 3/4% Senior Discount Notes	420.5
Diamond Holdings:
10% Senior Sterling Notes	217.3
9 1/8% Senior Notes	110.0

Total	$10,157.8

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were canceled, and all of the outstanding public notes of Diamond Cable Communications Limited were acquired by NTL Communications Corp. The Diamond Holdings Notes remain outstanding.

NTL Incorporated (formerly NTL Communications Corp. )(Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt

Long-term debt, exclusive of amounts subject to compromise, consists of:

		December 31,

		2002	2001

		(in millions)
NTL Incorporated (formerly NTL Communications Corp.):
12 3/4% Senior Deferred Coupon Notes	(a)	$—	$277.8
11 1/2% Senior Deferred Coupon Notes	(b)	—	1,050.0
10% Senior Notes	(c)	—	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	(d)	—	181.4
10 3/4% Senior Deferred Coupon Sterling Notes	(e)	—	382.3
9 3/4% Senior Deferred Coupon Notes	(f)	—	1,153.8
9 3/4% Senior Deferred Coupon Sterling Notes	(g)	—	385.9
11 1/2% Senior Notes	(h)	—	625.0
12 3/8% Senior Deferred Coupon Notes	(i)	—	364.9
7% Convertible Subordinated Notes	(j)	—	489.8
9 1/4% Senior Euro Notes	(k)	—	222.5
9 7/8% Senior Euro Notes	(l)	—	311.5
11 1/2% Senior Deferred Coupon Euro Notes	(m)	—	135.6
11 7/8% Senior Notes, less unamortized discount	(n)	—	490.7
12 3/8% Senior Euro Notes, less unamortized premium	(o)	—	267.8
6 3/4% Convertible Senior Notes	(p)	—	1,150.0
Communications Cable Funding Corp.:
DIP Facility		229.0	—
NTL Communications Limited and subsidiaries:
Senior Credit Facility	(w)	4,482.1	4,050.0
Working Capital Credit Facility	(w)	657.1	145.4
Other		63.2	58.6
NTL Triangle:
11.2% Senior Discount Debentures	(q)	517.3	517.3
Other		3.6	4.5
Diamond Cable:
13 1/4% Senior Discount Notes	(r)	—	285.1
11 3/4% Senior Discount Notes	(s)	—	531.0
10 3/4% Senior Discount Notes	(t)	—	415.1
Diamond Holdings:
10% Senior Sterling Notes	(u)	—	196.3
9 1/8% Senior Notes	(v)	—	110.0
Other		3.1	3.6

		5,955.4	14,205.9
Less current portion		5,955.4	14,205.9

		$—	$—

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt (continued)

DIP Facility

In connection with the Plan, some members of the official unsecured creditors’ committee of bondholders committed to provide up to $500.0 million of new debt financing to enable the business operations of our former parent company and some of its subsidiaries to have access to sufficient liquidity to continue ordinary operations during the Chapter 11 process. The Bankruptcy Court approved a DIP facility in the principal amount of $630.0 million (including a $130.0 million commitment from NTL (Delaware), Inc. and the $500.0 million from certain members of the creditors’ committee) in an order entered on July 3, 2002. On July 15, 2002, the various lenders under the DIP facility and NTL (Delaware), Inc. entered into the DIP facility agreement with Communications Cable Funding Corp., a wholly-owned subsidiary of the Company to provide $630.0 million in financing to Communications Cable Funding Corp.

On July 17, 2002, the Company drew the first tranche available under the facility in the amount of $229.0 million.

In connection with the closing of the DIP facility, NTL Europe, Inc. and its debtor subsidiaries paid a closing fee to the DIP lenders equal to 2% of the $630.0 million commitment ($12.6 million) in July 2002.

Each term loan under the DIP facility incurred interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum increased incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Interest was payable in cash at least monthly. The DIP facility also included an unutilized commitment fee of 1/2% per annum on the aggregate principal amount of unutilized commitments which is payable in cash each month.

The $229.0 million balance outstanding under the DIP facility was repaid on January 10, 2003.

Outstanding Public Notes

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were canceled, and all of the outstanding public notes of Diamond Cable Communications Limited were acquired by NTL Communications Corp. The NTL Triangle and Diamond Holdings Notes remain outstanding.

(a)	12 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company’s option on or after April 15, 2000;

(b)	11 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company’s option on or after February 1, 2001;

(c)	10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company’s option on or after February 15, 2002;

(d)	9 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of £125.0 million ($201.2 million), interest payable semiannually from October 1, 1998, redeemable at the Company’s option on or after April 1, 2003;

(e)	10 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of £300.0 million ($482.9 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(f)	9 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt (continued)

(g)	9 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of £330.0 million ($531.1 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company’s option on or after April 15, 2004;

(h)	11 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company’s option on or after October 1, 2003;

(i)	12 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company’s option on or after October 1, 2003;

(j)	7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, redeemable at the Company’s option on or after December 15, 2001, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share (there are approximately 12.5 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(k)	9 1/4% Euro Notes due November 15, 2006, principal amount at maturity of €250.0 million, ($262.1 million), interest payable semiannually from May 15, 2000;

(l)	9 7/8% Euro Notes due November 15, 2009, principal amount at maturity of €350.0 million, ($367.0 million), interest payable semiannually from May 15, 2000, redeemable at the Company’s option on or after November 15, 2004;

(m)	11 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of €210.0 million ($220.1 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company’s option on or after November 15, 2004;

(n)	11 7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company’s option on or after October 1, 2005;

(o)	12 3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of €300.0 million ($314.6 million), interest payable semiannually from August 1, 2001;

(p)	6 3/4% Convertible Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, redeemable at the Company’s option on or after May 20, 2004, convertible into shares of NTL Incorporated common stock at a conversion price of $32.728 per share (there were approximately 35.1 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(q)	11.2% Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle’s option after November 15, 2000;

(r)	13 1/4% Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond’s option on or after September 30, 1999;

(s)	11 3/4% Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually from June 15, 2001, redeemable at Diamond’s option on or after December 15, 2000;

(t)	10 3/4% Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond’s option on or after December 15, 2002;

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt (continued)

(u)	10% Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of £135.0 million ($217.3 million), interest payable semiannually from August 1, 1998, redeemable at Diamond Holdings’ option on or after February 1, 2003; and

(v)	9 1/8% Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond Holdings’ option on or after February 1, 2003.

During 2002, 2001 and 2000, the Company recognized $96.7 million, $284.7 million and $473.1 million, respectively, of original issue discount as interest expense.

In addition to the notes described above, subsidiaries of the Company have the following bank credit agreements outstanding:

(w)	Senior Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of £2,784.8 million ($4,482.1 million), all of which was outstanding as of December 31, 2002; comprising a revolving facility of £2,584.8 million ($4,160.2 million) and a term facility of £200.0 million ($321.9 million); interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which, in the case of the revolving facility, is fixed at 3.50% per annum for six months from January 10, 2003 and which then varies, depending upon satisfaction of a financial covenant over six monthly periods, between 4.00% and 2.50% per annum and which, in the case of the term facility, is fixed at 5.50% per annum; effective interest rate on the revolving facility of 6.26% and 6.73% per annum at December 31, 2002 and 2001, respectively; effective interest rate on the term facility of 7.76% and 8.06% per annum at December 31, 2002 and 2001, respectively; the unused portion of the commitment to make the revolving facility available is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal then outstanding under the revolving facility is due in full on September 30, 2005; principal under the term facility is due in six quarterly installments beginning on June 30, 2006 and increasing from £5.0 million repayments due on the first two repayment dates to £10.0 million repayments due on the next three repayment dates with the balance being due on September 30, 2007; and

Working Capital Credit Facility originally dated May 30, 2000 (and subsequently amended and restated) of approximately £408.3 million ($657.1 million), all of which was outstanding as of December 31, 2002; originally for £1,300.0 million ($2,092.4 million); following the issuance of new debt beginning in October 2000, the commitment has been reduced to the aforementioned amount; interest payable at least every six months at LIBOR plus mandatory costs plus a margin rate which commenced at 4.50% per annum and increases by 0.50% per annum at the end of each quarter after the date upon which the facility was first utilized (subject to a cap on total interest of 16% per annum and a cap on total interest payable in cash of 14% per annum (any excess being added to principal)); effective interest rate of 11.76% and 9.57% per annum at December 31, 2002 and 2001, respectively; principal is due in full on March 31, 2006.

In February 2001, $109.5 million principal amount of 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of NTL Europe, Inc. common stock at the applicable conversion price of $39.20 per share. The Company issued as a premium on the conversion an additional 0.5 million shares which were valued at NTL Europe, Inc. closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, is included in interest expense. Additionally accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

The bank credit facilities, as well as the NTL Triangle and Diamond Holdings notes, restrict the payment of cash dividends and loans to the Company. At December 31, 2002, restricted net assets were $3,670.6 million.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10.   Long-Term Debt (continued)

In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. The Exit Notes are due on January 1, 2010. The Exit Notes are redeemable at the Company’s option after January 10, 2003. Interest on the Exit Notes is payable in cash semiannually from July 1, 2003, with respect to the interest payment due on July 1, 2003, the Company may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes. With respect to the interest payments due on January 1, 2004 and July 1, 2004, the Company may make a similar election based on its Available Cash, as defined.

The purchasers of the Company’s Exit Notes are entitled to registration rights with respect to such notes pursuant to the Exchange and Registration Rights Agreement. Under the Exchange and Registration Rights Agreement, the Company agreed, among other things, to file with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the Exit Notes for new notes registered under the Securities Act with terms substantially identical to those of the unregistered notes. If the Company fails to file such registration statement with the Securities and Exchange Commission on or before April 15, 2003 or if certain other registration default events described in the Exchange and Registration Rights Agreement occur, then the Company will be required to pay special interest to each holder of the Exit Notes, pursuant to provisions of the Exchange and Registration Rights Agreement, during the period of one or more of such registration default events. The Company would pay such special interest at a rate of 0.5% per annum, which increases to 1.0% per annum after the first 120-day period following the occurrence of the first such registration default. In addition, the Company’s failure to register the notes in compliance with the Exchange and Registration Rights Agreement would result in an event of default under the Indenture governing the Exit Notes.

Long-term debt repayments, excluding capital leases, are due as follows (in millions). The table reflects the Company’s contractual obligations as of December 31, 2002 as adjusted for the emergence from Chapter 11 reorganization.

Year ending December 31:
2003	$0.4
2004	0.4
2005	4,160.6
2006	689.7
2007	807.4
Thereafter	886.6

Total debt repayments	6,545.1
Less: current portion	0.4

$6,544.7

11.   Derivative Financial Instruments

Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive loss, depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations. Beginning in October 1, 2001, the Company has recorded the change in the fair value of derivatives related to changes in time value each period in other comprehensive loss for certain qualifying cash flow hedges.

On January 1, 2001, the Company recorded all of its outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of cross currency swaps to hedge exposure to movements in the British pound/ U.S. dollar exchange rate, and a number of zero cost collars to hedge exposure to floating interest rates on certain of its debt. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss.

In 2001, the Company entered into cross currency swaps to hedge exposure to movements in the Euro/British pound exchange rate. In the year ended December 31, 2001, the Company recorded other comprehensive loss of $1.4 million as a result of changes in the fair values. The aggregate fair value at December 31, 2001 was a net liability of $3.6 million. In May 2002, the Company closed out its cross currency swaps for a cash payment of $2.0 million, and recognized a loss of $2.0 million.

In September 2001, the Company entered into a British pound forward foreign exchange agreement, consisting of twenty-six accumulating forward contracts, to reduce its exposure to movement in the British pound/U.S. dollar exchange rate in accordance with its market risk strategies. As of December 31, 2001, the fair value of this instrument was a liability of $0.3 million. In March 2002, this agreement was closed out and the Company received cash of £0.5 million.

12.   Non-Cash Compensation

In July 2001, the Compensation and Option Committee of the Board of Directors of the Company’s former ultimate parent company approved modifications to certain stock options. The latest possible expiration date of options to purchase an aggregate

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

of approximately 4.7 million shares of NTL Europe, Inc.’s common stock with exercise prices from $0.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. The Company recognized non-cash compensation expense of $30.6 million based on the excess of the quoted market price of NTL Europe, Inc.’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of our former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

13.   Other Charges Including Restructuring Charges

Other charges of $389.2 million in 2002 include restructuring charges of $104.8 million and non-cash charges of $284.4 million primarily for allowances for the cancellation of receivables from our former ultimate parent company and certain of its subsidiaries in accordance with the Plan. Other charges of $297.9 million in 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting.

Restructuring charges of $104.8 million, $202.8 million and $65.9 million for the years ended December 31, 2002, 2001 and 2000, respectively, relate to the Company’s actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. An aggregate of $7.5 million of the 2002 restructuring charges and $57.9 million of the 2001 restructuring charges were for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, none of whom are still employed by the Company as of December 31, 2002. These costs in 2001 were for approximately 5,200 employees to be terminated, of which approximately 20 employees were still employed by the Company as of December 31, 2002. These costs in 2002 were for approximately 740 employees to be terminated, of which approximately 350 employees were still employed by the Company as of December 31, 2002.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

13.   Other Charges Including Restructuring Charges (continued)

The following table summarizes the restructuring charges incurred and utilized in 2000, 2001 and 2002:

	Employee	Lease
	Severance	Exit	Agreement	Fixed
	and Related Costs	Costs	Modifications	Assets	Other	Total

Charged to expense	$47.9	$18.0	$—	$—	$—	$65.9
Utilized	—	—	—	—	—	—

Balance, December 31, 2000	47.9	18.0	—	—	—	65.9
2000 provision utilized	(41.3)	(9.6)	—	—	—	(50.9)
2000 provision released	(6.6)	(7.3)	—	—	—	(13.9)
Charged to expense	98.7	32.4	27.7	57.9	—	216.7
2001 provision utilized	(26.2)	—	—	(57.9)	—	(84.1)

Balance, December 31, 2001	72.5	33.5	27.7	—	—	133.7
2000 provision utilized	—	(1.1)	—	—	—	(1.1)
2001 provision utilized	(71.9)	(17.3)	(16.2)	—	—	(105.4)
2001 provision released	(0.6)	(15.1)	(11.5)	—	—	(27.2)
Charged to expense	35.2	78.9	1.2	7.5	9.2	132.0
2002 provision utilized	(15.6)	(0.2)	—	(7.5)	(7.7)	(31.0)

Balance, December 31, 2002	$19.6	$78.7	$1.2	$—	$1.5	$101.0

14.   Income Taxes

The (benefit) expense for income taxes consists of the following:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Current:
Federal	$—	$—	$—
State and local	(1.2)	1.2	—

Foreign	—	0.5	0.9

Total current	(1.2)	1.7	0.9

Deferred:
Foreign	(24.5)	116.4	(80.8)

Total deferred	(24.5)	116.4	(80.8)

	$(25.7)	$118.1	$(79.9)

The Company’s tax benefit relates primarily to operating loss carryforwards for which a benefit was recognized to the extent of deferred tax liabilities.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14.   Income Taxes (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31,

	2002	2001

	(in millions)
Deferred tax liabilities:
Intangibles	$20.9	$34.5
Depreciation and amortization	209.0	354.2

Total deferred tax liabilities	229.9	388.7
Deferred tax assets:
Net operating losses	2,108.2	1,932.9
Capital losses	2,716.7	—
Net deferred interest expense	245.8	239.9
Depreciation and amortization	705.8	401.5
Inventory	3.0	15.9
Purchase accounting liabilities	44.1	16.5
Allowance for doubtful accounts	54.2	—
Other	102.4	51.9

Total deferred tax assets	5,980.2	2,658.6
Valuation allowance for deferred tax assets	(5,844.7)	(2,383.7)

Net deferred tax assets	135.5	274.9

Net deferred tax liabilities	$94.4	$113.8

At December 31, 2002 and 2001, the Company had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future.

At December 31, 2002, the Company had net operating loss carryforwards of approximately $1.2 billion for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. This excludes net operating loss carryforwards of companies that are resident in both the U.S. and the United Kingdom. In addition, the Company has capital loss carryforwards of approximately $7.7 billion for U.S. federal income tax purposes that expire in 2007. The Company also has United Kingdom net operating loss carryforwards of approximately $5.5 billion that have no expiration date. Pursuant to United Kingdom law, these losses are only available to offset income of the separate entity that generated the loss. A portion of the United Kingdom net operating loss carryforward relates to dual resident companies, of which the U.S net operating loss carryforward amount is approximately $1.7 billion.

As discussed in Note 1, the Company emerged from Chapter 11 bankruptcy on January 10, 2003. A restructuring of the Company’s debt will give rise to cancellation of indebtedness income (“COD”) in 2003, which will be non-taxable since the debt cancellation is in connection with a bankruptcy reorganization. However, to the extent that such amount is excluded from U.S. taxable income, certain tax attributes are subject to reduction, including certain U.S. net operating loss carryforwards and U.S. capital loss carryforwards. The reduction of tax attributes should have no material impact on the Company’s financial statement position since the deferred tax assets related to these tax attributes are offset by a corresponding valuation allowance. Furthermore, the reorganization will cause an ownership change pursuant to Internal Revenue Code Section 382. Section 382 will severely limit the Company’s ability to utilize any remaining U.S. net operating loss carryforwards and may limit the Company’s ability to deduct any built-in losses recognized within the subsequent five-year period.

In 2002, the Internal Revenue Service completed its federal income tax audit of the Company for the years 1996, 1997 and 1998. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14.   Income Taxes (continued)

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
(Benefit) at federal statutory rate (35%)	$(840.5)	$(4,101.6)	$(863.8)
Add:
Non-deductible asset impairments	126.0	2,856.6	—
Foreign losses with no benefit	531.0	809.7	568.6
U.S. losses with no benefit	159.0	436.6	215.3
Prior year accelerated depreciation	—	116.3	—
State and local income tax, net of federal benefit	(1.2)	0.5	—

	$(25.7)	$118.1	$(79.9)

15.   Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Marketable securities: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Long-term debt: The carrying amounts of the bank credit facilities approximate their fair values. The fair values of the Company’s other debt in the following table are based on the quoted market prices.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

15.   Fair Values of Financial Instruments (continued)

The carrying amounts and fair values of the Company’s financial instruments are as follows:

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(in millions)
Cash and cash equivalents	$502.0	$502.0	$251.1	$251.1
Marketable securities	5.2	5.2	—	—
Long-term debt:
12-3/4% Notes	277.8	30.6	277.8	91.7
11-1/2% Notes	1,050.0	115.5	1,050.0	336.0
10% Notes	400.0	44.0	400.0	120.0
9-1/2% Sterling Notes	200.8	20.1	181.4	60.1
10-3/4% Sterling Notes	439.2	41.0	382.3	124.3
9-3/4% Notes	1,193.3	130.0	1,153.8	338.0
9-3/4% Sterling Notes	441.6	37.2	385.9	124.8
11-1/2% Notes	625.0	68.8	625.0	200.0
12-3/8% Notes	380.6	49.5	364.9	108.0
7% Convertible Notes	489.8	58.8	489.8	53.9
9-1/4% Euro Notes	262.1	26.2	222.5	74.6
9-7/8% Euro Notes	367.0	36.7	311.5	104.4
11-1/2% Euro Notes	166.1	15.4	135.6	44.9
11-7/8% Notes	491.7	80.0	490.7	160.0
12-3/8% Euro Notes	315.3	31.5	267.8	90.8
6-3/4% Convertible Notes	1,150.0	184.0	1,150.0	353.6
DIP Facility	229.0	229.0	—	—
Senior Credit Facility	4,482.1	4,482.1	4,050.0	4,050.0
Working Capital Credit Facility	657.1	657.1	145.4	145.4
11.2% Debentures	517.3	372.5	517.3	367.3
13-1/4% Notes	285.1	34.2	285.1	77.0
11-3/4% Notes	531.0	63.7	531.0	132.8
10-3/4% Notes	420.5	50.5	415.1	100.9
10% Sterling Notes	217.3	173.8	196.3	143.4
9-1/8% Notes	110.0	77.0	110.0	71.5

16.   Related Party Transactions

On the Effective Date, the Company entered into a Transitional Services Agreement with NTL Europe. Under the Transitional Services Agreement, the Company has agreed to provide NTL Europe with certain administrative and technical support for a limited period of time where its personnel had previously been providing support to the companies now comprised within the NTL Europe group of companies. The Company has agreed to provide NTL Europe with support if and when requested in the following areas: accounting, payroll and financial reporting support, technical assistance to NTL Europe’s Spanish business, access to the Company’s internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of certain of the joint ventures in which NTL Europe has investments. This agreement provides that the Company’s employees shall, as appropriate, prioritize work performed for the Company ahead of work performed on behalf of NTL Europe.

In addition, under the Transitional Services Agreement, the Company provides the services of five of its employees to NTL Europe seconded on a full-time basis for a period of up to two years (at NTL Europe’s option) and permit NTL Europe and its group companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of certain other of its subsidiaries.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16.   Related Party Transactions (continued)

NTL Europe pays the Company pre-determined charges set out in the Transitional Services Agreement in respect of the services provided by the Company and its subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out such work.

Other charges in 2002 include $129.6 million of non-cash expense for allowances for the cancellation of receivables from NTL Europe in accordance with the Plan which were payable to United Kingdom subsidiaries of the Company.

On September 28, 2001, the Company loaned NTL Europe $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Interest income – NTL Europe, Inc. includes $8.0 million and $5.8 million in 2002 and 2001, respectively, from such notes. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled. Other charges in 2002 include $152.3 million of expense for allowances for the cancellation of these notes.

On April 5, 2002, following receipt of the proceeds from the sale of NTL Australia, NTL Delaware loaned £90.0 million to NTL (UK) Group, Inc. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. Interest on the note was at 23% per annum, compounded semiannually, and was payable, in cash, on the earlier of April 1, 2006 or the redemption date of the notes. In connection with the DIP facility, the current interest rate on this loan had been reduced from 23% per annum to 11% per annum. Interest expense – NTL Europe, Inc. includes $14.8 million from such loan. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt was repaid.

NTL Delaware was a lender under the DIP facility. Interest expense – NTL Europe, Inc. includes $2.9 of fees paid to NTL Delaware under this facility.

Pursuant to the DIP facility, all funding needs of the debtors were funded through the proceeds of the DIP facility, in accordance with a budget and the terms of the DIP facility agreement. Communications Cable Funding Corp. had entered into intercompany note agreements with NTL Europe and NTL (Delaware), Inc. to evidence such transactions. The notes earned interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum increased incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Interest income – NTL Europe, Inc. includes $0.8 million of interest due from NTL Europe, Inc. for such notes. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt in the amount of $69.3 million was repaid.

The Company’s President – Chief Executive Officer is also the Chairman of ATX Communications, Inc. (“ATX”) (formerly known as CoreComm Holdco, Inc.). Until January 2003, ATX shared resources with the Company related specifically to corporate activity, including corporate employees and a corporate office. In conjunction with these arrangements, the Company provided ATX with management, financial, legal and administrative support services through the use of employees, as well as access to office space and equipment and use of supplies and related office services. The salaries of employees providing service to ATX were charged to ATX by the Company based on the allocation of their time spent providing services to ATX.

Amounts charged to ATX by the Company consist of direct costs allocated to ATX where indentifiable and a percentage of the portion of the Company’s corporate overhead which cannot be specifically allocated to the Company. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. The Company’s charges to ATX commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had ATX operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the years ended December 31, 2002, 2001 and 2000, the Company charged ATX $0.4 million, $0.4 million and $1.2 million, respectively, which reduced the Company’s corporate expenses.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

16.   Related Party Transactions (continued)

On April 12, 2002, our former ultimate parent company purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $0.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, the Company entered into a network and software agreement with ATX. Under the agreement, ATX will provide U.S. network for Internet traffic from the Company’s UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how.

The Company obtains billing and software development services from ATX. ATX billed the Company $2.9 million, $3.4 million and $5.9 million in the years ended December 31, 2002, 2001 and 2000, respectively for these services. In 2001, the Company entered into a license agreement with ATX whereby the Company was granted an exclusive irrevocable, perpetual license to billing software developed by ATX for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $9.8 million for the development costs expended by ATX plus a fixed amount of $3.0 million representing the one-time perpetual license fee. The billing software was being used by the Company at the time of this agreement, and was being maintained and modified by ATX under an ongoing software maintenance and development outsourcing agreement between the companies.

In March 2000, the Company and ATX announced that they had entered into an agreement to link their networks in order to create an international Internet backbone that commenced operations in February 2001. The Company incurred costs of $0.3 million for network usage in the year ended December 31, 2001. The Company has not incurred any additional costs subsequent to 2001.

At December 31, 2002 and 2001, the Company had a receivable from ATX of $2.5 million and $1.1 million, respectively.

17.   Shareholder’s Equity

The following description of authorized capital stock, common stock, stockholder rights plan and stock options reflects changes as a result of the Company's emergence from Chapter 11 reorganization.

Authorized Capital Stock

Pursuant to the Company’s reorganization, the Company’s authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

On the Effective Date, the Company issued to certain of its stakeholders 50,000,969 shares of common stock and 8,750,496 Series A Warrants, each of which entitles the holder thereof to purchase one share of the Company’s common stock at an initial exercise price of $309.88, subject to adjustment. The Series A Warrants expire on January 10, 2011. In addition, the Company issued 500,000 shares of common stock to initial purchases of the Exit Notes.

Stockholder Rights Plan

The Company’s Rights Agreement provides that a Right will be issued with each share of common stock issued. The Rights are exercisable upon the occurrence of certain potential takeover events and will expire in January 2013 unless previously redeemed or exchanged by the Company. When exercisable, each Right entitles the owner to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (“Rights Preferred Stock”) at the Stockholder Rights purchase price, subject to adjustment.

The Rights Preferred Stock will be entitled to a quarterly dividend payment equal to the greater of $10.00 and 1,000 times the aggregate amount per share of all dividends declared on the common stock since the immediately preceding dividend payment date. In the event of liquidation, the holders of Rights Preferred Stock will be entitled to the greater of $1,000 for each share of Rights Preferred Stock held, plus any accrued and unpaid dividends or distributions on those shares and the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of common stock. Each share of Rights Preferred Stock will have 1,000 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are changed or exchanged, each share of Rights Preferred Stock will be entitled to receive common stock of the acquiring Company valued at two times the exercise price of the Stockholder Right. The Rights are protected by customary antidilution provisions.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Stock Options

Upon approval by the compensation committee of the board of directors, the Company will adopt the NTL Incorporated 2003 Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan is intended to provide incentives to certain employees of the Company and its subsidiaries to foster and promote the long term growth and performance of the Company and to better align such employees’ interests with the stockholders of the Company. Under the Stock Option Plan, options to purchase up to 10% of the issued and outstanding shares of the Company’s common stock as of the Effective Date may be granted from time to time to certain employees of the Company and its subsidiaries. Accordingly, the Company has reserved 5 million shares of common stock for issuance under the Stock Option Plan.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Stock Options (continued)

The Company’s employees participated in the various stock option plans of its former ultimate parent company. All options to purchase shares of the Company’s former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

There were none, 13.7 million and 34.8 million options granted under these plans for the years ended December 31, 2002, 2001 and 2000, respectively.

Pro forma information regarding net loss has been determined as if the Company had accounted for its former ultimate parent’s employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000: risk-free interest rates of 4.47%, 4.47% and 5.30%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company’s former ultimate parent’s common stock of .702, .702, and .385, respectively, and a weighted-average expected life of the option of 10 years in 2002, 2001 and 2000.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because these stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Stock Options (continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss for the years ended December 31, 2002, 2001 and 2000 are not likely to be representative of the pro forma effects on net loss in future years. Following is the Company’s pro forma information as if the Company and not its former ultimate parent had issued the stock options:

	Year Ended
	December 31,

	2002	2001	2000

	(in millions)
Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)
Pro forma net (loss)	$(2,631.7)	$(12,096.9)	$(2,636.7)

18.   Employee Benefit Plans

Certain subsidiaries of the Company operate defined benefit pension plans in the United Kingdom. The assets of the Plans are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method. The Company’s policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the United Kingdom.

At December 31, 2002, the projected benefit obligations of the Company’s defined benefit pension plans exceeded the fair value of the plan assets by $121.3 million. Each of the Company’s four defined benefit pension plans had accumulated benefit obligations in excess of the fair value of plan assets at December 31, 2002. The projected benefit obligations, accumulated benefit obligations and fair value of plan assets for these four plans were $333.5 million, $289.4 million and $212.2 million, respectively, at December 31, 2002.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18.   Employee Benefit Plans (continued)

	Year Ended
	December 31,

	2002	2001

	(in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$200.3	$201.8
Acquisition	20.8	—
Service cost	10.8	9.9
Interest cost	17.3	11.3
Actuarial losses (gains)	85.3	(7.0)
Benefits paid	(10.1)	(6.3)
Curtailments/settlements	(1.8)	—
Other	1.9	—
Foreign currency exchange rate changes	9.0	(9.4)

Benefit obligation at end of year	$333.5	$200.3

Change in plan assets
Fair value of plan assets at beginning of year	$229.2	$269.1
Acquisition	17.3	—
Actual return on plan assets	(43.5)	(31.0)
Company contributions	8.9	8.0
Plan participants’ contributions	3.0	3.0
Benefits paid	(10.1)	(6.3)
Curtailments/settlements	(1.4)	—
Other	(1.3)	—
Foreign currency exchange rates changes	10.1	(13.6)

Fair value of plan assets at end of year	$212.2	$229.2

Funded status of the plan	$(121.3)	$28.9
Unrecognized net actuarial (gains) losses	136.5	(12.4)
Unrecognized transition obligation	5.6	5.0

Net amount recognized	$20.8	$21.5

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$—	$16.5
Accrued benefit liability	(88.5)	—
Intangible asset	5.6	5.0
Accumulated other comprehensive loss	103.7	—

Net amount recognized	$20.8	$21.5

	Year Ended December 31,

	2002	2001

Actuarial assumptions:
Discount rate	5.50% - 5.90%	6.00%
Rate of compensation increase	3.30% - 5.20%	3.50% - 4.00%
Expected long-term rate of return on plan assets	6.60% - 7.50%	7.00% - 7.50%

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

18.   Employee Benefit Plans (continued)

The components of net pension costs are as follows:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Service cost	$10.8	$9.9	$10.7
Interest cost	17.3	11.3	11.3
Curtailments/settlements	1.8	—	—
Expected return on plan assets	(20.0)	31.0	(2.0)
Net amortization and deferral	0.7	(51.9)	(20.6)

	$10.6	$0.3	$(0.6)

19.   Leases

A summary of assets held under capital lease are as follows (in millions):

	December 31,

	2002	2001

Land, buildings and equipment	$89.0	$100.2
Less: accumulated depreciation	(26.9)	(28.5)

	$62.1	$71.7

Future minimum annual payments at December 31, 2002 are as follows (in millions). The table reflects the Company’s contractual obligations.

	Capital	Operating
	Leases	Leases

Year ending December 31:
2003	$9.3	$84.0
2004	9.0	70.5
2005	8.0	60.8
2006	7.1	53.7
2007	6.7	52.8
Thereafter	166.7	394.5

Total minimum lease payments	206.8	$716.3

Less: amount representing interest	(140.0)

Present value of net minimum obligations	66.8
Less: current portion	(66.8)

	$—

Leases for buildings, office space and equipment extend through 2031. Total rental expense for the years ended December 31, 2002, 2001 and 2000 under operating leases was $140.1 million, $74.5 million and $46.2 million, respectively.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

20.   Commitments and Contingent Liabilities

At December 31, 2002, the Company was committed to pay approximately $1,422.0 million for equipment and services and for investments in and loans to affiliates. This amount includes approximately $984.4 million for operations and maintenance contracts and other commitments from January 1, 2004 to 2013. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding fiscal years is as follows (in millions):

Year Ending December 31:

2003	$437.6
2004	109.7
2005	109.4
2006	109.4
2007	109.4

$875.5

The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

21.   Summarized Financial Information About NTL Incorporated (formerly NTL Communications Corp.)

In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries (the “Guarantors”) issued the Exit Notes. The Exit Notes are guaranteed on a senior basis by the following subsidiaries of the Company: NTL Digital (US) Inc., CableTel Ventures Limited, Bearsden Nominees, Inc., CableTel Programming, Inc., NTL International Services, Inc. and NTL Funding (NJ), Inc. (collectively referred to as the “Senior Guarantors”). The Exit Notes are guaranteed on a subordinated basis by Communications Cable Funding Corp. (referred to as the “Subordinated Guarantor” and together with the Senior Guarantors, the “Guarantors”).

The following condensed consolidating financial information of the Company as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is being provided pursuant to Article 3-10(c) of Regulation S-X and SOP 90-7.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	Year Ended December 31, 2002

		Communications
	NTL	Cable		Entities in	Other
Statement of Operations	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Revenue
Consumer telecommunications and television	$—	$—	$—	$—	$—
Business telecommunications	—	—	—	—	—
Broadcast transmission and other	—	—	—	—	—

	—	—	—	—	—
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	—	—	—	0.8
Selling, general and administrative expenses	—	—	—	—	0.3
Asset impairments	—	—	—	—	—
Non-cash compensation	—	—	—	—	—
Other charges	154.8		—	154.8	—
Corporate expenses	37.9	(22.3)	—	15.6	—
Depreciation	0.5	—	—	0.5	—
Amortization	26.2	—	4.2	30.4	—

	219.4	(22.3)	4.2	201.3	1.1

Operating (loss)	(219.4)	22.3	(4.2)	(201.3)	(1.1)
Other income (expense)
Interest income and other, net	0.3	110.0	198.9	309.2	5.0
Interest income – NTL Europe, Inc.	8.0	0.8	—	8.8	—
Interest expense	(280.3)	(128.0)	(84.5)	(492.8)	(4.4)
Interest expense – NTL Europe, Inc.	—	(2.9)	—	(2.9)	—
Share of (losses) from equity investments	(1,516.9)	—	(247.2)	(1,764.1)	(3.4)
Other gains (losses)	—	—	—	—	—
Foreign currency transaction (losses) gains	(282.0)	—	(11.7)	(293.7)	0.8

Income (loss) before recapitalization items and income taxes	(2,290.3)	2.2	(148.7)	(2,436.8)	(3.1)
Recapitalization items, net	(86.7)	—	(5.8)	(92.5)	—

Income (loss) before income taxes	(2,377.0)	2.2	(154.5)	(2,529.3)	(3.1)
Income tax benefit	1.2	—	(1.4)	(0.2)	—

Net income (loss)	$(2,375.8)	$2.2	$(155.9)	$(2,529.5)	$(3.1)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2002

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Operations	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Revenue
Consumer telecommunications and television	$2,074.1	$2,074.1	$—	$2,074.1
Business telecommunications	880.1	880.1	—	880.1
Broadcast transmission and other	310.9	310.9	—	310.9

	3,265.1	3,265.1	—	3,265.1
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	1,501.7	1,502.5	—	1,502.5
Selling, general and administrative expenses	769.8	770.1	(0.3)	769.8
Asset impairments	445.1	445.1	—	445.1
Non-cash compensation	—	—	—	—
Other charges	234.4	234.4	—	389.2
Corporate expenses	3.1	3.1	—	18.7
Depreciation	1,477.4	1,477.4	—	1,477.9
Amortization	33.3	33.3	—	63.7

	4,464.8	4,465.9	(0.3)	4,666.9

Operating (loss)	(1,199.7)	(1,200.8)	0.3	(1,401.8)
Other income (expense)
Interest income and other, net	19.4	24.4	(312.6)	21.0
Interest income – NTL Europe, Inc.	—	—	—	8.8
Interest expense	(696.6)	(701.0)	431.3	(762.5)
Interest expense – NTL Europe, Inc.	(14.8)	(14.8)	—	(17.7)
Share of (losses) from equity investments	—	(3.4)	1,764.1	(3.4)
Other gains (losses)	—	—	—	—
Foreign currency transaction (losses) gains	199.6	200.4	(0.8)	(94.1)

Income (loss) before recapitalization items and income taxes	(1,692.1)	(1,695.2)	1,882.3	(2,249.7)
Recapitalization items, net	(59.3)	(59.3)		(151.8)

Income (loss) before income taxes	(1,751.4)	(1,754.4)	1,882.3	(2,401.5)
Income tax benefit	25.9	25.9	—	25.7

Net income (loss)	$(1,725.5)	$(1,728.6)	$1,882.3	$(2,375.8)

F-42 (Continued)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	Year Ended December 31, 2001

		Communications
	NTL	Cable		Entities in	Other
Statement of Operations	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Revenue
Consumer telecommunications and television	$—	$—	$—	$—	$—
Business telecommunications	—	—	—	—	—
Broadcast transmission and other	—	—	—	—	—

	—	—	—	—	—
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	—	—	—	0.8
Selling, general and administrative expenses	3.2	—	—	3.2	(0.1)
Asset impairments	—	—	—	—	—
Non-cash compensation	30.6	—	—	30.6	—
Other charges	—	—	—	—	—
Corporate expenses	24.3	—	—	24.3	—
Depreciation	0.5	—	—	0.5	—
Amortization	24.5	—	4.0	28.5	0.5

	83.1	—	4.0	87.1	1.2

Operating (loss)	(83.1)	—	(4.0)	(87.1)	(1.2)
Other income (expense)
Interest income and other, net	13.6	—	184.1	197.7	3.5
Interest income – NTL Europe, Inc.	5.8	—	—	5.8	—
Interest expense	(762.8)	—	(170.9)	(933.7)	(4.2)
Interest expense – NTL Europe, Inc.	—	—	—	—	—
Share of (losses) from equity investments	(11,067.5)	—	(985.4)	(12,052.9)	(14.3)
Other (losses)	—	—	—	—	—
Foreign currency transaction gains (losses)	58.2	—	(0.8)	57.4	(3.6)

(Loss) before income taxes	(11,835.8)	—	(977.0)	(12,812.8)	(19.8)
Income tax expense	(1.2)	—	—	(1.2)	—

Net (loss)	$(11,837.0)	$—	$(977.0)	$(12,814.0)	$(19.8)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2001

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Operations	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Revenue
Consumer telecommunications and television	$2,069.2	$2,069.2	$—	$2,069.2
Business telecommunications	836.8	836.8	—	836.8
Broadcast transmission and other	283.6	283.6	—	283.6

	3,189.6	3,189.6	—	3,189.6
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	1,563.5	1,564.3	—	1,564.3
Selling, general and administrative expenses	970.1	970.0	—	973.2
Asset impairments	8,160.6	8,160.6	—	8,160.6
Non-cash compensation	—	—	—	30.6
Other charges	297.9	297.9	—	297.9
Corporate expenses	—	—	—	24.3
Depreciation	1,360.9	1,360.9	—	1,361.4
Amortization	1,149.9	1,150.4	—	1,178.9

	13,502.9	13,504.1	—	13,591.2

Operating (loss)	(10,313.3)	(10,314.5)	—	(10,401.6)
Other income (expense)
Interest income and other, net	16.0	19.5	(188.4)	28.8
Interest income – NTL Europe, Inc.	—	—	—	5.8
Interest expense	(947.0)	(951.2)	644.1	(1,240.8)
Interest expense – NTL Europe, Inc.	—	—	—	—
Share of (losses) from equity investments	(8.9)	(23.2)	12,052.9	(23.2)
Other (losses)	(88.5)	(88.5)	—	(88.5)
Foreign currency transaction gains (losses)	(53.2)	(56.8)	—	0.6

(Loss) before income taxes	(11,394.9)	(11,414.7)	12,508.6	(11,718.9)
Income tax expense	(116.9)	(116.9)	—	(118.1)

Net (loss)	$(11,511.8)	$(11,531.6)	$12,508.6	$(11,837.0)

F-43 (Continued)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	Year Ended December 31, 2000

		Communications
	NTL	Cable		Entities in	Other
Statement of Operations	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Revenue
Consumer telecommunications and television	$—	$—	$—	$—	$—
Business telecommunications	—	—	—	—	—
Broadcast transmission and other	—	—	—	—	—

	—	—	—	—	—
Costs and expenses
Operating expenses (exclusive of depreciation and amortization shown separately below)	—	—	—	—	—
Selling, general and administrative expenses	5.9	—	—	5.9	0.4
Asset impairments	—	—	—	—	—
Non-cash compensation	—	—	—	—	—
Other charges	—	—	—	—	—
Corporate expenses	23.7	—	—	23.7	—
Depreciation	0.5	—	—	0.5	—
Amortization	19.2	—	4.0	23.2	0.5

	49.3	—	4.0	53.3	0.9

Operating (loss)	(49.3)	—	(4.0)	(53.3)	(0.9)
Other income (expense)
Interest income and other, net	14.5	—	174.9	189.4	(0.6)
Interest income – NTL Europe, Inc.	—	—	—	—	—
Interest expense	(599.4)	—	(163.6)	(763.0)	(0.3)
Interest expense – NTL Europe, Inc.	—	—	—	—	—
Share of (losses) from equity investments	(1,821.7)	—	(444.5)	(2,266.2)	(22.9)
Other (losses)	—	—	—	—	—
Foreign currency transaction gains (losses)	67.8	—	(3.6)	64.2	3.7

(Loss) before income taxes	(2,388.1)	—	(440.8)	(2,828.9)	(21.0)
Income tax benefit	—	—	—	—	—

Net (loss)	$(2,388.1)	$—	$(440.8)	$(2,828.9)	$(21.0)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2000

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Operations	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Revenue
Consumer telecommunications and television	$1,518.2	$1,518.2	$—	$1,518.2
Business telecommunications	702.2	702.2	—	702.2
Broadcast transmission and other	263.8	263.8	—	263.8

	2,484.2	2,484.2	—	2,484.2
Costs and expenses
Operating expenses (exclusive of depreciation and amortization shown separately below)	1,223.2	1,223.2	—	1,223.2
Selling, general and administrative expenses	962.8	963.2	—	969.1
Asset impairments	—	—	—	—
Non-cash compensation	—	—	—	—
Other charges	92.7	92.7	—	92.7
Corporate expenses	—	—	—	23.7
Depreciation	873.9	873.9	—	874.4
Amortization	802.6	803.1	—	826.3

	3,955.2	3,956.1	—	4,009.4

Operating (loss)	(1,471.0)	(1,471.9)	—	(1,525.2)
Other income (expense)
Interest income and other, net	11.2	10.6	(174.2)	25.8
Interest income – NTL Europe, Inc.	—	—	—	—
Interest expense	(320.9)	(321.2)	197.9	(886.3)
Interest expense – NTL Europe, Inc.	—	—	—	—
Share of (losses) from equity investments	(1.3)	(24.2)	2,266.2	(24.2)
Other (losses)	—	—	—	—
Foreign currency transaction gains (losses)	(126.0)	(122.3)	—	(58.1)

(Loss) before income taxes	(1,908.0)	(1,929.0)	2,289.9	(2,468.0)
Income tax benefit	79.9	79.9	—	79.9

Net (loss)	$(1,828.1)	$(1,849.1)	$2,289.9	$(2,388.1)

F-44 (continued)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	December 31, 2002

		Communications
	NTL	Cable		Entities in	Other
Balance Sheet	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Current assets	$47.4	$454.3	$0.8	$502.5	$2.5
Investments in and loans to affiliates, net	3,413.9	18,645.8	941.5	23,001.2	8.4
Fixed and noncurrent assets	128.7	162.8	15.6	307.1	102.2

Total assets	$3,590.0	$19,262.9	$957.9	$23,810.8	$113.1

Current liabilities	$245.8	$122.6	$—	$368.4	$0.4
Noncurrent liabilities	—	2,784.3	1.5	2,785.8	135.2
Liabilities subject to compromise	8,520.3	—	1,656.9	10,177.2	—
Shareholder’s (deficiency) equity	(5,176.1)	16,356.0	(700.5)	10,479.4	(22.5)

Total liabilities and shareholder’s (deficiency) equity	$3,590.0	$19,262.9	$957.9	$23,810.8	$113.1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31, 2002

		Entities		Consolidated
	All Other	Not in		NTL
Balance Sheet	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Current assets	$1,032.9	$1,035.4	$(367.2)	$1,170.7
Investments in and loans to affiliates, net	—	8.4	(23,001.2)	8.4
Fixed and noncurrent assets	11,555.0	11,657.2	(102.0)	11,862.3

Total assets	$12,587.9	$12,701.0	$(23,470.4)	$13,041.4

Current liabilities	$1,823.7	$1,824.1	$5,772.8	$7,965.3
Noncurrent liabilities	12,804.7	12,939.9	(15,631.3)	94.4
Liabilities subject to compromise	—	—	(19.4)	10,157.8
Shareholder’s (deficiency) equity	(2,040.5)	(2,063.0)	(13,592.5)	(5,176.1)

Total liabilities and shareholder’s (deficiency) equity	$12,587.9	$12,701.0	$(23,470.4)	$13,041.4

[Additional columns below]

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31, 2001

		Communications
	NTL	Cable		Entities in	Other
Balance Sheet	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Current assets	$90.0	$—	$0.4	$90.4	$1.9
Investments in and loans to affiliates, net	4,462.6	—	1,061.0	5,523.6	4.4
Fixed and noncurrent assets	305.4	—	18.2	323.6	98.3

Total assets	$4,858.0	$—	$1,079.6	$5,937.6	$104.6

Current liabilities	$8,037.0	$—	$1,561.8	$9,598.8	$0.2
Noncurrent liabilities	—	—	—	—	124.2
Shareholder’s (deficiency)	(3,179.0)		(482.2)	(3,661.2)	(19.8)

Total liabilities and shareholder’s (deficiency)	$4,858.0	$—	$1,079.6	$5,937.6	$104.6

[Additional columns below]

F-45 (continued)

[Continued from above table, first column(s) repeated]

	December 31, 2001

		Entities		Consolidated
	All Other	Not in		NTL
Balance Sheet	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Current assets	$924.0	$925.9	$(3.3)	$1,013.0
Investments in and loans to affiliates, net	—	4.4	(5,523.6)	4.4
Fixed and noncurrent assets	11,689.4	11,787.7	(98.3)	12,013.0

Total assets	$12,613.4	$12,718.0	$(5,625.2)	$13,030.4

Current liabilities	$6,587.8	$6,588.0	$(100.1)	$16,086.7
Noncurrent liabilities	6,036.5	6,160.7	(6,038.0)	122.7
Shareholder’s (deficiency)	(10.9)	(30.7)	512.9	(3,179.0)

Total liabilities and shareholder’s (deficiency)	$12,613.4	$12,718.0	$(5,625.2)	$13,030.4

F-45 (continued)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	Year Ended December 31, 2002

		Communications
	NTL	Cable		Entities in	Other
Statement of Cash Flows	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Net cash provided by (used in) operating activities	$52.9	$(33.7)	$(36.6)	$(17.4)	$6.3
Net cash (used in) investing activities	(99.1)	(162.8)	16.3	(245.6)	(6.2)
Net cash provided by financing activities	3.9	216.4	20.1	240.4	—
Effect of exchange rate changes on cash	—	—	—	—	—

(Decrease) increase in cash and cash equivalents	(42.3)	19.9	(0.2)	(22.6)	0.1
Cash and cash equivalents at the beginning of the year	78.5	—	0.4	78.9	0.1

Cash and cash equivalents at the end of the year	$36.2	$19.9	$0.2	$56.3	$0.2

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2002

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Cash Flows	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Net cash provided by (used in) operating activities	$326.8	$333.1	$(57.0)	$258.7
Net cash (used in) investing activities	(669.4)	(675.6)	77.0	(844.2)
Net cash provided by financing activities	580.2	580.2	(20.0)	800.6
Effect of exchange rate changes on cash	35.8	35.8	—	35.8

(Decrease) increase in cash and cash equivalents	273.4	273.5	—	250.9
Cash and cash equivalents at the beginning of the year	172.1	172.2	—	251.1

Cash and cash equivalents at the end of the year	$445.5	$445.7	$—	$502.0

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2001

		Communications
	NTL	Cable		Entities in	Other
Statement of Cash Flows	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Net cash (used in) provided by operating activities	$(406.7)	$—	$(55.4)	$(462.1)	$3.2
Net cash (used in) investing activities	(1,099.1)	—	(201.3)	(1,300.4)	(4.2)
Net cash provided by financing activities	1,416.1	—	256.6	1,672.7	—
Effect of exchange rate changes on cash	—	—	—	—	—

(Decrease) in cash and cash equivalents	(89.7)	—	(0.1)	(89.8)	(1.0)
Cash and cash equivalents at the beginning of the year	168.2	—	0.5	168.7	1.1

Cash and cash equivalents at the end of the year	$78.5	$—	$0.4	$78.9	$0.1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2001

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Cash Flows	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Net cash (used in) provided by operating activities	$786.8	$790.0	$(886.5)	$(558.6)
Net cash (used in) investing activities	(1,695.3)	(1,699.5)	1,141.8	(1,858.1)
Net cash provided by financing activities	834.7	834.7	(255.3)	2,252.1
Effect of exchange rate changes on cash	(7.8)	(7.8)	—	(7.8)

(Decrease) in cash and cash equivalents	(81.6)	(82.6)	—	(172.4)
Cash and cash equivalents at the beginning of the year	253.7	254.8	—	423.5

Cash and cash equivalents at the end of the year	$172.1	$172.2	$—	$251.1

F-46 (continued)

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

21.   Summarized Financial Information about NTL Incorporated (formerly NTL Communications Corp.) (continued)

	Year Ended December 31, 2000

		Communications
	NTL	Cable		Entities in	Other
Statement of Cash Flows	Incorporated	Funding	Diamond	Reorganization	Guarantors

	(in millions)
Net cash (used in) provided by operating activities	$(301.7)	$—	$(88.1)	$(389.8)	$3.8
Net cash (used in) investing activities	(5,940.8)	—	(103.1)	(6,043.9)	(3.2)
Net cash provided by financing activities	5,707.3	—	7.0	5,714.3	—
Effect of exchange rate changes on cash	—	—	(12.2)	(12.2)	—

(Decrease) increase in cash and cash equivalents	(535.2)	—	(196.4)	(731.6)	0.6
Cash and cash equivalents at the beginning of the year	703.4	—	196.9	900.3	0.5

Cash and cash equivalents at the end of the year	$168.2	$—	$0.5	$168.7	$1.1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Year Ended December 31, 2000

		Entities		Consolidated
	All Other	Not in		NTL
Statement of Cash Flows	Subsidiaries	Reorganization	Adjustments	Incorporated

	(in millions)
Net cash (used in) provided by operating activities	$1,006.6	$1,010.4	$(789.6)	$(169.0)
Net cash (used in) investing activities	(5,191.3)	(5,194.5)	1,731.7	(9,506.7)
Net cash provided by financing activities	4,278.4	4,278.4	(942.1)	9,050.6
Effect of exchange rate changes on cash	(13.4)	(13.4)	—	(25.6)

(Decrease) increase in cash and cash equivalents	80.3	80.9	—	(650.7)
Cash and cash equivalents at the beginning of the year	173.4	173.9	—	1,074.2

Cash and cash equivalents at the end of the year	$253.7	$254.8	$—	$423.5

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

22.   Industry Segments

The Company has four reportable segments: Broadcast Services, Consumer Services, Business Services and Shared Services. The Broadcast Services segment operates in the United Kingdom and includes digital and analog television and radio broadcasting, rental of antenna space on the Company’s owned and leased towers and sites and associated services, and satellite and media services. Consumer Services include telephony, cable television, Internet access and interactive services in regional franchise areas in the United Kingdom and Ireland. The Business Services segment operates in the United Kingdom and includes telephony, national and international wholesale carrier telecommunications, and radio communications services to the emergency services community. Shared Services principally include network and information technology management, finance, human resources and facilities management. Shared Services also includes assets and related depreciation and amortization that are not allocated to another segment.

The accounting policies of the segments are the same as those described in the Significant Accounting Policies note. The Company’s management evaluates segment performance based on various financial and non-financial measurements. The Company’s primary measure of profit or loss is Operating EBITDA. The results of operations data utilized in financial measurements are revenues and Operating EBITDA, which is earnings before interest, taxes, depreciation, amortization, asset impairments, non-cash compensation, other charges, corporate expenses, share of (losses) from equity investments, other (losses), foreign currency transaction (losses) gains and recapitalization items, net. Certain selling, general and administrative expenses are allocated to segments based on revenues. Management does not allocate costs of shared services departments and jointly used assets for purposes of measuring segment performance. The reportable segments are strategic business units that are managed separately and offer different services.

The Company’s primary measure of profit or loss for each reportable segment is Operating EBITDA as defined above. The Company considers Operating EBITDA an important indicator of the operational strength and performance of its reportable segments, including the ability to provide cash flows to service debt and fund capital expenditures. Operating EBITDA excludes the impact of costs and expenses that do not directly effect cash flows such as depreciation, amortization, asset impairments, non-cash compensation and share of (losses) from equity investments. The Company also excludes costs and expenses that are not directly related to the performance of a single reportable segment from Operating EBITDA rather than allocate these costs and expenses to multiple reportable segments. Other charges, corporate expenses, and foreign currency transactions are not directly related to a single segment. Operating EBITDA should be considered in addition to, not as a substitute for, operating (loss), net (loss) and other measures of financial performance reported in accordance with generally accepted accounting principles.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

22.   Industry Segments (continued)

	Broadcast	Consumer	Business	Shared	Total

	(in millions)
Year ended December 31, 2002
Revenues	$310.9	$2,074.1	$880.1	$—	$3,265.1
Depreciation and amortization	73.0	1,025.3	416.6	26.7	1,541.6
Operating EBITDA (1)	165.5	839.3	332.1	(344.1)	992.8
Expenditures for long-lived assets	64.2	485.3	141.4	185.0	875.9
Total assets (2)	527.3	7,993.4	3,367.3	1,153.4	13,041.4
Year ended December 31, 2001
Revenues	$283.6	$2,069.2	$836.8	$—	$3,189.6
Depreciation and amortization	76.0	1,840.5	587.9	35.9	2,540.3
Operating EBITDA (1)	143.9	738.7	335.2	(565.7)	652.1
Expenditures for long-lived assets	131.8	1,151.3	321.5	43.8	1,648.4
Total assets (3)	792.5	8,012.3	3,287.0	938.6	13,030.4
Year ended December 31, 2000
Revenues	$263.8	$1,518.2	$702.2	$—	$2,484.2
Depreciation and amortization	53.2	1,443.6	184.2	19.7	1,700.7
Operating EBITDA (1)	130.3	410.8	232.4	(481.6)	291.9
Expenditures for long-lived assets	70.0	1,088.5	724.6	276.1	2,159.2
Total assets (4)	804.8	17,910.7	3,746.0	685.0	23,146.5

(1)	Represents earnings before interest, taxes, depreciation, amortization, asset impairments, non-cash compensation, other charges, corporate expenses, share of (losses) from equity investments, other (losses), foreign currency transaction (losses) gains and recapitalization items, net.

(2)	At December 31, 2002, shared assets included $458.2 million of cash, cash equivalents and marketable securities and $695.2 million of other assets.

(3)	At December 31, 2001, shared assets included $189.8 million of cash, cash equivalents and $748.8 million of other assets.

(4)	At December 31, 2000, shared assets included $355.0 million of cash, cash equivalents and marketable securities and $330.0 million of other assets.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession) and Subsidiaries

Notes to Consolidated Financial Statements (continued)

22.   Industry Segments (continued)

The reconciliation of segment combined Operating EBITDA to (loss) before income taxes is as follows:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Segment combined Operating EBITDA	$992.8	$652.1	$291.9
(Add) Deduct:
Asset impairments	445.1	8,160.6	—
Non-cash compensation	—	30.6	—
Other charges	389.2	297.9	92.7
Corporate expenses	18.7	24.3	23.7
Depreciation	1,477.9	1,361.4	874.4
Amortization	63.7	1,178.9	826.3
Interest income and other, net	(21.0)	(28.8)	(25.8)
Interest income – NTL Europe, Inc.	(8.8)	(5.8)	—
Interest expense	762.5	1,240.8	886.3
Interest expense – NTL Europe, Inc.	17.7	—	—
Shares of losses from equity investments	3.4	23.2	24.2
Other losses	—	88.5	—
Foreign currency transactions losses (gains)	94.1	(0.6)	58.1
Recapitalization items, net	151.8	—	—

	3,394.3	12,371.0	2,759.9

(Loss) before income taxes	$(2,401.5)	$(11,718.9)	$(2,468.0)

Geographic Information

	United	United
	States	Kingdom	Ireland	Total
	(in millions)
2002
Revenues	$—	$3,175.1	$90.0	$3,265.1
Long-lived assets	163.6	11,569.2	137.9	11,870.7
2001
Revenues	$—	$3,127.3	$62.3	$3,189.6
Long-lived assets	151.3	11,703.5	162.6	12,017.4
2000
Revenues	$—	$2,423.0	$61.2	$2,484.2
Long-lived assets	1.6	21,658.5	155.4	21,815.5

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant
Condensed Balance Sheets
(in millions)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$36.2	$78.5
Marketable securities	5.2	—
Other	6.0	11.5

Total current assets	47.4	90.0
Office improvements and equipment, net of accumulated depreciation of $2.2 (2002) and $1.7 (2001)	0.8	1.3
Investments in and loans to affiliates, net	3,413.9	4,462.6
Deferred financing costs, net of accumulated amortization of $102.0 (2002) and $75.9 (2001)	127.9	154.1
Note receivable from NTL Europe, Inc.	—	150.0

Total assets	$3,590.0	$4,858.0

Liabilities and shareholder’s (deficiency)
Liabilities not subject to compromise
Current liabilities	$245.8	$8,037.0
Long-term debt	—	—
Liabilities subject to compromise	8,520.3	—
Shareholder’s (deficiency):
Common stock	—	—
Additional paid-in capital	14,045.5	13,917.7
Accumulated other comprehensive (loss)	(653.6)	(904.5)
(Deficit)	(18,568.0)	(16,192.2)

	(5,176.1)	(3,179.0)

Total liabilities and shareholder’s (deficiency)	$3,590.0	$4,858.0

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession)
Condensed Statements of Operations
(in millions)

	Year Ended December 31,

	2002	2001	2000

Cost and expenses
Corporate expenses	$37.9	$24.3	$23.7
General and administrative expenses	—	3.2	5.9
Non-cash compensation	—	30.6	—
Other charges	154.8	—	—
Depreciation	0.5	0.5	0.5
Amortization	26.2	24.5	19.2

Operating (loss)	(219.4)	(83.1)	(49.3)
Other income (expense)
Interest income and other, net	0.3	13.6	14.5
Interest income – NTL Europe, Inc.	8.0	5.8	—
Interest expense (contractual interest of $831.3 (2002))	(280.3)	(762.8)	(599.4)
Foreign currency transaction (losses) gains	(282.0)	58.2	67.8

(Loss) before recapitalization items, income taxes and equity in net (loss) of subsidiaries	(773.4)	(768.3)	(566.4)
Recapitalization items, net	(86.7)	—	—

(Loss) before income taxes and equity in net (loss) of subsidiaries	(860.1)	(768.3)	(566.4)
Income tax benefit (expense)	1.2	(1.2)	—

(Loss) before equity in net (loss) of subsidiaries	(858.9)	(769.5)	(566.4)
Equity in net (loss) of subsidiaries	(1,516.9)	(11,067.5)	(1,821.7)

Net (loss)	$(2,375.8)	$(11,837.0)	$(2,388.1)

See accompanying notes.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession)
Condensed Statements of Cash Flows
(in millions)

	Year Ended December 31,

	2002	2001	2000

Net cash provided by (used in) operating activities	$52.9	$(406.7)	$(301.7)
Investing activities
Purchase of office improvements and equipment	—	(0.1)	(0.5)
Purchase of marketable securities	(10.8)	(9.9)	—
Proceeds from sales of marketable securities	5.6	10.0	5.0
Investments in and loans to affiliates	(93.9)	(949.1)	(5,944.2)
Increase in other assets	—	—	(1.1)
Loan to NTL Incorporated	—	(150.0)	—

Net cash (used in) investing activities	(99.1)	(1,099.1)	(5,940.8)
Financing activities
Distribution to NTL (Delaware), Inc.	—	(10.6)	—
Contributions from NTL (Delaware), Inc	3.9	40.8	5,227.2
Proceeds from borrowings, net of financing costs	—	1,385.9	476.3
Principal payments	—	—	(73.7)
Cash released from escrow for debt repayment	—	—	77.5

Net cash provided by financing activities	3.9	1,416.1	5,707.3

(Decrease) in cash and cash equivalents	(42.3)	(89.7)	(535.2)
Cash and cash equivalents at beginning of year	78.5	168.2	703.4

Cash and cash equivalents at end of year	$36.2	$78.5	$168.2

Supplemental disclosure of cash flow information
Cash paid for interest	$96.4	$424.3	$240.2
Income taxes paid	—	—	0.4
Supplemental schedule of non-cash financing activities
Conversion of notes, net of unamortized deferred financing costs	$—	$109.5	$—
Contribution from NTL (Delaware), Inc	123.9	110.2	—

See accompanying notes.

NTL Incorporated (formerly NTL Communication Corp.) (Debtor-in-Possession)
Notes to Condensed Financial Statements

1.  Corporate Restructuring

On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), (the “Company”) NTL Europe, Inc. (then known as NTL Incorporated) and certain of the Company’s and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the US Bankruptcy Code. The Company’s operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, at which time the Company emerged from Chapter 11 reorganization.

Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and the Company and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, the Company was a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Company’s former ultimate parent company (NTL Europe) and certain of its subsidiaries, including the Company, were cancelled, and the Company issued shares of its common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of the Company’s former ultimate parent company and its subsidiaries, including the Company. The precise mix of new securities received by holders of each particular type of security of the Company’s former ultimate parent company and its subsidiaries was set forth in the Plan. The outstanding notes of Diamond Holding Limited and NTL (Triangle) LLC were not canceled and remain outstanding.

2.  Basis of Presentation

In the Company’s condensed financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company’s share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

NTL Incorporated (formerly NTL Communication Corp.) (Debtor-in-Possession)
Notes to Condensed Financial Statements

3.   Liabilities Subject to Compromise

Liabilities subject to compromise consist of the following:

December 31,
2002

(in millions)
Accounts payable	$0.6
Interest payable	243.2
Payable to NTL (Delaware), Inc.	25.2
Accrued expenses	1.0
Long-term debt
NTL Communications:
12 3/4% Senior Deferred Coupon Notes	277.8
11 1/2% Senior Deferred Coupon Notes	1,050.0
10% Senior Notes	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	200.8
10 3/4% Senior Deferred Coupon Sterling Notes	439.2
9 3/4% Senior Deferred Coupon Notes	1,193.3
9 3/4% Senior Deferred Coupon Sterling Notes	441.6
11 1/2% Senior Notes	625.0
12 3/8% Senior Deferred Coupon Notes	380.6
7% Convertible Subordinated Notes	489.8
9 1/4% Senior Euro Notes	262.1
9 7/8% Senior Euro Notes	367.0
11 1/2% Senior Deferred Coupon Euro Notes	166.1
11 7/8% Senior Notes, less unamortized discount	491.7
12 3/8% Senior Euro Notes, plus unamortized premium	315.3
6 3/4% Convertible Senior Notes	1,150.0

Total	$8,520.3

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of the Company were canceled.

NTL Incorporated (formerly NTL Communication Corp.) (Debtor-in-Possession)
Notes to Condensed Financial Statements

4.   Long-Term Debt

Long-term debt, exclusive of amounts subject to compromise, consists of:

			December 31,

			2002	2001

			(in millions)
12-3/4% Senior Deferred Coupon Notes	(a	)	$—	$277.8
11-1/2% Senior Deferred Coupon Notes	(b	)	—	1,050.0
10% Senior Notes	(c	)	—	400.0
9-1/2% Senior Sterling Notes, less unamortized discount	(d	)	—	181.4
10-3/4% Senior Deferred Coupon Sterling Notes	(e	)	—	382.3
9-3/4% Senior Deferred Coupon Notes	(f	)	—	1,153.8
9-3/4% Senior Deferred Coupon Sterling Notes	(g	)	—	385.9
11-1/2% Senior Notes	(h	)	—	625.0
12-3/8% Senior Deferred Coupon Notes	(i	)	—	364.9
7% Convertible Subordinated Notes	(j	)	—	489.8
9-1/4% Senior Euro Notes	(k	)	—	222.5
9-7/8% Senior Euro Notes	(l	)	—	311.5
11-1/2% Senior Deferred Coupon Euro Notes	(m	)	—	135.6
11-7/8% Senior Notes, less unamortized discount	(n	)	—	490.7
12-3/8% Senior Euro Notes, plus unamortized premium	(o	)	—	267.8
6-3/4% Convertible Senior Notes	(p	)	—	1,150.0

			—	7,889.0
			—	7,889.0

			$—	$—

NTL Incorporated (formerly NTL Communication Corp.) (Debtor-in-Possession)
Notes to Condensed Financial Statements (continued)

Outstanding Public Notes

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were canceled.

(a)	12-3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from on October 15, 2000, redeemable at the Company’s option on or after April 15, 2000;

(b)	11-1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company’s option on or after February 1, 2001;

(c)	10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company’s option on or after February 15, 2002;

(d)	9-1/2% Sterling Notes due April 1, 2008, principal amount at maturity of £125.0 million ($201.2 million), interest payable semiannually from October 1, 1998, redeemable at the Company’s option on or after April 1, 2003;

(e)	10-3/4% Sterling Notes due April 1, 2008, principal amount at maturity of £300.0 million ($482.9 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(f)	9-3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company’s option on or after April 1, 2003;

(g)	9-3/4% Sterling Notes due April 15, 2009, principal amount at maturity of £330.0 million ($531.1 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company’s option on or after April 15, 2004;

(h)	11-1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company’s option on or after October 1, 2003;

(i)	12-3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company’s option on or after October 1, 2003;

(j)	7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share, redeemable at the Company’s option on or after December 15, 2001 (there are approximately 12.5 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(k)	9- 1/4% Euro Notes due November 15, 2006, principal amount at maturity of €250.0 million ($262.1 million), interest payable semiannually from May 15, 2000;

(l)	9-7/8% Euro Notes due November 15, 2009, principal amount at maturity of €350.0 million ($367.0 million), interest payable semiannually from May 15, 2000, redeemable at the Company’s option on or after November 15, 2004;

NTL Incorporated (formerly NTL Communication Corp.) (Debtor-in-Possession)
Notes to Condensed Financial Statements (continued)

(m)	11-1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of €210.0 million ($220.1 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company’s option on or after November 15, 2004 and;

(n)	11-7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company’s option on or after October 1, 2005;

(o)	12-3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of €300.0 million ($314.6 million), interest payable semiannually from August 1, 2001;

(p)	6-3/4% Convertible Senior Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, convertible into shares of NTL Incorporated common stock at a conversion price of $32.728 per share, redeemable at the Company’s option on or after May 20, 2004 (there are approximately 35.1 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

During 2002, 2001 and 2000, the Company recognized $96.7 million, $243.5 million and $334.3 million, respectively, of original issue discount as interest expense.

In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. The Exit Notes are due on January 1, 2010. The Exit Notes are redeemable at the Company’s option after January 10, 2003. Interest on the Exit Notes is payable in cash semiannually from July 1, 2003, with respect to the interest payment due on July 1, 2003, the Company may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes. With respect to the interest payments due on January 1, 2004 and July 1, 2004, the Company may make a similar election based on our Available Cash, as defined.

The purchasers of the Company’s Exit Notes are entitled to registration rights with respect to such notes pursuant to the Exchange and Registration Rights Agreement. Under the Exchange and Registration Rights Agreement, the Company agreed, among other things, to file with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the Exit Notes for new notes registered under the Securities Act with terms substantially identical to those of the unregistered notes. If the Company fails to file such registration statement with the Securities and Exchange Commission on or before April 15, 2003 or if certain other registration default events described in the Exchange and Registration Rights Agreement occur, then the Company will be required to pay special interest to each holder of the Exit Notes, pursuant to provisions of the Exchange and Registration Rights Agreement, during the period of one or more of such registration default events. The Company would pay such special interest at a rate of 0.5% per annum, which increases to 1.0% per annum after the first 120-day period following the occurrence of the first such registration default. In addition, the Company’s failure to register the notes in compliance with the Exchange and Registration Rights Agreement would result in an event of default under the Indenture governing the Exit Notes.

Long-term debt repayments are due as follows (in millions). The table reflects the Company’s contractual obligations as of December 31, 2002 as adjusted for the emergence from Chapter 11 reorganization.

Year ending December 31:
2003	$—
2004	—
2005	—
2006	—
2007	—
Thereafter	558.2

Total debt repayments	558.2
Less: current portion	—

$558.2

5.   Leases

Leases for office space end in 2004. Total rental expense for the years ended December 31, 2002, 2001 and 2000 under operating leases was $1.4 million, $1.8 million and $2.0 million, respectively.

Future minimum lease payments under noncancellable operating leases as of December 31, 2002 are (in millions): $1.1 (2003) and $0.7 (2004).

6.     Other

On the Effective Date, the Company loaned Communications Cable Funding Corp., (a wholly-owned subsidiary), $160.6 million for the repayment of debt to NTL Delaware, Inc. The loan is payable on demand. Interest is payable on demand at a rate of 5.28516% per annum and will be increased to 15% per annum.

In addition, on the Effective Date, the Company acquired the public debt of Diamond Cable Communications Limited aggregating $1,373.1 million (including interest of $136.5 million).

On February 4, 2003, the Company released Diamond Cable Communications Limited from its obligations under these notes.

On September 28, 2001, the Company loaned NTL Europe, Inc. $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest is payable monthly in cash at a rate of 15.0% per year beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

No cash dividends were paid to the registrant by subsidiaries for the years ended December 31, 2002, 2001 and 2000.

NTL Incorporated (formerly NTL Communications Corp.) (Debtor-in-Possession)
Schedule II - Valuation and Qualifying Accounts

Col. A	Col. B	Col. C		Col. D		Col. E

		Additions

			(2)
		(1)	Charged
	Balance at	Charged	to
	Beginning	to	Other			Balance
	of	Costs and	Accounts	(Deductions)/Additions		at End
Description	Period	Expenses	Describe	Describe		of Period

Year ended December 31, 2002
Allowance for doubtful accounts	$126.1	$55.2	$—	$(88.6	)(a)	$92.7

Year ended December 31, 2001
Allowance for doubtful accounts	$135.2	$58.3	$—	$(67.4	)(b)	$126.1

Year ended December 31, 2000
Allowance for doubtful accounts	$84.9	$98.5	$—	$(48.2	)(c))	$135.2

(a)	Uncollectible accounts written-off, net of recoveries of $99.5 million, offset by $10.9 million foreign currency exchange translation adjustments.

(b)	Uncollectible accounts written-off, net of recoveries of $63.5 million and $3.9 million foreign currency translation adjustments.

(c)	Uncollectible accounts written-off, net of recoveries of $91.6 million and $5.7 million foreign currency exchange translation adjustments, offset by $49.1 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

NTL Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)

	March 31,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(unaudited)	(see note)
Assets
Current assets:
Cash and cash equivalents	$461.7	$502.0
Marketable securities	17.1	5.2
Accounts receivable-trade, less allowance for doubtful accounts of $92.6 (2003) and $92.7 (2002)	362.7	395.9
Other	198.2	194.3
Due from NTL Europe, Inc.	1.7	73.3

Total current assets	1,041.4	1,170.7
Fixed assets, net	7,630.3	11,088.9
Reorganization value in excess of amounts allocable to identifiable assets	630.5	—
Goodwill	—	330.6
Intangible assets, net	1,190.6	64.7
Investments in and loans to affiliates, net	6.2	8.4
Other assets, net of accumulated amortization of $16.9 (2003) and $184.8 (2002)	178.8	378.1

Total assets	$10,677.8	$13,041.4

NTL Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets — Continued
(dollars in millions)

	March 31,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(unaudited)	(see note)
Liabilities and shareholders’ equity (deficiency)
Current liabilities:
Accounts payable	$297.9	$385.8
Accrued expenses and other	733.9	780.5
Accrued construction costs	71.8	70.4
Interest payable	135.2	177.3
Deferred revenue	360.7	359.8
Due to NTL Europe, Inc.	3.7	236.1
Current portion of long-term debt	2.6	5,955.4

Total current liabilities	1,605.8	7,965.3

Long-term debt	6,448.2	—
Less: unamortized discount	(219.5)	—

	6,228.7	—
Other	47.0	—
Deferred income taxes	165.4	94.4
Commitments and contingent liabilities
Liabilities subject to compromise	—	10,157.8

Shareholders’ equity (deficiency):
Series preferred stock — $.01 par value; authorized 5,000,000 (2003) and none (2002) shares; issued and outstanding none	—	—
Common stock -$.01 par value; authorized 400,000,000 (2003) and 100 (2002) shares; issued and outstanding 50,500,969 (2003) and 13 (2002) shares	0.5	—
Additional paid-in capital	2,927.1	14,045.5
Accumulated other comprehensive (loss)	(42.3)	(653.6)
(Deficit)	(254.4)	(18,568.0)

	2,630.9	(5,176.1)

Total liabilities and shareholders’ equity (deficiency)	$10,677.8	$13,041.4

Note: The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.

See accompanying notes.

NTL Incorporated and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
(in millions, except per share data)

	Three Months Ended
	March 31,

	2003	2002

	Reorganized	Predecessor
	Company	Company

Revenues	$875.9	$792.9
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	408.6	380.9
Selling, general and administrative expenses	216.5	192.0
Other charges	2.9	1.6
Depreciation	259.2	322.5
Amortization	49.8	14.9

	937.0	911.9

Operating (loss)	(61.1)	(119.0)
Other income (expense)
Interest income and other, net	2.7	9.4
Interest expense	(176.5)	(324.8)
Recapitalization expense	—	(32.1)
Share of income from equity investments	0.1	0.3
Foreign currency transaction (losses)	(3.4)	(5.0)

(Loss) before income taxes	(238.2)	(471.2)
Income tax (expense) benefit	(16.2)	11.3

Net (loss)	$(254.4)	$(459.9)

Basic and diluted net (loss) per common share — (pro forma in 2002)	$(5.04)	$(9.11)

Weighted average shares — (pro forma in 2002)	50.5	50.5

January 1,
2003

Predecessor
Company

Gain on debt discharge	$8,451.6
Fresh-start adoption — intangible assets	1,521.7
Fresh-start adoption — long-term debt	221.3
Fresh-start adoption — deferred tax liability	(68.6)
Fresh-start adoption — accrued expenses	(120.4)
Fresh-start adoption — fixed assets	(3,194.9)
Recapitalization expense	(8.0)

Net income	$6,802.7

Pro forma basic and diluted net income per common share	$134.71

Pro forma weighted average shares	50.5

See accompanying notes.

NTL Incorporated and Subsidiaries
Condensed Consolidated Statement of Shareholders’ Equity
(unaudited)
(dollars in millions)

	Series Preferred Stock		Common Stock
	$.01 Par Value		$.01 Par Value		Additional
					Paid-In
	Shares	Par	Shares	Par	Capital

Predecessor Company
Balance, December 31, 2002	—	$—	13	$—	$14,045.5
Net income January 1, 2003
Issuance of common stock			50,500,969	0.5	1,062.1
Fresh-start adoption -other			(13)		(12,180.5)

Reorganized Company
Balance, January 1, 2003	—	—	50,500,969	0.5	2,927.1
Comprehensive loss:
Net loss for the three months ended March 31, 2003
Currency translation adjustment
Total

Balance, March 31, 2003	—	$—	50,500,969	$0.5	$2,927.1

NTL Incorporated and Subsidiaries
Condensed Consolidated Statement of Shareholders’ Equity
(unaudited) — Continued
(dollars in millions)

		Accumulated Other
		Comprehensive
		(Loss)

		Foreign	Pension
	Comprehensive	Currency	Liability
	(Loss)	Translation	Adjustments	(Deficit)

Predecessor Company
Balance, December 31, 2002		$(549.9)	$(103.7)	$(18,568.0)
Net income January 1, 2003				6,802.7
Issuance of common stock
Fresh-start adoption — other		549.9	103.7	11,765.3

Reorganized Company
Balance, January 1, 2003		—	—	—
Comprehensive loss:
Net loss for the three months ended March 31, 2003	$(254.4)			(254.4)
Currency translation adjustment	(42.3)	(42.3)

Total	$(296.7)

Balance, March 31, 2003		$(42.3)	$—	$(254.4)

See accompanying notes.

NTL Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Three Months Ended
	March 31,

	2003	2002

	Reorganized	Predecessor
	Company	Company

Net cash provided by (used in) operating activities	$21.5	$(67.3)
Investing activities
Purchase of fixed assets	(185.2)	(214.5)
Investments in and loans to affiliates	2.1	(3.7)
Decrease in other assets	2.1	—
Purchase of marketable securities	(17.1)	(2.0)
Proceeds from sales of marketable securities	5.2	—

Net cash (used in) investing activities	(192.9)	(220.2)
Financing activities
Proceeds from borrowings, net of financing costs	—	430.4
Principal payments	(2.4)	(0.9)
Contribution from NTL (Delaware), Inc.	—	3.7

Net cash (used in) provided by financing activities	(2.4)	433.2
Effect of exchange rate changes on cash and cash equivalents	(5.2)	(3.5)

(Decrease) increase in cash and cash equivalents	(179.0)	142.2
Cash and cash equivalents at beginning of period	640.7	251.1

Cash and cash equivalents at end of period	$461.7	$393.3

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	$217.1	$187.1
Income taxes paid	—	—

January 1,
2003

Predecessor
Company

Net cash (used in) operating activities	$(46.9)
Investing activities
Decrease in other assets	162.8

Net cash provided by investing activities	162.8
Financing activities
Proceeds from borrowings, net of financing costs	396.3
Principal payments	(373.5)

Net cash provided by financing activities	22.8

Increase in cash and cash equivalents	138.7
Cash and cash equivalents at beginning of period	502.0

Cash and cash equivalents at end of period	$640.7

See accompanying notes.

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements

Note A — Basis of Presentation

Chapter 11 Reorganization

On May 8, 2002, NTL Incorporated (then known as NTL Communications Corp.), (the “Company”) NTL Europe, Inc. (then known as NTL Incorporated) and certain of the Company’s and NTL Europe, Inc.’s subsidiaries filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. The Company’s operating subsidiaries and those of NTL Europe, Inc. were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003, (the “Effective Date”) at which time the Company emerged from Chapter 11 reorganization.

Pursuant to the Plan, the entity formerly known as NTL Incorporated and its subsidiaries and affiliates were split into two separate groups, and the Company and NTL Europe, Inc. each emerged as independent public companies. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for the former NTL group’s principal UK and Ireland assets. Prior to consummation of the Plan, the Company was a wholly-owned subsidiary of the entity then known as NTL Incorporated, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for the former NTL group’s continental European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Company’s former ultimate parent company (NTL Europe, Inc.) and certain of its subsidiaries, including the Company, were cancelled, and the Company issued shares of its common stock and Series A warrants and NTL Europe, Inc. issued shares of its common stock and preferred stock to various former creditors and stockholders of the Company’s former ultimate parent company and its subsidiaries, including the Company. The precise mix of new securities received by holders of each particular type of security of the Company’s former ultimate parent company and its subsidiaries was set forth in the Plan. The outstanding notes of Diamond Holdings Limited and NTL (Triangle) LLC were not cancelled and remain outstanding.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K as amended for the year ended December 31, 2002.

The Company operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court during the period from May 8, 2002 until January 10, 2003. Accordingly, the Company’s consolidated financial statements for periods prior to its emergence from Chapter 11 reorganization were prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). In addition, the Company adopted fresh-start reporting upon its emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the Plan as well as adjustments for fresh-start reporting have been recorded in the accompanying unaudited condensed consolidated financial statements as of January 1, 2003.

Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying value of assets and liabilities was adjusted. The carrying value of assets was adjusted to their reorganization value that is equivalent to their estimated fair value. The carrying value of liabilities was adjusted to their present value. Since fresh-start reporting materially changed the carrying values recorded in the Company’s consolidated balance sheet, a black line separates the financial statements for periods after the adoption of fresh-start reporting from the financial statements for periods prior to the adoption.

The term “Predecessor Company” refers to the Company and its subsidiaries for periods prior to and including December 31, 2002. The term “Reorganized Company” refers to the Company and its subsidiaries for periods subsequent to January 1, 2003. The effects of the consummation of the Plan as well as adjustments for fresh-start reporting recorded as of January 1, 2003 are Predecessor Company transactions and are presented in the accompanying condensed consolidated statements of operations and cash flows dated January 1, 2003. All other results of operations and cash flows on January 1, 2003 are Reorganized Company transactions.

Basic and diluted net loss per common share in the three months ended March 31, 2002 is computed as if the 50.5 million shares issued in connection with our emergence from Chapter 11 reorganization on January 10, 2003 were outstanding as of January 1, 2002.

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note A — Basis of Presentation (continued)

Stock-Based Compensation

The Company follows the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans.

The Company’s employees participated in the various stock option plans of its former ultimate parent company. All options to purchase shares of the Company’s former ultimate parent company’s common stock were cancelled on the Effective Date pursuant to the Plan.

Pro forma information regarding net loss has been determined as if the Company had accounted for its and its former ultimate parent’s employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2003 and 2002: risk-free interest rates of 3.90% and 4.47%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company’s and its former ultimate parent’s common stock of .638 and .702, respectively, and a weighted-average expected life of the option of 10 years and 10 years, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because these stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss for the three months ended March 31,2003 and 2002 are not likely to be representative of the pro forma effects on net loss in future years.

Had compensation for stock options granted by the Company and its former ultimate parent company been determined consistent with the provisions of SFAS No. 123, the effect on the Company’s net loss would have been changed to the following pro forma amounts:

	Three Months Ended
	March 31,

	2003	2002

	Reorganized	Predecessor
	Company	Company

	(in millions, except per share data)
Non-cash compensation expense, as reported	$—	$—
Non-cash compensation expense, pro forma	$0.6	$64.0
Net loss, as reported	$(254.4)	$(459.9)
Net loss, pro forma	$(255.0)	$(523.9)
Basic and diluted net (loss) per common share (pro forma in 2002)	$(5.04)	$(9.11)
Basic and diluted net (loss) per common share, pro forma	$(5.05)	$(10.37)

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note B — Reorganization and Emergence from Chapter 11

Background of Restructuring

Both the equity and debt capital markets experienced periods of significant volatility in 2001 and 2002, particularly for securities issued by telecommunications and technology companies. As a result, the ability of the Company’s former ultimate parent company and its subsidiaries to access those markets as well as its ability to obtain financing from its bank lenders and equipment suppliers became severely restricted. In addition, the Company’s former ultimate parent company and its subsidiaries, including the Company, had no further funds available, or were unable to draw upon funds, under the Company’s credit facilities. As a result of these factors, together with its substantial leverage, on January 31, 2002, the Company’s former ultimate parent company announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

Promptly upon obtaining the requisite waivers from the lenders under its credit facilities in March 2002, the Company’s former ultimate parent company and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

The Company’s former ultimate parent company and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. The Company’s former ultimate parent company also failed to declare or pay dividends on certain series of its outstanding preferred stock due to a lack of available surplus under Delaware law.

On April 16, 2002, the Company’s former ultimate parent company announced that it and an unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of the former NTL group. To implement the proposed recapitalization plan, on May 8, 2002, the Company, the Company’s former ultimate parent company and certain of the other subsidiaries of the Company’s former ultimate parent company filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement (referred to as the “DIP facility”) committing to provide a wholly-owned subsidiary of the Company with up to $500.0 million in new debt financing (NTL Delaware committed to provide up to an additional $130.0 million under the DIP facility.)

As a result of the payment defaults as well as the voluntary filing under Chapter 11 by the Company’s former ultimate parent company and certain of its subsidiaries on May 8, 2002, there was an event of default under all of the Company’s former ultimate parent company and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL (Triangle) LLC.

The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, the Company’s former ultimate parent company negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to the Company and its subsidiaries. The Plan became effective on January 10, 2003, at which time the Company emerged from Chapter 11 reorganization. In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay all amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. Also on January 10, 2003, the Company and its lending banks amended the Company’s existing credit facilities.

We have historically incurred operating losses and negative operating cash flow. In addition, we required and expect to continue to require significant amounts of capital to finance construction of our networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements.

We currently expect that we will require between £5.0 million and £15.0 million to fund our working capital including debt service and capital expenditures, net of cash from operations, in the twelve months from April 1, 2003 to March 31, 2004. We believe that cash, cash equivalents and marketable securities on hand of $478.8 million as of March 31, 2003 will be sufficient for our cash requirements during the twelve months from April 1, 2003 to March 31, 2004.

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note B — Reorganization and Emergence from Chapter 11 (continued)

Reorganization Value

The Company adopted fresh-start reporting upon its emergence from Chapter 11 reorganization in accordance with SOP 90-7. The Company engaged an independent financial advisor to assist in the determination of its reorganization value as defined in SOP 90-7. The Company and its independent financial advisor determined the Company’s reorganization value was $11,247.5 million. This determination was based upon various valuation methods, including discounted projected cash flow analysis, selected comparable market multiples of publicly traded companies and other applicable ratios and economic information relevant to the operations of the Company. Certain factors that were incorporated into the determination of the Company’s reorganization value included the following:

•	Reporting unit 10 year cash flow projections

•	Corporate income tax rates of 30% in the UK and 12.5% in Ireland

•	Present value discount factors of 14.5%, 15% and 16% depending upon the reporting unit

•	Residual value representing the sum of the value beyond 10 years into perpetuity was calculated using the Gordon Growth Model

The cash flow projections are based on economic, competitive and general business conditions prevailing when the projections were prepared. They are also based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. A change in the estimates and assumptions about revenue, operating cash flow, tax rates and capital expenditures may have had a significant effect on the determination of the Company’s reorganization value.

The Company determined that its reorganization value computed as of the Effective Date of January 10, 2003 consisted of the following (in millions):

Present value of discounted cash flows of the emerging entity	$9,811.0
Current assets	1,237.0
Other assets	199.5

Reorganization value	$11,247.5

The Company adopted fresh-start reporting because the holders of its voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because the Company’s reorganization value is less than its post-petition liabilities and allowed claims, as shown below (in millions):

Allowed claims:
Liabilities subject to compromise	$10,157.8
Post petition liabilities:
Current liabilities	7,965.3
Deferred income taxes	94.4

18,217.5
Reorganization value	11,247.5

$6,970.0

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note B — Reorganization and Emergence from Chapter 11 (continued)

Gain on Debt Discharge

The Company realized a gain of $8,451.6 million in connection with the recapitalization of its debt in accordance with the Plan. This gain has been reflected in the results of operations of the Predecessor Company on January 1, 2003. A summary of the gain on debt discharge follows (in millions):

Liabilities subject to compromise
Pre-petition long-term debt subject to compromise	$9,814.2
Accounts payable and accrued expenses	1.6
Interest payable	316.8
Due to NTL Europe, Inc.	25.2

10,157.8
Unamortized deferred financing costs	(127.9)

10,029.9
Claims assumed and consideration exchanged:
Diamond Holdings notes assumed	327.3
Interest payable assumed	38.0
Accounts payable and accrued expenses assumed	1.6
Due to NTL Europe, Inc. assumed	25.2
Value of Reorganized Company’s common stock	1,186.2

1,578.3

$8,451.6

Fresh-Start Reporting

In accordance with SOP 90-7, the Company adopted the provisions of fresh-start reporting as of January 1, 2003. The following reconciliation of the Predecessor Company’s consolidated balance sheet as of December 31, 2002 to that of the Reorganized Company as of January 1, 2003 gives effect to the emergence from Chapter 11 reorganization and the adoption of fresh-start reporting.

The Company engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of its assets and the present value of its liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up intangible assets to their fair values. In addition, the Company’s total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the cancellation of a substantial portion of the Company’s outstanding debt and the issuance of shares of new common stock and Series A warrants to various former creditors and stockholders of the Company’s former ultimate parent company and certain of its subsidiaries, including the Company. The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting.

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note B — Reorganization and Emergence from Chapter 11 (continued)

	December 31,			January 1,
	2002			2003

	Predecessor	Emergence from	Fresh-	Reorganized
	Company	Chapter 11	Start	Company

	(in millions)
Assets
Current assets:
Cash and cash equivalents	$502.0	$138.7	$—	$640.7
Marketable securities	5.2	—	—	5.2
Accounts receivable-trade, less allowance for doubtful accounts	395.9	—	—	395.9
Due from affiliates	1.6	—	—	1.6
Other	192.7	—	—	192.7
Due from NTL Europe, Inc.	73.3	(72.4)	—	0.9

Total current assets	1,170.7	66.3	—	1,237.0
Fixed assets, net	11,088.9	—	(3,194.9)	7,894.0
Intangible assets, net	395.3	—	868.4	1,263.7
Investments in and loans to affiliates, net	8.4	—	—	8.4
Reorganization value in excess of amounts allocable to identifiable assets	—	—	653.3	653.3
Other assets, net	378.1	(187.0)	—	191.1

Total assets	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note B — Reorganization and Emergence from Chapter 11 (continued)

	December 31,			January 1,
	2002			2003

	Predecessor	Emergence from	Fresh-	Reorganized
	Company	Chapter 11	Start	Company

	(in millions)
Liabilities and shareholders’ (deficiency) equity
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$385.8	$0.7	$—	$386.5
Accrued expenses and other	780.5	6.6	(32.7)	754.4
Accrued construction costs	70.4	—	—	70.4
Interest payable	177.3	38.0	—	215.3
Deferred revenue	359.8	—	—	359.8
Due to NTL Europe, Inc.	236.1	(234.6)	—	1.5
Current portion of long-term debt	5,955.4	(5,952.3)	—	3.1

Total current liabilities	7,965.3	(6,141.6)	(32.7)	1,791.0
Long-term debt	—	6,540.1	—	6,540.1
Long-term debt discount	—	—	(221.3)	(221.3)
Other	—	—	47.2	47.2
Deferred income taxes	94.4	—	68.5	162.9
Commitments and contingent liabilities
Liabilities subject to compromise	10,157.8	(10,157.8)	—	—
Shareholders’ (deficiency) equity:
Common stock-old	—	—	—	—
Common stock-new	—	0.5	—	0.5
Additional paid-in capital	14,045.5	1,194.1	(12,312.5)	2,927.1
Accumulated other comprehensive (loss)	(653.6)	0.4	653.2	—
(Deficit) retained earnings	(18,568.0)	8,443.6	10,124.4	—

	(5,176.1)	9,638.6	(1,534.9)	2,927.6

Total liabilities and shareholders’(deficiency) equity	$13,041.4	$(120.7)	$(1,673.2)	$11,247.5

Pro Forma Results of Operations

The unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 2002 assuming the emergence from Chapter 11 reorganization and the adoption of fresh-start reporting occurred on January 1, 2002 follows (in millions, except per share data). The pro forma results of operations are not necessarily indicative of the results that would have occurred had the emergence from Chapter 11 reorganization and the adoption of fresh-start reporting occurred on January 1, 2002, or that might occur in the future.

Three Months Ended
March 31, 2002

Total revenue	$792.9
Net (loss)	(203.2)
Net (loss) per share	(4.02)

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note C — Recent Accounting Pronouncements

In July 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaced Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined is recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this standard did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

Note D — Fixed Assets

Fixed assets consist of:

	March 31,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(unaudited)
	(in millions)
Operating equipment	$6,723.2	$13,659.9
Other equipment	637.3	1,295.6
Construction-in-progress	525.4	1,027.8

	7,885.9	15,983.3
Accumulated depreciation	(255.6)	(4,894.4)

	$7,630.3	$11,088.9

The change in fixed assets is primarily the result of the $3,194.9 million reduction in the carrying value upon the adoption of fresh-start reporting as of January 1, 2003.

Note E — Intangible Assets

Intangible assets consist of:

	March 31,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(unaudited)
	(in millions)
Intangible assets not subject to amortization:
License acquisition costs	$—	$23.6
Intangible assets subject to amortization:
Customer lists, net of accumulated amortization of $49.1 (2003) and $121.0 (2002)	1,190.6	41.1

	$1,190.6	$64.7

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note E — Intangible Assets (continued)

The change in intangible assets is primarily the result of the $1,222.6 million increase in the carrying value of customer lists and the $23.6 million decrease in the carrying value of license acquisition costs upon the adoption of fresh-start reporting as of January 1, 2003.

Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002 is as follows: $196.4 million in 2003, $196.4 million in 2004, $196.4 million in 2005, $194.9 million in 2006 and $193.9 million in 2007.

Note F- Liabilities Subject to Compromise

Liabilities subject to compromise consist of the following:

	March 31,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(unaudited)
	(in millions)
Accounts payable	$—	$0.6
Interest payable	—	316.8
Due to NTL Europe, Inc.	—	25.2
Accrued expenses	—	1.0
Long-term debt
NTL Communications:
12 3/4% Senior Deferred Coupon Notes	—	277.8
11 1/2% Senior Deferred Coupon Notes	—	1,050.0
10% Senior Notes	—	400.0
9 1/2% Senior Sterling Notes, less unamortized discount	—	200.8
10 3/4% Senior Deferred Coupon Sterling Notes	—	439.2
9 3/4% Senior Deferred Coupon Notes	—	1,193.3
9 3/4% Senior Deferred Coupon Sterling Notes	—	441.6
11 1/2% Senior Notes	—	625.0
12 3/8% Senior Deferred Coupon Notes	—	380.6
7% Convertible Subordinated Notes	—	489.8
9 1/4% Senior Euro Notes	—	262.1
9 7/8% Senior Euro Notes	—	367.0
11 1/2% Senior Deferred Coupon Euro Notes	—	166.1
11 7/8% Senior Notes, less unamortized discount	—	491.7
12 3/8% Senior Euro Notes, plus unamortized premium	—	315.3
6 3/4% Convertible Senior Notes	—	1,150.0
Diamond Cable:
13 1/4% Senior Discount Notes	—	285.1
11 3/4% Senior Discount Notes	—	531.0
10 3/4% Senior Discount Notes	—	420.5
Diamond Holdings:
10% Senior Sterling Notes	—	217.3
9 1/8% Senior Notes	—	110.0

Total	$—	$10,157.8

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note F- Liabilities Subject to Compromise (continued)

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding public notes of NTL Communications Corp. were cancelled, and all of the outstanding public notes of Diamond Cable Communications Limited were acquired by NTL Communications Corp. and the former holders of the notes were issued shares of common stock of NTL Incorporated. On February 4, 2003, Diamond Cable Communications Limited was released from any further obligations to pay interest and/or principal on these notes. The Diamond Holdings Notes remain outstanding.

Note G — Long-Term Debt

Long-term debt, exclusive of amounts subject to compromise, consists of:

	March 31,	December 31,
	2003	2002

	Reorganized	Predecessor
	Company	Company

	(unaudited)
	(in millions)
NTL Incorporated:
19% Senior Secured Notes, less unamortized discount of $10.2	$490.6	$—
Communications Cable Funding Corp.:
DIP Facility	—	229.0
NTL Communications Limited and subsidiaries:
Senior Credit Facility	4,397.2	4,482.1
Working Capital Credit Facility	644.7	657.1
Other	61.5	63.2
NTL Triangle:
11.2% Senior Discount Debentures, less unamortized discount of $137.4 (2003)	379.9	517.3
Other	3.2	3.6
Diamond:
10% Senior Sterling Notes, less unamortized discount of $40.6 (2003)	172.6	—
9 1/8% Senior Notes, less unamortized discount of $31.3 (2003)	78.7	—
Other	2.9	3.1

	6,231.3	5,955.4
Less current portion	2.6	5,955.4

	$6,228.7	$—

In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued $558.249 million aggregate principal face amount of 19% Senior Secured Notes due 2010 (the “Exit Notes”) on January 10, 2003. Initial purchasers of the Company’s Exit Notes also purchased 500,000 shares of the Company’s common stock on that date. The gross proceeds from the sale of the Exit Notes and such shares totaled $500.0 million. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations. The Exit Notes are due on January 1, 2010. The Exit Notes are redeemable at the Company’s option after January 10, 2003. Interest on the Exit Notes is payable in cash semiannually from July 1, 2003, with respect to the interest payment due on July 1, 2003, the Company may elect to pay any portion of the interest in cash or by issuance of additional “pay-in-kind” notes. With respect to the interest payments due on January 1, 2004 and July 1, 2004, the Company may make a similar election based on its Available Cash, as defined.

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note G — Long-Term Debt (continued)

The effective interest rates on the Company’s variable interest rate debt were as follows:

	March 31,	December 31,
	2003	2002

NTL Communications Limited:
Senior Credit Facility	7.49%	6.26%
Term Facility	9.49%	7.76%
Working Capital Credit Facility	11.98%	11.76%

Note H — Other Charges

Other charges of $2.9 million and $1.6 million in the three months ended March 31, 2003 and 2002, respectively were restructuring charges for employee severance and related costs. These costs in the three months ended March 31, 2003 were incurred for approximately 125 employees, all of whom were terminated by March 31, 2003.

The Company recorded restructuring charges in the fourth quarter of 2002 as a result of actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. These charges included employee severance and related costs for approximately 740 employees to be terminated, of which approximately 25 employees were still employed by the Company as of March 31, 2003.

The following table summarizes the restructuring charges incurred and utilized since December 31, 2002:

	Employee
	Severance
	and Related	Lease Exit	Agreement
	Costs	Costs	Modifications	Other	Total

	(in millions)
Balance, December 31, 2002	$19.6	$78.7	$1.2	$1.5	$101.0
Foreign currency exchange translation adjustments	1.2	5.3	0.1	0.1	6.7
Charged to expense	2.9	—	—	—	2.9
Utilized	(18.6)	(3.8)	—	(0.4)	(22.8)

Balance, March 31, 2003	$5.1	$80.2	$1.3	$1.2	$87.8

Note I — Related Party Transactions

The Company’s President — Chief Executive Officer is also the Chairman of ATX Communications, Inc. (“ATX”) (formerly known as CoreComm Holdco, Inc.). Until January 2003, ATX shared resources with the Company related specifically to corporate activity, including corporate employees and a corporate office. In conjunction with these arrangements, the Company provided ATX with management, financial, legal and administrative support services through the use of employees, as well as access to office space and equipment and use of supplies and related office services. The salaries of employees providing service to ATX were charged to ATX by the Company based on the allocation of their time spent providing services to ATX.

Amounts charged to ATX by the Company consisted of direct costs allocated to ATX where indentifiable and a percentage of the portion of the Company’s corporate overhead which cannot be specifically allocated to the Company. It is not practicable to determine the amounts of these expenses that would have been incurred had ATX operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the three months ended March 31, 2003 and 2002, the Company charged ATX $32,000 and $84,000, respectively, which reduced the Company’s selling, general and administrative expenses.

The Company obtains billing and software development services from ATX. ATX billed the Company $737,000 and $747,000 in the three months ended March 31, 2003 and 2002, respectively for these services.

At March 31, 2003 and December 31, 2002, the Company had a receivable from ATX of $2.5 million and $2.5 million, respectively.

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note J — Comprehensive Loss

The Company’s comprehensive loss for the three months ended March 31, 2003 and 2002 was $296.7 million and $536.5 million, respectively.

Note K — Commitments and Contingent Liabilities

At March 31, 2003, the Company was committed to pay $1,399.3 million for equipment and services and for investments in and loans to affiliates. This amount includes $963.0 million for operations and maintenance contracts and other commitments from April 1, 2004 to 2013. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding five fiscal years is as follows (in millions):

Year Ending March 31:

2004	$436.3
2005	107.6
2006	107.6
2007	106.8
2008	106.8

$865.1

The Company is involved in certain other disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note L — Condensed Consolidating Financial Statements of NTL Incorporated

In connection with the Company’s emergence from Chapter 11 reorganization, the Company and certain of its subsidiaries issued the Exit Notes. The Exit Notes are guaranteed on a senior basis by the following subsidiaries of the Company: NTL Digital (US), Inc., CableTel Ventures Limited, Bearsden Nominees, Inc., CableTel Programming, Inc., NTL International Services, Inc. and NTL Funding (NJ), Inc. (collectively referred to as the “Other Guarantors”). The Exit Notes are guaranteed on a subordinated basis by Communications Cable Funding Corp.

The following condensed consolidating financial statements of the Company as of March 31, 2003 and December 31, 2002 and for the three months ended March 31, 2003 and 2002 are provided pursuant to Article 3-10(c) of Regulation S-X.

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note L — Condensed Consolidating Financial Statements of NTL Incorporated (continued)

	(unaudited) (in millions)

	Three Months Ended March 31, 2003

						Consolidated
		Communications Cable	Other	All		NTL
Statement of Operations	NTL Incorporated	Funding	Guarantors	Other Subsidiaries	Adjustments	Incorporated

Revenue	$—	$—	$—	$875.9	$—	$875.9
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	—	0.2	408.4	—	408.6
Selling, general and administrative expenses	137.0	—	—	79.5	—	216.5
Other charges	0.8	—	—	2.1	—	2.9
Depreciation	—	—	—	259.2	—	259.2
Amortization	—	—	—	49.8	—	49.8

	137.8	—	0.2	799.0	—	937.0

Operating (loss) income	(137.8)	—	(0.2)	76.9	—	(61.1)
Other income (expense)
Interest income and other, net	0.6	0.4	1.3	1.9	(1.5)	2.7
Interest expense	(25.0)	(2.8)	(0.9)	(199.1)	51.3	(176.5)
Recapitalization expense	—	—	—	—	—	—
Share of (losses) income from equity investments	(81.7)	—	0.1	—	81.7	0.1
Foreign currency transaction (losses)	—	—	(0.3)	(3.1)	—	(3.4)

(Loss) before income taxes	(243.9)	(2.4)	—	(123.4)	131.5	(238.2)
Income tax (expense)	(10.5)	—	—	(5.7)	—	(16.2)

Net (loss)	$(254.4)	$(2.4)	$—	$(129.1)	$131.5	$(254.4)

	January 1, 2003

						Consolidated
		Communications Cable	Other	All		NTL
	NTL Incorporated	Funding	Guarantors	Other Subsidiaries	Adjustments	Incorporated

Gain on debt discharge	$7,322.8	$—	$—	$1,128.8	$—	$8,451.6
Fresh-start adoption — intangible assets	—	—	—	1,521.7	—	1,521.7
Fresh-start adoption — long-term debt	—	—	—	221.3	—	221.3
Fresh-start adoption — deferred tax liability	—	—	—	(68.6)	—	(68.6)
Fresh-start adoption — accrued expenses	—	—	—	(120.4)	—	(120.4)
Fresh-start adoption — fixed assets	(0.8)	—	—	(3,194.1)	—	(3,194.9)
Recapitalization expense	(8.0)	—	—	—	—	(8.0)
Share of (losses) from equity investments	(511.3)	—	—	—	511.3	—

Net income	$6,802.7	$—	$—	$(511.3)	$511.3	$6,802.7

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note L — Condensed Consolidating Financial Statements of NTL Incorporated (continued)

(unaudited)
(in millions)

	Three Months Ended March 31, 2002

		Communications		All		Consolidated
		Cable	Other	Other		NTL
Statement of Operations	NTL Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

Revenue	$—	$—	$—	$792.9	$—	$792.9
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	—	0.3	380.6	—	380.9
Selling, general and administrative expenses	6.8	—	(0.1)	185.3	—	192.0
Other charges	—	—	—	1.6	—	1.6
Depreciation	0.1	—	—	322.4	—	322.5
Amortization	6.5	—	—	8.4	—	14.9

	13.4	—	0.2	898.3	—	911.9

Operating (loss)	(13.4)	—	(0.2)	(105.4)	—	(119.0)
Other income (expense)
Interest income and other, net	6.0	—	1.2	3.2	(1.0)	9.4
Interest expense	(196.4)	—	(1.1)	(129.4)	2.1	(324.8)
Recapitalization expense	(18.9)	—	—	(13.2)	—	(32.1)
Share of (losses) income from equity investments	(273.3)	—	0.3	—	273.3	0.3
Foreign currency transaction (losses) gains	36.1	—	—	(41.1)	—	(5.0)

(Loss) before income taxes	(459.9)	—	0.2	(285.9)	274.4	(471.2)
Income tax benefit	—	—	—	11.3	—	11.3

Net (loss)	$(459.9)	$—	$0.2	$(274.6)	$274.4	$(459.9)

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note L — Condensed Consolidating Financial Statements of NTL Incorporated (continued)

(unaudited, except December 31, 2002)
(in millions)

	March 31, 2003

		Communications		All		Consolidated
	NTL	Cable	Other	Other		NTL
Balance Sheet	Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

Current assets	$223.1	$424.8	$0.1	$810.8	$(417.4)	$1,041.4
Investments in and loans to affiliates, net	2,936.6	2,853.0	6.2	—	(5,789.6)	6.2
Fixed and noncurrent assets	—	—	105.2	9,630.0	(105.0)	9,630.2

Total assets	$3,159.7	$3,277.8	$111.5	$10,440.8	$(6,312.0)	$10,677.8

Current liabilities	$38.2	$160.4	$—	$1,563.3	$(156.1)	$1,605.8
Noncurrent liabilities	490.6	2,643.6	133.8	8,680.2	(5,507.1)	6,441.1
Liabilities subject to compromise	—	—	—	—	—	—
Shareholders’ equity (deficiency)	2,630.9	473.8	(22.3)	197.3	(648.8)	2,630.9

Total liabilities and shareholders’ equity (deficiency)	$3,159.7	$3,277.8	$111.5	$10,440.8	$(6,312.0)	$10,677.8

	December 31, 2002

		Communications		All		Consolidated
	NTL	Cable	Other	Other		NTL
Balance Sheet	Incorporated	Funding	Guarantors	Subsidiaries	Adjustments	Incorporated

Current assets	$47.4	$454.3	$2.5	$1,033.7	$(367.2)	$1,170.7
Investments in and loans to affiliates, net	3,413.9	18,645.8	8.4	—	(22,059.7)	8.4
Fixed and noncurrent assets	128.7	162.8	102.2	11,570.6	(102.0)	11,862.3

Total assets	$3,590.0	$19,262.9	$113.1	$12,604.3	$(22,528.9)	$13,041.4

Current liabilities	$245.8	$122.6	$0.4	$7,594.4	$2.1	$7,965.3
Noncurrent liabilities	—	2,784.3	135.2	7,053.4	(9,878.5)	94.4
Liabilities subject to compromise	8,520.3	—	—	1,637.5	—	10,157.8
Shareholders’ equity (deficiency)	(5,176.1)	16,356.0	(22.5)	(3,681.0)	(12,652.5)	(5,176.1)

Total liabilities and shareholders’ equity (deficiency)	$3,590.0	$19,262.9	$113.1	$12,604.3	$(22,528.9)	$13,041.4

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note L — Condensed Consolidating Financial Statements of NTL Incorporated (continued)

(unaudited)
(in millions)

	Three Months Ended March 31, 2003

		Communications				Consolidated
	NTL	Cable	Other	All		NTL
Statement of Cash Flows	Incorporated	Funding	Guarantors	Other Subsidiaries	Adjustments	Incorporated
Net cash (used in) provided by operating activities	$(89.6)	$0.5	$(2.4)	$105.7	$7.3	$21.5
Net cash (used in) provided by investing activities	(4.8)	2.1	2.3	(185.2)	(7.3)	(192.9)
Net cash (used in) financing activities	—	—	—	(2.4)	—	(2.4)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(5.2)	—	(5.2)

Decrease (increase) cash and cash equivalents	(94.4)	2.6	(0.1)	(87.1)	—	(179.0)
Cash and cash equivalents at beginning of period	295.2	3.3	0.2	342.0	—	640.7

Cash and cash equivalents at end of period	$200.8	$5.9	$0.1	$254.9	$—	$461.7

	January 1, 2003

		Communications				Consolidated
	NTL	Cable	Other	All		NTL
Statement of Cash Flows	Incorporated	Funding	Guarantors	Other Subsidiaries	Adjustments	Incorporated
Net cash (used in) provided by operating activities	$(69.7)	$49.6	$—	$—	$(26.8)	$(46.9)
Net cash (used in) provided by investing activities	(171.3)	162.8	—	—	171.3	162.8
Net cash provided by (used in) financing activities	500.0	(229.0)	—	(103.7)	(144.5)	22.8

Increase (decrease) in cash and cash equivalents	259.0	(16.6)	—	(103.7)	—	138.7
Cash and cash equivalents at beginning of period	36.2	19.9	0.2	445.7	—	502.0

Cash and cash equivalents at end of period	$295.2	$3.3	$0.2	$342.0	$—	$640.7

	Three Months Ended March 31, 2002

		Communications				Consolidated
	NTL	Cable	Other	All		NTL
Statement of Cash Flows	Incorporated	Funding	Guarantors	Other Subsidiaries	Adjustments	Incorporated
Net cash (used in) provided by operating activities	$(110.9)	$—	$5.0	$(43.5)	$82.1	$(67.3)
Net cash provided by (used in) investing activities	80.2	—	(3.8)	(214.5)	(82.1)	(220.2)
Net cash provided by financing activities	3.7	—	—	429.5	—	433.2
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(3.5)	—	(3.5)

(Decrease) increase in cash and cash equivalents	(27.0)	—	1.2	168.0	—	142.2
Cash and cash equivalents at beginning of period	78.5	—	0.1	172.5	—	251.1

Cash and cash equivalents at end of period	$51.5	$—	$1.3	$340.5	$—	$393.3

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note M- Segment Data

The Company implemented a reorganization of certain of its business units in the three months ended March 31, 2003. The associated changes included moving its Wholesale Internet division from Business to Consumer, its Public Safety division from Business to Broadcast and the creation of Carriers by merging its carriers division with its mobile division and removing both from Business. These changes better align the expertise in the divisions with the needs of the Company’s customers. In addition, the allocation of certain costs from Shared Services to the various business units and the allocation of costs between Consumer and Business have changed. Finally, NTL Ireland is a separate business unit for financial reporting purposes effective January 1, 2003. Amounts in prior periods have been reclassified to conform to the current presentation.

The Company’s primary measure of profit or loss for each reportable segment is Operating EBITDA as defined below. The Company considers Operating EBITDA an important indicator of the operational strength and performance of its reportable segments, including the ability to provide cash flows to service debt and fund capital expenditures. Operating EBITDA excludes the impact of costs and expenses that do not directly effect cash flows such as depreciation, amortization and share of income from equity investments. The Company also excludes costs and expenses that are not directly related to the performance of a single reportable segment from Operating EBITDA rather than allocating these costs and expenses to multiple reportable segments. Other charges, recapitalization expense and foreign currency transactions are not directly related to a single segment. Operating EBITDA should be considered in addition to, not as a substitute for, operating (loss), net (loss) and other measures of financial performance reported in accordance with generally accepted accounting principles.

	Revenues		Operating EBITDA (1)
	Three Months Ended		Three Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

	(in millions)
Consumer	$580.3	$516.2	$244.7	$202.8
Business	120.2	118.3	33.8	28.4
Broadcast	103.1	91.8	45.8	40.2
Carrier	44.2	47.1	35.6	38.5
Ireland	28.1	19.5	7.9	3.7
Shared	—	—	(117.0)	(93.6)

Total	$875.9	$792.9	$250.8	$220.0

	Total Assets

	March 31,	December 31,
	2003	2002

	(in millions)
Consumer	$6,467.8	$7,790.0
Business	1,714.7	3,299.2
Broadcast	1,417.2	539.6
Carrier	174.0	156.5
Ireland	175.5	206.1
Shared (2)	728.6	1,050.0

Total	$10,677.8	$13,041.4

(1)	Represents earnings before interest, taxes, depreciation, amortization, other charges, share of income from equity investments, foreign currency transaction (losses) and recapitalization expense.

(2)	At March 31, 2003, shared assets included $465.8 million of cash, cash equivalents and marketable securities and $262.8 million of other assets. At December 31, 2002, shared assets included $458.2 million of cash and cash equivalents and $591.8 million of other assets.

NTL Incorporated and Subsidiaries
Notes to Condensed Consolidated Financial Statements (continued)

Note M- Segment Data (continued)

The reconciliation of segment combined Operating EBITDA to (loss) before income taxes is as follows:

	Three Months Ended March 31,

	2003	2002

	(in millions)
Segment combined Operating EBITDA	$250.8	$220.0
(Add) deduct:
Other charges	2.9	1.6
Depreciation	259.2	322.5
Amortization	49.8	14.9
Interest income and other, net	(2.7)	(9.4)
Interest expense	176.5	324.8
Share of (income) from equity investments	(0.1)	(0.3)
Foreign currency transaction losses	3.4	5.0
Recapitalization items, net	—	32.1

	489.0	691.2

(Loss) before income taxes	$(238.2)	$(471.2)

NTL Europe, Inc. (formerly NTL Incorporated) and Subsidiaries

Consolidated Financial Statements and Financial Statement Schedules

[remainder of page intentionally left blank]

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
NTL Europe, Inc. (formerly NTL Incorporated)

We have audited the consolidated balance sheets of NTL Europe, Inc. (formerly NTL Incorporated) and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the Index at page F-1. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Europe, Inc. (formerly NTL Incorporated) and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 5, the Company changed its method of accounting for goodwill and other intangibles effective January 1, 2002.

/s/ ERNST & YOUNG LLP

New York, New York
May 28, 2003

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Consolidated Balance Sheets
(dollars in millions)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$277.5	$228.3
Marketable securities	17.3	—
Accounts receivable — trade, less allowance for doubtful accounts of $9.4 (2002) and $6.6 (2001)	243.4	194.2
Other	50.3	67.9
Discontinued operations	12,968.1	13,331.0

Total current assets	13,556.6	13,821.4
Fixed assets, net	1,682.1	1,494.9
Goodwill	218.7	960.0
Customer lists, net of accumulated amortization of $171.4 (2002) and $91.1 (2001)	62.8	104.1
Investments in and loans to affiliates, net	13.0	267.8
Deferred tax asset	195.3	20.4
Other assets, net of accumulated amortization of $62.4 (2002) and $24.9 (2001)	120.9	190.3

Total assets	$15,849.4	$16,858.9

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Consolidated Balance Sheets — continued
(dollars in millions)

	December 31,

	2002	2001

Liabilities and shareholders’ (deficiency)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$49.3	$37.7
Accrued expenses and other	92.5	158.5
Interest payable	43.5	50.5
Deferred revenue	235.6	173.3
Current portion of long-term debt	2,719.3	3,460.2
Discontinued operations (including liabilities subject to compromise of $10,157.8)	17,956.2	16,426.2

Total current liabilities	21,096.4	20,306.4
Long-term debt	—	—
Other	132.7	156.6
Deferred income taxes	226.0	164.6
Liabilities subject to compromise, including redeemable preferred stock	4,294.1	—
Commitments and contingent liabilities
Redeemable preferred stock — $.01 par value, plus accreted dividends; liquidation preference $3,024.7; less unamortized discount of $33.4 (2002) and $53.4 (2001); issued and outstanding 2.1 shares (2002 and 2001)	—	2,773.7
Shareholders’ (deficiency):
Series preferred stock — $.01 par value; authorized 10.0 shares; liquidation preference $3,160.0; issued and outstanding 3.0 shares (2002 and 2001)	—	—
Common stock — $.01 par value; authorized 800.0 shares; issued and outstanding 276.6 shares (2002 and 2001)	2.8	2.8
Additional paid-in capital	13,574.9	13,720.0
Accumulated other comprehensive (loss)	(830.2)	(1,072.8)
(Deficit)	(22,647.3)	(19,192.4)

	(9,899.8)	(6,542.4)

Total liabilities and shareholders’ (deficiency)	$15,849.4	$16,858.9

See accompanying notes.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Operations
(dollars in millions, except per share amounts)

	Year Ended December 31,

	2002	2001	2000

Revenues	$435.9	$391.6	$226.8
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	175.4	170.4	88.9
Selling, general and administrative expenses	138.8	178.0	103.1
Asset impairments	854.3	912.1	—
Other charges	3.5	12.2	—
Corporate expenses	11.5	42.5	23.8
Depreciation	222.7	154.4	87.4
Amortization	95.5	433.4	299.3

	1,501.7	1,903.0	602.5

Operating (loss)	(1,065.8)	(1,511.4)	(375.7)
Other income (expense)
Interest income and other, net	(11.0)	20.4	45.5
Interest expense (contractual interest of $223.5 (2002))	(156.1)	(195.1)	(139.7)
Share of (losses) from equity investments	(251.3)	(660.0)	(46.7)
Other gains (losses)	3.0	(58.9)	—
Foreign currency transaction gains (losses)	9.3	(14.3)	(62.5)

(Loss) before recapitalization items, income taxes and discontinued operations	(1,471.9)	(2,419.3)	(579.1)
Recapitalization items, net	(4.8)	—	—

(Loss) before income taxes and discontinued operations	(1,476.7)	(2,419.3)	(579.1)
Income tax benefit (expense)	128.1	50.9	22.9

(Loss) from continuing operations	(1,348.6)	(2,368.4)	(556.2)
Discontinued operations:
(Loss) from discontinued operations, net of income tax benefit of $26.3 (2002), $114.1 (2001) and $88.1 (2000)	(2,100.6)	(11,872.9)	(2,407.5)
Net (loss) on sales of discontinued operations, net of income tax expense of $4.6 (2002)	(5.7)	—	—

(Loss) from discontinued operations	(2,106.3)	(11,872.9)	(2,407.5)

Net (loss)	(3,454.9)	(14,241.3)	(2,963.7)
Preferred stock dividends (contractual dividends of $370.6 (2002))	(145.1)	(325.7)	(194.0)

Net (loss) available to common shareholders	$(3,600.0)	$(14,567.0)	$(3,157.7)

Basic and diluted net (loss) per share:
(Loss) from continuing operations	$(5.40)	$(9.76)	$(3.46)
(Loss) from discontinued operations	(7.62)	(43.02)	(11.08)

Net (loss) per common share	$(13.02)	$(52.78)	$(14.54)

Weighted average shares	276.6	276.0	217.1

See accompanying notes.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Consolidated Statement of Shareholders’ (Deficiency)
(dollars in millions)

	Series Preferred Stock		Common Stock		Additional
	$.01 Par Value		$.01 Par Value		Paid-In

	Shares	Par	Shares	Par	Capital

Balance, December 31, 1999	1.3	$—	132.4	$1.3	$4,125.1
Exercise of stock options			2.3	—	36.3
Rescission of stock option exercises			(0.2)		(1.1)
Exercise of warrants			1.3	—	9.0
Common stock issued for cash			42.2	0.4	2,327.2
Preferred stock issued for cash	2.0				1,862.0
Common stock issued for an acquisition			84.9	0.9	5,487.4
Conversion of series preferred stock	(0.5)	—	9.2	0.1	7.5
Preferred stock issued for dividends					9.4
Accreted dividends on preferred stock	0.1	—			(97.8)
Accretion of discount on preferred stock					(0.3)
Comprehensive loss:
Net loss for the year ended December 31, 2000 Currency translation adjustment Unrealized net losses on investments Total

Balance, December 31, 2000	2.9	—	272.1	2.7	13,764.7
Exercise of stock options			1.1		13.0
Non-cash compensation					30.6
Accreted dividends on preferred stock	0.1				(195.5)
Accretion of discount on preferred stock					(25.3)
Conversion of 7% Convertible Notes			3.3	0.1	128.2
Common stock issued for an acquisition			0.1		4.3
Comprehensive loss:
Net loss for the year ended December 31, 2001 Currency translation adjustment Unrealized net losses on investments Unrealized net losses on derivatives Total

Balance, December 31, 2001	3.0	—	276.6	2.8	13,720.0
Accreted dividends on preferred stock					(125.1)
Accretion of discount on preferred stock					(20.0)
Comprehensive loss:
Net loss for the year ended December 31, 2002 Currency translation adjustment Reclassification adjustment Additional minimum pension liability Unrealized net losses on derivatives Total

Balance, December 31, 2002	3.0	$—	276.6	$2.8	$13,574.9

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Consolidated Statement of Shareholders’ (Deficiency) — continued
(dollars in millions)

			Accumulated Other
			Comprehensive
			(Loss)
			Unrealized	Unrealized
		Foreign	Net	Net
	Comprehensive	Currency	Losses on	Losses on	Minimum Pension
	(Loss)	Translation	Investments	Derivatives	Liability	(Deficit)

Balance, December 31, 1999		$(2.1)				$(1,987.4)
Exercise of stock options
Rescission of stock option exercises
Exercise of warrants
Common stock issued for cash
Preferred stock issued for cash
Common stock issued for an acquisition
Conversion of series preferred stock
Preferred stock issued for dividends
Accreted dividends on preferred stock
Accretion of discount on preferred stock
Comprehensive loss:
Net loss for the year ended December 31, 2000	$(2,963.7)					(2,963.7)
Currency translation adjustment	(432.6)	(432.6)
Unrealized net losses on investments	(14.2)		$(14.2)

Total	(3,410.5)

Balance, December 31, 2000		(434.7)	(14.2)			(4,951.1)
Exercise of stock options
Non-cash compensation
Accreted dividends on preferred stock
Accretion of discount on preferred stock
Conversion of 7% Convertible Notes
Common stock issued for an acquisition
Comprehensive loss:
Net loss for the year ended December 31, 2001	(14,241.3)					(14,241.3)
Currency translation adjustment	(607.8)	(607.8)
Unrealized net losses on investments	(1.1)		(1.1)
Unrealized net losses on derivatives	(15.0)			$(15.0)

Total	(14,865.2)

Balance, December 31, 2001		(1,042.5)	(15.3)	(15.0)		(19,192.4)
Accreted dividends on preferred stock
Accretion of discount on preferred stock
Comprehensive loss:
Net loss for the year ended December 31, 2002	(3,454.9)					(3,454.9)
Currency translation adjustment	272.4	272.4
Reclassification adjustment	15.3		15.3
Additional minimum pension liability	(30.0)				$(30.0)
Unrealized net losses on derivatives	(15.1)			(15.1)

Total	$(3,212.3)

Balance, December 31, 2002		$(770.1)	$—	$(30.1)	$(30.0)	$(22,647.3)

See accompanying notes.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in millions)

	Year Ended December 31,

	2002	2001	2000

Operating activities
Net (loss)	$(3,454.9)	$(14,241.3)	$(2,963.7)
(Loss) from discontinued operations	(2,100.6)	(11,872.9)	(2,407.5)
Net (loss) on sales of discontinued operations	(5.7)	—	—

Loss from continuing operations	(1,348.6)	(2,368.4)	(556.2)
Adjustments to reconcile to net cash provided by (used in) continuing operations:
Depreciation and amortization	318.2	587.8	386.7
Asset impairments	854.3	912.1	—
Write-down of other assets	28.2	—	—
Equity in losses of unconsolidated subsidiaries	251.3	660.0	46.7
(Gain) loss on sale of assets	(6.2)	58.2	—
Provision for losses on accounts receivable	7.2	39.7	0.4
Deferred income taxes	(127.5)	(50.3)	(23.1)
Amortization of original issue discount	—	0.2	0.3
Other	1.9	51.2	1.1
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	(10.1)	(13.0)	(116.6)
Other current assets	(70.1)	31.2	(18.8)
Other assets	4.5	(5.2)	1.0
Accounts payable	8.0	2.8	11.4
Accrued expenses and other	(33.1)	5.6	47.9
Deferred revenue	25.2	9.1	58.0

Net cash (used in) continuing operations	(96.8)	(79.0)	(161.2)
Net cash provided by (used in) discontinued operations	251.9	(518.8)	(129.0)

Net cash provided by (used in) operating activities	155.1	(597.8)	(290.2)
Investing activities
Acquisitions, net of cash acquired	—	—	(3,425.1)
Purchase of fixed assets	(120.8)	(245.2)	(277.7)
Investments in and loans to affiliates	(15.9)	(125.8)	(365.6)
Increase in other assets	(7.0)	(49.0)	(121.5)
Loan to NTL (UK) Group, Inc.	(129.2)	150.0	—
Proceeds from sales of assets	432.2	30.9	—
Loan to ATX Communications, Inc.	—	(15.0)	—
Purchase of marketable securities	(63.5)	—	(155.1)
Proceeds from sales of marketable securities	46.3	60.3	444.3

Net cash provided by (used in) continuing operations	142.1	(193.8)	(3,900.7)
Net cash (used in) discontinued operations	(734.4)	(1,906.0)	(9,527.5)

Net cash (used in) investing activities	(592.3)	(2,099.8)	(13,428.2)

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Cash Flows — continued
(dollars in millions)

	Year Ended December 31,

	2002	2001	2000

Financing activities
Proceeds from borrowings, net of financing costs	104.1	461.3	1,860.3
Proceeds from issuance of preferred stock and warrants	—	—	1,862.0
Proceeds from issuance of common stock	—	—	2,327.6
Proceeds from issuance of redeemable preferred stock	—	—	1,850.0
Proceeds from exercise of stock options and warrants	—	13.0	44.2
Principal payments	(2.9)	(68.3)	(39.1)
Repayment of the NTL Australia bank loan	(121.7)	—	—

Net cash provided by (used in) continuing activities	(20.5)	406.0	7,905.0
Net cash provided by discontinued activities	681.4	2,227.9	3,823.4

Net cash provided by financing activities	660.9	2,633.9	11,728.4
Effect of exchange rate changes on cash	51.2	(11.1)	(27.8)

Increase (decrease) increase in cash and cash equivalents	274.9	(74.8)	(2,017.8)
Cash and cash equivalents at beginning of year – continuing operations	228.3	126.4	1,510.2
Cash and cash equivalents at beginning of year – discontinued operations	276.3	453.0	1,087.0
Cash and cash equivalents at end of year – discontinued operations	(502.0)	(276.3)	(453.0)

Cash and cash equivalents at end of year – continuing operations	$277.5	$228.3	$126.4

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	$130.4	$171.3	$131.1
Income taxes paid	—	13.4	5.2
Supplemental schedule of non-cash financing activities
Accretion of dividend and discount on preferred stock	$145.1	$220.8	$98.1
Conversion of notes, net of unamortized deferred financing costs	—	18.8	—
Common stock issued for acquisitions	—	4.3	5,488.3
Redeemable preferred stock issued for investment in affiliates	—	518.0	—
Conversion of series preferred stock	—	—	7.6

See accompanying notes.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements

1.	Organization and Business

Summary

The accompanying financial statements do not reflect any adjustments in connection with the emergence of NTL Europe, Inc. (“NTL Europe” or the “Company”) from Chapter 11 reorganization nor the likely deconsolidation of Cablecom GmbH, an indirect wholly-owned subsidiary of the Company (“Cablecom”) and, therefore, are not indicative of the Company’s future results of operations, financial position or cash flows.

NTL’s Completed Restructuring

On May 8, 2002, the entity then known as NTL Incorporated (“Old NTL”) and certain of its subsidiaries as of that time each filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. Old NTL’s operating subsidiaries were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003 (the “Effective Date”) at which time Old NTL emerged from Chapter 11 reorganization.

Pursuant to the Plan, Old NTL and its subsidiaries were split into two separate companies. The entity formerly known as “NTL Incorporated” was renamed “NTL Europe, Inc.” and became the holding company for Old NTL’s European and certain other assets. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets (“New NTL”). Pursuant to the Plan, all of the outstanding securities of Old NTL and certain of its subsidiaries were canceled, and the Company issued shares of its common stock, par value $0.01 per share (the “Common Stock”), and 10% Fixed Coupon Redeemable Preferred Stock, Series A, par value $0.01 per share (with a $50.00 liquidation preference per share) (the “Preferred Stock”), and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan. New NTL is an independent entity which is no longer owned by or affiliated with the Company.

New NTL has been accounted for as a discontinued operation beginning with the quarter ended September 30, 2002 and, accordingly, it is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001, and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

With the separation of Old NTL into two entities, the majority of the significant assets and holdings formerly owned and consolidated by Old NTL were retained by New NTL. Generally, other than Cablecom (which is itself being restructured as described below), the Company’s assets are not material compared to those of New NTL. In addition, as described in more detail in Note 22, as a result of the existing defaults under Cablecom’s debt agreements and its overindebtedness, in the near future, the Company expects its interest in Cablecom to be reduced to, at most, a small minority position. Further, the Company’s board of directors and management will explore the strategic and financial alternatives available to it, including the Company’s possible liquidation, a going-private transaction and the sale of its remaining assets. Accordingly, the Company’s historic financial statements presented herein are not particularly meaningful to the Company’s current and anticipated future business and should not be relied upon as indicative of the Company’s future performance.

Historical Structure of the Company

On May 18, 2000, the entity then known as NTL Incorporated (currently named NTL (Delaware), Inc. (“NTL Delaware”)) completed a corporate restructuring to create a holding company structure. The formation of the holding company was part of NTL Delaware’s acquisition of certain assets of Cable & Wireless Communications plc (“CWC”). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Delaware at the effective time of the merger became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company was called NTL Incorporated (which is now known as NTL Europe, Inc.) and the holding company’s subsidiary simultaneously changed its name to NTL (Delaware), Inc.

The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

1.	Organization and Business (continued)

Business

The Company, through its direct and indirect wholly-owned subsidiaries, owns and operates Premium TV Limited, Cablecom, NTL Lanbase, SL, NTL Broadcast (Thailand) Ltd. and NTL Broadcast Sdn, Ltd. Premium TV Limited (“Premium TV”) develops sports-related Internet and media rights in the United Kingdom. Cablecom is the largest television operator in Switzerland, but, as discussed below, it is “overindebted” under Swiss law and it is unlikely that the Company will retain any significant interest in Cablecom. NTL Lanbase, SL is based in Spain and is a value-added reseller of equipment for corporate data networks in the United Kingdom. NTL Broadcast (Thailand) Ltd. and NTL Broadcast Sdn, Ltd., together with New NTL’s branch office in Singapore, offer design and build, consultancy and system integration services to broadcasters in Malaysia and Thailand.

Cablecom has approximately CHF 3,792 million in bank debt (which includes recently accrued interest payments) maturing on the business day following May 31, 2003 (with an additional automatic extension to June 30, 2003 under certain circumstances), and insufficient resources to satisfy such obligation. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company. Further, the lenders under Cablecom’s credit facility have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

The Company also has various equity and cost method investments detailed in Note 9.

The Company’s most significant holdings are currently being restructured, and the Company is reviewing all of its holdings to determine the most appropriate course of action, which may result in one or more of these holdings being sold, transferred, foreclosed on, liquidated, wound-up or otherwise disposed of in the near future or at a later date. The Company may not receive any proceeds from any of these transactions after the payment of outstanding debt that some of these companies may owe and any fees and expenses incurred in connection with these transactions. See, in particular, Note 22 “Commitments and Contingent Liabilities – Cablecom.” To the extent the Company receives cash proceeds from any asset sale it or its subsidiaries complete, the Preferred Stock will be entitled to mandatory redemption in a like amount, subject to some limited exceptions set forth in the Company’s charter, until all shares of the Preferred Stock (having an aggregate of $343 million in liquidation preference) have been redeemed.

2.	Reorganization and Emergence from Chapter 11

Background of Restructuring

On January 31, 2002, Old NTL announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

Promptly upon obtaining the requisite waivers from the lenders under its credit facilities in March 2002, Old NTL and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

Old NTL and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. Old NTL also failed to declare or pay dividends on certain series of its outstanding preferred stock due to a lack of available surplus under Delaware law.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

2.	Reorganization and Emergence from Chapter 11 (continued)

On April 16, 2002, Old NTL announced that it and an unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of Old NTL and its subsidiaries. To implement the proposed recapitalization plan, on May 8, 2002, Old NTL and certain of the other subsidiaries of Old NTL, namely NTL Delaware, NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp., filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement (referred to as the “DIP facility”) committing to provide Communications Cable Funding Corp. with up to $500.0 million in new debt financing (NTL Delaware committed to provide up to an additional $130.0 million under the DIP facility.)

As a result of the payment defaults, as well as the voluntary filing under Chapter 11 by Old NTL and certain of its subsidiaries, on May 8, 2002, there was an event of default under all of Old NTL and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL (Triangle) LLC.

The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, Old NTL negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to Old NTL and its subsidiaries. The Plan became effective on January 10, 2003, at which time Old NTL emerged from Chapter 11 reorganization. In connection with Old NTL’s emergence from Chapter 11 reorganization, NTL Communications Corp. issued $558.2 million aggregate principal face amount of 19% Senior Secured Notes due 2010 and 500,000 shares of its common stock on January 10, 2003. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations.

Liquidity and Capital Resources

The Company emerged from bankruptcy on January 10, 2003, at which time, as part of the reorganization plan, all of its secured debt, common stock and preferred stock were canceled and new Common Stock and Preferred Stock were issued. Further, upon the consummation of the reorganization plan (after taking into account the redemption for cash of $25 million of the Preferred Stock) the Company had approximately $63 million in cash and its subsidiaries had an additional amount of approximately $11 million in cash.

The Company is primarily a holding company for the stock of its subsidiaries, with no material independent source of cash proceeds. During 2003, the Company does not anticipate receiving any material cash proceeds from its subsidiaries. Accordingly, the Company expects to fund its operations primarily out of its $63 million in cash and its subsidiaries’ cash remaining after the consummation of the reorganization plan. During 2003, the Company does not anticipate borrowing any material amount of funds and the Company does not expect to issue any of its securities for cash. Further, during 2003, the Company does not anticipate any material capital expenses.

As described in Notes 1, 2 and 22, the Company expects to either complete a restructuring of the debt and equity of Cablecom, in the near future, which would result in a dilution of the Company’s ownership interest to less than five percent or, if such restructuring is not successful, to file for the insolvency of Cablecom in Switzerland, which would result in the Company’s having no remaining ownership in Cablecom. In either of these events, the lenders under Cablecom’s credit facility would have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

The Company’s management and Board will explore strategic and financial alternatives available to it, including the Company’s possible liquidation, a going-private transaction and the sale of its remaining assets. During 2003, the Company’s primary expenses are expected to consist of operating expenses, including salaries, professional fees, insurance and severance costs, as well as certain funding obligations to certain of its subsidiaries of approximately $13 million. Further, after reserving for certain contingent liabilities, to the extent the Company has remaining funds legally available, the Company intends to pay dividends on or redeem shares of its Preferred Stock. The liquidation preference of Preferred Stock aggregates $343 million. Accordingly, it is highly unlikely that common shareholders will ever receive any distribution related to their shares.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

2.	Reorganization and Emergence from Chapter 11 (continued)

The Company believes that its existing cash and cash equivalents will be sufficient to support its expected operations and fund its capital commitments through at least January 1, 2004, which, as previously noted, will exclude Cablecom.

Recapitalization Expense

The joint reorganization plan provided that recapitalization costs be allocated among the Company, NTL Delaware and New NTL.

Recapitalization items, net consist of the following:

	Year Ended
	December 31,

	2002	2001	2000

		(in millions)
Payroll and related costs paid	$(0.1)	$—	$—
Professional fees	(6.9)	—	—
Interest earned on accumulated cash from Chapter 11 proceeding (1)	2.2	—	—

	$(4.8)	$—	$—

Details of operating cash receipts and payments resulting from the recapitalization are as follows. The Company and NTL Delaware made payments on behalf of New NTL which were charged to New NTL. The recapitalization items charged to New NTL are included in loss from discontinued operations.

Year Ended
December 31, 2002

(in millions)
Interest income (1)	$2.2
Payroll and related costs paid	—
Professional fees	(45.9)

Net operating cash flows from recapitalization items	$(43.7)

(1)	Interest income resulting from the recapitalization is for the period May 8, 2002 through December 31, 2002.

Pro Forma Consolidated Balance Sheet

The following pro forma consolidated balance sheet as of December 31, 2002 gives effect to the Company’s emergence from Chapter 11 reorganization and the adoption of fresh-start reporting as if both had occurred on December 31, 2002. The Company adopted fresh-start reporting in January 2003 in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). The Company adopted fresh-start reporting because the holders of Old NTL’s voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because the Company’s reorganization value is less than its post-petition liabilities and allowed claims.

The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the cancellation of all of Old NTL’s outstanding securities, including common stock, and the authorization of the issuance of 19,668,777 shares of Common Stock, together with associated preferred stock purchase rights, and 7,364,000 shares of Preferred Stock. In accordance with the reorganization plan, the Company has reserved 2,000,000 shares of Common Stock for issuance upon exercise of the management incentive options authorized for grant under the management incentive plan. The Company has not issued, and it currently has no plans to issue, any options under the management incentive plan.

The order confirming the Plan authorized and approved, as of the effective date, the redemption for cash of $25 million of the Preferred Stock. This redemption occurred on the Effective Date. Following such redemption, approximately 6,864,000 shares of Preferred Stock remain outstanding, having a liquidation preference of approximately $343 million.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

2.	Reorganization and Emergence from Chapter 11 (continued)

The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. The Company engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of its assets and the present value of its liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up of intangible assets to their fair values. The determination of the reorganization value is preliminary since the valuation of certain of the Company’s assets is still in process. In addition, the Company’s total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

The emergence from Chapter 11 and the adoption of fresh-start reporting in January 2003 resulted in the following items of income (expense) that will be recognized in the Company’s financial statements for the quarter ended March 31, 2003:

(in millions)

Gain on debt discharge	$4,059.2
Gain related to deconsolidation of New NTL	4,988.1
Fresh-start adoption – intangible assets	142.1
Fresh-start adoption – long-term debt	1,284.9
Fresh-start adoption – deferred tax liability	(13.5)
Fresh-start adoption – accrued pension	(61.2)
Fresh-start adoption – fixed assets	(507.0)
Fresh-start adoption – other assets	(33.5)

TOTAL	$9,859.1

The adjustments entitled “Deconsolidation of Cablecom” reflect the likelihood that the Company will not retain a significant interest in Cablecom and that Cablecom will no longer be reported as part of the Company’s consolidated results of operations. As described in more detail in Note 22 (Commitments and Contingent Liabilities – Cablecom), Cablecom has approximately CHF 3,792 million in bank debt (which includes recently accrued interest payments) maturing on the business day following May 31, 2003 (with an additional automatic extension to June 30, 2003 under certain circumstances), and insufficient resources to satisfy such obligation. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company. Further, the lenders under Cablecom’s credit facility have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

2.	Reorganization and Emergence from Chapter 11 (continued)

						Pro Forma
	Historical as	Emergence		Before		as of
	of December	from	Fresh-	Deconsolidation	Deconsolidation	December
	31, 2002	Chapter 11	Start	of Cablecom	of Cablecom	31, 2002

				(in millions)
Assets Current assets:
Cash and cash equivalents	$277.5	$(117.7)	$—	$159.8	$(85.9)	$73.9
Marketable securities	17.3	(17.3)	—	—	—	—
Accounts receivable-trade, less allowance for doubtful accounts	243.4	—	—	243.4	(230.8)	12.6
Other	50.3	—	—	50.3	(38.5)	11.8
Discontinued operations	12,968.1	(12,968.1)	—	—	2,189.1	2,189.1

Total current assets	13,556.6	(13,103.1)	—	453.5	1,833.9	2,287.4
Fixed assets, net	1,682.1	—	(506.9)	1,175.2	(1,166.8)	8.4
Goodwill	218.7	—	(218.7)	—	—	—
Reorganization value in excess of amounts allocable to identifiable assets	—	—	213.9	213.9	(213.9)	—
Customer lists, net	62.8	—	146.8	209.6	(209.6)	—
Investments in and loans to affiliates, net	13.0	—	—	13.0	(7.7)	5.3
Deferred tax asset	195.3	—	80.4	275.7	(235.5)	40.2
Other assets, net	120.9	(22.5)	(50.8)	47.6	(0.4)	47.2

Total assets	$15,849.4	$(13,125.6)	$(335.3)	$2,388.5	$—	$2,388.5

Liabilities and shareholders’ (deficiency) Liabilities not subject to compromise Current liabilities:
Accounts payable	$49.3	$—	$—	$49.3	$(40.6)	$8.7
Accrued expenses and other	92.5	(1.2)	—	91.3	(64.2)	27.1
Interest payable	43.5	—	—	43.5	(43.5)	—
Deferred revenue	235.6	—	—	235.6	(229.8)	5.8
Current portion of long-term debt	2,719.3	—	(1,284.9)	1,434.4	(1,434.4)	—
Discontinued operations	17,956.2	(17,956.2)	—	—	2,189.1	2,189.1

Total current liabilities	21,096.4	(17,957.4)	(1,284.9)	1,854.1	376.6	2,230.7
Long-term debt	—	—	—	—	—
Other	132.7	—	(16.4)	116.3	(96.9)	19.4
Deferred income taxes	226.0	—	93.9	319.9	(279.7)	40.2
Commitments and contingent liabilities	—	—	—	—	—	—
Senior Redeemable Preferred	—	98.0	—	98.0	—	98.0
Liabilities subject to compromise	4,294.1	(4,294.1)	—	—	—	—
Shareholders’ (deficiency):
Series preferred stock	—	—	—	—	—	—
Common stock-old	2.8	(2.8)	—	—	—	—
Common stock-new	—	0.2	—	0.2	—	0.2
Additional paid-in capital	13,574.9	—	(13,574.9)	—	—	—
Accumulated other comprehensive (loss)	(830.2)		830.2	—	—	—
(Deficit)	(22,647.3)	9,030.5	13,616.8	—	—	—

Shareholders’ (deficiency)	(9,899.8)	9,027.9	872.1	0.2	—	0.2

Total liabilities and shareholders’ (deficiency)	$15,849.4	$(13,125.6)	$(335.3)	$2,388.5	$—	$2,388.5

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared on a going concern basis. As described in Notes 1, 2 and 22, the Company expects to either complete a restructuring of the debt and equity of Cablecom in the near future, which would result in a dilution of the Company’s ownership interest to less than five percent or, if such restructuring is not successful, to file for the insolvency of Cablecom in Switzerland, which would result in the Company having no remaining ownership in Cablecom. In either of these events, the lenders under Cablecom’s credit facility would have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

The Company’s management and Board will explore strategic and financial alternatives available to it, including the Company’s possible liquidation, a going-private transaction and the sale of its remaining assets. During 2003, the Company’s primary expenses are expected to consist of salaries, professional fees, insurance and severance payments, as well as, certain funding obligations to selected subsidiaries of approximately $13 million.

After the consummation of the Company’s restructuring on January 10, 2003, the Company had approximately $63 million in cash and its subsidiaries had approximately $11 million in cash, which management believes will be adequate to finance the Company’s operating expenses and funding requirements through at least January 1, 2004. Further, after reserving for certain contingent liabilities, to the extent the Company has remaining funds legally available, the Company intends to pay dividends on or redeem shares of its Preferred Stock. The liquidation preference of the Preferred Stock aggregates $343 million. Accordingly, it is highly unlikely that common shareholders will ever receive any distribution related to their shares. However, as noted above, the Company should be able to pay its liabilities and funding requirements as they come due through at least January 1, 2004.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, including AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). Old NTL had determined that there was insufficient collateral to cover the interest portion of scheduled payments on certain of its prepetition debt obligations. Old NTL had therefore discontinued accruing interest on these obligations. For the year ended December 31, 2002, contractual interest was $223.5 million, which was $67.4 million in excess of reported interest expense.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid for other liabilities, the Company’s pension expense and pension funding requirements, and estimates related to the value of investments, long-lived assets and goodwill. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company’s interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive (loss). Foreign currency transaction losses and gains are included in the results of operations as incurred.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

Cash Equivalents

Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $174.5 million and $125.0 million at December 31, 2002 and 2001, respectively, which consisted primarily of bank time deposits and corporate commercial paper. At December 31, 2002 and 2001, none and $1.5 million, respectively, of the cash equivalents were denominated in foreign currencies.

Marketable Securities

Marketable securities at December 31, 2002 consist of commercial paper. Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a component of accumulated other comprehensive (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income.

Realized gains and losses and declines in value judged to be other than temporary are included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

During the years ended December 31, 2002, 2001 and 2000, there were no realized gains or losses on sales of securities.

Fixed Assets

Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Internal costs directly related to the construction of such facilities, including payroll and overhead costs of certain employees, are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives of fixed assets range from 5 years to 30 years.

Intangible Assets

Intangible assets include goodwill and customer lists. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Prior to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill was amortized on a straight-line basis over 10 years. Upon the adoption of SFAS No. 142, goodwill is no longer amortized. Instead goodwill is reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement.

Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 3 or 5 years.

Impairment of Long-Lived Assets

Long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

Investments

All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends received. Prior to the adoption of SFAS No. 142, the difference between the Company’s recorded investment and its proportionate interest in the book value of the investees’ net assets were being amortized on a straight-line basis over 10 years. The Company evaluates the carrying value of its equity method investments and tests for impairment in accordance with APB Opinion No. 18.

Investments in which the Company does not have the ability to exercise significant influence (less than 20% ownership) are accounted for on the cost method.

Deferred Financing Costs

Deferred financing costs, net of $37.4 million and $74.8 million as of December 31, 2002 and 2001, respectively, are included in other assets. Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

Revenue Recognition

Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

Cable Television System Costs, Expenses and Revenues

The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies.”

Advertising Expense

The Company charges the cost of advertising to expense as incurred. Advertising costs were $9.4 million, $13.1 million and $19.0 million in 2002, 2001 and 2000, respectively.

Stock-Based Compensation

The Company follows the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

Had compensation for stock options granted by Old NTL been determined consistent with the provisions of SFAS No. 123, the effect on Old NTL’s net loss would have been changed to the following pro forma amounts (See Note 19):

	For the Year Ended December 31,

	2002	2001	2000

	(in millions, except per share amounts)
Non-cash compensation expense, as reported	$—	$30.6	$—
Non-cash compensation expense, pro forma	$264.3	$268.3	$255.8
Net loss, as reported	$(3,454.9)	$(14,241.3)	$(2,963.7)
Net loss, pro forma	$(3,719.2)	$(14,509.6)	$(3,219.5)
Basic and diluted net (loss) per share	$(13.02)	$(52.78)	$(14.54)
Basic and diluted pro forma net (loss) per share	$(13.97)	$(53.75)	$(15.72)

Derivative Financial Instruments

Old NTL has used financial instruments to hedge a portion, but not all, of its exposure from floating interest rate debt and from movements in foreign exchange rates. Gains and losses on these instruments were deferred and recognized in the statement of operations when the related hedged transactions were recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes.

4. Discontinued Operations

Pursuant to the Plan, Old NTL was split into two separate companies on the Effective Date. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets. Prior to consummation of the Plan, NTL Communications Corp. was a wholly-owned subsidiary of Old NTL, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for Old NTL’s European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Old NTL and certain of its subsidiaries were canceled, and the Company issued shares of its Common Stock and Preferred Stock and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of the Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan.

New NTL is accounted for as a discontinued operation, and accordingly, it is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001, and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

On April 2, 2002, Old NTL had completed the previously announced sale of its Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850 million (US$451.3 million). The net proceeds from the sale after the repayment of the outstanding bank credit facility and transaction related costs were approximately A$575.3 million (US$304.5 million). Old NTL recognized a gain on the sale of approximately US$7.5 million, net of income tax expense of US$4.6 million, in April 2002. NTL Australia is accounted for as a discontinued operation and, accordingly, NTL Australia is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001 and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

In October 2002, Cablecom sold its consumer electronics retail stores (“Rediffusion”) for approximately CHF 5.0 million. The Company recognized a loss on the sale of approximately US$13.2 million in October 2002. Rediffusion is accounted for as a discontinued operation and, accordingly, Rediffusion is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001 and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

4.	Discontinued Operations (continued)

The following are the assets, liabilities and results of operations of New NTL, NTL Australia and Rediffusion:

		December 31, 2002
		(in millions)

	New	NTL
	NTL	Australia	Rediffusion	Total

Current assets	$1,097.4	$—	$—	$1,097.4
Fixed assets, net	11,088.9	—	—	11,088.9
Other assets	781.8	—	—	781.8

Total assets	$12,968.1	$—	$—	$12,968.1

Current liabilities	$7,729.2	$—	—	$7,729.2
Non current liabilities	94.4	—	—	94.4
Liabilities subject to compromise	10,132.6	—	—	10,132.6

Total liabilities	$17,956.2	$—	$—	$17,956.2

		December 31, 2001
		(in millions)

	New	NTL
	NTL	Australia	Rediffusion	Total

Current assets	$1,002.7	$32.0	$32.1	$1,066.8
Fixed assets, net	10,840.3	235.2	2.9	11,078.4
Other assets	1,027.1	137.9	20.8	1,185.8

Total assets	$12,870.1	$405.1	$55.8	$13,331.0

Current liabilities	$16,087.3	$71.1	$29.3	$16,187.7
Non current liabilities	122.7	111.9	3.9	238.5

Total liabilities	$16,210.0	$183.0	$33.2	$16,426.2

		Year Ended December 31, 2002
		(in millions)

	New	NTL
	NTL	Australia	Rediffusion	Total

Revenues	$3,256.5	$17.3	$49.8	$3,323.6
Operating (loss)	(1,128.4)	0.3	(7.1)	(1,135.2)
Net (loss)	(2,093.4)	(0.3)	(6.9)	(2,100.6)

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

4. Discontinued Operations (continued)

	Year Ended December 31, 2001
	(in millions)
	New	NTL
	NTL	Australia	Rediffusion	Total

Revenues	$3,181.5	$61.8	$64.3	$3,307.6
Operating (loss)	(10,409.7)	(7.4)	(15.4)	(10,432.5)
Net (loss)	(11,850.8)	(6.5)	(15.6)	(11,872.9)

	Year Ended December 31, 2000
	(in millions)
	New	NTL
	NTL	Australia	Rediffusion	Total

Revenues	$2,484.2	$55.0	$74.7	$2,613.9
Operating (loss)	(1,525.2)	(19.5)	1.4	(1,543.3)
Net (loss)	(2,388.1)	(20.9)	1.5	(2,407.5)

5. Recent Accounting Pronouncements

On December 31, 2002, Old NTL adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting.”

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined is recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for the Company on January 1, 2003. The adoption of SFAS No. 145 will require any gain or loss recognized on the extinguishment of debt to be classified as income or loss from continuing operations. Prior to SFAS No. 145, gain or loss recognized on the extinguishment of debt was classified as an extraordinary item.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no effect on the results of operations, financial condition or cash flows of the Company, except that it required the Company to treat NTL Australia as a discontinued operation beginning in the first quarter of 2002. The Company also accounted for NTL Communications and Rediffusion as discontinued operations in the third and fourth quarter of 2002, respectively.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this new standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

5. Recent Accounting Pronouncements (continued)

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” Old NTL adopted SFAS No. 141 and SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that Old NTL recorded in 2001, the adoption of this new standard did not result in an impairment upon adoption. Amortization of goodwill and license acquisition costs ceased effective January 1, 2002. See Note 8.

6. Asset Impairments

Asset impairment charges were $854.3 million in the year ended December 31, 2002 and almost exclusively apply to the Cablecom operations. These charges are non-cash charges to write-down certain assets to their estimated fair values based on an assessment that their carrying value was not recoverable. These charges include fixed assets of $1.0 million, goodwill of $841.0 million and other assets of $12.3 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of certain network and other equipment. The charge with respect to goodwill was determined in accordance with SFAS No. 142.

As of December 31, 2001, Old NTL performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in Old NTL’s stock price and significantly lower valuations for companies within its industry. Additionally, at the time of Old NTL’s analysis, the book value of Old NTL’s net assets significantly exceeded its market capitalization. Accordingly, Old NTL performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of Old NTL’s assets was determined by discounting Old NTL’s estimates of the expected future cash flows related to these investments when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. Old NTL recorded a write-down of $9,511.3 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,161.6 million is included in loss from discontinued operations, $912.1 million is included in asset impairments and $437.6 million is included in share of losses from equity investments. The asset impairment charge of $912.1 million included goodwill of $762.7 million, investments in affiliates of $25.1 million and other assets of $124.3 million.

7. Fixed Assets

Fixed assets consist of:

	December 31,

	2002	2001

	(in millions)
Operating equipment	$2,109.2	$1,691.4
Other equipment	109.5	64.7
Construction-in-progress	25.1	2.8

	2,243.8	1,758.9
Accumulated depreciation	(561.7)	(264.0)

	$1,682.1	$1,494.9

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

8. Cablecom Acquisition and Intangible Assets

On March 28, 2000, Old NTL acquired the cable assets of the Cablecom group in Switzerland for cash of CHF 5,800.0 million ($3,510.2 million), a substantial portion of which was funded by a new bank facility of CHF 2,700.0 million ($1,630.5 million) and Old NTL’s issuance of $1,850.0 million of preferred stock to France Telecom and a group of commercial banks. This acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations of Cablecom have been included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $3,528.6 million, which includes costs incurred of $18.4 million, exceeded the fair value of net tangible assets acquired by $2,282.2 million, which was allocated as follows: $195.9 million to customer lists, $73.1 million to deferred taxes and $2,159.4 million to goodwill.

The change in the carrying amount of goodwill during the year ended December 31, 2002 is as follows (in millions):

Goodwill – December 31, 2001	$960.0
Impairment charge	(841.0)
Foreign currency exchange translation adjustments	99.7

Goodwill – December 31, 2002	$218.7

Upon the adoption of SFAS No. 142, Old NTL performed an analysis of its intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. Old NTL also determined that no changes in the remaining useful lives of the customer lists were required.

Old NTL also performed an evaluation for impairment of its goodwill as of January 1, 2002 and determined that no impairment charge was required.

Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002, as adjusted for the Company’s emergence from Chapter 11 reorganization, the adoption of fresh-start reporting, and prior to the deconsolidation of Cablecom, would be approximately $10 million for each of the next five years.

The following table shows the Company’s net loss as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1 of each period (unaudited) (in millions):

	Year Ended December 31,

	2002	2001	2000

Loss from continuing operations — as reported	$(1,348.6)	$(2,368.4)	$(556.2)
Amortization of:
Goodwill	—	318.2	238.8
Other	—	32.8	0.8

	—	351.0	239.6

Loss from continuing operations – as adjusted	$(1,348.6)	$(2,017.4)	$(316.6)

9. Investments in and Loans to Affiliates

The Company has investments in various companies and joint ventures which are accounted for under either the equity method or the cost method. The Company’s equity investments include its 27% interest in Noos S.A., a French broadband company, which offers analog and digital cable television, high speed Internet and telephone services, its 50% interest in eKabel InvestCo, which owns 65% of iesy Hessen GmbH (“iesy”), the largest cable television network in the German province of Hessen, and its 34.01% interest in B2 (Bredband) AG (“B2”), a company based in Sweden, which provides access to a broadband network that provides transmission, both to and from the customer, at the same speed and at the same time, but, as described more fully in this Form 10-K, NTL Delaware entered into a settlement agreement on April 30, 2003, pursuant to which, among other things, the Company agreed to sell all of its interest in B2 in the near future.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

9. Investments in and Loans to Affiliates (continued)

During 2002, Old NTL’s share of Noos losses, reduced the investment therein to zero. On the Effective Date, the Company released its 27.1% interest (the “Noos Interest”) in Suez Lyonnais Télécom (“Noos”) to France Telecom as part of a compromise and settlement under the terms of the Plan. Pursuant to the terms of the Plan, the Noos Interest was released to France Telecom in exchange for (i) the cancellation of the shares of Variable Coupon Redeemable Preferred Stock, Series A of Old NTL and shares of Fixed Coupon Redeemable Preferred Stock, Series A of Old NTL, (ii) the waiver by France Telecom of its rights to any distribution on account of its claims as a holder of Old NTL and NTL Delaware 5 3/4% convertible subordinated notes, (iii) the release by France Telecom of any contingent payments due to France Telecom pursuant to the 1G Protocol and Convention Agreement, dated May 6, 1999 (the “1G Franchises”) and the transfer of the 1G Franchises by Old NTL to Noos, and (iv) a $25 million payment by France Telecom to the Company on the Effective Date.

On November 3, 2002, Old NTL, NTL Delaware, and Brigadoon Ventures, Inc., a wholly-owned subsidiary of NTL Delaware, entered into an agreement, whereby (1) Old NTL was entitled to receive a cash facilitation fee for its cooperation in the restructuring of iesy and its subsidiaries (but not in consideration of certain of Old NTL’s subsidiaries’ indirect equity stake in iesy) of approximately $1.3 million, less such subsidiaries’ pro rata share of expenses and (2) such subsidiaries were entitled to receive a release of possible liabilities and claims arising out of their indirect equity stake in iesy, including claims alleged by certain holders of notes of iesy in the bankruptcy. The transactions contemplated by the iesy agreement closed in January 2003. In addition to the Company’s share of iesy’s losses, share of losses from equity investments includes a non-cash write-down of the investment in iesy of $40.6 million in 2002.

B2 (Bredband)AG

On April 15, 2002, a funding request for approximately $20 million was received by Old NTL under the terms of the investment agreement relating to Old NTL’s investment in B2. Old NTL informed B2 and the other principal investors that it was not in a position to comply with the request for funding. The B2 investment agreement provides that if Old NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders’ agreement including its interest in B2.

On October 4, 2002, Old NTL filed a motion with the bankruptcy court to reject the B2 investment agreement and shareholders’ agreement under section 365 of the bankruptcy code, and the bankruptcy court subsequently authorized Old NTL’s rejection of the agreements. On November 8, 2002, B2 and the other principal shareholders filed proofs of claim with the bankruptcy court asserting their right to recover: (1) approximately $20 million from Old NTL in respect of the unpaid funding request; (2) unspecified damages for Old NTL’s failure to perform under the relevant agreements; and (3) unspecified costs and expenses incurred in the exercise of their remedies under the agreements, and reserved their other rights to avail themselves of any remedies under the agreements.

On April 30, 2003, NTL Delaware, together with its subsidiaries NTL Sweden SPV Inc. and Nogenta Swedish Acquisition Holding B.V., entered into an agreement with B2 and the other principal shareholders of B2 relating to, among other things, the transfer of the Company’s securities in B2. Under the agreement, the NTL Europe parties have agreed to transfer their interest in B2 to certain other shareholders of B2 in exchange for approximately $375,000 in cash or certain securities of a B2 affiliate and mutual releases among the parties relating to a dispute stemming from an April 15, 2002 funding request for approximately $20 million. In connection with the mutual releases, the agreement provides that B2 and the other principal shareholders will withdraw, or otherwise assist NTL Delaware in obtaining bankruptcy court denial of, the proofs of claim filed by B2 and the other principal shareholders in the bankruptcy court. The closing of this transaction is subject to customary closing conditions, but the NTL Europe releases are effective unless the NTL Europe parties breach their respective obligations under the agreement.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

9. Investments in and Loans to Affiliates (continued)

Premium TV Limited

Premium TV, a wholly-owned subsidiary of NTL Delaware, is obliged to provide funding of up to approximately £39 million ($62.8 million) to fund various of its joint venture and other contractual interests. Of this amount, the payment of approximately £26 million ($41.7 million) has been guaranteed by NTL Delaware. If Premium TV fails to provide its committed funding under the relevant shareholder arrangements relating to these joint ventures, Premium TV and, in respect of the guaranteed amounts, NTL Delaware, may be sued for non-payment. As a result of the recapitalization process, the relevant joint venture partners may assert that they can compulsorily acquire Premium TV’s interest in the relevant joint venture at a third party appraisal valuation. Premium TV is currently in discussions with certain of these joint venture partners with a view to restructuring the relevant joint ventures. In the event that these discussions do not reach a resolution acceptable to Premium TV, Premium TV may seek to discontinue these joint ventures and terminate their activities. The Company believes, however, that it has various defenses and protections under the Bankruptcy Code against such actions and intends to enforce vigorously its rights and protections.

On September 24, 2002, Premium TV, NTL Delaware and Old NTL agreed to vary the terms of the long-term joint venture (referred to as the Football League Joint Venture) between Premium TV and the Football League Limited. Under the terms of the variation, upon the payment of arrears of rights fees by Premium TV, the Football League Limited agreed to release Premium TV from its obligation to fund the payment of any further rights fees to the Football League Limited’s member teams and its obligation to provide working capital funding to the Football League Joint Venture. The Football League Limited also agreed to release NTL Delaware from its guarantee of Premium TV’s obligations and to release Old NTL from the related undertaking. In return, Premium TV agreed to waive repayment of loan capital by the Football League Joint Venture and to provide certain ongoing services to the Football League Joint Venture free of charge for an initial period. NTL Delaware deposited £10.33 million into a designated single purpose account for use by Premium TV to finance the provision of such services. Premium TV and the Football League Limited also agreed to new terms relating to the distribution of revenues generated by the Football League Joint Venture. The remaining balance in the account at December 31, 2002 was £8.88 million and is included in “Other Assets” in the accompanying consolidated balance sheet.

The Company has also guaranteed the obligations of one of its subsidiaries to provide funding of up to approximately £4.2 million ($6.8 million) to a joint venture whose business is the provision of programming content. If the relevant subsidiary fails to provide such funding, under the shareholder arrangements relating to this joint venture, such subsidiary may be sued for damages. In addition, under the shareholder arrangements relating to this joint venture, the relevant joint venture partner may have the option to compulsorily acquire the Company’s indirect interest in the relevant joint venture at 70% of fair market value, resulting in the Company selling its indirect interest at a potential loss. The Company believes that it has various defenses and protections against such actions and intends to enforce vigorously its rights and protections. The Company intends to negotiate with its joint venture partner to address these issues. These negotiations may not be successful and the Company may not be able to retain its current interest in this joint venture company. The relevant subsidiary has ceased doing business and currently is in the process of being wound up.

The following is a brief description of the Company’s minority holdings. The Company does not believe that these holdings, alone or in the aggregate, represent material assets.

Two Way TV Limited

The Company has an equity interest of approximately 38% in Two Way TV Limited. Two Way TV is a UK market leader in interactive and enhanced television. Enhanced television allows viewers to participate in popular games, sporting events and reality television programs. Viewers can vote, guess answers and compete with studio contestants by using a remote control device for the set top box in all digital delivery platforms.

Two Way TV has three product lines: eTV applications for broadcasters, eTV technology licensing and support services for networks and a 24-hour games channel which carries Two Way TV proprietary games.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

9. Investments in and Loans to Affiliates (continued)

The Company’s investments in and loans to affiliates are as follows:

	December 31, 2002		December 31, 2001

	Ownership	Balance	Ownership	Balance

	(in millions)
Noos	27.00%	$—	27.00%	$47.0
B2	34.01%	—	34.01%	92.5
iesy	32.50%	—	32.50%	73.0
Others		4.7		48.3

Total equity investments		4.7		260.8
Total cost investments		8.3		7.0

Total		$13.0		$267.8

The Company has reclassified $18.3 million of credit balances to “Other Long-Term Liabilities,” which related to investments where the Company has funding commitments and losses to date, which have exceeded the Company’s investment.

A summary of combined financial information as reported by the Company’s equity investees is set forth below (unaudited):

	December 31,	December 31,
	2002	2001

	(in millions)
Current assets	$367.6	$454.4
Fixed assets, net	1,137.8	908.1
Other assets	1,171.0	2,688.5

Total assets	$2,676.4	$4,051.0

Current liabilities	$467.7	$309.1
Non current liabilities	1,753.0	1,403.6
Total shareholders’ equity	455.7	2,338.3

Total liabilities and shareholders’ equity	$2,676.4	$4,051.0

	Year Ended December 31

	2002	2001	2000

		(in millions)
Revenues	$339.2	$326.6	$115.3
Operating (loss)	(1,773.8)	(417.0)	(225.1)
Net (loss)	(1,802.5)	(564.0)	(296.6)

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

10. Liabilities Subject to Compromise

Liabilities subject to compromise consist of the following:

December 31,
2002
(in millions)
Accounts payable	$0.3
Interest payable	30.4
Dividends payable	109.9
Accrued expenses	0.2
Redeemable preferred stock:
Cumulative Convertible Preferred Stock	2,077.3
Variable Coupon Redeemable Preferred Stock	484.2
6.5% Redeemable Preferred Stock	98.4
13% Senior Redeemable Exchangeable Preferred Stock	193.4
Long term debt:
NTL Europe, Inc.:
5 3/4% Convertible Subordinated Notes	100.0
NTL Delaware:
5 3/4% Convertible Subordinated Notes	1,200.0

Total	$4,294.1

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding preferred stock of Old NTL and long-term debt of Old NTL and NTL Delaware was canceled.

11. Long-Term Debt

Long-term debt, exclusive of amounts subject to compromise, consisted of:

	December 31,	December 31,
	2002	2001

	(in millions)
NTL Europe, Inc.:
5 3/4% Convertible Subordinated Notes	$—	$100.0
NTL Delaware:
5 3/4% Convertible Subordinated Notes	—	1,200.0
Cablecom:
Term Loan Facility	1,951.8	1,626.8
Revolving Facility	762.7	527.2
Other	4.8	6.2

	2,719.3	3,460.2
Less current portion	2,719.3	3,460.2

	$—	$—

Old NTL had $100.0 million principal amount 5 3/4% Convertible Subordinated Notes due June 22, 2011 which were canceled on the Effective Date pursuant to the Plan. Interest of 5 3/4% per annum was payable quarterly from October 15, 2001. The notes were convertible into shares of Old NTL’s common stock at a conversion price of $35.00 per share.

NTL Delaware had $1,200.0 million 5 3/4% Convertible Subordinated Notes due December 15, 2009 which were canceled on the Effective Date pursuant to the Plan. Interest of 5 3/4% per annum was payable semiannually from June 15, 2000. The notes were convertible into shares of Old NTL’s common stock at a conversion price of $108.18 per share.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

11. Long-Term Debt (continued)

In March 2000, Cablecom borrowed CHF 2,700.0 million ($1,951.8 million and $1,626.8 million at December 31, 2002 and 2001, respectively) under its term loan facility in connection with the acquisition of the Cablecom business. Interest is payable at least every six months at Swiss LIBOR plus a margin rate of 2.5% per annum, which is subject to adjustment. The effective interest rate was 3.51% and 5.27% at December 31, 2002 and 2001, respectively. Although the term loan facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances.

Cablecom had the option to draw on a revolving facility of up to an additional CHF 1,400 million. The amount available had been capped at CHF 1,055 million although the availability may be increased with the consent of the requisite majority of the lenders. At December 31, 2002 and 2001, Cablecom had borrowed CHF 1,055.0 million ($762.7 million) and CHF 875.0 million ($527.2 million), respectively, and Cablecom has subsequently borrowed an additional CHF 37 million for accrued interest payments. Interest is payable at least every six months at Swiss LIBOR plus a margin rate of 2.5% per annum, which is subject to adjustment. The effective rate of interest was 3.71% and 5.49% at December 31, 2002 and 2001, respectively. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Although the revolving facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances.

As described in more detail in Note 22 (Commitments and Contingent Liabilities – Cablecom), Cablecom does not have sufficient resources to satisfy these bank obligations. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company.

In February 2001, $109.5 million principal amount of Old NTL’s 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of Old NTL’s common stock at the applicable conversion price of $39.20 per share. Old NTL issued as a premium on the conversion an additional 0.5 million shares which were valued at the closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, was included in Old NTL’s interest expense. Additionally accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

Long-term debt repayments are due as follows (in millions). The table reflects the Company’s contractual obligations as of December 31, 2002 as adjusted for the emergence from Chapter 11 reorganization.

Year ending December 31:
2003	$2,714.7
2004	0.9
2005	0.1
2006	0.1
2007	0.1
Thereafter	3.4

Total debt repayments	2,719.3
Less: current portion	2,719.3

$—

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

12. Derivative Financial Instruments

Effective January 1, 2001, Old NTL adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive loss, depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations. Beginning in October 1, 2001, Old NTL has recorded the change in the fair value of derivatives related to changes in time value each period in other comprehensive loss for certain qualifying cash flow hedges.

On January 1, 2001, Old NTL and its subsidiaries recorded all of their outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of a number of zero cost collars to hedge exposure to floating interest rates on certain of its debt. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss.

At December 31, 2002, Cablecom had zero cost collars, with a notional amount of CHF 1,200.0 million, to hedge exposure to the floating interest rate indebtedness incurred under the Cablecom term loan facility and revolving loan facility.

13. Redeemable Preferred Stock

All of Old NTL’s redeemable preferred stock (which is described below) was canceled on the Effective Date pursuant to the Plan:

On September 12, 2001, Old NTL issued 1,850,000 shares of its Cumulative Convertible Preferred Stock, Series A (“Convertible Preferred Stock”) in exchange for the 1,850,000 issued and outstanding shares of its 5% Cumulative Preferred Stock held by France Telecom and others. The Convertible Preferred Stock had a stated value and liquidation preference of $1,075.17 per share and was mandatorily redeemable for cash by Old NTL on March 27, 2009. Dividends were payable quarterly in additional shares of Convertible Preferred Stock, at the following quarterly dividend rates: (i) from September 12, 2001 through March 26, 2002, $13.44 per share, (ii) from March 27, 2002 through March 26, 2003, $21.23 per share and (iii) from March 27, 2003 through March 26, 2004, $26.61 per share. In March 2002, Old NTL elected to delay the conversion of the Convertible Preferred Stock until at least March 27, 2003. Holders of Convertible Preferred Stock other than any commercial bank or their affiliates had the option to elect, subject to some conditions, to exchange their Convertible Preferred Stock for up to a 50% interest in an entity holding Old NTL’s Swiss operations.

On May 18, 2001, Old NTL issued 47,000 shares of its Variable Coupon Redeemable Preferred Stock, Series A (“Variable Coupon Redeemable Preferred Stock”) and 12,000 shares of its 6.5% Fixed Coupon Redeemable Preferred Stock, Series A (“6.5% Redeemable Preferred Stock”) to France Telecom in exchange for a 27% interest in Noos. The Variable Coupon Redeemable Preferred Stock had a stated value and liquidation preference of $10,000 per share and was mandatorily redeemable for cash by Old NTL on May 18, 2002. Dividends were payable quarterly at Old NTL’s option in cash or additional shares of Variable Coupon Redeemable Preferred Stock, at a quarterly rate based on a quotient of (x) the sum of (1) the EURIBOR Rate in effect on the first day of every dividend period plus (2) 2.5% over (y) four, per share. Old NTL’s 27% interest in Noos was pledged to France Telecom to secure the mandatory redemption obligation under its Variable Coupon Redeemable Preferred Stock and the 6.5% Redeemable Preferred Stock. The 6.5% Redeemable Preferred Stock had a stated value and liquidation preference of $10,000 per share and was mandatorily redeemable for cash by Old NTL on May 18, 2007. Dividends at a rate of 6.5% per annum were cumulative and were payable in cash upon redemption.

In March 2000, Old NTL received $1,850.0 million in cash from France Telecom and a group of commercial banks in exchange for 1,850,000 shares of its redeemable 5% Cumulative Preferred Stock. As described above, in May 2001, Old NTL issued 1,850,000 shares of its Convertible Preferred Stock in exchange for the 1,850,000 issued and outstanding shares of its 5% Cumulative Preferred Stock.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

13. Redeemable Preferred Stock (continued)

In February 1997, Old NTL issued 100,000 shares of its 13% Senior Redeemable Exchangeable Preferred Stock (the “Redeemable Preferred Stock”). Old NTL received net proceeds of $96.6 million after discounts and commissions from the issuance of the Redeemable Preferred Stock. Discounts, commissions and other fees incurred of $3.7 million were recorded as unamortized discount at issuance. Dividends accrued at 13% per annum ($130 per share) and were payable quarterly in arrears. Dividends accruing on or prior to February 15, 2004 may, at the option of Old NTL, be paid in cash, by the issuance of additional Redeemable Preferred Stock or in any combination of the foregoing. As of December 31, 2002, Old NTL had accrued $95.4 million for dividends and had issued approximately 84,000 shares for $83.8 million of such accrued dividends. The Redeemable Preferred Stock was redeemable, at Old NTL’s option, in whole or in part, at any time on or after February 15, 2002 at a redemption price of 106.5% of the liquidation preference of $1,000 per share that declined annually to 100% in 2005, in each case together with accrued and unpaid dividends to the redemption date. The Redeemable Preferred Stock was subject to mandatory redemption on February 15, 2009.

The changes in the number of shares of Redeemable Preferred Stock were as follows:

	13%	5%	Variable	6.5%	Convertible

Shares at December 31, 1999	142,000	—	—	—	—
Issued for cash	—	1,850,000	—	—	—
Issued for dividends	20,000	—	—	—	—

Shares at December 31, 2000	162,000	1,850,000	—	—	—
Issued for investment in Noos	—	—	47,000	12,000	—
Issued for dividends	22,000	—	1,000	—	—
Exchange	—	(1,850,000)	—	—	1,850,000

Shares at December 31, 2001	184,000	—	48,000	12,000	1,850,000
Issued for dividends	—	—	—	—	—

Shares at December 31, 2002	184,000	—	48,000	12,000	1,850,000

Liquidation preference at December 31, 2002 (in millions)	$212.3	$—	$502.6	$135.4	$2,174.4

14. Non-Cash Compensation

In July 2001, the Compensation and Option Committee of Old NTL’s Board of Directors approved modifications to certain stock options. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of Old NTL’s common stock with exercise prices from $0.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. Old NTL recognized non-cash compensation expense of $30.6 million based on the excess of the quoted market price of Old NTL’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of Old NTL’s common stock were canceled on the Effective Date pursuant to the Plan.

15. Other Charges Including Restructuring Charges

Other charges of $3.5 million in 2002 are for the integration of acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $12.2 million in 2001 include restructuring charges of $6.8 million and costs of $5.4 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting.

Restructuring charges of $6.8 million for the year ended December 31, 2001 relates to Old NTL’s actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These costs were for approximately 225 employees to be terminated, none of whom are still employed by the Company as of December 31, 2002.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

15. Other Charges Including Restructuring Charges (continued)

The following table summarizes the restructuring charges incurred and utilized in 2001 and 2002:

Employee
Severance
and Related Costs

Charged to expense	$6.8
Utilized	—

Balance, December 31, 2001	6.8
Utilized	(4.6)

Balance, December 31, 2002	$2.2

16. Income Taxes

Significant components of the provision/(benefit) for income taxes attributable to continuing operations consists of the following:

	Year Ended December 31,

	2002	2001	2000

		(in millions)
Current:
Federal	$(4.6)	$—	$—
State and local	1.3	—	0.2
Foreign	3.4	0.3	—

Total current	0.1	0.3	0.2

Deferred:
Foreign	(128.2)	(51.2)	(23.1)

Total deferred	(128.2)	(51.2)	(23.1)

	$(128.1)	$(50.9)	$(22.9)

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

16. Income Taxes (continued)

The Company’s deferred tax benefit relates primarily to operating loss carryforwards for which benefit was recognized to the extent of deferred tax liabilities. In addition, during the year ended December 31, 2002, Old NTL merged certain Swiss subsidiaries and identified additional tax losses within the merged entity, which allowed Old NTL to recognize a deferred tax benefit for tax losses to the extent that the tax losses offset existing deferred tax liabilities of the newly merged entity. The federal current benefit relates to utilization of operating losses to offset income from discontinued operations related to the sale of NTL Australia.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31,

	2002	2001

	(in millions)
Deferred tax liabilities:
Intangibles	$15.9	$23.0
Fixed assets	135.5	139.4
Accounts receivable	74.3	—
Other	0.3	2.2

Total deferred tax liabilities	226.0	164.6
Deferred tax assets:
Net operating losses	788.1	208.4
Investment and other	103.9	59.7

Total deferred tax assets	892.0	268.1
Valuation allowance for deferred tax assets	(696.7)	(247.7)

Net deferred tax assets	195.3	20.4

Net deferred tax (assets) liabilities	$30.7	$144.2

At December 31, 2002, Old NTL had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future.

At December 31, 2002, Old NTL had net operating loss carryforwards of approximately $400 million for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. Old NTL also has Swiss net operating loss carryforwards of approximately $2.5 billion that expire in varying amounts commencing in 2008.

As discussed in Note 1, the Company emerged from Chapter 11 bankruptcy on January 10, 2003. A restructuring of the Company’s debt will give rise to cancellation of indebtedness income (“COD”) in 2003, which will be non-taxable since the debt cancellation is in connection with a bankruptcy reorganization. However, to the extent that such amount is excluded from U.S. taxable income, certain tax attributes are subject to reduction, including certain U.S. net operating loss carryforwards and U.S. capital loss carryforwards. The reduction of tax attributes should have no material impact on the Company’s financial statement position since the deferred tax assets related to these tax attributes are offset by a corresponding valuation allowance. Furthermore, the reorganization will cause an ownership change pursuant to Internal Revenue Code Section 382. Section 382 will severely limit the Company’s ability to utilize any remaining U.S. net operating loss carryforwards and may limit the Company’s ability to deduct any built-in losses recognized within the subsequent five-year period.

In 2002, the Internal Revenue Service completed its federal income tax audit of Old NTL for the years 1996, 1997 and 1998. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

16. Income Taxes (continued)

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Expected tax expense/benefit at federal statutory rate (35%)	$(522.6)	$(846.8)	$(202.7)
Increase/(decrease) resulting from:
Non-deductible asset impairments	299.0	472.4	—
Foreign losses with no benefit	(3.3)	316.5	245.7
U.S. losses with no benefits	94.5	7.0	(66.0)
State and local income tax, net of federal benefit	1.3	—	.1
Other	3.0	—	—

	$(128.1)	$(50.9)	$(22.9)

17. Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Marketable securities: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Redeemable Preferred Stock: At December 31, 2001, the fair value of the now-canceled 13% redeemable preferred stock was based upon the quoted market value. At December 31, 2001, the fair value of the other two series of now-canceled redeemable preferred stock was estimated by reference to the fair value of the 13% redeemable preferred stock. At December 31, 2002, due to the Company’s bankruptcy, it was not possible to determine the fair values of the redeemable preferred stock by quoted market prices due to the lack of activity for these securities. Therefore, the fair values reflected in the table below represent the de minimis distribution value (including, for example, cash and new securities) which the holders of such securities received, upon the Company’s emergence from bankruptcy on January 10, 2003.

Long-term debt: The December 31, 2001 carrying amounts of the Old NTL bank credit facilities approximate their fair values. The fair values presented for the credit facilities at December 31, 2002, represent the values calculated in accordance with the application of fresh-start accounting, used in connection with the Company’s emergence from bankruptcy. The fair values of Old NTL’s other now-canceled debt at December 31, 2001 were based on their quoted market prices. At December 31, 2002, the fair value of the Convertible Notes, represents the approximate distribution value, which the holders of such debt received upon the Company’s emergence from bankruptcy on January 10, 2003.

The carrying amounts and fair values of Old NTL’s financial instruments are as follows:

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

		(in millions)
Cash and cash equivalents	$277.5	$277.5	$228.3	$228.3
Marketable securities	17.3	17.3	—	—
Long-term debt:
5 3/4% Convertible Notes	1,200.0	250.8	1,200.0	132.0
5 3/4% Convertible Notes	100.0	26.1	100.0	29.0
Term loan facility	1,951.8	1,031.4	1,626.8	1,626.8
Revolving facility	762.7	403.0	527.2	527.2
Redeemable Preferred Stock:
13% Redeemable Preferred Stock	193.4	—	184.6	3.7
Variable Coupon Preferred Stock	502.5	—	477.9	7.2
6.5% Preferred Stock	98.4	—	89.5	1.3
5% Convertible Preferred Stock	2,077.3	—	2,029.1	30.5

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

18. Related Party Transactions

On the Effective Date, the Company entered into a Transitional Services Agreement with New NTL. Under the Transitional Services Agreement, New NTL has agreed to provide the Company with certain administrative and technical support for a limited period of time where its personnel had previously been providing support to the companies now comprised within the Company’s group of companies. New NTL has agreed to provide the Company with support if and when requested in the following areas: accounting, payroll and financial reporting support, technical and purchasing assistance to the Company’s Spanish business, access to New NTL’s internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of certain of the joint ventures in which the Company has investments. This agreement provides that New NTL’s employees shall, as appropriate, prioritize work performed for New NTL ahead of work performed on behalf of the Company.

In addition, under the Transitional Services Agreement, New NTL provides the services of five of its employees to the Company seconded on a full-time basis for a period of up to two years (at the Company’s option) and permits the Company and its group of companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of certain other of its subsidiaries.

The Company pays New NTL pre-determined charges set out in the Transitional Services Agreement in respect of the services provided by New NTL and its subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out such work.

On September 28, 2001, NTL Communications Corp. loaned Old NTL $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

On April 5, 2002, following receipt of the proceeds from the sale of NTL Australia, NTL Delaware loaned £90.0 million to NTL (UK) Group, Inc. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. Interest on the note was at 23% per annum, compounded semiannually, and was payable, in cash, on the earlier of April 1, 2006 or the redemption date of the notes. In connection with the DIP facility, the current interest rate on this loan had been reduced from 23% per annum to 11% per annum. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt was repaid.

Pursuant to the DIP facility, all funding needs of the debtors were funded through the proceeds of the DIP facility, in accordance with a budget and the terms of the DIP facility agreement. Communications Cable Funding Corp. had entered into intercompany note agreements with Old NTL and NTL Delaware to evidence such transactions. The notes earned interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum increased incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt in the amount of $69.3 million was repaid.

Certain former officers and directors of Old NTL were also officers and directors of ATX Communications, Inc. (“ATX”) (formerly known as CoreComm Holdco, Inc.). On April 12, 2001, Old NTL purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $0.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, Old NTL entered into a network and software agreement with ATX, which agreement is now with New NTL. Under the agreement, ATX will provide U.S. network for Internet traffic from New NTL’s UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how. Interest on the notes is at 10.75% per annum, payable semiannually beginning on October 15, 2001. The interest is payable in kind by the issuance of additional notes in such principal amount equal to the interest payment that is then due. The notes are convertible into ATX common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of ATX common stock for a specified period. Old NTL and ATX agreed to certain modifications to the conversion feature in connection with ATX’s recapitalization in December 2001.

Premium TV has entered into a number of agreements with New NTL, pursuant to which Premium TV receives certain operational services covering premises, connectivity, hosting, technology and other corporate volume purchasing benefits. Premium TV has a co-marketing agreement linked with New NTL’s broadband product and an agreement with New NTL where New NTL is able to exploit Premium TV’s pay per view rights.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

18. Related Party Transactions (continued)

In 1999, NTL Broadcast established two subsidiaries, located in Thailand and Malaysia. Following consummation of the Plan, the Company maintained ownership of the operations in Malaysia and Thailand through two companies, NTL Broadcast Sdn and NTL Broadcast (Thailand) Ltd. (together, “NTL Asia”). The two subsidiaries are managed as one business. Separately, New NTL maintains a branch office in Singapore. The Company’s subsidiaries rely on New NTL’s Singapore office for administration and other support services. The Company has entered into an agreement to jointly manage the business of NTL Asia with New NTL.

19. Shareholder’s Equity

The following description of the Company’s Capital Structure is that of NTL Europe, Inc. on a post reorganization basis.

Description of Capital Stock

The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.

Description of Common Stock

The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Company’s stockholders and do not have cumulative voting rights in the election of directors. The holders of the Company’s Common Stock are not entitled to vote on any amendment to the Company’s charter that relates solely to the terms of one or more outstanding series of the Company’s preferred stock if the holders of the affected series of preferred stock are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote thereon under the Company’s charter or under the Delaware General Corporation Law (the “DGCL”).

Generally, a majority of the votes cast at a meeting of stockholders by holders of shares entitled to vote on the proposal is required for stockholder action. However, the Company’s charter provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company’s capital stock which by its terms may be voted on all matters submitted to stockholders of the Company generally, voting together as a single class, is required for stockholder action relating to (a) amendments to the by-laws and (b) the amendment or repeal of the provisions of the Company’s charter relating to (i) the classification of directors, (ii) the removal of directors, (iii) the prohibition on action by written consent of stockholders, (iv) special meetings of stockholders, (v) certain liabilities of directors, (vi) amendments to the by-laws, (vii) indemnification of directors and officers, (viii) the applicability of Section 203 of the DGCL to the Company and (ix) Article XIII of the Company’s charter which imposes these voting requirements. These voting requirements, as well as the classification of directors on the Company’s board of directors, the super-majority voting requirements applicable in the event of certain extraordinary corporate transactions and certain other provisions of the Company’s charter, as more fully described in the section herein relating to “Special Charter Provisions” may have the effect, alone or in combination with each other, of delaying, deferring or preventing a change in control of the Company.

Subject to all rights and preferences of holders of any outstanding shares of the preferred stock, holders of Common Stock are entitled to receive proportionately such dividends as may from time to time be declared by the board of directors out of funds legally available for the payment of dividends.

In the event of the Company’s liquidation, dissolution or winding up, holders of Common Stock would be entitled to share proportionately in all of the Company’s assets available for distribution to holders of Common Stock remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities, and there are no redemption or sinking-fund provisions contained in the Company’s charter with respect to the Common Stock. There is no liability for further calls or for assessments by the Company.

The rights, preferences and privileges of holders of Common Stock may be adversely affected by the rights of the holders of shares of the Preferred Stock and any other series of preferred stock that may be issued in the future.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Shareholder’s Equity (continued)

Description of Preferred Stock

The board of directors of the Company has the authority to issue preferred stock in one or more series and to fix as to any series of preferred stock the designation, title, voting powers and any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions, without any further vote or action by stockholders of the Company.

The ability of the board of directors to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of the Preferred Stock, as well as shares of the Common Stock, are available for issuance without further action by stockholders, unless any action is required by applicable law or the rules of any exchange, automated quotation system or regulated quotation system on which the Company’s securities may be listed or quoted, as the case may be, or applicable rules of any self-regulatory organization. The board of directors of the Company will make any determination to issue the shares based on its judgment as to its best interests and the best interests of its stockholders. The board of directors of the Company, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of the Common Stock.

Description of the 10% Fixed Coupon Redeemable Preferred Stock

The Company’s charter authorizes the issuance of 8,000,000 shares of 10% Fixed Coupon Redeemable Preferred Stock par value $0.01 per share. Approximately 7,364,000 shares of the Preferred Stock were issued and outstanding on the Effective Date of the plan prior to the redemption of $25 million of liquidation preference of the Preferred Stock pursuant to the Plan. Immediately after such redemption, approximately $343 million of liquidation preference of the Preferred Stock remains outstanding, which is equal to approximately 6,864,000 shares of Preferred Stock.

Each share of the Fixed Coupon Redeemable Preferred Stock entitles its holder to receive cumulative dividends, when, as and if declared by the board of directors, out of funds legally available for the payment of dividends. With respect to those dividends, the Preferred Stock will rank:

•	senior to all classes of the Company’s Common Stock, the Company’s Series A Junior Participating Preferred Stock and to each other class of capital stock or series of preferred stock that are designated to rank junior to the Preferred Stock;

•	junior to all classes of preferred stock that are designated to rank senior to the Preferred Stock; and

•	equal to all classes of preferred stock that are designated to rank equally with the Preferred Stock.

Dividends are payable at the semi-annual rate of $2.50 per share (subject to adjustment for stock splits, stock dividends, combinations, recapitalizations or other similar transactions) payable by the Company in cash. Dividends on the Preferred Stock are payable on a pro rata basis with respect to shares of the Preferred Stock in arrears on June 30 and December 31 of each year (commencing on June 30, 2003) and are cumulative from the date of issue whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of such dividends.

Dividends on the Preferred Stock are payable to holders of record as they appear on the Company’s stock register on the applicable record dates fixed by the board of directors, which record dates will be the fifteenth (15th) day preceding the payment dates thereof. Dividends payable on the Preferred Stock for any period less than a full dividend period will accrue daily and be computed on the basis of a 360-day year of twelve (12) thirty (30) day months and the actual number of days elapsed in the period for which such dividends are payable. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments which may be in arrears.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Shareholder’s Equity (continued)

No dividends or distributions may be declared, made, paid or set apart for payment upon any of the Company’s stock ranking on parity with the Preferred Stock, nor may any stock ranking on parity with the Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any parity securities) by the Company (except by conversion into or exchange for the Company’s stock ranking on parity with the Preferred Stock) unless, in each case: (i) full cumulative dividends on all outstanding shares of the Preferred Stock have been paid or set apart for payment for all dividend payment periods terminating on or prior to the date of the declaration, payment, redemption, purchase or other acquisition and (ii) the Company is not in default with respect to any obligation to redeem the Preferred Stock. Notwithstanding the foregoing, if the Company is not in default with respect to any redemption of shares of the Preferred Stock, dividends may be declared and paid or set apart for payment on shares of parity securities if, dividends declared upon shares of the Preferred Stock and all dividends declared upon any parity securities are declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Preferred Stock and accumulated and unpaid on such parity securities.

No dividends or distributions (other than (i) Stockholder Rights issued pursuant to the Company’s Stockholder Rights Agreement and (ii) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, junior securities) may be declared, made, paid or set apart for payment upon any stock ranking junior to the Preferred Stock, nor may any stock ranking junior to the Preferred Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase, or other acquisition of (A) shares of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary of the Company or (B) securities ranking junior to the Preferred Stock paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, junior securities) for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any junior securities) by us, except by conversion into or exchange for the Company’s stock ranking junior to the Preferred Stock.

The Company’s ability to declare and pay dividends may be affected by the fact that the Company is a holding company with no independent operations or significant assets other than the Company’s investments in and advances to the Company’s subsidiaries and affiliated joint ventures. The Company depends upon the receipt of sufficient funds from the Company’s subsidiaries and affiliated joint ventures to meet the Company’s obligations. The Company’s ability to declare and pay dividends may be limited by applicable law and the terms of the documents governing any of the Company’s future borrowings and other indebtedness, or the future borrowings and other indebtedness of any of the Company’s subsidiaries or affiliated joint ventures. In addition, a Preferred Stockholder’s right to receive dividends on or in respect of the Preferred Stock may be adversely affected in the event of a bankruptcy of any of the Company’s subsidiaries or affiliated joint ventures. Following the liquidation of one of the Company’s subsidiaries or joint ventures, the creditors of that subsidiary or joint venture are generally entitled to be paid in full before the Company is entitled to a distribution of any assets in the liquidation, which may result in us receiving little, if any, value from the Company’s investment.

Upon the Company’s voluntary or involuntary dissolution, liquidation or winding up, the holders of Preferred Stock is entitled to be paid out of the assets available for distribution to the Company’s stockholders, after payment of the debts and other liabilities of the Company and payment of any liquidation values of any securities senior in liquidation rights to the Preferred Stock, and before any payment or distribution is made to holders of the Common Stock or any other class or series of stock of the Company ranking junior to the Preferred Stock, the stated liquidation preference per share of $50.00, plus accumulated and unpaid dividends, if any, with respect to each share.

If, upon any liquidation, dissolution or winding up of the Company, the remaining assets available for distribution are insufficient to pay the holders of the Preferred Stock and all other securities ranking equally with the Preferred Stock with respect to liquidation the full amount to which they are entitled, the holders of Preferred Stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the Preferred Stock. Following the payment of the liquidation value in full with respect to each share of Preferred Stock, no additional distributions will be made to the holders of the Preferred Stock. Neither the sale of all or substantially all of the Company’s assets (including its subsidiaries’ assets), nor the Company’s merger or consolidation into or with any other corporation, will be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Company.

Except as otherwise provided below or as otherwise provided by applicable law, holders of Preferred Stock are not entitled to vote on matters brought before the Company’s stockholders, including the election of directors.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Shareholder’s Equity (continued)

Without the consent of the holders of at least a majority in liquidation preference of the shares of Preferred Stock then outstanding, the Company may not (i) issue any additional Preferred Stock; (ii) authorize, create or issue any shares of parity securities or senior securities; (iii) increase the authorized amount of Preferred Stock or any class or series of parity securities or senior securities or (iv) amend, alter or appeal any provision of the Company’s charter so as to adversely affect the relative preferences, rights or powers of any outstanding Preferred Stock, except that the Company may issue parity securities or senior securities to refinance, redeem or refund the Preferred Stock subject to certain restrictions set forth in the Company’s charter.

If either (i) the Company fails to discharge its mandatory redemption obligations with respect to shares of Preferred Stock in full or (ii) either voluntary or involuntary bankruptcy proceedings are commenced in respect of the Company (any event described in subclauses (i) or (ii) being referred to herein as a “Trigger Event”), a vote of the holders of the shares of Preferred Stock, voting together as a single class, will be required on all matters brought before the stockholders of the Company. In addition, upon the occurrence of any Trigger Event, the board of directors will be increased by two members and the holders of shares of Preferred Stock, together with the holders of any other class or series of Preferred Stock with like rights, will vote to elect the two additional directors. These additional voting rights and the right to elect directors will cease to exist upon the cure of the Trigger Event which triggered such rights, but subject to the same vesting of such rights if any Trigger Event subsequently occurs.

In the event the Company consummates any transaction constituting an asset sale under the terms of the Company’s charter, including but not limited to (i) any sale, transfer, conveyance or other disposition for value of any assets of the Company or any subsidiary other than in the ordinary course of business or (ii) any issuance, sale, transfer, conveyance or other disposition for value of equity interests of the Company’s subsidiaries (subject to exception for any such dispositions to the Company, any subsidiary of the Company or in exchange for capital contributions), to the extent the Company has funds legally available for such redemption payment, the Company must apply the net proceeds of any such asset sale to redeem any or all outstanding shares of Preferred Stock, on a pro rata basis at a price equal to $50.00 per share, plus accrued and unpaid dividends, if any, payable in cash. Under the Company’s charter, the Company is required to give notice to the holders of Preferred Stock not less than 15 days prior to the scheduled consummation of the asset sale giving rise to such redemption.

If the Company has not redeemed all outstanding shares of 10% Fixed Coupon Redeemable Preferred Stock by January 10, 2023 (the “Mandatory Redemption Date”), to the extent the Company has funds legally available for such redemption payment, the Company must redeem all outstanding shares of Preferred Stock on the Mandatory Redemption Date at a price equal to $50.00 per share, plus accrued and unpaid dividends, if any, payable in cash.

The Company may redeem the Preferred Stock at any time from the date of issue to the business day immediately preceding the Mandatory Redemption Date, out of funds legally available for such redemption payment, on a pro rata basis at a price equal to $50.00 per share, plus accrued and unpaid dividends, if any, payable in cash. The Company may not purchase, redeem or otherwise acquire for value any shares of Preferred Stock in this manner unless (x) full cumulative dividends have been paid or contemporaneously are declared and paid or set apart for payment for all dividend periods for the Preferred Stock and for any parity securities terminating on or prior to the applicable redemption date or (y) shares of Preferred Stock are redeemed pro rata.

If, and so long as, any mandatory redemption obligation with respect to shares of Preferred Stock is not fully discharged, the Company may not (1) directly or indirectly, redeem, purchase, or otherwise acquire any parity security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any parity securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied with junior securities or satisfied pro rata with shares of 10% Fixed Coupon Redeemable Preferred Stock), or (2) declare or make any distribution of junior securities (other than (A) any Stockholder Rights and (B) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, junior securities), or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of junior securities (other than a redemption, sinking fund or other similar obligation in respect of junior securities (I) paid in shares of, or options, warrants or other rights to subscribe for or purchase shares of, junior securities or (II) by conversion into or exchange for junior securities).

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Shareholder’s Equity (continued)

Holders of the Preferred Stock have no preemptive rights and have no rights to convert their Preferred Stock into any other securities. There are no sinking-fund provisions contained in the Company’s charter with respect to the Preferred Stock. There is no liability for further calls or for assessments by the Company. The holders of a majority in liquidation preference of the outstanding shares of Preferred Stock consenting or voting as a separate class, as the case may be, may waive compliance with any provision of Part C of Article IV of the Company’s charter.

Description of the Company’s Series A Junior Participating Preferred Stock

In connection with the adoption of the Company’s Stockholder Rights Agreement, which is described below, the Company’s board of directors has designated and reserved for issuance a total of one-hundred thousand (100,000) shares of the Company’s Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Junior Participating Preferred Stock”). When issued and paid for in accordance with the Stockholder Rights Agreement, the Series A Junior Participating Preferred Stock will be fully paid and nonassessable. The Company will appoint a transfer agent for the Series A Junior Participating Preferred Stock if and when any shares are issued.

Each share of Series A Junior Participating Preferred Stock will entitle its holder to receive dividends out of the Company’s funds legally available for the payment of dividends when, as and if declared by the Company’s board of directors. With respect to those dividends, the Series A Junior Participating Preferred Stock will rank:

•	senior to all classes of the Common Stock and to each other class of capital stock or series of the Company’s preferred stock that are designated to rank junior to the Series A Junior Participating Preferred Stock;

•	junior to the Preferred Stock and all classes of the Company’s preferred stock that are designated to rank senior to the Series A Junior Participating Preferred Stock; and

•	equal to all classes of the Company’s preferred stock that are designated to rank equally with the Series A Junior Participating Preferred Stock.

Dividends are payable quarterly in cash on the fifteenth day of March, June, September and December of each year, in an amount per share (subject to adjustment for a stock dividend on, or a subdivision or combination of, the Company’s Common Stock) equal to the greater of:

•	$10.00; and

•	1,000 times the aggregate amount per share of all dividends declared on the Common Stock since the immediately preceding dividend payment date.

Upon the Company’s liquidation, dissolution or winding up, the holders of outstanding shares of Series A Junior Participating Preferred Stock will be entitled to be paid out of the assets available for distribution to the Company’s stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A Junior Participating Preferred Stock. After payment of the liquidation values of senior securities, the holders of the Series A Junior Participating Preferred Stock will be entitled to receive (subject to adjustment for a stock dividend on, or a subdivision or combination or consolidation of, the Company’s Common Stock) the greater of (x) $1,000.00 for each share of Series A Junior Participating Preferred Stock they hold, plus any accrued and unpaid dividends or distributions on those shares and (y) the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of the Common Stock. If, upon any liquidation, dissolution or winding up of the Company, the remaining assets available for distribution are insufficient to pay the holders of the Series A Junior Participating Preferred Stock and all other securities ranking equally with the Series A Junior Participating Preferred Stock with respect to liquidation the full amount to which they are entitled, the holders of Series A Junior Participating Preferred Stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the Series A Junior Participating Preferred Stock. Following the payment of the liquidation value in full with respect to each share of Series A Junior Participating Preferred Stock, no additional distributions will be made to the holders of the Series A Junior Participating Preferred Stock.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Shareholder’s Equity (continued)

Subject to adjustment for a stock dividend on, or a subdivision or combination of, the Common Stock, each share of Series A Junior Participating Preferred Stock will entitle the holder to 1,000 votes on all matters submitted to a vote of holders of the Common Stock. The holders of the Series A Junior Participating Preferred Stock will vote together as a single class with the holders of the Common Stock.

If dividends on the Series A Junior Participating Preferred Stock are in arrears in an amount equal to six quarterly dividends, whether or not consecutive, all holders of the Company’s preferred stock which have such provision in the Company’s charter governing their terms, including holders of the Series A Junior Participating Preferred Stock, whose dividends are in arrears with respect to six quarterly periods will, voting as a single class, be entitled to elect two new directors to the Company’s board of directors. The directors will serve until successors to them have been elected or until dividends on the Series A Junior Participating Preferred Stock are no longer in arrears.

The Series A Junior Participating Preferred Stock will not be redeemable. The Series A Junior Participating Preferred Stock will not be convertible.

Stockholder Rights Agreement

Upon issuance, each share of Common Stock (whether originally issued or from the Company’s treasury) will be accompanied by a Stockholder Right. Each Stockholder Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at the Stockholder Rights purchase price, subject to adjustment pursuant to the terms of the Stockholder Rights Agreement.

The Stockholder Rights Agreement is intended to encourage a potential acquirer to negotiate directly with the Company’s board of directors, but may have anti-takeover effects. The Stockholder Rights Agreement could cause substantial dilution to a person or group that acquires a substantial interest in us without the prior approval of the Company’s board of directors. The effect of the Stockholder Rights may be to delay, defer or prevent a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to the Company’s stockholders.

Initially, the Stockholder Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate Stockholder Rights certificates will be distributed. Subject to some exceptions specified in the Stockholder Rights Agreement, the Stockholder Rights will separate from the Common Stock upon the earlier of (i) the close of business on the day of a public announcement that (a) a person has entered into an agreement or arrangement with the Company or any subsidiary of the Company providing for an acquisition transaction or (b) a person or group of affiliated or associated persons, other than the Company, its subsidiaries or certain persons exempted by the board of directors and the Creditors’ Committee as of the effective date of the Plan, has become an “Acquiring Person” by (1) becoming an “Adverse Person” in the judgment of the board of directors of the Company or (2) acquiring beneficial ownership of 15% or more of the outstanding shares of Common Stock other than as a result of (w) repurchases of stock by the Company, (x) participation in a dividend reinvestment, stock option or similar plan, (y) certain acquisitions of shares of Common Stock from the Company, or (z) certain inadvertent actions by institutional or certain other stockholders (each of the events described in clauses (i)(a) and (i)(b) above, the “Stock Acquisition Date”), and (ii) 10 business days (or such later date as the Company’s board of directors will determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

The Stock Acquisition Date could occur as early as the effective date of the Plan. The earlier to occur of the events in the preceding paragraph to occur is referred to as the “Stockholder Rights Distribution Date,” although in any event the separation of the Stockholder Rights from the Common Stock will not occur prior to the effective date of the Plan.

Until the Stockholder Rights Distribution Date, (1) the Stockholder Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (2) Common Stock certificates will contain a legend incorporating the Stockholder Rights Agreement by reference and (3) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Stockholder Rights associated with the Common Stock represented by such certificate. Pursuant to the Stockholder Rights Agreement, the Company reserves the right to require prior to the occurrence of a Stockholder Rights Triggering Event (as defined below) that, upon any exercise of Stockholder Rights, a number of Stockholder Rights be exercised so that only whole shares of Stockholder Rights preferred stock will be issued.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Shareholder’s Equity (continued)

The Stockholder Rights are not exercisable until the Stockholder Rights Distribution Date and expire at 5:00 p.m., New York City time, on January 10, 2013 unless such date is extended or the Stockholder Rights are earlier redeemed or exchanged by the Company as described below.

As soon as practicable after the Stockholder Rights Distribution Date, Stockholder Rights certificates will be mailed to holders of record of the Common Stock as of the close of business on the Stockholder Rights Distribution Date and, thereafter, the separate Stockholder Rights certificates alone will represent the Stockholder Rights. Only shares of Common Stock issued prior to the Stockholder Rights Distribution Date will be issued with Stockholder Rights.

In the event that a person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of Common Stock that the independent directors determine to be fair and not inadequate and to be otherwise in the best interests of the Company and its stockholders, after receiving advice from one or more investment banking firms of national standing (a “Qualifying Offer”), each holder of a Stockholder Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Stockholder Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Stockholder Rights that are, or (under certain circumstances specified in the Stockholder Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Stockholder Rights are not exercisable following the occurrence of the event set forth above until such time as the Stockholder Rights are no longer redeemable by the Company as set forth below.

In the event that, at any time after a Stock Acquisition Date, the Company (1) engages in a merger or other business combination transaction in which the Company is not the surviving corporation other than in a Qualifying Offer, (2) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and any shares of Common Stock are changed into or exchanged for other securities or assets other than in a Qualifying Offer or (3) 50% or more of the assets, cash flow or earning power of the Company and its subsidiaries (taken as a whole) are sold or transferred so that each holder of a Stockholder Right (except as noted below) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Stockholder Right, that number of shares of common stock of the acquiring company that at the time of such transaction would have a market value (determined as provided in the Stockholder Rights Agreement) of two times the exercise price of the Stockholder Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the “Stockholder Rights Triggering Events.”

At any time until a person becomes an Acquiring Person other than in connection with a Qualifying Offer, the board of directors of the Company may redeem the Stockholder Rights in whole, but not in part, at a price of $0.01 per Stockholder Right (the “Stockholder Rights Redemption Price”), payable in cash, Common Stock or other consideration deemed appropriate by the board of directors of the Company. In addition, the board of directors of the Company may, at any time after a person becomes an Acquiring Person other than in connection with a Qualifying Offer and after any period during which the holder of Stockholder Rights may exercise such Stockholder Rights expires, but prior to any Stockholder Rights Triggering Event, redeem all but not less than all of the then outstanding Stockholder Rights at the Stockholder Rights Redemption Price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets, cash flow or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole), in which all holders of shares of Common Stock are treated alike and not involving (other than as a holder of Common Stock being treated like all other such holders) an Acquiring Person or any affiliate or associate of an Acquiring Person or (y)(1) if and for so long as the Acquiring Person is not thereafter the beneficial owner of 15% of the shares of Common Stock and (2) at the time of redemption, no other persons are Acquiring Persons. Immediately upon the action of the board of directors of the Company electing to redeem the Stockholder Rights, the Stockholder Rights will terminate and the only right of the holders of Stockholder Rights will be to receive the Stockholder Rights Redemption Price.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the board of directors of the Company may exchange the Stockholder Rights (other than Stockholder Rights owned by such person or group that have become void), in whole or in part, for Common Stock at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Stockholder Rights Preferred Stock (or of a share of a class or series of the Company preferred stock having equivalent rights, preferences and privileges), per Stockholder Right subject to adjustment.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Shareholder’s Equity (continued)

Until a Stockholder Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Stockholder Rights should not be taxable to holders of Common Stock or to the Company, the Company stockholders may, depending upon the circumstances, recognize taxable income in the event that the Stockholder Rights become exercisable for Common Stock or other consideration of the Company or for common stock of the acquiring company or in the event of the redemption of the Stockholder Rights as set forth above.

Any of the provisions of the Stockholder Rights Agreement may be amended by the board of directors of the Company prior to the Stockholder Rights Distribution Date. After the Stockholder Rights Distribution Date, the provisions of the Stockholder Rights Agreement may be amended by the board of directors of the Company in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Stockholder Rights, or to shorten or lengthen any time period under the Stockholder Rights Agreement, except that the Stockholder Rights Agreement may not be supplemented or amended to lengthen (1) a time period relating to when the Stockholder Rights may be redeemed at such time as when the Stockholder Rights are not then redeemable or (2) any other time period unless any such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Stockholder Rights under the Stockholder Rights Agreement. The foregoing notwithstanding, no amendment may be made to the Stockholder Rights Agreement at a time when the Stockholder Rights are not redeemable, except to cure any ambiguity or correct or supplement any provision contained in the Stockholder Rights Agreement that may be defective or inconsistent with any other provision therein.

The following description of Old NTL’s Capital Structure is that of NTL Incorporated, and relates to periods, prior to January 10, 2003.

Stock Splits

In January 2000, Old NTL declared a 5-for-4 stock split by way of a stock dividend with respect to its now canceled common stock. The record date for this dividend was January 31, 2000 and the payment date was February 3, 2000. Common stock amounts in the notes to consolidated financial statements and all per share data have been adjusted to reflect the stock splits.

Sales of Preferred Stock and Common Stock

In May 2000, in connection with the acquisition of certain assets of Cable & Wireless Communications plc, France Telecom paid £1,555.6 million ($2,327.6 million) for 42.2 million shares of Old NTL’s common stock and £1,244.4 million ($1,862.0 million) for 2.0 million shares of Old NTL’s now canceled 5% Cumulative Participating Convertible Preferred Stock.

Series Preferred Stock

In December 1998, Old NTL issued 52,000 shares of its now canceled 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”) in connection with an acquisition. Each share of Series B Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors. In June 2000, all of the outstanding shares of the Series B Preferred Stock were converted into 903,000 shares of Old NTL’s common stock.

The now canceled 5% Cumulative Participating Convertible Preferred Stock (“5% Preferred Stock”) had a stated value of $1,000 per share, was convertible into common stock at a conversion price of $80 per share and was redeemable ten years from the issue date, at Old NTL’s option, for cash, shares of common stock or a combination of both. The 5% Preferred Stock was redeemable by Old NTL on the earlier of seven years from the issue date or the date that is both four years from the issue date and after Old NTL’s common stock has traded above $96 per share for 25 consecutive trading days. Dividends were payable quarterly at Old NTL’s option in cash, common stock or additional shares of 5% Preferred Stock. As of December 31, 2002, Old NTL had accrued $304.5 million for dividends and had issued approximately 213,000 shares for $213.0 million of such accrued dividends.

At December 31, 2002 and 2001, the 5% Preferred Stock would have been convertible into an aggregate of 39.5 million shares and 37.0 million shares of Old NTL’s common stock, respectively.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Shareholder’s Equity (continued)

The changes in the number of shares of Series Preferred Stock, excluding the Redeemable Preferred Stock, were as follows:

	9.9%
	Series B	5.25%	5%

Balance, December 31, 1999	52,000	525,000	755,000
Issued for cash	—	—	2,000,000
Issued for dividends	—	3,000	103,000
Conversion into common stock	(52,000)	(528,000)	—

Balance, December 31, 2000	—	—	2,858,000
Issued for dividends	—	—	105,000

Balance, December 31, 2001 and 2002	—	—	2,963,000

Warrants

Old NTL had the following now canceled warrants outstanding as of December 31, 2002: (a) warrants to purchase an aggregate of 243,000 shares of common stock at $15.22 per share issued in 1996 that expire in 2006 (256,000 were originally issued), (b) warrants to purchase an aggregate of 997,000 shares of common stock at $27.77 per share issued in 1998 that expire in 2008 (1,197,000 were originally issued) and (c) warrants to purchase an aggregate of 1,875,000 shares of common stock at $53.76 per share issued in 1999 that expire in 2004 (1,875,000 were originally issued). These warrants were canceled on the Effective Date pursuant to the Plan.

Stock Options

All of Old NTL’s outstanding stock options were canceled on the Effective Date pursuant to the Plan. The stock option plans described below covered certain of the Company’s employees, as well as employees of the discontinued operations.

There were 335,000 shares and 2,733,000 shares of common stock reserved for issuance under the 1991 Stock Option Plan and the 1993 Stock Option Plan, respectively. These plans provided that incentive stock options (“ISOs”) would be granted at the fair market value of Old NTL’s common stock on the date of grant, and nonqualified stock options (“NQSOs”) would be granted at not less than 85% of the fair market value of Old NTL’s common stock on the date of grant. Options were exercisable as to 20% of the shares subject thereto on the date of grant and became exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remained an employee of Old NTL. Options expired ten years after the date of the grant.

There were 16,000 shares and 67,000 shares of common stock reserved for issuance under 1991 and 1993 Non-Employee Director Stock Option Plans, respectively. Under the terms of these plans, options would be granted to members of the Board of Directors who were not employees of Old NTL or any of its affiliates. These plans provided that all options would be granted at the fair market value of Old NTL’s common stock on the date of grant, and options would expire ten years after the date of the grant. Options were exercisable as to 20% of the shares subject thereto on the date of grant and became exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remained a director of Old NTL. Options expired ten years after the date of the grant.

There were 19,684,000 shares of common stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan. The exercise price of a NQSO would have been determined by the Compensation and Option Committee. Options were generally exercisable ratably over five to ten years while the optionee remained an employee of Old NTL. Options expired ten years after the date of the grant.

In December 2000, the Board of Directors of Old NTL approved the rescission of the exercise of ISOs for 156,000 shares of Old NTL’s common stock, and Old NTL returned cash of $1.1 million. The rescission was accounted for as a modification of the original options that resulted in a new measurement date. On the new measurement date, Old NTL recognized no compensation expense.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Shareholder’s Equity (continued)

Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if Old NTL had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000: risk-free interest rates of 4.47%, 4.47% and 5.30%, respectively, dividend yield of 0%, volatility factor of the expected market price of Old NTL’s common stock of .702, .702 and .385, respectively, and a weighted-average expected life of the option of 10 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Old NTL’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss and net loss per share for the years ended December 31, 2002, 2001 and 2000 are not likely to be representative of the pro forma effects on net loss and net loss per share in future years. Following is Old NTL’s pro forma information:

	Year Ended December 31,

	2002	2001	2000

	(in millions, except per share amounts)
Net (loss)	$(3,454.9)	$(14,241.3)	$(2,963.7)
Pro forma net (loss)	$(3,719.2)	$(14,509.6)	$(3,219.5)
Basic and diluted net (loss) per share	(13.02)	(52.78)	(14.54)
Basic and diluted pro forma net (loss) per share	(13.97)	(53.75)	(15.72)

A summary of Old NTL’s stock option activity and related information for the years ended December 31 follows:

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

	(in millions)		(in millions)		(in millions)
Outstanding — beginning of year	71.9	$36.13	61.4	$41.52	29.2	$24.60
Granted	—	—	14.3	12.55	34.8	54.90
Exercised	—	—	(1.1)	11.93	(2.1)	17.13
Forfeited	(3.7)	39.09	(2.7)	42.46	(0.5)	83.31

Outstanding — end of year	68.2	$36.06	71.9	$36.13	61.4	$41.52

Exercisable at end of year	34.3	$30.37	24.7	$27.50	16.3	$21.82

Weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 2002, 2001 and 2000 is $5.69, $5.69 and $32.19 respectively.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Shareholder’s Equity (continued)

The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2002:

	Stock Options Outstanding			Stock Options Exercisable

		Weighted-	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Options	Life	Price	Options	Price

	(in millions)			(in millions)
$0.35 to $9.36	4.4	3.1 Years	$5.434	4.3	$5.434
$10.00 to $18.40	14.8	4.2 Years	$11.136	8.0	$12.082
$19.86 to $27.84	12.9	6.6 Years	$23.395	8.2	$23.305
$28.06 to $35.64	0.6	6.3 Years	$30.372	0.5	$30.477
$36.12 to $40.19	0.8	7.2 Years	$38.823	0.5	$38.629
$42.44 to $47.44	13.0	7.4 Years	$44.437	4.5	$44.397
$48.38 to $53.76	4.6	6.6 Years	$50.383	3.2	$50.400
$57.60 to $63.63	16.6	6.8 Years	$63.409	4.7	$62.986
$68.20 to $75.56	0.1	7.1 Years	$75.413	0.1	$75.401
$91.13 to $97.50	0.4	7.1 Years	$93.713	0.3	$93.713

Total	68.2			34.3

As of December 31, 2002, Old NTL had 171.8 million shares of its common stock reserved for issuance upon the exercise of warrants and stock options and the conversion of debt and preferred stock, all of which have now been canceled.

20. Employee Benefit Plans

Cablecom operates a defined benefit pension plan in Switzerland. The assets of the Plan are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

20. Employee Benefit Plans (continued)

At December 31, 2002, the projected benefit obligations of Old NTL’s defined benefit pension plans exceeded the fair value of the plan assets by $44.5 million. The projected benefit obligations, accumulated benefit obligations and fair value of plan assets were $156.4 million, $125.1 million and $112.0 million, respectively, at December 31, 2002.

	Year Ended
	December 31,

	2002	2001

	(in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$145.7	$122.2
Disposition	(21.8)	—
Service cost	7.4	7.4
Interest cost	6.3	5.5
Actuarial losses (gains)	10.3	12.4
Benefits paid	(4.2)	(3.1)
Foreign currency exchange rate changes	12.7	1.2

Benefit obligation at end of year	$156.4	$145.6

Change in plan assets
Fair value of plan assets at beginning of year	$142.3	$151.0
Disposition	(15.8)	—
Actual return on plan assets	(30.9)	(15.0)
Company contributions	4.7	4.5
Plan participants’ contributions	3.5	3.4
Benefits paid	(4.2)	(3.1)
Foreign currency exchange rates changes	12.4	1.5

Fair value of plan assets at end of year	$112.0	$142.3

Funded status of the plan	$(44.5)	$(3.4)
Unrecognized net actuarial (gains) losses	61.3	17.8
Unrecognized transition obligation	0.5	0.8

Net amount recognized	$17.3	$15.2

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$16.8	$14.4
Accrued benefit liability	(30.5)	—
Intangible asset	1.0	0.8
Accumulated other comprehensive loss	30.0	—

Net amount recognized	$17.3	$15.2

	Year Ended December 31,

	2002	2001

Actuarial assumptions:
Discount rate	4.00%	4.50%
Rate of compensation increase	1.00%	2.00%
Expected long-term rate of return on plan assets	4.00%	5.50%

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

20. Employee Benefit Plans (continued)

The components of net pension costs are as follows:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Service cost	$7.4	$7.4	$6.1
Interest cost	6.3	5.5	5.5
Expected return on plan assets	(6.3)	(8.7)	(13.7)
Plan participants’ contributions	(3.5)	(3.4)	(2.8)
Net amortization and deferral	—	(0.5)	4.0

	$3.9	$0.3	$(0.9)

21. Leases

Future minimum annual payments at December 31, 2002 are as follows (in millions). The table reflects Old NTL’s contractual obligations.

Operating
Leases

Year ending December 31:
2003	$4.8
2004	5.1
2005	5.1
2006	5.3
2007	5.5
Thereafter	6.9

Total minimum lease payments	$32.7

Leases for buildings, office space and equipment extend through 2019. Total rental expense for the years ended December 31, 2002, 2001 and 2000 under operating leases was $7.0 million, $16.4 million and $10.0 million, respectively.

22. Commitments and Contingent Liabilities

At December 31, 2002, Old NTL was committed to pay approximately $121.8 million for equipment and services and for investments in and loans to affiliates. This amount included approximately $48.7 million for operations and other commitments from January 1, 2004 to 2013. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding fiscal years is as follows (in millions):

Year Ending December 31:

2003	$73.1
2004	9.2
2005	9.2
2006	1.4
2007	1.4

$94.3

The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

22. Commitments and Contingent Liabilities (continued)

Morgan Stanley

In connection with the bar date for filing of securities laws claims against the debtors pursuant to an order of the bankruptcy court, proofs of claim were filed against Old NTL, NTL Delaware and NTL Communications by Morgan Stanley Senior Funding Inc. for $11.4 million. These claims were asserted by Morgan Stanley Senior Funding Inc. in respect of alleged unpaid financing fees for commitments of capital made in 1999. The Company believes it has meritorious defenses to these claims and on May 8, 2003 filed an objection to these claims. At this time, the Company cannot predict the outcome of these claims.

B2 (Bredband) AG

On April 15, 2002, a funding request for approximately $20 million was received by Old NTL under the terms of the investment agreement relating to Old NTL’s investment in B2. Old NTL informed B2 and the other principal investors that it was not in a position to comply with the request for funding. The B2 investment agreement provides that if Old NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders’ agreement including its interest in B2.

On October 4, 2002, Old NTL filed a motion with the bankruptcy court to reject the B2 investment agreement and shareholders’ agreement under section 365 of the bankruptcy code, and the bankruptcy court subsequently authorized Old NTL’s rejection of the agreements. On November 8, 2002, B2 and the other principal shareholders filed proofs of claim with the bankruptcy court asserting their right to recover: (1) approximately $20 million from Old NTL in respect of the unpaid funding request; (2) unspecified damages for Old NTL’s failure to perform under the relevant agreements; and (3) unspecified costs and expenses incurred in the exercise of their remedies under the agreements, and reserved their other rights to avail themselves of any remedies under the agreements.

On April 30, 2003, NTL Delaware, together with its subsidiaries NTL Sweden SPV Inc. and Nogenta Swedish Acquisition Holding B.V., entered into an agreement with B2 and the other principal shareholders of B2 relating to, among other things, the transfer of the Company’s securities in B2. Under the agreement, the NTL Europe parties have agreed to transfer their interest in B2 to certain other shareholders of B2 in exchange for approximately $375,000 in cash or certain securities of a B2 affiliate and mutual releases among the parties relating to a dispute stemming from an April 15, 2002 funding request for approximately $20 million. In connection with the mutual releases, the agreement provides that B2 and the other principal shareholders will withdraw, or otherwise assist NTL Delaware in obtaining bankruptcy court denial of, the proofs of claim filed by B2 and the other principal shareholders in the bankruptcy court. The closing of this transaction is subject to customary closing conditions, but the NTL Europe releases are effective unless the NTL Europe parties breach their respective obligations under the agreement.

Cablecom

Cablecom is the principal borrower under an amended and restated credit agreement dated as of April 30, 2002 and effective as of May 2, 2002. Under the credit agreement, Cablecom and one of its subsidiaries are indebted in an amount of approximately CHF 3,792 million (which includes recent accrued interest payments). Although the credit facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances. In addition, Cablecom has been notified by the lenders that it is in default under the credit agreement. Accordingly, the lenders could seek to accelerate the maturity of the credit facility at any time.

Cablecom does not have the resources to repay the bank debt when it comes due, whether on the extended maturity date or upon the acceleration thereof. Further, as security for its guaranty of Cablecom’s obligations under the credit agreement, NTL Cablecom Holding GmbH, the parent entity of Cablecom, has pledged to the lenders all of the shares of Cablecom. Accordingly, upon the maturity of the credit facility, whether upon acceleration or otherwise, the lenders could seek to exercise their rights under the pledge. In such an event, although the Company would not be liable for any of Cablecom’s obligations, it would be deprived of all of its ownership interest in Cablecom.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

22. Commitments and Contingent Liabilities (continued)

In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law. If Cablecom is unsuccessful in consummating a transaction with its lenders to resolve that “overindebtedness” issue in the near future, the board of directors of Cablecom may be required to file for insolvency proceedings under Swiss law. Further, on April 9, 2003, in accordance with Swiss law, the board of directors of Cablecom received a letter from its auditors, Ernst & Young AG, notifying the board of Cablecom that Cablecom and some of its subsidiaries are “overindebted” and, if there is no consensual settlement on the overall financial restructuring of Cablecom or an extension of the maturity date or any other measures taken which would cure the “overindebtedness,” the board would be required to notify a Swiss court and deposit the balance sheets for Cablecom and its subsidiaries immediately, thereby commencing insolvency proceedings. If Cablecom files for insolvency proceedings, it is unlikely that the Company will retain any interest in Cablecom.

In order to seek to address the foregoing issues, Cablecom is currently in negotiations with its lenders regarding an overall financial restructuring of Cablecom. If consummated, such restructuring is expected to include a reduction in the amount of debt outstanding, an extension of maturity date of such debt and control of Cablecom being assumed by the lenders. As part of such negotiations, the “Company” is seeking to retain a small minority interest in Cablecom in consideration for its cooperation in permitting Cablecom to reach a consensual restructuring plan with its lenders. There is, however, no assurance that such negotiations will be successful. Further, whether or not such negotiations are successful, the Company expects to be deprived of the Company’s controlling interest in Cablecom in the near future. After such occurrence, the results of Cablecom will not be reported as part of the Company’s consolidated results of operations.

On May 1, 2003, Owl Creek Asset Management, L.P., one of Old NTL’s creditors, filed an amended complaint against CRT Capital Group LLC, New NTL and the Company in U.S. Bankruptcy Court for the Southern District of New York. The amended complaint concerns certain “when-issued” trades of New NTL’s common stock made by Owl Creek with CRT prior to a subsequent modification of Old NTL’s plan of reorganization. Under the modified plan, Old NTL’s creditors were entitled to receive only one-fourth the number of shares of New NTL common stock contemplated prior to the modification. Therefore, certain holders of New NTL common stock sold more stock on the “when-issued” market than they ultimately received under the amended plan. On January 16, 2003, the bankruptcy court entered an order providing that sellers of New NTL’s common stock on the “when-issued” market may settle such trades by reducing the number of shares traded in each such transaction by 25% and increasing the per share purchase price for such shares by 400%. The order provided that buyers in such trades were required to accept such a settlement, but the order was dissolved on February 5, 2003. In addition to its claims against CRT, Owl Creek has asserted claims against New NTL and the Company for breach of fiduciary duty, gross negligence, breach of contract, promissory estoppel, contribution and indemnification, alleging that Old NTL’s creditors should have been better informed of the changes to New NTL’s common stock under the plan. Since the securities that are the subject of the complaint are those of New NTL, the Company does not believe that it has any material exposure with respect to this claim.

23. Geographic Information

	United States	Switzerland	Other	Total

	(in millions)
2002
Revenues	$—	$401.6	$34.3	$435.9
Long-lived assets	22.6	2,196.8	73.4	2,292.8
2001
Revenues	$—	$329.2	$62.4	$391.6
Long-lived assets	41.7	2,631.6	364.2	3,037.5
2000
Revenues	$—	$202.5	$24.3	$226.8
Long-lived assets	25.1	3,828.1	923.6	4,776.8

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

24. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization

The following consolidating financial statements of Old NTL and subsidiaries as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is being provided pursuant to AICPA Statement of Position 90-7. Old NTL, NTL Delaware, NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. are included in Entities in Reorganization. All other wholly owned direct and indirect subsidiaries of Old NTL are included in Entities Not in Reorganization.

(in millions)

	Year Ended December 31, 2002

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

Revenue	$—	$435.9	$—	$435.9
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	175.4	—	175.4
Selling, general and administrative expenses	3.7	143.7	(8.6)	138.8
Asset impairments	—	854.3	—	854.3
Other charges	—	3.5	—	3.5
Corporate expenses	11.7	(0.2)	—	11.5
Depreciation	0.7	222.0	—	222.7
Amortization	13.1	82.4	—	95.5

	29.2	1,481.1	(8.6)	1,501.7

Operating loss	(29.2)	(1,045.2)	8.6	(1,065.8)
Other income (expense)
Interest income and other, net	(2.1)	(13.3)	4.4	(11.0)
Interest expense (contractual interest of $223.5 (2002))	(28.1)	(128.0)	—	(156.1)
Share of (losses) from equity investments	(2,787.4)	(22.4)	2,558.5	(251.3)
Other gains (losses)	1.1	1.9	—	3.0
Foreign currency transaction gains	9.3	—	—	9.3

(Loss) before recapitalization items, income taxes and discontinued operations	(2,836.4)	(1,207.0)	2,571.5	(1,471.9)
Recapitalization items, net	0.4	(5.2)	—	(4.8)

(Loss) before income taxes and discontinued operations	(2,836.0)	(1,212.2)	2,571.5	(1,476.7)
Income tax (expense) benefit	3.3	129.4	(4.6)	128.1

(Loss) from continuing operations	(2,832.7)	(1,082.8)	2,566.9	(1,348.6)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(7,017.7)	(1,737.4)	6,654.5	(2,100.6)
(Loss) gain on sales of discontinued operations, net of taxes	1.8	31.4	(38.9)	(5.7)

(Loss) from discontinued operations	(7,015.9)	(1,706.0)	6,615.6	(2,106.3)

Net (loss)	$(9,848.6)	$(2,788.8)	$9,182.5	$(3,454.9)

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

24. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization (continued)

(in millions)

	Year Ended December 31, 2001

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

Revenue	$—	$391.6	$—	$391.6
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	170.4	—	170.4
Selling, general and administrative expenses	5.9	180.2	(8.1)	178.0
Asset impairments	—	887.0	25.1	912.1
Other charges	—	12.2	—	12.2
Corporate expenses	42.2	0.3	—	42.5
Depreciation	2.6	165.4	(13.6)	154.4
Amortization	3.1	385.1	45.2	433.4

	53.8	1,800.6	48.6	1,903.0

Operating loss	(53.8)	(1,409.0)	(48.6)	(1,511.4)
Other income (expense)
Interest income and other, net	10.4	14.6	(4.6)	20.4
Interest expense	(74.3)	(126.1)	5.3	(195.1)
Share of (losses) from equity investments	(3,973.4)	(40.6)	3,354.0	(660.0)
Other gains (losses)	(109.3)	50.8	(0.4)	(58.9)
Foreign currency transaction (losses)	(10.1)	(4.1)	(0.1)	(14.3)

(Loss) before recapitalization items, income taxes and discontinued operations	(4,210.5)	(1,514.4)	3,305.6	(2,419.3)
Recapitalization items, net	—	—	—	—

(Loss) before income taxes and discontinued operations	(4,210.5)	(1,514.4)	3,305.6	(2,419.3)
Income tax benefit	2.4	48.5	—	50.9

(Loss) from continuing operations	(4,208.1)	(1,465.9)	3,305.6	(2,368.4)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(36,554.0)	(11,562.3)	36,243.4	(11,872.9)
Gain on sale of discontinued operations, net of taxes	—	—	—	—

(Loss) from discontinued operations	(36,554.0)	(11,562.3)	36,243.4	(11,872.9)

Net (loss)	$(40,762.1)	$(13,028.2)	$39,549.0	$(14,241.3)

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

24. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization (continued)

(in millions)

	Year Ended December 31, 2000

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

Revenue	$—	$226.8	$—	$226.8
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	88.9	—	88.9
Selling, general and administrative expenses	—	103.1	—	103.1
Asset impairments	—	—	—	—
Other charges	—	—	—	—
Corporate expenses	23.9	(0.1)	—	23.8
Depreciation	2.3	99.3	(14.2)	87.4
Amortization	2.7	282.0	14.6	299.3

	28.9	573.2	0.4	602.5

Operating loss	(28.9)	(346.4)	(0.4)	(375.7)
Other income (expense)
Interest income and other, net	40.0	(2.5)	8.0	45.5
Interest expense	(68.6)	(84.0)	12.9	(139.7)
Share of (losses) from equity investments	(997.4)	—	950.7	(46.7)
Other gains (losses)	—	—	—	—
Foreign currency transaction gains	(61.1)	—	(1.4)	(62.5)

(Loss) before recapitalization items, income taxes and discontinued operations	(1,116.0)	(432.9)	969.8	(579.1)
Recapitalization items, net	—	—	—	—

(Loss) before income taxes and discontinued operations	(1,116.0)	(432.9)	969.8	(579.1)
Income tax (expense) benefit	0.3	23.2	(0.6)	22.9

(Loss) from continuing operations	(1,115.7)	(409.7)	969.2	(556.2)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(7,643.9)	(1,868.8)	7,105.2	(2,407.5)
(Loss) gain on sale of discontinued operations, net of taxes	—	—	—	—

(Loss) from discontinued operations	(7,643.9)	(1,868.8)	7,105.2	(2,407.5)

Net (loss)	$(8,759.6)	$(2,278.5)	$8,074.4	$(2,963.7)

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

24. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization (continued)

(in millions)

	December 31, 2002

		Entities Not
	Entities in	in
Balance Sheets	Reorganization	Reorganization	Adjustments	Consolidated

Current assets	$241.4	$386.7	$(39.6)	$588.5
Discontinued operations	809.6	12,692.6	(534.1)	12,968.1
Investments in and loans to affiliates, net	23,001.2	16.1	(23,004.3)	13.0
Fixed and noncurrent assets	67.5	2,213.5	(1.2)	2,279.8

Total assets	$24,119.7	$15,308.9	$(23,579.2)	$15,849.4

Current liabilities	$12.2	$5,399.9	$(2,271.9)	$3,140.2
Discontinued operations	13,331.4	14,764.0	(10,139.2)	17,956.2
Noncurrent liabilities	12,838.0	356.3	(12,835.6)	358.7
Liabilities subject to compromise	4,310.4	—	(16.3)	4,294.1
Shareholders’ (deficiency)	(6,372.3)	(5,211.3)	1,683.8	(9,899.8)

Total liabilities and shareholders’ (deficiency)	$24,119.7	$15,308.9	$(23,579.2)	$15,849.4

	December 31, 2001

		Entities Not
	Entities in	in
Balance Sheets	Reorganization	Reorganization	Adjustments	Consolidated

Current assets	$134.3	$833.3	$(477.2)	$490.4
Discontinued operations	414.0	12,713.6	203.4	13,331.0
Investments and loans to affiliates, net	5,962.3	56.9	(5,751.4)	267.8
Fixed and noncurrent assets	78.3	2,655.5	35.9	2,769.7

Total assets	$6,588.9	$16,259.3	$(5,989.3)	$16,858.9

Current liabilities	$186.8	$4,802.3	$(1,108.9)	$3,880.2
Discontinued operations	9,598.8	12,748.7	(5,921.3)	16,426.2
Noncurrent liabilities	10,670.7	272.8	(7,848.6)	3,094.9
Liabilities subject to compromise	—	—	—	—
Shareholders’ (deficiency)	(13,867.4)	(1,564.5)	8,889.5	(6,542.4)

Total liabilities and shareholders’ (deficiency)	$6,588.9	$16,259.3	$(5,989.3)	$16,858.9

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

24. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization (continued)

(in millions)

	Year Ended December 31, 2002

		Entities Not
	Entities in	in
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(4,517.3)	$285.4	$4,387.0	$155.1
Net cash provided by (used in) investing activities	4,317.8	(826.1)	(4,084.0)	(592.3)
Net cash provided by financing activities	230.4	733.3	(302.8)	660.9
Effect of exchange rate changes on cash and cash equivalents	—	51.2	—	51.2

Increase in cash and cash equivalents	30.9	243.8	0.2	274.9
Cash and cash equivalents at beginning of year – continuing operations	127.3	101.0	—	228.3
Cash and cash equivalents at beginning of year – discontinued operations	78.9	197.4	—	276.3
Cash and cash equivalents at end of year – discontinued operations	(56.3)	(445.7)	—	(502.0)

Cash and cash equivalents at end of year – continuing operations	$180.8	$96.5	$0.2	$277.5

	Year Ended December 31, 2001

		Entities Not
	Entities in	in
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(24,348.7)	$814.1	$22,936.8	$(597.8)
Net cash provided by (used in) investing activities	22,332.3	(2,093.4)	(22,338.7)	(2,099.8)
Net cash provided by financing activities	1,982.1	1,249.8	(598.0)	2,633.9
Effect of exchange rate changes on cash and cash equivalents	—	(11.1)	—	(11.1)

(Decrease) in cash and cash equivalents	(34.3)	(40.6)	0.1	(74.8)
Cash and cash equivalents at beginning of year – continuing operations	71.8	54.7	(0.1)	126.4
Cash and cash equivalents at beginning of year – discontinued operations	168.7	284.3	—	453.0
Cash and cash equivalents at end of year – discontinued operations	(78.9)	(197.4)	—	(276.3)

Cash and cash equivalents at end of year – continuing operations	$127.3	$101.0	$—	$228.3

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

24. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization (continued)

(in millions)

	Year Ended December 31, 2000

		Entities Not
	Entities in	in
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(5,323.1)	$1,049.4	$3,983.5	$(290.2)
Net cash provided by (used in) investing activities	(12,922.0)	(7,159.6)	6,653.4	(13,428.2)
Net cash provided by financing activities	16,096.1	6,269.2	(10,636.9)	11,728.4
Effect of exchange rate changes on cash and cash equivalents	(12.2)	(15.8)	0.2	(27.8)

Increase (decrease) in cash and cash equivalents	(2,161.2)	143.2	0.2	(2,017.8)
Cash and cash equivalents at beginning of year – continuing operations	1,501.4	9.1	(0.3)	1,510.2
Cash and cash equivalents at beginning of year – discontinued operations	900.3	186.7	—	1,087.0
Cash and cash equivalents at end of year – discontinued operations	(168.7)	(284.3)	—	(453.0)

Cash and cash equivalents at end of year – continuing operations	$71.8	$54.7	$(0.1)	$126.4

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

25. Quarterly Financial Information (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001.

	(in millions)

	2002(1,2)

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	Total

Revenues	$88.6	$100.2	$109.7	$137.4	$435.9
Operating (loss)	(61.4)	(83.8)	(64.1)	(856.5)	(1,065.8)
(Loss) from continuing operations	(135.4)	(147.7)	(152.9)	(912.6)	(1,348.6)
(Loss) from discontinued operations	(470.5)	(408.4)	(295.9)	(931.5)	(2,106.3)
Net (loss)	(605.9)	(556.1)	(448.8)	(1,844.1)	(3,454.9)
Preferred stock dividends	(98.4)	(43.5)	(1.6)	(1.6)	(145.1)
Net (loss) available to common shareholders	(704.3)	(599.6)	(450.4)	(1,845.7)	(3,600.0)
Basic and diluted net loss per share:
(Loss) from continuing operations	$(0.85)	$(0.69)	$(0.56)	$(3.30)	$(5.40)
(Loss) from discontinued operations	(1.70)	(1.48)	(1.07)	(3.37)	(7.62)

Net (loss) per common share	$(2.55)	$(2.17)	$(1.63)	$(6.67)	$(13.02)

Weighted average shares	276.6	276.6	276.6	276.6	276.6

	(in millions)

	2001(1,3)

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,	Total

Revenues	$93.1	$92.8	$79.4	$126.3	$391.6
Operating (loss)	(124.1)	(137.6)	(139.8)	(1,109.9)	(1,511.4)
(Loss) from continuing operations	(205.8)	(227.4)	(220.4)	(1,714.8)	(2,368.4)
(Loss) from discontinued operations	(837.1)	(801.8)	(811.1)	(9,422.9)	(11,872.9)
Net (loss)	(1,042.9)	(1,029.2)	(1,031.5)	(11,137.7)	(14,241.3)
Preferred stock dividends	(65.1)	(75.8)	(88.7)	(96.1)	(325.7)
Net (loss) available to common shareholders	(1,108.0)	(1,105.0)	(1,120.2)	(11,233.8)	(14,567.0)
Basic and diluted net loss per share:
(Loss) from continuing operations	$(0.99)	$(1.10)	$(1.11)	$(6.56)	$(9.76)
(Loss) from discontinued operations	(3.05)	(2.90)	(2.93)	(34.14)	(43.02)

Net (loss) per common share	$(4.04)	$(4.00)	$(4.04)	$(40.70)	$(52.78)

Weighted average shares	274.5	276.3	276.5	276.6	276.0

(1)	As more fully described in Notes 1, 2 and 3 to the Consolidated Financial Statements, on May 8, 2002, Old NTL filed the Plan which became effective on January 10, 2003. Under the terms of the Plan, the operations of New NTL have been accounted for as a discontinued operation of the Company, beginning with the quarter ended September 30, 2002 and, accordingly, its operating results have been excluded from the Company’s results from continuing operations for the periods presented. In addition, the operating results for NTL Australia and Rediffusion also qualified for discontinued operations treatment (because both units were sold during the current year) for all periods presented.

(2)	During the fourth quarter of 2002, the Company recorded an asset impairment charge of $838.8 million, which was associated with a goodwill impairment provision at Cablecom. The fourth quarter loss in 2002 from discontinued operations also included an asset impairment charge of $418.5 million and a restructuring charge of $99.2 million relating to the operations of New NTL.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

(3)	During the fourth quarter of 2001, the Company recorded an asset impairment charge of $912.1 million, which was associated with a goodwill impairment provision at Cablecom and the write-down of various long-term assets at Premium TV. The fourth quarter loss in 2001 from discontinued operations also included an asset impairment charge of $8,161.6 million and a restructuring charge of $202.8 million relating to the operations of New NTL.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant
Condensed Balance Sheets
(dollars in millions)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$70.4	$124.3
Marketable securities	4.3	—
Other	0.4	0.5

Total current assets	75.1	124.8
Deferred financing costs, net of accumulated amortization of $0.7 (2002) and $0.3 (2001)	3.5	3.9
Note receivable from CoreComm Limited, net of allowance of $17.6 (2002) and $7.0 (2001)	—	9.2
Other assets	—	0.5

Total assets	$78.6	$138.4

Liabilities and shareholders’ (deficiency)
Liabilities not subject to compromise
Current liabilities	$2.7	$148.1
Liabilities subject to compromise	3,066.7	—
Investments in and loans to discontinued operations	4,986.1	3,095.2
Investments in and loans to affiliates, net	1,922.9	663.8
Long-term debt	—	—
Redeemable preferred stock	—	2,773.7
Shareholders’ (deficiency):
Common stock	2.8	2.8
Additional paid-in capital	13,574.9	13,720.0
Accumulated other comprehensive (loss)	(830.2)	(1,072.8)
(Deficit)	(22,647.3)	(19,192.4)

	(9,899.8)	(6,542.4)

Total liabilities and shareholders’ (deficiency)	$78.6	$138.4

See accompanying notes.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant (continued)
Condensed Statements of Operations
(dollars in millions)

	Year Ended December 31,

	2002	2001	2000

Cost and expenses
Corporate expenses	$11.1	$29.4	$9.4
Amortization	0.4	0.3	—

Operating (loss)	(11.5)	(29.7)	(9.4)
Other income (expense)
Interest income and other, net	(7.8)	4.7	10.9
Interest expense (contractual interest of $25.3 (2002))	(3.8)	(5.3)	—
Foreign currency transaction gains (losses)	0.2	(0.4)	1.9

(Loss) income before recapitalization items, income taxes, equity in net (loss) of subsidiaries and discontinued operations	(22.9)	(30.7)	3.4
Recapitalization items, net	6.6	—	—

(Loss) income before income taxes, equity in net (loss) of subsidiaries and discontinued operations	(16.3)	(30.7)	3.4
Income tax (expense) benefit	(1.3)	—	0.3

(Loss) income before equity in net (loss) of subsidiaries	(17.6)	(30.7)	3.7
Equity in net (loss) of subsidiaries	(1,331.0)	(2,337.7)	(559.9)

(Loss) from continuing operations	(1,348.6)	(2,368.4)	(556.2)
Discontinued operations:
(Loss) from discontinued operations, net of income tax benefit of $26.3 (2002), $114.1 (2001) and $88.1 (2000)	(2,100.6)	(11,872.9)	(2,407.5)
Net (loss) on sales of discontinued operations, net of income tax expense of $4.6 (2002)	(5.7)	—	—

(Loss) from discontinued operations	(2,106.3)	(11,872.9)	(2,407.5)

Net (loss)	(3,454.9)	(14,241.3)	(2,963.7)
Preferred stock dividends (contractual dividends of $370.6 (2002))	(145.1)	(325.7)	(194.0)

Net (loss) available to common shareholders	$(3,600.0)	$(14,567.0)	$(3,157.7)

See accompanying notes.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant (continued)
Condensed Statements of Cash Flows
(dollars in millions)

	Year Ended December 31,

	2002	2001	2000

Net cash (used in) operating activities	$(2,109.0)	$(11,873.3)	$(2,407.3)
Investing activities
Purchase of marketable securities	(29.4)	—	(96.9)
Proceeds from sales of marketable securities	25.2	60.3	202.6
Investments in and loans to affiliates	(91.2)	(200.6)	2,466.8
(Increase) decrease in other assets	(1.8)	0.1	—
Due from CoreComm Limited	—	(15.0)	—
Distribution to NTL (Delaware), Inc.	—	—	(4.3)

Net cash (used in) provided by continuing operations	(97.2)	(155.2)	2,568.2
Net cash provided by (used in) discontinued operations	2,152.3	11,974.7	(4,288.1)

Net cash provided by (used in) investing activities	2,055.1	11,819.5	(1,719.9)
Financing activities
Proceeds from borrowings, net of financing costs	—	95.9	—
Proceeds from issuance of common stock	—	13.0	2,327.6
Proceeds from exercise of stock options and warrants	—	—	6.8
Proceeds from issuance of preferred stock	—	—	1,862.0

Net cash provided by continuing operations	—	108.9	4,196.4
Net cash provided by discontinued operations	—	—	—

Net cash provided by financing activities	—	108.9	4,196.4
(Decrease) increase in cash and cash equivalents	(53.9)	55.1	69.2
Cash and cash equivalents at beginning of year	124.3	69.2	—

Cash and cash equivalents at end of year	$70.4	$124.3	$69.2

Supplemental disclosure of cash flow information
Cash paid for interest	$2.5	$3.1	$—
Supplemental schedule of non-cash financing activities
Accretion of dividends and discount on preferred stock	$145.1	$220.8	$78.1
Conversion of notes, net of unamortized deferred financing Costs	—	128.3	—
Common stock issued for acquisitions	—	4.3	—
Redeemable preferred stock issued for investment in affiliates	—	518.0	—
Conversion of series preferred stock	—	—	7.6

See accompanying notes.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant (continued)
Notes to Condensed Financial Statements

1. Corporate Restructuring

The accompanying financial statements do not reflect any adjustments in connection with the emergence of NTL Europe, Inc. (“NTL Europe” or the “Company”) from Chapter 11 reorganization.

On May 8, 2002, the entity then known as “NTL Incorporated” (“Old NTL”) and certain of its subsidiaries as of that time each filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. Old NTL’s operating subsidiaries were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003 (the “Effective Date”) at which time the Company emerged from Chapter 11 reorganization.

Pursuant to the Plan, Old NTL and its subsidiaries were split into two separate companies. The entity formerly known as “NTL Incorporated” was renamed “NTL Europe, Inc.” and became the holding company for Old NTL’s European and certain other assets. The entity formerly known as “NTL Communications Corp.” was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets (“New NTL”). Pursuant to the Plan, all of the outstanding securities of Old NTL and certain of its subsidiaries were canceled, and the Company issued shares of its common stock, par value $0.01 per share (the “Common Stock”), and 10% Fixed Coupon Redeemable Preferred Stock, Series A, par value $0.01 per share (with a $50.00 liquidation preference per share) (the “Preferred Stock”) and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan. New NTL is an independent entity which is no longer owned by or affiliated with the Company.

Historical Structure of the Company

On May 18, 2000, the entity formerly known as “NTL Incorporated” (currently named “NTL (Delaware), Inc.” (“NTL Delaware”)) completed a corporate restructuring to create a holding company structure. The formation of the holding company was part of NTL Delaware’s acquisition of certain assets of Cable & Wireless Communications plc (“CWC”). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Delaware at the effective time of the merger became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company was called “NTL Incorporated” (which is now known as “NTL Europe, Inc.”) and the holding company’s subsidiary simultaneously changed its name to “NTL (Delaware), Inc.”

The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

2. Basis of Presentation

In the Company’s condensed financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company’s share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant (continued)
Notes to Condensed Financial Statements

3. Liabilities Subject to Compromise

Liabilities subject to compromise consist of the following:

December 31,
2002

(in millions)
Accounts payable	$0.3
Interest payable	3.2
Dividends payable	109.9
Redeemable preferred stock:
Cumulative Convertible Preferred Stock	2,077.3
Variable Coupon Redeemable Preferred Stock	484.2
6.5% Redeemable Preferred Stock	98.4
13% Senior Redeemable Exchangeable Preferred Stock	193.4
Long term debt:
NTL Europe, Inc.:
5 3/4% Convertible Subordinated Notes	100.0

Total	$3,066.7

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding preferred stock of Old NTL and long-term debt of Old NTL were canceled.

4. Redeemable Preferred Stock

All of Old NTL’s redeemable preferred stock was canceled on the Effective Date pursuant to the Plan.

Dividends on the Cumulative Convertible Preferred Stock, Series A (“Convertible Preferred Stock”) were payable quarterly in additional shares of Convertible Preferred Stock, at the following quarterly dividend rates: (i) from September 12, 2001 through March 26, 2002, $13.44 per share, (ii) from March 27, 2002 through March 26, 2003, $21.23 per share and (iii) from March 27, 2003 through March 26, 2004, $26.61 per share. In March 2002, Old NTL elected to delay the conversion of the Convertible Preferred Stock until at least March 27, 2003. The Convertible Preferred Stock had a stated value and liquidation preference of $1,075.17 per share and was mandatorily redeemable for cash by Old NTL on March 27, 2009. Holders of Convertible Preferred Stock other than any commercial bank or their affiliates had the option to elect, subject to some conditions, to exchange their Convertible Preferred Stock for up to a 50% interest in an entity holding Old NTL’s Swiss operations.

Dividends on the Variable Coupon Redeemable Preferred Stock, Series A (“Variable Coupon Redeemable Preferred Stock”) were payable quarterly at Old NTL’s option in cash or additional shares of Variable Coupon Redeemable Preferred Stock, at a quarterly rate based on a quotient of (x) the sum of (1) the EURIBOR Rate in effect on the first day of every dividend period plus (2) 2.5% over (y) four, per share. The Variable Coupon Redeemable Preferred Stock had a stated value and liquidation preference of $10,000 per share and was mandatorily redeemable for cash by Old NTL on May 18, 2002. Old NTL’s 27% interest in Noos was pledged to France Telecom to secure the mandatory redemption obligation under its Variable Coupon Redeemable Preferred Stock.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant (continued)
Notes to Condensed Financial Statements

4. Redeemable Preferred Stock (continued)

Dividends on the 6.5% Fixed Coupon Redeemable Preferred Stock, Series A (“6.5% Redeemable Preferred Stock”) were cumulative and were payable at a rate of 6.5% per annum in cash upon redemption. The 6.5% Redeemable Preferred Stock had a stated value and liquidation preference of $10,000 per share and was mandatorily redeemable for cash by Old NTL on May 18, 2007.

Dividends on the 13% Senior Redeemable Exchangeable Preferred Stock (the “Redeemable Preferred Stock”) accrued at 13% per annum ($130 per share) and were payable quarterly in arrears. Dividends accruing on or prior to February 15, 2004 may, at the option of Old NTL, be paid in cash, by the issuance of additional Redeemable Preferred Stock or in any combination of the foregoing. The Redeemable Preferred Stock was redeemable, at Old NTL’s option, in whole or in part, at any time on or after February 15, 2002 at a redemption price of 106.5% of the liquidation preference of $1,000 per share that declined annually to 100% in 2005, in each case together with accrued and unpaid dividends to the redemption date. The Redeemable Preferred Stock was subject to mandatory redemption on February 15, 2009.

5. Note Payable to NTL Incorporated

On September 28, 2001, NTL Communications Corp. loaned Old NTL $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

6. Other

No cash dividends were paid to Old NTL by subsidiaries for the years ended December 31, 2002 and 2001 and during the period from May 18, 2000 to December 31, 2000.

Old NTL was a joint obligor for the NTL Delaware 5-3/4% Convertible Subordinated Notes due December 15, 2009 and for the NTL Communications Corp. 7% Convertible Subordinated Notes due December 15, 2008. Old NTL was a co-obligor on a subordinated basis for the NTL Communications Corp. 6-3/4% Convertible Senior Notes due May 15, 2008.

NTL Europe, Inc. (formerly NTL Incorporated) (Debtor-in-Possession)
Schedule II — Valuation and Qualifying Accounts

Col. A	Col. B	Col. C		Col. D		Col. E

		Additions

			(2)
		(1)	Charged
	Balance at	Charged	to
	Beginning	to	Other	(Deductions)		Balance
	of	Costs and	Accounts	/Additions		at End
Description	Period	Expenses	Describe	Describe		of Period

Year ended December 31, 2002
Allowance for doubtful accounts	$6.6	$7.2	$—	$(4.4	)(a)	$9.4

Allowance for loans receivable	$37.2	$21.0	$—	$(40.6	)(b)	$17.6

Year ended December 31, 2001
Allowance for doubtful accounts	$6.2	$2.5	$—	$(2.1	)(c)	$6.6

Allowance for loans receivable	$—	$37.2	$—	$—		$37.2

Year ended December 31, 2000
Allowance for doubtful accounts	$0.7	$0.4	$—	$5.1	(d)	$6.2

(a)	Uncollectible accounts written-off, net of recoveries of $5.9 million, offset by $1.5 million foreign currency exchange translation adjustments.

(b)	Write off of loan receivable from Football League Joint Venture.

(c)	Uncollectible accounts written-off, net of recoveries of $2.0 million and $0.1 million foreign currency translation adjustments.

(d)	Recoveries, net of uncollectible accounts written-off of $1.2 million plus $0.2 million foreign currency exchange translation adjustments and $3.7 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries

Consolidated Financial Statements and Financial Statement Schedules

[remainder of page intentionally left blank]

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder
NTL (Delaware), Inc.

We have audited the consolidated balance sheets of NTL (Delaware), Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholder’s (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedules listed in the Index at page F-1. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL (Delaware), Inc. and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 5, the Company changed its method of accounting for goodwill and other intangibles effective January 1, 2002.

/s/ ERNST & YOUNG LLP

New York, New York
May 28, 2003

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Consolidated Balance Sheets
(dollars in millions)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$204.9	$91.0
Marketable securities	13.1	—
Accounts receivable — trade, less allowance for doubtful accounts of $9.4 (2002) and $6.6 (2001)	240.7	192.1
Affiliate Receivable	35.1	5.5
Other	48.7	66.7
Discontinued operations	12,974.0	13,492.6

Total current assets	13,516.5	13,847.9
Fixed assets, net	1,681.9	1,494.6
Goodwill	220.1	959.8
Customer lists, net of accumulated amortization of $171.4 (2002) and $91.1 (2001)	62.8	104.1
Investments in and loans to affiliates, net	7.8	216.1
Deferred tax asset	200.9	20.4
Other assets, net of accumulated amortization of $61.7 (2002) and $24.7 (2001)	117.3	175.8

Total assets	$15,807.3	$16,818.7

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Consolidated Balance Sheets — continued
(dollars in millions)

	December 31,

	2002	2001

Liabilities and shareholder’s (deficiency)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$48.3	$36.3
Accrued expenses and other	87.4	111.2
Interest payable	43.5	48.4
Deferred revenue	235.6	173.2
Affiliate payable	7.8	34.9
Current portion of long-term debt	2,719.3	3,360.2
Discontinued operations (including liabilities subject to compromise of $10,157.8)	17,973.2	16,430.6

Total current liabilities	21,115.1	20,194.8
Long-term debt	—	—
Other	164.8	123.1
Deferred income taxes	231.6	164.6
Commitments and contingent liabilities
Liabilities subject to compromise	1,243.7	—
Shareholder’s (deficiency):
Common stock — $.01 par value; authorized 100 shares; issued and outstanding 11 shares (2002 and 2001)	—	—
Additional paid-in capital	16,193.8	16,070.1
Accumulated other comprehensive (loss)	(821.9)	(1,072.7)
(Deficit)	(22,319.8)	(18,661.2)

	(6,947.9)	(3,663.8)

Total liabilities and shareholder’s (deficiency)	$15,807.3	$16,818.7

See accompanying notes.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Operations
(dollars in millions, except per share amounts)

	Year Ended December 31,

	2002	2001	2000

Revenues	$432.2	$387.8	$226.8
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	160.2	161.6	88.9
Selling, general and administrative expenses	149.8	183.8	103.1
Asset impairments	854.3	485.8	—
Other charges	3.5	12.1	—
Corporate expenses	0.6	12.8	14.5
Depreciation	222.6	168.0	87.4
Amortization	95.1	388.0	299.3

	1,486.1	1,412.1	593.2

Operating (loss)	(1,053.9)	(1,024.3)	(366.4)
Other income (expense)
Interest income and other, net	(6.3)	22.2	34.1
Interest expense (contractual interest of $198.2 (2002))	(155.7)	(189.9)	(139.7)
Share of (losses) from equity investments	(199.2)	(619.9)	(46.3)
Other gains (losses)	3.0	(59.3)	—
Foreign currency transaction gains (losses)	9.0	(13.7)	(64.4)

(Loss) before recapitalization items, income taxes and discontinued operations	(1,403.1)	(1,884.9)	(582.7)
Recapitalization items, net	(4.8)	—	—

(Loss) before income taxes and discontinued operations	(1,407.9)	(1,884.9)	(582.7)
Income tax benefit (expense)	129.4	51.0	23.2

(Loss) from continuing operations	(1,278.5)	(1,833.9)	(559.5)
Discontinued operations:
(Loss) from discontinued operations, net of income tax benefit of $26.3 (2002), $114.1 (2001) and $88.1 (2000)	(2,374.4)	(11,872.9)	(2,407.5)
Net (loss) on sales of discontinued operations, net of income tax expense of $4.6 (2002)	(5.7)	—	—

(Loss) from discontinued operations	(2,380.1)	(11,872.9)	(2,407.5)

Net (loss)	$(3,658.6)	$(13,706.8)	$(2,967.0)

See accompanying notes.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Consolidated Statement of Shareholder’s (Deficiency) Equity
(dollars in millions)

	Series Preferred
	Stock $.01 Par			Common Stock
	Value			$.01 Par Value			Additional
							Paid-In	Comprehensive
	Shares	Par		Shares	Par		Capital	(Loss)

							(Dollars in millions)
Balance, December 31, 1999	1,332,000		—	132,416,000		1.3	$4,125.1
Exercise of stock options				1,775,000		—	32.2
Exercise of warrants				192,000		—	5.1
Conversion of series preferred stock	(528,000)		—	8,229,000		0.1	(0.1)
Preferred stock issued for dividends	9,000						9.4
Accreted dividends on preferred stock	13,000		—				(20.0)
Accretion of discount on preferred stock							(0.1)
Contribution from NTL Incorporated							11,644.1
Corporate restructuring	(826,000)		—	(142,611,989)		(1.4)
Comprehensive Loss:
Net loss for the year ended December 31, 2000								$(2,967.0)
Currency translation adjustment								(432.7)
Unrealized net losses on investments								(14.2)

Total								$(3,413.9)

Balance, December 31, 2000	—		—	11		—	15,795.7
Contribution from NTL Incorporated, net							243.8
Non-cash compensation							30.6
Comprehensive loss:
Net loss for the year ended December 31, 2001								$(13,706.8)
Currency translation adjustment								(607.6)
Unrealized net losses on investments								(1.1)
Unrealized net losses on derivatives								(15.0)

Total								$(14,330.5)

Balance, December 31, 2001	—	$		11	$		$16,070.1
Contribution from NTL Incorporated, net							123.7
Net loss for the year ended December 31, 2002								$(3,658.6)
Currency translation adjustment								280.6
Reclassification adjustment								15.3
Additional minimum pension liability								(30.0)
Unrealized net losses on derivatives								(15.1)

Total								$(3,407.8)

Balance, December 31, 2002	—		$—	11		$—	$16,193.8

See accompanying notes.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Consolidated Statement of Shareholder’s (Deficiency) Equity
(dollars in millions)

	Accumulated Other Comprehensive (Loss)

		Unrealized	Unrealized
	Foreign	Net Losses	Net Losses	Minimum
	Currency	On	On	Pension
	Translation	Investments	Derivatives	Liability	(Deficit)

Balance, December 31, 1999	$(2.1)				$(1,987.4)
Exercise of stock options
Exercise of warrants
Conversion of series preferred stock
Preferred stock issued for dividends
Accreted dividends on preferred stock
Accretion of discount on preferred stock
Contribution from NTL Incorporated
Corporate restructuring
Comprehensive Loss:
Net loss for the year ended December 31, 2000					(2,967.0)
Currency translation adjustment	(432.7)
Unrealized net losses on investments		$(14.2)
Total
Balance, December 31, 2000	(434.8)	(14.2)			(4,954.4)
Contribution from NTL Incorporated, net
Non-cash compensation
Comprehensive loss:
Net loss for the year ended December 31, 2001					(13,706.8)
Currency translation adjustment	(607.6)
Unrealized net losses on investments		(1.1)
Unrealized net losses on derivatives			$(15.0)
Total
Balance, December 31, 2001	$(1,042.4)	$(15.3)	$(15.0)		$(18,661.2)
Contribution from NTL Incorporated, net
Net loss for the year ended December 31, 2002					(3,658.6)
Currency translation adjustment	280.6
Reclassification adjustment		15.3
Additional minimum pension liability				(30.0)
Unrealized net losses on derivatives			$(15.1)
Total
Balance, December 31, 2002	$(761.8)	—	$(30.1)	$(30.0)	$(22,319.8)

See accompanying notes.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Consolidated Statement of Cash Flows
(dollars in millions)

	Year Ended December 31,

	2002	2001	2000

Operating activities
Net (loss)	$(3,658.6)	$(13,706.8)	$(2,967.0)
(Loss) from discontinued operations	(2,374.4)	(11,872.9)	(2,407.5)
Net (loss) on sales of discontinued operations	(5.7)	—	—

Loss from continuing operations	(1,278.5)	(1,833.9)	(559.5)
Adjustments to reconcile to net cash provided by (used in) continuing operations:
Depreciation and amortization	317.7	556.2	386.7
Asset impairments	854.3	485.8	—
Write-down of other assets	17.2	—	—
Equity in losses of unconsolidated subsidiaries	199.2	619.9	46.3
(Gain) loss on sale of assets	(6.2)	58.5	—
Provision for losses on accounts receivable	7.2	32.7	0.4
Deferred income taxes	(127.5)	(50.3)	(23.1)
Amortization of original issue discount	—	0.2	0.3
Other	(6.1)	50.0	(2.1)
Changes in operating assets and liabilities, net of effect from business acquisitions and dispositions:
Accounts receivable	(11.5)	(9.3)	(116.7)
Other current assets	(15.3)	24.6	(106.8)
Other assets	2.9	(3.6)	2.0
Accounts payable	8.3	1.4	11.4
Accrued expenses and other	(27.6)	9.5	53.8
Deferred revenue	25.3	9.0	58.0

Net cash (used in) continuing operations	(40.6)	(49.3)	(249.3)
Net cash provided by (used in) discontinued operations	251.9	(518.8)	(129.0)

Net cash provided by (used in) operating activities	211.3	(568.1)	(378.3)
Investing activities
Acquisitions, net of cash acquired	—	—	(3,425.1)
Purchase of fixed assets	(120.8)	(244.9)	(277.7)
Investments in and loans to affiliates	(10.9)	(119.9)	(344.4)
Increase in other assets	(7.0)	(49.1)	(120.8)
Proceeds from sales of assets	432.2	30.9	—
Purchase of marketable securities	(34.0)	—	(58.2)
Proceeds from sales of marketable securities	21.1	—	241.7

Net cash provided by (used in) continuing operations	280.6	(383.0)	(3,984.5)
Net cash (used in) discontinued operations	(734.4)	(1,906.0)	(9,527.5)

Net cash (used in) investing activities	(453.8)	(2,289.0)	(13,512.0)

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Consolidated Statements of Cash Flows — continued
(dollars in millions)

	Year Ended December 31,

	2002	2001	2000

Financing activities
Proceeds from borrowings, net of financing costs	104.1	365.4	1,860.3
Proceeds from issuance of redeemable preferred stock	—	—	1,850.0
Proceeds from exercise of stock options and warrants	—	—	37.3
Principal payments	(2.9)	(68.3)	(39.1)
Repayment of the NTL Australia bank loan	(121.7)	—	—

Net cash provided by (used in) continuing activities	(20.5)	297.1	3,708.5
Net cash provided by discontinued activities	552.2	2,428.4	8,122.4

Net cash provided by financing activities	531.7	2,725.5	11,830.9
Effect of exchange rate changes on cash	50.4	(11.0)	(27.9)

Increase (decrease) increase in cash and cash equivalents	339.6	(142.6)	(2,087.3)
Cash and cash equivalents at beginning of year – continuing operations	91.0	56.9	1,511.6
Cash and cash equivalents at beginning of year – discontinued operations	276.3	453.0	1,085.6
Cash and cash equivalents at end of year – discontinued operations	(502.0)	(276.3)	(453.0)

Cash and cash equivalents at end of year – continuing operations	$204.9	$91.0	$56.9

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	$127.9	$168.1	$131.1
Income taxes paid	—	13.2	5.2
Supplemental schedule of non-cash financing activities
Accretion of dividend and discount on preferred stock	—	$—	$20.1
Conversion of notes, net of unamortized deferred financing costs	—	(109.5)	—

See accompanying notes.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements

1.	Organization and Business

Summary

The accompanying financial statements do not reflect any adjustments in connection with the emergence of NTL (Delaware), Inc. (“NTL Delaware” or the “Company”), a wholly-owned subsidiary of NTL Europe (as defined below) which holds most of NTL Europe’s assets, from Chapter 11 reorganization nor the likely deconsolidation of Cablecom GmbH, an indirect wholly-owned subsidiary of the Company (“Cablecom”), and, therefore, are not indicative of the Company’s future results of operations, financial position or cash flows.

NTL’s Completed Restructuring

On May 8, 2002, the entity then known as NTL Incorporated (“Old NTL”) and certain of its subsidiaries (including the Company) as of that time each filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. Old NTL’s operating subsidiaries were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003 (the “Effective Date”) at which time Old NTL emerged from Chapter 11 reorganization.

Pursuant to the Plan, Old NTL and its subsidiaries were split into two separate companies. The entity formerly known as “NTL Incorporated” was renamed “NTL Europe, Inc.” and became the holding company for Old NTL’s European and certain other assets (“NTL Europe”). The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets (“New NTL”). Pursuant to the Plan, all of the outstanding securities of Old NTL and certain of its subsidiaries were canceled (including the Company’s long-term debt), and NTL Europe issued shares of its common stock, par value $0.01 per share (the “Common Stock”), and 10% Fixed Coupon Redeemable Preferred Stock, Series A, par value $0.01 per share (with a $50.00 liquidation preference per share) (the “Preferred Stock”), and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan. New NTL is an independent entity which is no longer owned by or affiliated with NTL Europe or the Company.

New NTL has been accounted for as a discontinued operation beginning with the quarter ended September 30, 2002 and, accordingly, it is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001, and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

With the separation of Old NTL into two entities, the majority of the significant assets and holdings formerly owned and consolidated by Old NTL were retained by New NTL. Generally, other than Cablecom (which is itself being restructured as described below), the Company’s assets are not material compared to those of New NTL. In addition, as described in more detail in Note 22, as a result of the existing defaults under Cablecom’s debt agreements and its overindebtedness, in the near future, the Company expects its interest in Cablecom to be reduced to, at most, a small minority position. Further, NTL Europe’s board of directors and management will explore the strategic and financial alternatives available to it, including NTL Europe’s possible liquidation, a going-private transaction and the sale of its remaining assets. Accordingly, the Company’s historic financial statements presented herein are not particularly meaningful to the Company’s current and anticipated future business and should not be relied upon as indicative of the Company’s future performance.

Historical Structure of the Company

On May 18, 2000, the entity then known as NTL Incorporated (currently named NTL (Delaware), Inc.) completed a corporate restructuring to create a holding company structure. The formation of the holding company was part of NTL Delaware’s acquisition of certain assets of Cable & Wireless Communications plc (“CWC”). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Delaware at the effective time of the merger became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company was called NTL Incorporated (which is now known as NTL Europe, Inc.) and the holding company’s subsidiary simultaneously changed its name to NTL (Delaware), Inc. NTL (Delaware), Inc. continues to be wholly-owned by NTL Europe.

The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

1.	Organization and Business (continued)

Business

The Company, through its direct and indirect wholly-owned subsidiaries, owns and operates Premium TV Limited, Cablecom, NTL Lanbase, SL, NTL Broadcast (Thailand) Ltd. and NTL Broadcast Sdn, Ltd. Premium TV Limited (“Premium TV”) develops sports-related Internet and media rights in the United Kingdom. Cablecom is the largest television operator in Switzerland, but, as discussed below, it is “overindebted” under Swiss law and it is unlikely that the Company will retain any significant interest in Cablecom. NTL Lanbase, SL is based in Spain and is a value-added reseller of equipment for corporate data networks in the United Kingdom. NTL Broadcast (Thailand) Ltd. and NTL Broadcast Sdn, Ltd., together with New NTL’s branch office in Singapore, offer design and build, consultancy and system integration services to broadcasters in Malaysia and Thailand.

Cablecom has approximately CHF 3,792 million in bank debt (which includes recently accrued interest payments) maturing on the business day following May 31, 2003 (with an additional automatic extension to June 30, 2003 under certain circumstances), and insufficient resources to satisfy such obligation. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company. Further, the lenders under Cablecom’s credit facility have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

The Company also has various equity and cost method investments detailed in Note 9.

The Company’s most significant holdings are currently being restructured, and the Company is reviewing all of its holdings to determine the most appropriate course of action, which may result in one or more of these holdings being sold, transferred, foreclosed on, liquidated, wound-up or otherwise disposed of in the near future or at a later date. The Company may not receive any proceeds from any of these transactions after the payment of outstanding debt that some of these companies may owe and any fees and expenses incurred in connection with these transactions. See, in particular, Note 21 “Commitments and Contingent Liabilities – Cablecom.” To the extent NTL Europe receives cash proceeds from any asset sale it or its subsidiaries complete, the Preferred Stock will be entitled to mandatory redemption in a like amount, subject to some limited exceptions set forth in NTL Europe’s charter, until all shares of the Preferred Stock (having an aggregate of $343 million in liquidation preference) have been redeemed.

2.	Reorganization and Emergence from Chapter 11

Background of Restructuring

On January 31, 2002, Old NTL announced that it had appointed professional advisors to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business.

Promptly upon obtaining the requisite waivers from the lenders under its credit facilities in March 2002, Old NTL and certain of its subsidiaries commenced negotiations with a steering committee of the unofficial committee of its bondholders and the committee’s legal and financial advisors.

Old NTL and its subsidiaries failed to make interest payments on some of the outstanding notes starting on April 1, 2002. Old NTL also failed to declare or pay dividends on certain series of its outstanding preferred stock due to a lack of available surplus under Delaware law.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

2.	Reorganization and Emergence from Chapter 11 (continued)

On April 16, 2002, Old NTL announced that it and an unofficial committee of its bondholders had reached an agreement in principle on a comprehensive recapitalization of Old NTL and its subsidiaries. To implement the proposed recapitalization plan, on May 8, 2002, Old NTL and certain of the other subsidiaries of Old NTL, namely NTL Delaware, NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp., filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code. In connection with the filing, some members of the unofficial creditors’ committee of bondholders entered into a credit facility agreement (referred to as the “DIP facility”) committing to provide Communications Cable Funding Corp. with up to $500.0 million in new debt financing (NTL Delaware committed to provide up to an additional $130.0 million under the DIP facility.)

As a result of the payment defaults, as well as the voluntary filing under Chapter 11 by Old NTL and certain of its subsidiaries, on May 8, 2002, there was an event of default under all of Old NTL and its subsidiaries’ credit facilities and the indentures governing all of their publicly traded debt, other than debt of NTL (Triangle) LLC.

The Plan was confirmed by the Bankruptcy Court on September 5, 2002. During the fall of 2002, Old NTL negotiated with a group of lenders to enter into a new financing arrangement to repay the DIP facility, to repay certain obligations and to provide liquidity to Old NTL and its subsidiaries. The Plan became effective on January 10, 2003, at which time Old NTL emerged from Chapter 11 reorganization. In connection with Old NTL’s emergence from Chapter 11 reorganization, NTL Communications Corp. issued $558.2 million aggregate principal face amount of 19% Senior Secured Notes due 2010 and 500,000 shares of its common stock on January 10, 2003. The proceeds were used in part to repay amounts outstanding under the DIP facility and to purchase from NTL Delaware a £90.0 million note of NTL (UK) Group Inc. and to repay certain other obligations.

Liquidity and Capital Resources

NTL Delaware emerged from bankruptcy on January 10, 2003, at which time, as part of the reorganization plan, its debt was cancelled.

NTL Delaware is primarily a holding company for the stock of its subsidiaries with no material independent source of cash in the next twelve months other than approximately $1 million from the disposition of its interest in iesy (as defined in Note 9) that was received in January 2003 and the expected collection of a note receivable relating to the 2002 sale of NTL Australia in the amount of approximately $6 million due in September 2003. At the time NTL Delaware emerged from bankruptcy, it had no cash on hand. NTL Delaware does not anticipate receiving any material cash proceeds from any of its subsidiaries during 2003. NTL Delaware’s operating expenses are expected to be minimal in 2003. NTL Delaware also had minimal liabilities upon emergence from bankruptcy. However, NTL Delaware is the guarantor of approximately $42 million of commitments of one of its subsidiaries, Premium TV Limited. Premium TV Limited is expected to have the resources to meet its obligations as they come due in the normal course of business through at least January 1, 2004 and, accordingly, management does not believe that NTL Delaware would be required to pay any amounts in connection with the guarantees through such date.

As described in Notes 1, 2 and 21, the Company expects to either complete a restructuring of the debt and equity of Cablecom, in the near future, which would result in a dilution of the Company’s ownership interest to less than five percent or, if such restructuring is not successful, to file for the insolvency of Cablecom in Switzerland, which would result in the Company’s having no remaining ownership in Cablecom. In either of these events, the lenders under Cablecom’s credit facility would have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

2.	Reorganization and Emergence from Chapter 11 (continued)

Recapitalization Expense

The joint reorganization plan provided that recapitalization costs be allocated among the Company, NTL Europe and New NTL.

Recapitalization items, net consist of the following:

	Year Ended
	December 31,

	2002	2001	2000

	(in millions)
Payroll and related costs paid	$(0.1)	$—	$—
Professional fees	(6.9)	—	—
Interest earned on accumulated cash from Chapter 11 proceeding (1)	2.2	—	—

	$(4.8)	$—	$—

Details of operating cash receipts and payments resulting from the recapitalization are as follows. NTL Europe and NTL Delaware made payments on behalf of New NTL which were charged to New NTL. The recapitalization items charged to New NTL are included in loss from discontinued operations.

Year Ended
December 31, 2002

(in millions)
Interest income (1)	$2.2
Payroll and related costs paid	—
Professional fees	(45.9)

Net operating cash flows from recapitalization items	$(43.7)

(1)  Interest income resulting from the recapitalization is for the period May 8, 2002 through December 31, 2002.

Pro Forma Consolidated Balance Sheet

The following pro forma consolidated balance sheet as of December 31, 2002 gives effect to the Company’s emergence from Chapter 11 reorganization and the adoption of fresh-start reporting as if both had occurred on December 31, 2002. The Company adopted fresh-start reporting in January 2003 in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). The Company adopted fresh-start reporting because the holders of Old NTL’s voting common shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging company, and because the Company’s reorganization value is less than its post-petition liabilities and allowed claims.

The adjustments entitled “Emergence from Chapter 11” reflect the consummation of the Plan, including the deconsolidation of New NTL.

The adjustments entitled “Fresh-Start” reflect the adoption of fresh-start reporting. The Company engaged an independent financial advisor to assist in the determination of the reorganization value (or fair value) of its assets and the present value of its liabilities. This determination resulted in the fresh-start reporting adjustments to write-down fixed assets and write-up of intangible assets to their fair values. The determination of the reorganization value is preliminary since the valuation of certain of the Company’s assets is still in process. In addition, the Company’s total reorganization value exceeded the amounts allocable to identifiable assets that resulted in a new indefinite-lived intangible asset.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

2.	Reorganization and Emergence from Chapter 11 (continued)

The emergence from Chapter 11 and the adoption of fresh-start reporting in January 2003 resulted in the following items of income (expense) that will be recognized in the Company’s financial statements for the quarter ended March 31, 2003:

(in millions)

Gain on debt discharge	$1,037.8
Gain related to deconsolidation of New NTL	4,999.2
Fresh-start adoption – intangible assets	142.1
Fresh-start adoption – long-term debt	1,284.9
Fresh-start adoption – deferred tax liability	(13.5)
Fresh-start adoption – non-current liabilities	(61.2)
Fresh-start adoption – accrued expenses	—
Fresh-start adoption – fixed assets	(507.0)
Fresh-start adoption – other assets	(33.5)

TOTAL	$6,848.8

The adjustments entitled “Deconsolidation of Cablecom” reflect the likelihood that the Company will not retain a significant interest in Cablecom and that Cablecom will no longer be reported as part of the Company’s consolidated results of operations. As described in more detail in Note 22 (Commitments and Contingent Liabilities – Cablecom), Cablecom has approximately CHF 3,792 million in bank debt (which includes recently accrued interest payments) maturing on the business day following May 31, 2003 (with an additional automatic extension to June 30, 2003 under certain circumstances), and insufficient resources to satisfy such obligation. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company. Further, the lenders under Cablecom’s credit facility have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

2.	Reorganization and Emergence from Chapter 11 (continued)

	Historical	Emergence		Before		Pro Forma
	as of	from	Fresh-	Deconsolidation	Deconsolidation	as of
	December 31, 2002	Chapter 11	Start	of Cablecom	of Cablecom	December 31, 2002

	(in millions)
Assets
Current assets:
Cash and cash equivalents	$204.9	$(110.4)	$—	$94.5	$(85.9)	$8.6
Marketable securities	13.1	(13.1)	—	—	—	—
Accounts receivable-trade, less allowance for doubtful accounts	240.7	—	—	240.7	(230.8)	9.9
Affiliate receivable	35.1	(18.8)	—	16.3	—	16.3
Other	48.7	—	—	48.7	(38.5)	10.2
Discontinued operations	12,974.0	(12,974.0)		—	2,189.1	2,189.1

Total current assets	13,516.5	(13,116.3)	—	400.2	1,833.9	2,234.1
Fixed assets, net	1,681.9	—	(506.9)	1,175.0	(1,166.8)	8.2
Goodwill	220.1	(1.4)	(218.7)	—	—	—
Reorganization value in excess of amounts Allocable to identifiable assets	—	—	213.9	213.9	(213.9)	—
Customer lists, net	62.8	—	146.8	209.6	(209.6)	—
Investments in and loans to affiliates, net	7.8	(0.1)	—	7.7	(7.7)	—
Deferred tax asset	200.9	—	69.2	270.1	(235.5)	34.6
Other assets, net	117.3	(19.0)	(50.8)	47.5	(0.4)	47.1

Total assets	$15,807.3	$(13,136.8)	$(346.5)	$2,324.0	$—	$2,324.0

Liabilities and shareholder’s (deficiency)
Liabilities not subject to compromise
Current liabilities:
Accounts payable	$48.3	$—	$—	$48.3	$(40.6)	$7.7
Accrued expenses and other	87.4		—	87.4	(64.2)	23.2
Interest payable	43.5	—	—	43.5	(43.5)	—
Deferred revenue	235.6	—	—	235.6	(229.8)	5.8
Affiliate payable	7.8	—	—	7.8	—	7.8
Current portion of long-term debt	2,719.3	—	(1,284.9)	1,434.4	(1,434.4)	—
Discontinued operations	17,973.2	(17,973.2)	—	—	2,189.1	2,189.1

Total current liabilities	21,115.1	(17,973.2)	(1,284.9)	1,857.0	376.6	2,233.6
Long-term debt	—	—	—	—	—
Other	164.8	—	(16.2)	148.6	(96.9)	51.7
Deferred income taxes	231.6	—	82.7	314.3	(279.7)	34.6
Commitments and contingent liabilities	—	—	—	—	—	—
Senior Redeemable Preferred	—	—	—	—	—	—
Liabilities subject to compromise	1,243.7	(1,243.7)	—	—	—	—
Shareholder’s (deficiency):
Common stock-old	—	—	—	—	—	—
Common stock-new	—	—	—	—	—	—
Additional paid-in capital	16,193.8	—	(16,189.7)	4.1	—	4.1
Accumulated other comprehensive (loss)	(821.9)	—	821.9	—	—	—
(Deficit)	(22,319.8)	6,080.1	16,239.7	—	—	—

Shareholder’s (deficiency)	(6,947.9)	6,080.1	871.9	4.1	—	4.1

Total liabilities and shareholder’s (deficiency)	$15,807.3	$(13,136.8)	$(346.5)	$2,324.0	$—	$2,324.0

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared on a going concern basis. As described in Notes 1, 2 and 21, the Company expects to either complete a restructuring of the debt and equity of Cablecom in the near future, which would result in a dilution of the Company’s ownership interest to less than five percent or, if such restructuring is not successful, to file for the insolvency of Cablecom in Switzerland, which would result in the Company having no remaining ownership in Cablecom. In either of these events, the lenders under Cablecom’s credit facility would have no legal recourse to any assets of the NTL Europe group, other than to the shares of Cablecom, certain assets of the Cablecom group and certain assets of the Company’s subsidiaries which hold, directly or indirectly, the shares of the Cablecom group.

NTL Delaware is primarily a holding company for the stock of its subsidiaries with no material independent source of cash in the next twelve months other than approximately $1 million from the disposition of its interest in iesy that was received in January 2003 and the expected collection of a note receivable relating to the 2002 sale of NTL Australia in the amount of approximately $6 million due in September 2003. At the time NTL Delaware emerged from bankruptcy, it had no cash on hand. NTL Delaware does not anticipate receiving any material cash proceeds from any of its subsidiaries during 2003. NTL Delaware’s operating expenses are expected to be minimal in 2003. NTL Delaware also had minimal liabilities upon emergence from bankruptcy. However, NTL Delaware is the guarantor of approximately $42 million of commitments of one of its subsidiaries, Premium TV Limited. Premium TV Limited is expected to have the resources to meet its obligations as they come due in the normal course of business through at least January 1, 2004 and, accordingly, management does not believe that NTL Delaware would be required to pay any amounts in connection with the guarantees through such date.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, including AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). Old NTL had determined that there was insufficient collateral to cover the interest portion of scheduled payments on certain of its prepetition debt obligations. Old NTL had therefore discontinued accruing interest on these obligations. For the year ended December 31, 2002, contractual interest was $198.2 million, which was $42.5 million in excess of reported interest expense.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid for other liabilities, the Company’s pension expense and pension funding requirements, and estimates related to the value of investments, long-lived assets and goodwill. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company’s interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation.” All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive (loss). Foreign currency transaction losses and gains are included in the results of operations as incurred.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

Cash Equivalents

Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $105.3 million and $1.6 million at December 31, 2002 and 2001, respectively, which consisted primarily of bank time deposits and corporate commercial paper. At December 31, 2002 and 2001, none and $1.5 million, respectively, of the cash equivalents were denominated in foreign currencies.

Marketable Securities

Marketable securities at December 31, 2002 consist of commercial paper. Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a component of accumulated other comprehensive (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income.

Realized gains and losses and declines in value judged to be other than temporary are included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

During the years ended December 31, 2002, 2001 and 2000, there were no realized gains or losses on sales of securities.

Fixed Assets

Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Internal costs directly related to the construction of such facilities, including payroll and overhead costs of certain employees, are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives of fixed assets range from 5 years to 30 years.

Intangible Assets

Intangible assets include goodwill and customer lists. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Prior to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill was amortized on a straight-line basis over 10 years. Upon the adoption of SFAS No. 142, goodwill is no longer amortized. Instead goodwill is reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement.

Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 3 or 5 years.

Impairment of Long-Lived Assets

Long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

Investments

All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company’s proportionate share of the investees’ net income or losses after the date of investment, additional contributions made and dividends received. Prior to the adoption of SFAS No. 142, the difference between the Company’s recorded investment and its proportionate interest in the book value of the investees’ net assets were being amortized on a straight-line basis over 10 years. The Company evaluates the carrying value of its equity method investments and tests for impairment in accordance with APB Opinion No. 18.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

3.	Significant Accounting Policies (continued)

Investments in which the Company does not have the ability to exercise significant influence (less than 20% ownership) are accounted for on the cost method.

Deferred Financing Costs

Deferred financing costs, net of $33.9 million and $70.9 million as of December 31, 2002 and 2001, respectively, are included in other assets. Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

Revenue Recognition

Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

Cable Television System Costs, Expenses and Revenues

The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, “Financial Reporting by Cable Television Companies.”

Advertising Expense

The Company charges the cost of advertising to expense as incurred. Advertising costs were $9.4 million, $13.1 million and $19.0 million in 2002, 2001 and 2000, respectively.

Stock-Based Compensation

The Company follows the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock option plans.

Had compensation for stock options granted by Old NTL been determined consistent with the provisions of SFAS No. 123, the effect on the Company’s net loss would have been changed to the following pro forma amounts (See Note 18):

	For the Year Ended December 31,

	2002	2001	2000

	(in millions, except per share amounts)
Non-cash compensation expense, as reported	$—	$30.6	$—
Non-cash compensation expense, pro forma	$264.3	$268.3	$255.8
Net loss, as reported	$(3,658.6)	$(13,706.8)	$(2,967.0)
Net loss, pro forma	$(3,922.9)	$(13,975.1)	$(3,222.8)

Derivative Financial Instruments

Old NTL has used financial instruments to hedge a portion, but not all, of its exposure from floating interest rate debt and from movements in foreign exchange rates. Gains and losses on these instruments were deferred and recognized in the statement of operations when the related hedged transactions were recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

4.	Discontinued Operations

Pursuant to the Plan, Old NTL was split into two separate companies on the Effective Date. The entity formerly known as NTL Communications Corp. was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets. Prior to consummation of the Plan, NTL Communications Corp. was a wholly-owned subsidiary of Old NTL, which, pursuant to the Plan, was renamed “NTL Europe, Inc.” and which became the holding company for Old NTL’s European and certain other assets. Pursuant to the Plan, all of the outstanding securities of the Old NTL and certain of its subsidiaries were canceled, and NTL Europe issued shares of its Common Stock and Preferred Stock and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of the Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan.

New NTL is accounted for as a discontinued operation, and accordingly, it is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001, and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

On April 2, 2002, Old NTL had completed the previously announced sale of its Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850 million (US$451.3 million). The net proceeds from the sale after the repayment of the outstanding bank credit facility and transaction related costs were approximately A$575.3 million (US$304.5 million). Old NTL recognized a gain on the sale of approximately US$7.5 million, net of income tax expense of US$4.6 million, in April 2002. NTL Australia is accounted for as a discontinued operation and, accordingly, NTL Australia is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001 and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

In October 2002, Cablecom sold its consumer electronics retail stores (“Rediffusion”) for approximately CHF 5.0 million. The Company recognized a loss on the sale of approximately US$13.2 million in October 2002. Rediffusion is accounted for as a discontinued operation and, accordingly, Rediffusion is excluded from assets and liabilities of continuing operations as of December 31, 2002 and 2001 and from results of continuing operations for the years ended December 31, 2002, 2001 and 2000.

The following are the assets, liabilities and results of operations of New NTL, NTL Australia and Rediffusion:

	December 31, 2002
	(in millions)

	New	NTL
	NTL	Australia	Rediffusion	Total

Current assets	$1,103.3	$—	$—	$1,103.3
Fixed assets, net	11,088.9	—	—	11,088.9
Other assets	781.8	—	—	781.8

Total assets	$12,974.0	$—	$—	$12,974.0

Current liabilities	$7,746.2	$—	—	$7,746.2
Non current liabilities	94.4	—	—	94.4
Liabilities subject to compromise	10,132.6	—	—	10,132.6

Total liabilities	$17,973.2	$—	$—	$17,973.2

	December 31, 2001
	(in millions)

	New	NTL
	NTL	Australia	Rediffusion	Total

Current assets	$1,164.3	$32.0	$32.1	$1,228.4
Fixed assets, net	10,840.3	235.2	2.9	11,078.4
Other assets	1,027.1	137.9	20.8	1,185.8

Total assets	$13,031.7	$405.1	$55.8	$13,492.6

Current liabilities	$16,091.7	$71.1	$29.3	$16,192.1
Non current liabilities	122.7	111.9	3.9	238.5

Total liabilities	$16,214.4	$183.0	$33.2	$16,430.6

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

4.	Discontinued Operations (continued)

	Year Ended December 31, 2002
	(in millions)

	New	NTL
	NTL	Australia	Rediffusion	Total

Revenues	$3,256.5	$17.3	$49.8	$3,323.6
Operating (loss)	(1,128.4)	0.3	(7.1)	(1,135.2)
Net (loss)	(2,367.2)	(0.3)	(6.9)	(2,374.4)

	Year Ended December 31, 2001
	(in millions)

	New	NTL
	NTL	Australia	Rediffusion	Total

Revenues	$3,181.5	$61.8	$64.3	$3,307.6
Operating (loss)	(10,409.7)	(7.4)	(15.4)	(10,432.5)
Net (loss)	(11,850.8)	(6.5)	(15.6)	(11,872.9)

	Year Ended December 31, 2000
	(in millions)

	New	NTL
	NTL	Australia	Rediffusion	Total

Revenues	$2,484.2	$55.0	$74.7	$2,613.9
Operating (loss)	(1,525.2)	(19.5)	1.4	(1,543.3)
Net (loss)	(2,388.1)	(20.9)	1.5	(2,407.5)

5.	Recent Accounting Pronouncements

On December 31, 2002, Old NTL adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting.”

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 replaces Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity is recognized when the liability is incurred. Under Issue No. 94-3, a liability for an exit cost as defined is recognized at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for the Company on January 1, 2003. The adoption of SFAS No. 145 will require any gain or loss recognized on the extinguishment of debt to be classified as income or loss from continuing operations. Prior to SFAS No. 145, gain or loss recognized on the extinguishment of debt was classified as an extraordinary item.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which was effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and other related accounting guidance. The adoption of this new standard had no effect on the results of operations, financial condition or cash flows of the Company, except that it required the Company to treat NTL Australia as a discontinued operation beginning in the first quarter of 2002. The Company also accounted for NTL Communications and Rediffusion as discontinued operations in the third and fourth quarter of 2002, respectively.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

5.	Recent Accounting Pronouncements (continued)

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which is effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The adoption of this new standard is not expected to have a significant effect on the results of operations, financial condition or cash flows of the Company.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” Old NTL adopted SFAS No. 141 and SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that Old NTL recorded in 2001, the adoption of this new standard did not result in an impairment upon adoption. Amortization of goodwill and license acquisition costs ceased effective January 1, 2002. See Note 8.

6.	Asset Impairments

Asset impairment charges were $854.3 million in the year ended December 31, 2002 and almost exclusively apply to the Cablecom operations. These charges are non-cash charges to write-down certain assets to their estimated fair values based on an assessment that their carrying value was not recoverable. These charges include fixed assets of $1.0 million, goodwill of $841.0 million and other assets of $12.3 million. The charge with respect to fixed assets was estimated based upon the technological obsolescence of certain network and other equipment. The charge with respect to goodwill was determined in accordance with SFAS No. 142.

As of December 31, 2001, Old NTL performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in Old NTL’s stock price and significantly lower valuations for companies within its industry. Additionally, at the time of Old NTL’s analysis, the book value of Old NTL’s net assets significantly exceeded its market capitalization. Accordingly, Old NTL performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of Old NTL’s assets was determined by discounting Old NTL’s estimates of the expected future cash flows related to these investments when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. Old NTL recorded a write-down of $9,511.3 million in the fourth quarter of 2001 as a result of this analysis and review, of which $8,161.6 million is included in loss from discontinued operations, $912.1 million is included in asset impairments and $437.6 million is included in share of losses from equity investments. The asset impairment charge of $912.1 million included goodwill of $762.7 million, investments in affiliates of $25.1 million and other assets of $124.3 million.

7.	Fixed Assets

Fixed assets consist of:

	December 31,

	2002	2001

	(in millions)
Operating equipment	$2,109.2	$1,691.4
Other equipment	109.1	64.4
Construction-in-progress	25.1	2.8

	2,243.4	1,758.6
Accumulated depreciation	(561.5)	(264.0)

	$1,681.9	$1,494.6

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

8.	Cablecom Acquisition and Intangible Assets

On March 28, 2000, Old NTL acquired the cable assets of the Cablecom group in Switzerland for cash of CHF 5,800.0 million ($3,510.2 million), a substantial portion of which was funded by a new bank facility of CHF 2,700.0 million ($1,630.5 million) and Old NTL’s issuance of $1,850.0 million of preferred stock to France Telecom and a group of commercial banks. This acquisition was accounted for as a purchase and, accordingly, the net assets and results of operations of Cablecom have been included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $3,528.6 million, which includes costs incurred of $18.4 million, exceeded the fair value of net tangible assets acquired by $2,282.2 million, which was allocated as follows: $195.9 million to customer lists, $73.1 million to deferred taxes and $2,159.4 million to goodwill.

The change in the carrying amount of goodwill during the year ended December 31, 2002 is as follows (in millions):

Goodwill – December 31, 2001	$959.8
Impairment charge	(841.0)
Foreign currency exchange translation adjustments	101.3

Goodwill – December 31, 2002	$220.1

Upon the adoption of SFAS No. 142, Old NTL performed an analysis of its intangible assets acquired before July 1, 2001 to determine whether they should be classified and accounted for as part of or separate from goodwill. Old NTL also determined that no changes in the remaining useful lives of the customer lists were required.

Old NTL also performed an evaluation for impairment of its goodwill as of January 1, 2002 and determined that no impairment charge was required.

Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2002, as adjusted for the Company’s emergence from Chapter 11 reorganization, the adoption of fresh-start reporting, and prior to the deconsolidation of Cablecom, would be approximately $10 million for each of the next five years.

The following table shows the Company’s net loss as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1 of each period (unaudited) (in millions):

	Year Ended
	December 31,

	2002	2001	2000

Loss from continuing operations — as reported	$(1,278.5)	$(1,833.9)	$(559.5)
Amortization of:
Goodwill	—	318.2	238.8
Other	—	32.8	0.8

	—	351.0	239.6

Loss from continuing operations – as adjusted	$(1,278.5)	$(1,482.9)	$(319.9)

9.	Investments in and Loans to Affiliates

The Company has investments in various companies and joint ventures which are accounted for under either the equity method or the cost method. The Company’s equity investments include its 50% interest in eKabel InvestCo, which owns 65% of iesy Hessen GmbH (“iesy”), the largest cable television network in the German province of Hessen, and its 34.01% interest in B2 (Bredband) AG (“B2”), a company based in Sweden, which provides access to a broadband network that provides transmission, both to and from the customer, at the same speed and at the same time, but, as described more fully in this Form 10-K, the Company entered into a settlement agreement on April 30, 2003, pursuant to which, among other things, the Company agreed to sell all of its interest in B2 in the near future.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

9.	Investments in and Loans to Affiliates (continued)

On November 3, 2002, Old NTL, NTL Delaware, and Brigadoon Ventures, Inc., a wholly-owned subsidiary of NTL Delaware, entered into an agreement, whereby (1) Old NTL was entitled to receive a cash facilitation fee for its cooperation in the restructuring of iesy and its subsidiaries (but not in consideration of certain of Old NTL’s subsidiaries’ indirect equity stake in iesy) of approximately $1.3 million, less such subsidiaries’ pro rata share of expenses and (2) such subsidiaries were entitled to receive a release of possible liabilities and claims arising out of their indirect equity stake in iesy, including claims alleged by certain holders of notes of iesy in the bankruptcy. The transactions contemplated by the iesy agreement closed in January 2003. In addition to the Company’s share of iesy’s losses, share of losses from equity investments includes a non-cash write-down of the investment in iesy of $40.6 million in 2002.

B2 (Bredband)AG

On April 15, 2002, a funding request for approximately $20 million was received by Old NTL under the terms of the investment agreement relating to Old NTL’s investment in B2. Old NTL informed B2 and the other principal investors that it was not in a position to comply with the request for funding. The B2 investment agreement provides that if Old NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders’ agreement including its interest in B2.

On October 4, 2002, Old NTL filed a motion with the bankruptcy court to reject the B2 investment agreement and shareholders’ agreement under section 365 of the bankruptcy code, and the bankruptcy court subsequently authorized Old NTL’s rejection of the agreements. On November 8, 2002, B2 and the other principal shareholders filed proofs of claim with the bankruptcy court asserting their right to recover: (1) approximately $20 million from Old NTL in respect of the unpaid funding request; (2) unspecified damages for Old NTL’s failure to perform under the relevant agreements; and (3) unspecified costs and expenses incurred in the exercise of their remedies under the agreements, and reserved their other rights to avail themselves of any remedies under the agreements.

On April 30, 2003, NTL Delaware, together with its subsidiaries NTL Sweden SPV Inc. and Nogenta Swedish Acquisition Holding B.V., entered into an agreement with B2 and the other principal shareholders of B2 relating to, among other things, the transfer of the Company’s securities in B2. Under the agreement, the NTL Europe parties have agreed to transfer their interest in B2 to certain other shareholders of B2 in exchange for approximately $375,000 in cash or certain securities of a B2 affiliate and mutual releases among the parties relating to a dispute stemming from an April 15, 2002 funding request for approximately $20 million. In connection with the mutual releases, the agreement provides that B2 and the other principal shareholders will withdraw, or otherwise assist NTL Delaware in obtaining bankruptcy court denial of, the proofs of claim filed by B2 and the other principal shareholders in the bankruptcy court. The closing of this transaction is subject to customary closing conditions, but the NTL Europe releases are effective unless the NTL Europe parties breach their respective obligations under the agreement.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

9.	Investments in and Loans to Affiliates (continued)

Premium TV Limited

Premium TV, a wholly-owned subsidiary of NTL Delaware, is obliged to provide funding of up to approximately £39 million ($62.8 million) to fund various of its joint venture and other contractual interests. Of this amount, the payment of approximately £26 million ($41.7 million) has been guaranteed by NTL Delaware. If Premium TV fails to provide its committed funding under the relevant shareholder arrangements relating to these joint ventures, Premium TV and, in respect of the guaranteed amounts, NTL Delaware, may be sued for non-payment. As a result of the recapitalization process, the relevant joint venture partners may assert that they can compulsorily acquire Premium TV’s interest in the relevant joint venture at a third party appraisal valuation. Premium TV is currently in discussions with certain of these joint venture partners with a view to restructuring the relevant joint ventures. In the event that these discussions do not reach a resolution acceptable to Premium TV, Premium TV may seek to discontinue these joint ventures and terminate their activities. The Company believes, however, that it has various defenses and protections under the Bankruptcy Code against such actions and intends to enforce vigorously its rights and protections.

On September 24, 2002, Premium TV, NTL Delaware and Old NTL agreed to vary the terms of the long-term joint venture (referred to as the Football League Joint Venture) between Premium TV and the Football League Limited. Under the terms of the variation, upon the payment of arrears of rights fees by Premium TV, the Football League Limited agreed to release Premium TV from its obligation to fund the payment of any further rights fees to the Football League Limited’s member teams and its obligation to provide working capital funding to the Football League Joint Venture. The Football League Limited also agreed to release NTL Delaware from its guarantee of Premium TV’s obligations and to release Old NTL from the related undertaking. In return, Premium TV agreed to waive repayment of loan capital by the Football League Joint Venture and to provide certain ongoing services to the Football League Joint Venture free of charge for an initial period. NTL Delaware deposited £10.33 million into a designated single purpose account for use by Premium TV to finance the provision of such services. Premium TV and the Football League Limited also agreed to new terms relating to the distribution of revenues generated by the Football League Joint Venture. The remaining balance in the account at December 31, 2002 was £8.88 million and is included in “Other Assets” in the accompanying consolidated balance sheet.

NTL Europe has also guaranteed the obligations of one of its subsidiaries to provide funding of up to approximately £4.2 million ($6.8 million) to a joint venture whose business is the provision of programming content. If the relevant subsidiary fails to provide such funding, under the shareholder arrangements relating to this joint venture, such subsidiary may be sued for damages. In addition, under the shareholder arrangements relating to this joint venture, the relevant joint venture partner may have the option to compulsorily acquire NTL Europe’s indirect interest in the relevant joint venture at 70% of fair market value, resulting in NTL Europe’s selling its indirect interest at a potential loss. NTL Europe believes that it has various defenses and protections against such actions and intends to enforce vigorously its rights and protections. NTL Europe intends to negotiate with its joint venture partner to address these issues. These negotiations may not be successful and NTL Europe may not be able to retain its current interest in this joint venture company. The relevant subsidiary has ceased doing business and currently is in the process of being wound up.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

9.	Investments in and Loans to Affiliates (continued)

The Company’s investments in and loans to affiliates are as follows:

	December 31, 2002		December 31, 2001

	Ownership	Balance	Ownership	Balance

	(dollars in millions)
B2	34.01%	$—	34.01%	$92.5
iesy	32.50%	—	32.50%	73.0
Others		—		44.0

Total equity investments		—		209.5
Total cost investments		7.8		6.6

Total		$7.8		$216.1

The Company has reclassified $16.7 million of credit balances to “Other Long-Term Liabilities,” which related to investments where the Company has funding commitments and losses to date, which have exceeded the Company’s investment.

A summary of combined financial information as reported by the Company’s equity investees is set forth below (unaudited):

	December 31,	December 31,
	2002	2001

	(in millions)
Current assets	$157.7	$284.9
Fixed assets, net	414.5	391.7
Other assets	385.2	801.4

Total assets	$957.4	$1,478.0

Current liabilities	$138.2	$185.5
Non current liabilities	891.5	837.6
Total shareholders’ equity	(72.3)	454.9

Total liabilities and shareholders’ equity	$957.4	$1,478.0

	Year Ended
	December 31

	2002	2001	2000

	(in millions)
Revenues	$145.4	$126.2	$115.3
Operating (loss)	(431.5)	(254.7)	(225.1)
Net (loss)	(412.4)	(374.5)	(296.6)

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

10.	Liabilities Subject to Compromise

Liabilities subject to compromise consist of the following:

December 31,
2002

(in millions)
Interest payable	27.2
Accrued expenses	0.2
Payable to subsidiaries	16.3
Long term debt:
5 3/4% Convertible Subordinated Notes	1,200.0

Total	$1,243.7

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding preferred stock of Old NTL and long-term debt of Old NTL and NTL Delaware was canceled.

11.	Long-Term Debt

Long-term debt, exclusive of amounts subject to compromise, consisted of:

	December 31,	December 31,
	2002	2001

	(in millions)
5 3/4% Convertible Subordinated Notes	$—	$1,200.0
Cablecom:
Term Loan Facility	1,951.8	1,626.8
Revolving Facility	762.7	527.2
Other	4.8	6.2

	2,719.3	3,360.2
Less current portion	2,719.3	3,360.2

	$—	$—

NTL Delaware had $1,200.0 million 5 3/4% Convertible Subordinated Notes due December 15, 2009 which were canceled on the Effective Date pursuant to the Plan. Interest of 5 3/4% per annum was payable semiannually from June 15, 2000. The notes were convertible into shares of Old NTL’s common stock at a conversion price of $108.18 per share.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

11.	Long-Term Debt (continued)

In March 2000, Cablecom borrowed CHF 2,700.0 million ($1,951.8 million and $1,626.8 million at December 31, 2002 and 2001, respectively) under its term loan facility in connection with the acquisition of the Cablecom business. Interest is payable at least every six months at Swiss LIBOR plus a margin rate of 2.5% per annum, which is subject to adjustment. The effective interest rate was 3.51% and 5.27% at December 31, 2002 and 2001, respectively. Although the term loan facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances.

Cablecom had the option to draw on a revolving facility of up to an additional CHF 1,400 million. The amount available had been capped at CHF 1,055 million although the availability may be increased with the consent of the requisite majority of the lenders. At December 31, 2002 and 2001, Cablecom had borrowed CHF 1,055.0 million ($762.7 million) and CHF 875.0 million ($527.2 million), respectively, and Cablecom has subsequently borrowed an additional CHF 37 million for accrued interest payments. Interest is payable at least every six months at Swiss LIBOR plus a margin rate of 2.5% per annum, which is subject to adjustment. The effective rate of interest was 3.71% and 5.49% at December 31, 2002 and 2001, respectively. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Although the revolving facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances.

As described in more detail in Note 21 (Commitments and Contingent Liabilities – Cablecom), Cablecom does not have sufficient resources to satisfy these bank obligations. In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law and, accordingly, may be required to file for insolvency proceedings in Switzerland. Cablecom and its lenders have been involved in ongoing discussions regarding a complete financial restructuring of Cablecom which will, among other things, reduce the amount of bank debt outstanding, extend the maturity date thereof and resolve the Swiss overindebtedness issue. In the event that such negotiations are unsuccessful, the Company expects to be deprived of all of its ownership interest in Cablecom in the near future. Further, even if such negotiations are successful, the Company expects to be left with no more than a small minority interest in Cablecom. Accordingly, the Company anticipates that, in the near future, the results of Cablecom will no longer be reported as part of the Company’s consolidated results of operations. In that regard, it should also be noted that, in accordance with the terms of the existing Cablecom credit agreement, no dividends, distributions or other payments have ever been or will be made by Cablecom to the Company.

In February 2001, $109.5 million principal amount of Old NTL’s 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of Old NTL’s common stock at the applicable conversion price of $39.20 per share. Old NTL issued as a premium on the conversion an additional 0.5 million shares which were valued at the closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, was included in Old NTL’s interest expense. Additionally accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

Long-term debt repayments are due as follows (in millions). The table reflects the Company’s contractual obligations as of December 31, 2002 as adjusted for the emergence from Chapter 11 reorganization.

Year ending December 31:
2003	$2,714.7
2004	0.9
2005	0.1
2006	0.1
2007	0.1
Thereafter	3.4

Total debt repayments	2,719.3
Less: current portion	2,719.3

$—

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

12.	Derivative Financial Instruments

Effective January 1, 2001, Old NTL adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive loss, depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations. Beginning in October 1, 2001, Old NTL has recorded the change in the fair value of derivatives related to changes in time value each period in other comprehensive loss for certain qualifying cash flow hedges.

On January 1, 2001, Old NTL and its subsidiaries recorded all of their outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of a number of zero cost collars to hedge exposure to floating interest rates on certain of its debt. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss.

At December 31, 2002, Cablecom had zero cost collars, with a notional amount of CHF 1,200.0 million, to hedge exposure to the floating interest rate indebtedness incurred under the Cablecom term loan facility and revolving loan facility.

13.	Non-Cash Compensation

In July 2001, the Compensation and Option Committee of Old NTL’s Board of Directors approved modifications to certain stock options. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of Old NTL’s common stock with exercise prices from $0.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. Old NTL recognized non-cash compensation expense of $30.6 million based on the excess of the quoted market price of Old NTL’s common stock on the date of the modification of $12.05 per share over the exercise price per share. All options to purchase shares of Old NTL’s common stock were canceled on the Effective Date pursuant to the Plan.

14.	Other Charges Including Restructuring Charges

Other charges of $3.5 million in 2002 are for the integration of acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $12.1 million in 2001 include restructuring charges of $6.8 million and costs of $5.3 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting.

Restructuring charges of $6.8 million for the year ended December 31, 2001 relates to Old NTL’s actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These costs were for approximately 225 employees to be terminated, none of whom are still employed by the Company as of December 31, 2002.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

14.	Other Charges Including Restructuring Charges (continued)

The following table summarizes the restructuring charges incurred and utilized in 2001 and 2002:

Employee
Severance
and Related Costs

Charged to expense	$6.8
Utilized	—

Balance, December 31, 2001	6.8
Utilized	(4.6)

Balance, December 31, 2002	$2.2

15.	Income Taxes

Significant components of the provision/(benefit) for income taxes attributable to continuing operations consists of the following:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Current:
Federal	$(4.6)	$—	$—
Foreign	3.4	0.3	—

Total current	(1.2)	0.3	—

Deferred:
Foreign	(128.2)	(51.3)	(23.2)

Total deferred	(128.2)	(51.3)	(23.2)

	$(129.4)	$(51.0)	$(23.2)

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

15.	Income Taxes (continued)

The Company’s deferred tax benefit relates primarily to operating loss carryforwards for which benefit was recognized to the extent of deferred tax liabilities. In addition, during the year ended December 31, 2002, Old NTL merged certain Swiss subsidiaries and identified additional tax losses within the merged entity, which allowed Old NTL to recognize a deferred tax benefit for tax losses to the extent that the tax losses offset existing deferred tax liabilities of the newly merged entity. The federal current benefit relates to utilization of operating losses to offset income from discontinued operations related to the sale of NTL Australia.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

	December 31,

	2002	2001

	(in millions)
Deferred tax liabilities:
Intangibles	$15.9	$23.0
Fixed assets	137.4	139.4
Accounts receivable	78.0	—
Other	0.3	2.2

Total deferred tax liabilities	231.6	164.6
Deferred tax assets:
Net operating losses	751.9	174.9
Investment and other	65.9	46.0

Total deferred tax assets	817.8	220.9
Valuation allowance for deferred tax assets	(616.9)	(200.5)

Net deferred tax assets	200.9	20.4

Net deferred tax (assets) liabilities	$30.7	$144.2

At December 31, 2002, Old NTL had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future.

At December 31, 2002, Old NTL had net operating loss carryforwards of approximately $300 million for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. Old NTL also has Swiss net operating loss carryforwards of approximately $2.5 billion that expire in varying amounts commencing in 2008.

As discussed in Note 1, the Company emerged from Chapter 11 bankruptcy on January 10, 2003. A restructuring of the Company’s debt will give rise to cancellation of indebtedness income (“COD”) in 2003, which will be non-taxable since the debt cancellation is in connection with a bankruptcy reorganization. However, to the extent that such amount is excluded from U.S. taxable income, certain tax attributes are subject to reduction, including certain U.S. net operating loss carryforwards and U.S. capital loss carryforwards. The reduction of tax attributes should have no material impact on the Company’s financial statement position since the deferred tax assets related to these tax attributes are offset by a corresponding valuation allowance. Furthermore, the reorganization will cause an ownership change pursuant to Internal Revenue Code Section 382. Section 382 will severely limit the Company’s ability to utilize any remaining U.S. net operating loss carryforwards and may limit the Company’s ability to deduct any built-in losses recognized within the subsequent five-year period.

In 2002, the Internal Revenue Service completed its federal income tax audit of Old NTL for the years 1996, 1997 and 1998. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

15.	Income Taxes (continued)

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Expected tax expense/benefit at federal statutory rate (35%)	$(493.2)	$(659.7)	$(203.9)
Increase/(decrease) resulting from:
Non-deductible asset impairments	299.0	323.2	—
Foreign losses with no benefit	(0.1)	171.5	200.3
U.S. losses with no benefits	61.8	113.8	(19.6)
Other	2.9	0.2	—

	$(129.4)	$(51.0)	$(23.2)

16.	Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Marketable securities: The carrying amounts reported in the consolidated balance sheets approximate fair value.

Long-term debt: The December 31, 2001 carrying amounts of the Old NTL bank credit facilities approximate their fair values. The fair values presented for the credit facilities at December 31, 2002, represent the values calculated in accordance with the application of fresh-start accounting, used in connection with the Company’s emergence from bankruptcy. The fair values of Old NTL’s other now-canceled debt at December 31, 2001 were based on their quoted market prices. At December 31, 2002, the fair value of the Convertible Notes, represents the approximate distribution value, which the holders of such debt received upon the Company’s emergence from bankruptcy on January 10, 2003.

The carrying amounts and fair values of Old NTL’s financial instruments are as follows:

	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(in millions)
Cash and cash equivalents	$204.9	$204.9	$91.0	$91.0
Marketable securities	13.1	13.1	—	—
Long-term debt:
5 3/4% Convertible Notes	1,200.0	250.8	1,200.0	132.0
Term loan facility	1,951.8	1,031.4	1,626.8	1,626.8
Revolving facility	762.7	403.0	527.2	527.2

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

17.	Related Party Transactions

On the Effective Date, NTL Europe entered into a Transitional Services Agreement with New NTL. Under the Transitional Services Agreement, New NTL has agreed to provide NTL Europe with certain administrative and technical support for a limited period of time where its personnel had previously been providing support to the companies now comprised within NTL Europe’s group of companies. New NTL has agreed to provide NTL Europe with support if and when requested in the following areas: accounting, payroll and financial reporting support, technical and purchasing assistance to NTL Europe’s Spanish business, access to New NTL’s internal legal and tax advisors with respect to historic matters and continued support in the management and monitoring of certain of the joint ventures in which NTL Europe has investments. This agreement provides that New NTL’s employees shall, as appropriate, prioritize work performed for New NTL ahead of work performed on behalf of NTL Europe.

In addition, under the Transitional Services Agreement, New NTL provides the services of five of its employees to NTL Europe seconded on a full-time basis for a period of up to two years (at NTL Europe’s option) and permits NTL Europe and its group of companies to continue to use the “NTL” name for a period of up to one year, in the case of NTL Europe, and three years, in the case of certain other of its subsidiaries.

NTL Europe pays New NTL pre-determined charges set out in the Transitional Services Agreement in respect of the services provided by New NTL and its subsidiaries under the agreement based on the amount of time spent by the relevant personnel in carrying out such work.

On September 28, 2001, NTL Communications Corp. loaned Old NTL $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

On April 5, 2002, following receipt of the proceeds from the sale of NTL Australia, NTL Delaware loaned £90.0 million to NTL (UK) Group, Inc. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. Interest on the note was at 23% per annum, compounded semiannually, and was payable, in cash, on the earlier of April 1, 2006 or the redemption date of the notes. In connection with the DIP facility, the current interest rate on this loan had been reduced from 23% per annum to 11% per annum. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt was repaid.

Pursuant to the DIP facility, all funding needs of the debtors were funded through the proceeds of the DIP facility, in accordance with a budget and the terms of the DIP facility agreement. Communications Cable Funding Corp. had entered into intercompany note agreements with Old NTL and NTL Delaware to evidence such transactions. The notes earned interest on the unpaid principal amount for three months from July 15, 2002 at the rate of 11% per annum. With respect to each successive three month period following that date, the rate per annum increased incrementally by 1% over the immediately preceding three month period but will not exceed 18% per annum for any three month period. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, such debt in the amount of $69.3 million was repaid.

Certain former officers and directors of Old NTL were also officers and directors of ATX Communications, Inc. (“ATX”) (formerly known as CoreComm Holdco, Inc.). On April 12, 2001, Old NTL purchased $15.0 million of an unsecured convertible note from ATX and received warrants to purchase 770,000 shares of ATX common stock at an exercise price of $0.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, Old NTL entered into a network and software agreement with ATX, which agreement is now with New NTL. Under the agreement, ATX will provide U.S. network for Internet traffic from New NTL’s UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how. Interest on the notes is at 10.75% per annum, payable semiannually beginning on October 15, 2001. The interest is payable in kind by the issuance of additional notes in such principal amount equal to the interest payment that is then due. The notes are convertible into ATX common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of ATX common stock for a specified period. Old NTL and ATX agreed to certain modifications to the conversion feature in connection with ATX’s recapitalization in December 2001.

Premium TV has entered into a number of agreements with New NTL, pursuant to which Premium TV receives certain operational services covering premises, connectivity, hosting, technology and other corporate volume purchasing benefits. Premium TV has a co-marketing agreement linked with New NTL’s broadband product and an agreement with New NTL where New NTL is able to exploit Premium TV’s pay per view rights.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

17.	Related Party Transactions (continued)

In 1999, NTL Broadcast established two subsidiaries, located in Thailand and Malaysia. Following consummation of the Plan, the Company maintained ownership of the operations in Malaysia and Thailand through two companies, NTL Broadcast Sdn and NTL Broadcast (Thailand) Ltd. (together, “NTL Asia”). The two subsidiaries are managed as one business. Separately, New NTL maintains a branch office in Singapore. The Company’s subsidiaries rely on New NTL’s Singapore office for administration and other support services. The Company has entered into an agreement to jointly manage the business of NTL Asia with New NTL.

18.	Shareholder’s Equity

Sales of Preferred Stock, Common Stock and Warrants

In August 1999, the Company received $1,000.0 million in cash from France Telecom in exchange for 750,000 shares of the Company’s 5% Cumulative Participating Convertible Preferred Stock and 4.2 million shares of the Company’s common stock.

In January 1999, the Company received $500.0 million in cash from Microsoft Corp. (“Microsoft”) in exchange for 500,000 shares of the Company’s 5.25% Convertible Preferred Stock (the “5.25% Preferred Stock”) and warrants to purchase 1.9 million shares of the Company’s common stock at an exercise price of $53.76 per share. Dividends were payable quarterly at the Company’s option in cash, common stock or additional shares of preferred stock. The Company issued approximately 25,000 shares of 5.25% Preferred Stock for dividend payments of $24.6 million through December 31, 1999. In February 2000, all of the 5.25% Preferred Stock was converted into 8.3 million shares of the Company’s common stock.

Series Preferred Stock

In September 1998, the Company issued 125,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series A (the “Series A Preferred Stock”) in connection with an acquisition. Each share of Series A Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors. In December 1999, all of the outstanding shares of the Series A Preferred Stock were redeemed for cash of $140.8 million, which included $15.5 million for accrued dividends.

In December 1998, the Company issued 52,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”) in connection with an acquisition. Each share of Series B Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the sated value per share. Dividends were payable when and if declared by the Board of Directors.

The changes in the number of shares of Series Preferred Stock, excluding the Redeemable Preferred Stock were as follows:

	Convertible	9.9%	9.9%
	Series A	Series A	Series B	5.25%	5%

Balance, December 31, 1998	—	125,000	52,000	—	—
Issued for cash	—	—	—	500,000	750,000
Issued for dividends	—	—	—	25,000	5,000
Redemption	—	(125,000)	—	—	—

Balance, December 31, 1999	—	—	52,000	525,000	755,000
Issued for dividends	—	—	—	3,000	19,000
Conversion into common stock	—	—	—	(528,000)	—
Corporate restructuring	—	—	(52,000)	—	(774,000)

Balance, December 31, 2001 and 2000	—	—	—	—	—

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Stock Options

All of Old NTL’s outstanding stock options were canceled on the Effective Date pursuant to the Plan. The stock option plans described below covered certain of the Company’s employees, as well as employees of the discontinued operations.

There were 335,000 shares and 2,733,000 shares of common stock reserved for issuance under the 1991 Stock Option Plan and the 1993 Stock Option Plan, respectively. These plans provided that incentive stock options (“ISOs”) would be granted at the fair market value of Old NTL’s common stock on the date of grant, and nonqualified stock options (“NQSOs”) would be granted at not less than 85% of the fair market value of Old NTL’s common stock on the date of grant. Options were exercisable as to 20% of the shares subject thereto on the date of grant and became exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remained an employee of Old NTL. Options expired ten years after the date of the grant.

There were 16,000 shares and 67,000 shares of common stock reserved for issuance under 1991 and 1993 Non-Employee Director Stock Option Plans, respectively. Under the terms of these plans, options would be granted to members of the Board of Directors who were not employees of Old NTL or any of its affiliates. These plans provided that all options would be granted at the fair market value of Old NTL’s common stock on the date of grant, and options would expire ten years after the date of the grant. Options were exercisable as to 20% of the shares subject thereto on the date of grant and became exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remained a director of Old NTL. Options expired ten years after the date of the grant.

There were 19,684,000 shares of common stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan. The exercise price of a NQSO would have been determined by the Compensation and Option Committee. Options were generally exercisable ratably over five to ten years while the optionee remained an employee of Old NTL. Options expired ten years after the date of the grant.

In December 2000, the Board of Directors of Old NTL approved the rescission of the exercise of ISOs for 156,000 shares of Old NTL’s common stock, and Old NTL returned cash of $1.1 million. The rescission was accounted for as a modification of the original options that resulted in a new measurement date. On the new measurement date, Old NTL recognized no compensation expense.

Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if Old NTL had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000: risk-free interest rates of 4.47%, 4.47% and 5.30%, respectively, dividend yield of 0%, volatility factor of the expected market price of Old NTL’s common stock of .702, .702 and .385, respectively, and a weighted-average expected life of the option of 10 years.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

18. Shareholder’s Equity (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Old NTL’s stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss and net loss per share for the years ended December 31, 2002, 2001 and 2000 are not likely to be representative of the pro forma effects on net loss and net loss per share in future years. Had compensation for stock options granted by Old NTL been determined consistent with the provisions of SFAS No. 123, the effect on the Company’s net loss would have been changed to the following pro forma amounts:

	Year Ended December 31,

	2002	2001	2000

	(in millions, except per share data)
Net (loss)	$(3,658.6)	$(13,706.8)	$(2,967.0)
Pro forma net (loss)	$(3,922.9)	$(13,975.1)	$(3,222.8)

A summary of Old NTL’s stock option activity and related information for the years ended December 31 follows:

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

	(in millions)		(in millions)		(in millions)
Outstanding — beginning of year	71.9	$36.13	61.4	$41.52	29.2	$24.60
Granted	—	—	14.3	12.55	34.8	54.90
Exercised	—	—	(1.1)	11.93	(2.1)	17.13
Forfeited	(3.7)	39.09	(2.7)	42.46	(0.5)	83.31

Outstanding — end of year	68.2	$36.06	71.9	$36.13	61.4	$41.52

Exercisable at end of year	34.3	$30.37	24.7	$27.50	16.3	$21.82

Weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 2002, 2001 and 2000 is $5.69, $5.69 and $32.19 respectively.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

18. Shareholder’s Equity (continued)

The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2002:

	Stock Options Outstanding			Stock Options Exercisable

		Weighted-	Weighted-		Weighted-
		Remaining	Average		Average
Range of	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Options	Life	Price	Options	Price

	(in millions)			(in millions)
$ 0.35 to $9.36	4.4	3.1 Years	$5.434	4.3	$5.434
$10.00 to $18.40	14.8	4.2 Years	$11.136	8.0	$12.082
$19.86 to $27.84	12.9	6.6 Years	$23.395	8.2	$23.305
$28.06 to $35.64	0.6	6.3 Years	$30.372	0.5	$30.477
$36.12 to $40.19	0.8	7.2 Years	$38.823	0.5	$38.629
$42.44 to $47.44	13.0	7.4 Years	$44.437	4.5	$44.397
$48.38 to $53.76	4.6	6.6 Years	$50.383	3.2	$50.400
$57.60 to $63.63	16.6	6.8 Years	$63.409	4.7	$62.986
$68.20 to $75.56	0.1	7.1 Years	$75.413	0.1	$75.401
$91.13 to $97.50	0.4	7.1 Years	$93.713	0.3	$93.713

Total	68.2			34.3

As of December 31, 2002, Old NTL had 171.8 million shares of its common stock reserved for issuance upon the exercise of warrants and stock options and the conversion of debt and preferred stock, all of which have now been canceled.

19. Employee Benefit Plans

Cablecom operates a defined benefit pension plan in Switzerland. The assets of the Plan are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Employee Benefit Plans (continued)

At December 31, 2002, the projected benefit obligations of Old NTL’s defined benefit pension plans exceeded the fair value of the plan assets by $44.5 million. The projected benefit obligations, accumulated benefit obligations and fair value of plan assets were $156.4 million, $125.1 million and $112.0 million, respectively, at December 31, 2002.

	Year Ended
	December 31,

	2002	2001

	(in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$145.7	$122.2
Disposition	(21.8)	—
Service cost	7.4	7.4
Interest cost	6.3	5.5
Actuarial losses (gains)	10.3	12.4
Benefits paid	(4.2)	(3.1)
Foreign currency exchange rate changes	12.7	1.2

Benefit obligation at end of year	$156.4	$145.6

Change in plan assets
Fair value of plan assets at beginning of year	$142.3	$151.0
Disposition	(15.8)	—
Actual return on plan assets	(30.9)	(15.0)
Company contributions	4.7	4.5
Plan participants’ contributions	3.5	3.4
Benefits paid	(4.2)	(3.1)
Foreign currency exchange rates changes	12.4	1.5

Fair value of plan assets at end of year	$112.0	$142.3

Funded status of the plan	$(44.5)	$(3.4)
Unrecognized net actuarial (gains) losses	61.3	17.8
Unrecognized transition obligation	0.5	0.8

Net amount recognized	$17.3	$15.2

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$16.8	$14.4
Accrued benefit liability	(30.5)	—
Intangible asset	1.0	0.8
Accumulated other comprehensive loss	30.0	—

Net amount recognized	$17.3	$15.2

	Year Ended December 31,

	2002	2001

Actuarial assumptions:
Discount rate	4.00%	4.50%
Rate of compensation increase	1.00%	2.00%
Expected long-term rate of return on plan assets	4.00%	5.50%

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

19. Employee Benefit Plans (continued)

The components of net pension costs are as follows:

	Year Ended December 31,

	2002	2001	2000

	(in millions)
Service cost	$7.4	$7.4	$6.1
Interest cost	6.3	5.5	5.5
Expected return on plan assets	(6.3)	(8.7)	(13.7)
Plan participants’ contributions	(3.5)	(3.4)	(2.8)
Net amortization and deferral	—	(0.5)	4.0

	$3.9	$0.3	$(0.9)

20. Leases

Future minimum annual payments at December 31, 2002 are as follows (in millions). The table reflects Old NTL’s contractual obligations.

Operating
Leases

Year ending December 31:
2003	$4.8
2004	5.1
2005	5.1
2006	5.3
2007	5.5
Thereafter	6.9

Total minimum lease payments	$32.7

Leases for buildings, office space and equipment extend through 2019. Total rental expense for the years ended December 31, 2002, 2001 and 2000 under operating leases was $7.0 million, $16.4 million and $10.0 million, respectively.

21. Commitments and Contingent Liabilities

At December 31, 2002, Old NTL was committed to pay approximately $121.8 million for equipment and services and for investments in and loans to affiliates. This amount included approximately $48.7 million for operations and other commitments from January 1, 2004 to 2013. The aggregate amount of the fixed and determinable portion of these obligations for the succeeding fiscal years is as follows (in millions):

Year Ending
December 31:

2003	$73.1
2004	9.2
2005	9.2
2006	1.4
2007	1.4

$94.3

The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

21. Commitments and Contingent Liabilities (continued)

Morgan Stanley

In connection with the bar date for filing of securities laws claims against the debtors pursuant to an order of the bankruptcy court, proofs of claim were filed against Old NTL, NTL Delaware and NTL Communications by Morgan Stanley Senior Funding Inc. for $11.4 million. These claims were asserted by Morgan Stanley Senior Funding Inc. in respect of alleged unpaid financing fees for commitments of capital made in 1999. The Company believes it has meritorious defenses to these claims and on May 8, 2003 filed an objection to these claims. At this time, the Company cannot predict the outcome of these claims.

B2 (Bredband) AG

On April 15, 2002, a funding request for approximately $20 million was received by Old NTL under the terms of the investment agreement relating to Old NTL’s investment in B2. Old NTL informed B2 and the other principal investors that it was not in a position to comply with the request for funding. The B2 investment agreement provides that if Old NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders’ agreement including its interest in B2.

On October 4, 2002, Old NTL filed a motion with the bankruptcy court to reject the B2 investment agreement and shareholders’ agreement under section 365 of the bankruptcy code, and the bankruptcy court subsequently authorized Old NTL’s rejection of the agreements. On November 8, 2002, B2 and the other principal shareholders filed proofs of claim with the bankruptcy court asserting their right to recover: (1) approximately $20 million from Old NTL in respect of the unpaid funding request; (2) unspecified damages for Old NTL’s failure to perform under the relevant agreements; and (3) unspecified costs and expenses incurred in the exercise of their remedies under the agreements, and reserved their other rights to avail themselves of any remedies under the agreements.

On April 30, 2003, NTL Delaware, together with its subsidiaries NTL Sweden SPV Inc. and Nogenta Swedish Acquisition Holding B.V., entered into an agreement with B2 and the other principal shareholders of B2 relating to, among other things, the transfer of the Company’s securities in B2. Under the agreement, the NTL Europe parties have agreed to transfer their interest in B2 to certain other shareholders of B2 in exchange for approximately $375,000 in cash or certain securities of a B2 affiliate and mutual releases among the parties relating to a dispute stemming from an April 15, 2002 funding request for approximately $20 million. In connection with the mutual releases, the agreement provides that B2 and the other principal shareholders will withdraw, or otherwise assist NTL Delaware in obtaining bankruptcy court denial of, the proofs of claim filed by B2 and the other principal shareholders in the bankruptcy court. The closing of this transaction is subject to customary closing conditions, but the NTL Europe releases are effective unless the NTL Europe parties breach their respective obligations under the agreement.

Cablecom

Cablecom is the principal borrower under an amended and restated credit agreement dated as of April 30, 2002 and effective as of May 2, 2002. Under the credit agreement, Cablecom and one of its subsidiaries are indebted in an amount of approximately CHF 3,792 million (which includes recent accrued interest payments). Although the credit facility was originally scheduled to mature on April 30, 2003, upon the request of Cablecom, the maturity date has been extended to the business day following May 31, 2003, with an additional automatic extension to June 30, 2003 under certain circumstances. In addition, Cablecom has been notified by the lenders that it is in default under the credit agreement. Accordingly, the lenders could seek to accelerate the maturity of the credit facility at any time.

Cablecom does not have the resources to repay the bank debt when it comes due, whether on the extended maturity date or upon the acceleration thereof. Further, as security for its guaranty of Cablecom’s obligations under the credit agreement, NTL Cablecom Holding GmbH, the parent entity of Cablecom, has pledged to the lenders all of the shares of Cablecom. Accordingly, upon the maturity of the credit facility, whether upon acceleration or otherwise, the lenders could seek to exercise their rights under the pledge. In such an event, although the Company would not be liable for any of Cablecom’s obligations, it would be deprived of all of its ownership interest in Cablecom.

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

21. Commitments and Contingent Liabilities (continued)

In addition, Cablecom and two of its subsidiaries are “overindebted” under Swiss law. If Cablecom is unsuccessful in consummating a transaction with its lenders to resolve that “overindebtedness” issue in the near future, the board of directors of Cablecom may be required to file for insolvency proceedings under Swiss law. Further, on April 9, 2003, in accordance with Swiss law, the board of directors of Cablecom received a letter from its auditors, Ernst & Young AG, notifying the board of Cablecom that Cablecom and some of its subsidiaries are “overindebted” and, if there is no consensual settlement on the overall financial restructuring of Cablecom or an extension of the maturity date or any other measures taken which would cure the “overindebtedness,” the board would be required to notify a Swiss court and deposit the balance sheets for Cablecom and its subsidiaries immediately, thereby commencing insolvency proceedings. If Cablecom files for insolvency proceedings, it is unlikely that the Company will retain any interest in Cablecom.

In order to seek to address the foregoing issues, Cablecom is currently in negotiations with its lenders regarding an overall financial restructuring of Cablecom. If consummated, such restructuring is expected to include a reduction in the amount of debt outstanding, an extension of maturity date of such debt and control of Cablecom being assumed by the lenders. As part of such negotiations, the “Company” is seeking to retain a small minority interest in Cablecom in consideration for its cooperation in permitting Cablecom to reach a consensual restructuring plan with its lenders. There is, however, no assurance that such negotiations will be successful. Further, whether or not such negotiations are successful, the Company expects to be deprived of the Company’s controlling interest in Cablecom in the near future. After such occurrence, the results of Cablecom will not be reported as part of the Company’s consolidated results of operations.

On May 1, 2003, Owl Creek Asset Management, L.P., one of Old NTL’s creditors, filed an amended complaint against CRT Capital Group LLC, New NTL and NTL Europe in U.S. Bankruptcy Court for the Southern District of New York. The amended complaint concerns certain “when-issued” trades of New NTL’s common stock made by Owl Creek with CRT prior to a subsequent modification of Old NTL’s plan of reorganization. Under the modified plan, Old NTL’s creditors were entitled to receive only one-fourth the number of shares of New NTL common stock contemplated prior to the modification. Therefore, certain holders of New NTL common stock sold more stock on the “when-issued” market than they ultimately received under the amended plan. On January 16, 2003, the bankruptcy court entered an order providing that sellers of New NTL’s common stock on the “when-issued” market may settle such trades by reducing the number of shares traded in each such transaction by 25% and increasing the per share purchase price for such shares by 400%. The order provided that buyers in such trades were required to accept such a settlement, but the order was dissolved on February 5, 2003. In addition to its claims against CRT, Owl Creek has asserted claims against New NTL and NTL Europe for breach of fiduciary duty, gross negligence, breach of contract, promissory estoppel, contribution and indemnification, alleging that Old NTL’s creditors should have been better informed of the changes to New NTL’s common stock under the plan. Since the securities that are the subject of the complaint are those of New NTL, NTL Europe does not believe that it has any material exposure with respect to this claim.

22. Geographic Information

	United States	Switzerland	Other	Total

	(in millions)
2002
Revenues	$—	$401.6	$30.6	$432.2
Long-lived assets	19.1	2,196.8	74.9	2,290.8
2001
Revenues	$—	$329.2	$58.6	$387.8
Long-lived assets	28.1	2,631.6	311.1	2,970.8
2000
Revenues	$—	$202.5	$24.3	$226.8
Long-lived assets	16.7	3,828.1	910.2	4,755.0

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

23. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization

The following consolidating financial statements of Old NTL and subsidiaries as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 is being provided pursuant to AICPA Statement of Position 90-7. Old NTL, NTL Delaware, NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. are included in Entities in Reorganization. All other wholly owned direct and indirect subsidiaries of Old NTL are included in Entities Not in Reorganization.

(in millions)

	Year Ended December 31, 2002

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

Revenue	$—	$432.2	$—	$432.2
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	160.2	—	160.2
Selling, general and administrative expenses	3.7	154.8	(8.7)	149.8
Asset impairments	—	854.3	—	854.3
Other charges	—	3.5	—	3.5
Corporate expenses	0.6	—		0.6
Depreciation	0.7	221.9	—	222.6
Amortization	12.7	82.4	—	95.1

	17.7	1,477.1	(8.7)	1,486.1

Operating loss	(17.7)	(1,044.9)	8.7	(1,053.9)
Other income (expense)
Interest income and other, net	6.5	(13.0)	0.2	(6.3)
Interest expense (contractual interest of $198.2 (2002))	(24.3)	(128.0)	(3.4)	(155.7)
Share of (losses) from equity investments	(1,353.5)	(22.4)	1,176.7	(199.2)
Other gains (losses)	1.1	1.9	—	3.0
Foreign currency transaction gains	9.1	—	(0.1)	9.0

(Loss) before recapitalization items, income taxes and discontinued operations	(1,378.8)	(1,206.4)	1,182.1	(1,403.1)
Recapitalization items, net	(7.1)	(5.2)	7.5	(4.8)

(Loss) before income taxes and discontinued operations	(1,385.9)	(1,211.6)	1,189.6	(1,407.9)
Income tax (expense) benefit	4.6	129.4	(4.6)	129.4

(Loss) from continuing operations	(1,381.3)	(1,082.2)	1,185.0	(1,278.5)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(4,762.0)	(1,737.4)	4,125.0	(2,374.4)
(Loss) gain on sale of discontinued operations, net of taxes	(5.7)	31.4	(31.4)	(5.7)

(Loss) from discontinued operations	(4,767.7)	(1,706.0)	4,093.6	(2,380.1)

Net (loss)	$(6,149.0)	$(2,788.2)	$5,278.6	$(3,658.6)

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

23. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization (continued)

(in millions)

	Year Ended December 31, 2001

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

Revenue	$—	$387.8	$—	$387.8
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	161.6	—	161.6
Selling, general and administrative expenses	5.9	186.0	(8.1)	183.8
Asset impairments	—	887.0	(401.2)	485.8
Other charges	—	12.1		12.1
Corporate expenses	12.8	—		12.8
Depreciation	2.7	165.3		168.0
Amortization	2.9	385.1		388.0

	24.3	1,797.1	(409.3)	1,412.1

Operating loss	(24.3)	(1,409.3)	409.3	(1,024.3)
Other income (expense)
Interest income and other, net	5.7	14.2	2.3	22.2
Interest expense	(69.0)	(126.0)	5.1	(189.9)
Share of (losses) from equity investments	(1,635.7)	(40.6)	1,056.4	(619.9)
Other gains (losses)	(109.3)	50.4	(0.4)	(59.3)
Foreign currency transaction (losses)	(9.7)	(4.0)	—	(13.7)

(Loss) before recapitalization items, income taxes and discontinued operations	(1,842.3)	(1,515.3)	1,472.7	(1,884.9)
Recapitalization items, net	—	—	—	—

(Loss) before income taxes and discontinued operations	(1,842.3)	(1,515.3)	1,472.7	(1,884.9)
Income tax benefit	2.4	48.6	—	51.0

(Loss) from continuing operations	(1,839.9)	(1,466.7)	1,472.7	(1,833.9)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(11,867.1)	(30.7)	24.9	(11,872.9)
Gain on sale of discontinued operations, net of taxes	—	—	—	—

(Loss) from discontinued operations	(11,867.1)	(30.7)	24.9	(11,872.9)

Net (loss)	$(13,707.0)	$(1,497.4)	$1,497.6	$(13,706.8)

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

23. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization (continued)

(in millions)

	Year Ended December 31, 2000

		Entities Not
	Entities in	in
Statements of Operations	Reorganization	Reorganization	Adjustments	Consolidated

Revenue	$—	$226.8	$—	$226.8
Costs and expenses
Operating expenses (exclusive of depreciation shown separately below)	—	88.9	—	88.9
Selling, general and administrative expenses	—	103.1	—	103.1
Asset impairments	—	—		—
Other charges	—	—		—
Corporate expenses	14.5	—		14.5
Depreciation	2.3	99.3	(14.2)	87.4
Amortization	2.7	282.0	14.6	299.3

	19.5	573.3	0.4	593.2

Operating loss	(19.5)	(346.5)	(0.4)	(366.4)
Other income (expense)
Interest income and other, net	29.1	(2.6)	7.6	34.1
Interest expense	(68.6)	(84.0)	12.9	(139.7)
Share of (losses) from equity investments	(437.5)	—	391.2	(46.3)
Other gains (losses)	—	—	—	—
Foreign currency transaction gains	(63.0)	—	(1.4)	(64.4)

(Loss) before recapitalization items, income taxes and discontinued operations	(559.5)	(433.1)	409.9	(582.7)
Recapitalization items, net	—	—	—	—

(Loss) before income taxes and discontinued operations	(559.5)	(433.1)	409.9	(582.7)
Income tax (expense) benefit		23.2		23.2

(Loss) from continuing operations	(559.5)	(409.9)	409.9	(559.5)
Discontinued operations:
(Loss) from discontinued operations, net of taxes	(2,407.5)	(19.7)	19.7	(2,407.5)
(Loss) gain on sale of discontinued operations, net of taxes	—	—	—	—

(Loss) from discontinued operations	(2,407.5)	(19.7)	19.7	(2,407.5)

Net (loss)	$(2,967.0)	$(429.6)	$429.6	$(2,967.0)

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

23. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization (continued)

(in millions)

	December 31, 2002

		Entities Not
	Entities in	in
Balance Sheets	Reorganization	Reorganization	Adjustments	Consolidated

Current assets	$166.3	$376.5	$(0.3)	$542.5
Discontinued operations	809.6	12,692.6	(528.2)	12,974.0
Investments in and loans to affiliates, net	23,001.2	16.1	(23,009.5)	7.8
Fixed and noncurrent assets	64.0	2,219.0	—	2,283.0

Total assets	$24,041.1	$15,304.2	$(23,538.0)	$15,807.3

Current liabilities	$9.5	$5,391.5	$(2,259.1)	$3,141.9
Discontinued operations	13,331.4	14,764.0	(10,122.2)	17,973.2
Noncurrent liabilities	5,927.0	361.9	(5,892.5)	396.4
Liabilities subject to compromise	1,243.7	—	—	1,243.7
Shareholder’s (deficiency)	3,529.5	(5,213.2)	(5,264.2)	(6,947.9)

Total liabilities and shareholder’s (deficiency)	$24,041.1	$15,304.2	$(23,538.0)	$15,807.3

	December 31, 2001

		Entities Not
	Entities in	In
Balance Sheets	Reorganization	Reorganization	Adjustments	Consolidated

Current assets	$10.1	$815.9	$(470.6)	$355.3
Discontinued operations	414.0	12,713.6	365.0	13,492.6
Investments and loans to affiliates, net	5,962.3	56.9	(5,803.1)	216.1
Fixed and noncurrent assets	64.2	2,655.2	35.3	2,754.7

Total assets	$6,450.5	$16,241.6	$(5,873.4)	$16,818.7

Current liabilities	$38.7	$4,787.1	$(1,061.6)	$3,764.2
Discontinued operations	9,598.8	12,748.7	(5,916.9)	16,430.6
Noncurrent liabilities	4,138.0	272.8	(4,123.1)	287.7
Liabilities subject to compromise	—	—	—	—
Shareholder’s (deficiency)	(7,325.0)	(1,567.0)	5,228.2	(3,663.8)

Total liabilities and shareholder’s (deficiency)	$6,450.5	$16,241.6	$(5,873.4)	$16,818.7

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

23. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization (continued)

(in millions)

	Year Ended December 31, 2002

		Entities Not
	Entities in	In
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(2,390.9)	$(36.0)	$2,638.2	$211.3
Net cash provided by (used in) investing activities	2,508.3	(150.5)	(2,811.6)	(453.8)
Net cash provided by financing activities	(10.0)	153.1	388.6	531.7
Effect of exchange rate changes on cash and cash equivalents	—	14.6	35.8	50.4

Increase in cash and cash equivalents	107.4	(18.8)	251.0	339.6
Cash and cash equivalents at beginning of year – continuing operations	3.0	88.0	—	91.0
Cash and cash equivalents at beginning of year – discontinued operations	—	25.2	251.1	276.3
Cash and cash equivalents at end of year – discontinued operations	—	—	(502.0)	(502.0)

Cash and cash equivalents at end of year – continuing operations	$110.4	$94.4	$0.1	$204.9

	Year Ended December 31, 2001

		Entities Not
	Entities in	In
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(12,013.3)	$12.1	$11,433.1	$(568.1)
Net cash provided by (used in) investing activities	11,813.2	(393.6)	(13,708.6)	(2,289.0)
Net cash provided by financing activities	200.5	414.1	2,110.9	2,725.5
Effect of exchange rate changes on cash and cash equivalents	—	(3.2)	(7.8)	(11.0)

(Decrease) in cash and cash equivalents	0.4	29.4	(172.4)	(142.6)
Cash and cash equivalents at beginning of year – continuing operations	2.6	54.3	—	56.9
Cash and cash equivalents at beginning of year – discontinued operations	—	29.5	423.5	453.0
Cash and cash equivalents at end of year – discontinued operations	—	(25.2)	(251.1)	(276.3)

Cash and cash equivalents at end of year – continuing operations	$3.0	$88.0	$—	$91.0

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

23. Consolidating Financial Statements of Entities in Reorganization and Entities Not in Reorganization (continued)

(in millions)

	Year Ended December 31, 2000

		Entities Not
	Entities in	In
Statements of Cash Flows	Reorganization	Reorganization	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(2,526.0)	$38.9	$2,108.8	$(378.3)
Net cash provided by (used in) investing activities	(5,158.2)	(1,965.1)	(6,388.7)	(13,512.0)
Net cash provided by financing activities	6,185.4	1,990.8	3,654.7	11,830.9
Effect of exchange rate changes on cash and cash equivalents	—	(2.4)	(25.5)	(27.9)

Increase (decrease) in cash and cash equivalents	(1,498.8)	62.2	(650.7)	(2,087.3)
Cash and cash equivalents at beginning of year – continuing operations	1,501.4	8.8	1.4	1,511.6
Cash and cash equivalents at beginning of year – discontinued operations	—	12.8	1,072.8	1,085.6
Cash and cash equivalents at end of year – discontinued operations	—	(29.5)	(423.5)	(453.0)

Cash and cash equivalents at end of year – continuing operations	$2.6	$54.3	$—	$56.9

NTL (Delaware), Inc. (Debtor-in-Possession) and Subsidiaries
Notes to Consolidated Financial Statements (continued)

24. Quarterly Financial Information (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001.

	(in millions)

	2002(1,2)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Total

Revenues	$87.7	$99.2	$108.8	$136.5	$432.2
Operating (loss)	(44.0)	(73.8)	(62.0)	(874.1)	(1,053.9)
(Loss) from continuing operations	(104.5)	(124.1)	(142.5)	(907.4)	(1,278.5)
(Loss) from discontinued operations	(464.9)	(406.1)	(583.5)	(925.6)	(2,380.1)
Net (loss)	(569.4)	(530.2)	(726.0)	(1,833.0)	(3,658.6)

	(in millions)

	2001(1,3)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	Total

Revenues	$92.1	$91.8	$78.7	$125.2	$387.8
Operating (loss)	(117.9)	(126.9)	(128.6)	(650.9)	(1,024.3)
(Loss) from continuing operations	(199.1)	(212.2)	(195.2)	(1,227.4)	(1,833.9)
(Loss) from discontinued operations	(837.1)	(801.8)	(811.1)	(9,422.9)	(11,872.9)
Net (loss)	(1,036.2)	(1,014.0)	(1,006.3)	(10,650.3)	(13,706.8)

(1)	As more fully described in Notes 1, 2 and 3 to the Consolidated Financial Statements, on May 8, 2002, Old NTL filed the Plan which became effective on January 10, 2003. Under the terms of the Plan, the operations of New NTL have been accounted for as a discontinued operation of the Company, beginning with the quarter ended September 30, 2002 and, accordingly, its operating results have been excluded from the Company’s results from continuing operations for the periods presented. In addition, the operating results for NTL Australia and Rediffusion also qualified for discontinued operations treatment (because both units were sold during the current year) for all periods presented.

(2)	During the fourth quarter of 2002, the Company recorded an asset impairment charge of $838.8 million, which was associated with a goodwill impairment provision at Cablecom. The fourth quarter loss in 2002 from discontinued operations also included an asset impairment charge of $418.5 million and a restructuring charge of $99.2 million relating to the operations of New NTL.

(3)	During the fourth quarter of 2001, the Company recorded an asset impairment charge of $912.1 million, which was associated with a goodwill impairment provision at Cablecom and the write-down of various long-term assets at Premium TV. The fourth quarter loss in 2001 from discontinued operations also included an asset impairment charge of $8,161.6 million and a restructuring charge of $202.8 million relating to the operations of New NTL.

NTL (Delaware), Inc. (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant
Condensed Balance Sheets
(dollars in millions)

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$110.4	$3.0
Marketable securities	13.0	—
Affiliate receivables	35.1	5.5
Other	7.8	1.5

Total current assets	166.3	10.0
Fixed assets, net	—	6.3
Deferred financing costs, net of accumulated amortization of $18.5 (2002) and $5.7 (2001)	19.1	21.8
Other assets	44.9	36.1

Total assets	$230.3	$74.2

Liabilities and shareholder’s (deficiency)
Liabilities not subject to compromise
Current liabilities	$1.7	$5.3
Affiliate payable	7.8	33.4

Total current liabilities	9.5	38.7
Long-term debt	—	1,200.0
Liabilities subject to compromise	1,243.7	—
Investments in and loans to discontinued operations	4,999.2	2,938.0
Investments in and loans to affiliates, net	925.8	(438.7)
Shareholder’s (deficiency):
Common stock	—	—
Additional paid-in capital	16,193.9	16,070.1
Accumulated other comprehensive (loss)	(821.9)	(1,072.7)
(Deficit)	(22,319.9)	(18,661.2)

	(6,947.9)	(3,663.8)

Total liabilities and shareholder’s (deficiency)	$230.3	$74.2

See accompanying notes.

NTL (Delaware), Inc. (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant (continued)
Condensed Statements of Operations
(dollars in millions)

	Year Ended December 31,

	2002	2001	2000

Cost and expenses
Operating expenses (exclusive of depreciation shown separately below)	$—	$—	$—
Selling, general and administrative expenses	3.6	5.8	—
Asset impairments	2.2	—	—
Other charges	—	—	—
Corporate expenses	0.6	12.8	14.5
Depreciation and amortization	13.4	5.5	5.0

Operating (loss)	(19.8)	(24.1)	(19.5)
Other income (expense)
Interest income and other, net	4.1	5.7	29.2
Interest expense	(24.3)	(69.0)	(68.6)
Other gains (losses)	1.1	(109.3)	—
Foreign currency transaction gains (losses)	9.1	(9.7)	(63.0)

(Loss) income before recapitalization items, income taxes, equity in net (loss) of subsidiaries and discontinued operations	(29.8)	(206.4)	(121.9)
Recapitalization items, net	(4.8)	—	—

(Loss) income before income taxes, equity in net (loss) of subsidiaries and discontinued operations	(34.6)	(206.4)	(121.9)
Income tax (expense) benefit	4.6	2.4	—

(Loss) income before equity in net (loss) of subsidiaries	(30.0)	(204.0)	(121.9)
Equity in net (loss) of subsidiaries	(1,248.5)	(1,635.7)	(437.6)

(Loss) from continuing operations	(1,278.5)	(1839.7)	(559.6)
Discontinued operations:
(Loss) from discontinued operations, net of income tax benefit (charge) of $26.3 (2002), $114.1 (2001) and $88.1 (2000)	(2,374.4)	(11,867.1)	(2,407.5)
Net (loss) on sales of discontinued operations, net of income tax expense of $4.6 (2002)	(5.7)	—	—

(Loss) from discontinued operations	(2,380.1)	(11,867.1)	(2,407.5)

Net (loss)	$(3,658.6)	$(13,706.8)	$(2,967.0)

See accompanying notes.

NTL (Delaware), Inc. (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant (continued)
Condensed Statements of Cash Flows
(dollars in millions)

	Year Ended December 31,

	2002	2001	2000

Net cash (used in) operating activities	$(3,744.4)	$(13,531.2)	$(2,963.5)
Investing activities
Purchase of marketable securities	(34.0)	—	(58.2)
Proceeds from sales of marketable securities	21.1	—	241.6
Purchase of fixed assets	—	—	(4.0)
Investments in and loans to affiliates	(95.8)	(88.2)	(2,435.3)
Increase(decrease) in other assets	—	(5.5)	—
Proceeds from the sale of assets	8.9	—	—

Net cash (used in) provided by continuing operations	(99.8)	(93.7)	(2,255.9)
Net cash provided by (used in) discontinued operations	1,655.4	1,517.9	437.5

Net cash provided by (used in) investing activities	1,555.6	1,424.2	(1,818.4)
Financing activities
Proceeds from borrowings, net of financing costs	(10.0)	—	(0.8)
Proceeds from issuance of common stock		—	37.3
Proceeds from issuance of preferred stock	—	—	1,850.0

Net cash provided by (used in) continuing operations	(10.0)	—	1,886.5
Net cash provided by discontinued operations	2,306.2	12,107.4	1,396.7

Net cash provided by financing activities	2,296.2	12,107.4	3,283.2
Increase (decrease) in cash and cash equivalents	107.4	0.4	(1,498.7)
Cash and cash equivalents at beginning of year	3.0	2.6	1,501.3

Cash and cash equivalents at end of year	$110.4	$3.0	$2.6

Supplemental disclosure of cash flow information
Cash paid for interest	—	$69.0	$68.0
Supplemental schedule of non-cash financing activities
Accretion of dividends and discount on preferred stock	—	—	$10.6

See accompanying notes.

NTL (Delaware), Inc. (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant (continued)
Notes to Condensed Financial Statements

1. Corporate Restructuring

The accompanying financial statements do not reflect any adjustments in connection with the emergence of NTL (Delaware), Inc. (“NTL Delaware” or the “Company”), a wholly-owned subsidiary of NTL Europe (as defined below) which holds must of NTL Europe’s assets, from Chapter 11 reorganization.

On May 8, 2002, the entity then known as “NTL Incorporated” (“Old NTL”) and certain of its subsidiaries (including NTL Delaware) as of that time each filed a pre-arranged joint reorganization plan (the “Plan”) under Chapter 11 of the U.S. Bankruptcy Code. Old NTL’s operating subsidiaries were not included in the Chapter 11 filing. The Plan became effective on January 10, 2003 (the “Effective Date”) at which time the Company emerged from Chapter 11 reorganization.

Pursuant to the Plan, Old NTL and its subsidiaries were split into two separate companies. The entity formerly known as “NTL Incorporated” was renamed “NTL Europe, Inc.” and became the holding company for Old NTL’s European and certain other assets (“NTL Europe”). The entity formerly known as “NTL Communications Corp.” was renamed “NTL Incorporated” and became the holding company for Old NTL’s principal UK and Ireland assets (“New NTL”). Pursuant to the Plan, all of the outstanding securities of Old NTL and certain of its subsidiaries were canceled (including the long-term debt of NTL Delaware), and NTL Europe issued shares of its common stock, par value $0.01 per share (the “Common Stock”), and 10% Fixed Coupon Redeemable Preferred Stock, Series A, par value $0.01 per share (with a $50.00 liquidation preference per share) (the “Preferred Stock”) and New NTL issued shares of its common stock and Series A warrants to various former creditors and stockholders of Old NTL and its subsidiaries. The precise mix of new securities received by holders of each particular type of security of Old NTL and its subsidiaries was set forth in the Plan. New NTL is an independent entity which is no longer owned by or affiliated with the Company or NTL Europe.

Historical Structure of the Company

On May 18, 2000, the entity formerly known as “NTL Incorporated” (currently named “NTL (Delaware), Inc.”) completed a corporate restructuring to create a holding company structure. The formation of the holding company was part of NTL Delaware’s acquisition of certain assets of Cable & Wireless Communications plc (“CWC”). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Delaware at the effective time of the merger became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company was called NTL Incorporated (which is now known as “NTL Europe, Inc.”) and the holding company’s subsidiary simultaneously changed its name to NTL (Delaware), Inc.

The Company conducts its operations through direct and indirect wholly-owned subsidiaries.

2. Basis of Presentation

In the Company’s condensed financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company’s share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company’s consolidated financial statements.

NTL (Delaware), Inc. (Debtor-in-Possession)
Schedule I — Condensed Financial Information of Registrant (continued)
Notes to Condensed Financial Statements

3. Liabilities Subject to Compromise

Liabilities subject to compromise consist of the following:

December 31,
2002

(in millions)
Accounts payable	$0.2
Interest payable	27.2
Payable to subsidiaries	16.3
Long term debt:
NTL (Delaware), Inc.:
5 3/4% Convertible Subordinated Notes	1,200.0

Total	$1,243.7

Upon emergence from Chapter 11 reorganization and in accordance with the Plan, all of the outstanding preferred stock of Old NTL and long-term debt of Old NTL were canceled.

4. Note Payable to NTL Incorporated

On September 28, 2001, NTL Communications Corp. loaned Old NTL $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest was payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. Upon emergence from Chapter 11 reorganization and in accordance with the Plan, these notes were canceled.

5. Other

No cash dividends were paid to Old NTL by subsidiaries for the years ended December 31, 2002 and 2001 and during the period from May 18, 2000 to December 31, 2000.

Old NTL was a joint obligor for the NTL Communications Corp. 7% Convertible Subordinated Notes due December 15, 2008. Old NTL was a co-obligor on a subordinated basis for the NTL Communications Corp. 6 3/4% Convertible Senior Notes due May 15, 2008. All of this debt was subject to the provisions of the Plan.

NTL (Delaware), Inc. (Debtor-in-Possession)
Schedule II — Valuation and Qualifying Accounts

Col. A	Col. B	Col. C		Col. D		Col. E

		Additions

			(2)
		(1)	Charged
	Balance at	Charged	to
	Beginning	to	Other	(Deductions)		Balance
	of	Costs and	Accounts	/Additions		at End
Description	Period	Expenses	Describe	Describe		of Period

Year ended December 31, 2002
Allowance for doubtful accounts	$6.6	$7.2	$—	$(4.4	)(a)	$9.4

Allowance for loans receivable	$37.2	$21.0	$—	$(40.6)	(b)	$17.6

Year ended December 31, 2001
Allowance for doubtful accounts	$6.2	$2.5	$—	$(2.1	)(c)	$6.6

Allowance for loans receivable	$—	$37.2	$—	$—		$37.2

Year ended December 31, 2000
Allowance for doubtful accounts	$0.7	$0.4	$—	$5.1	(d)	$6.2

(a)	Uncollectible accounts written-off, net of recoveries of $5.9 million, offset by $1.5 million foreign currency exchange translation adjustments.

(b)	Write off of loan receivable from Football League Joint Venture.

(c)	Uncollectible accounts written-off, net of recoveries of $2.0 million and $0.1 million foreign currency translation adjustments.

(d)	Recoveries, net of uncollectible accounts written-off of $1.2 million plus $0.2 million foreign currency exchange translation adjustments and $3.7 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

CWC ConsumerCo, a division

of ntl (CWC) Limited
(formerly Cable & Wireless
Communications Limited)
“ConsumerCo”

Report and financial statements as of March 31, 1999

and 2000 and for the three years ended March 31, 2000

FINANCIAL STATEMENTS OF CONSUMERCO

Reprinted Copy of Report of Independent Auditors

To the Directors of NTL Incorporated

      We have audited the accompanying financial statements of CWC ConsumerCo (“ConsumerCo”) as of March 31, 1999 and 2000 and for the three years ended March 31, 2000 which have been prepared on the bases and in accordance with the accounting policies set out therein under the historical cost convention.

Respective responsibilities of directors and auditors

      The Directors of ntl (CWC) Limited are responsible for the preparation of the financial statements in accordance with the applicable United Kingdom law and accounting standards. Our responsibilities, as independent auditors, are established by the United Kingdom Auditing Practices Board and by our profession’s ethical guidance.

Basis of opinion

      We conducted our audit in accordance with generally accepted auditing standards in the United States. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the circumstances of ConsumerCo, consistently applied and adequately disclosed.

      We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

      In our opinion, the financial statements referred to above present fairly, in all material respects, the state of affairs of ConsumerCo as at March 31, 1999 and 2000 and of ConsumerCo’s results and cash flows for each of the three years ended March 31, 2000 in accordance with the bases of preparation detailed in the accompanying financial statements, applied using accounting principles generally accepted in the United Kingdom.

Reconciliation to US GAAP

      Accounting practices used by ConsumerCo in preparing the accompanying financial statements conform with generally accepted accounting principles in the United Kingdom, but do not conform with generally accepted accounting principles in the United States. A description of these differences and a reconciliation of net loss and shareholders’ equity to generally accepted accounting principles in the United States is set out in Note 35.

Arthur Andersen

Chartered Accountants

London

United Kingdom
6th October 2000

Note:	Reprinted above is a copy of the report previously expressed by such firm which has ceased operations. The reprinting of this report is not equivalent to a current reissuance of such report as would be required if such firm was still operating. Because such firm has not consented to the inclusion of this report in this registration statement, your ability to make a claim against such firm may be limited or prohibited.

ConsumerCo

Combined Profit & Loss Account

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Turnover
Continuing operations		694	688	104
Acquisitions		—	—	446

	4	694	688	550

Operating costs
Outpayments and other cost of sales	5	(269)	(251)	(188)

Gross profit		425	437	362
Millennium and NCNC costs	5,6	(12)	(16)	(2)
Other operating expenses (net)	5	(270)	(241)	(197)
Depreciation and amortisation	5,7	(156)	(135)	(103)

Operating (loss)/profit
Continuing operations		(13)	45	49
Acquisitions		—	—	11

Total operating (loss)/profit		(13)	45	60
Costs of fundamental reorganisation	10	—	—	(96)
Release of surplus fundamental reorganisation provision		2	—	—
Profit on disposal as tangible fixed assets		1	—	—
Net interest payable	11	(190)	(179)	(121)

Loss on ordinary activities before taxation	7	(200)	(134)	(157)
Taxation	12	34	—	—

Loss on ordinary activities after taxation		(166)	(134)	(157)
Minority interests		1	(1)	—

Net loss — transfer to reserves		(165)	(135)	(157)

      As more fully explained in Note 2, ConsumerCo did not operate as a separate legal or reporting entity throughout the period. Accordingly the above profit and loss account may not be representative of its future results.

      All operations are continuing.

      There are no recognised gains or losses other than those reflected in the combined profit and loss account and accordingly, no statement of total recognized gains and losses is presented.

     The accompanying notes are an integral part of this combined profit and loss account.

ConsumerCo

Combined Balance Sheet

As at March 31

	Note	2000	1999

		£m	£m
Fixed assets
Intangible assets	13	8	8
Tangible assets	14	3,167	2,860

		3,175	2,868
Current assets
Debtors:
Due within one year	15	131	67
Due after one year	15	68	69
Debtors within receivables securitisation	16
Gross debtors		56	85
Non-returnable proceeds		(29)	(62)
		27	23
Cash at bank and in hand		87	127

		313	286
Creditors: amounts falling due within one year	17	(826)	(487)

Net current liabilities		(513)	(201)

Total assets less current liabilities		2,662	2,667
Creditors: amounts falling due after more than one year	18	(3,075)	(2,916)
Provisions for liabilities and charges	19	(6)	(14)
Net liabilities		(419)	(263)
Capital and reserves
Called up share capital	21	748	746
Share premium	22	17	9
Other reserves	22	(1,199)	(1,034)

Equity shareholders’ funds		(434)	(279)
Equity minority interest		15	16

		(419)	(263)

The accompanying notes are an integral part of this combined balance sheet.

Approved and signed on behalf of the Board

6th October 2000

ConsumerCo

Combined Cash Flow Statement

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Net cash inflow before fundamental reorganisation costs and IT outsource		(89)	220	386
Outflow related to fundamental reorganisation costs and IT outsource		(6)	(41)	(30)

Net cash (outflow)/inflow from operating activities	27	(95)	179	356

Returns on investments and servicing of finance
Interest received		5	15	10
Interest paid		(224)	(227)	(144)

Net cash outflow from returns on investments and servicing of finance		(219)	(212)	(134)

Taxation
U.K. Corporation tax paid		—	—	(16)

Tax Paid		—	—	(16)
Capital expenditure and financial investment
Purchase of tangible fixed assets		(452)	(375)	(529)
Interest bearing deposit (net of VAT)		—	(109)	—
Sale of tangible fixed assets		19	57	—

Net cash outflow from capital expenditure and financial investment		(433)	(427)	(529)

Acquisitions and disposals
Purchase of subsidiary undertakings, net of cash acquired	28	—	—	88
Disposal of business	28	—	4	—

Net cash inflow from acquisitions and disposals		—	4	88

Equity dividends paid
Ordinary dividends paid		—	—	(9)

Cash outflow before financing		(747)	(456)	(244)

Financing
Increase in bank and other loans		932	669	3,257
Increase in share capital		1	—	—
Net proceeds from issue of loan notes		—	433	1,585
Repayment of debt		(222)	(736)	(4,448)
Capital element of finance lease rental payments		(4)	(12)	(6)

(Decrease)/increase in cash	29	(40)	(102)	144

The accompanying notes are an integral part of this combined cash flow statement.

ConsumerCo

Reconciliation of Movements in Equity Shareholders’ Funds

For the Years Ended March 31

	Note	2000	1999	1998

		£m	£m	£m
Loss for the financial year		(165)	(135)	(157)
Share issues	21,22	10	10	1,957
Goodwill acquired and written off during the year		—	—	(2,006)
Other movements on reserves		—	(31)	(7)

Net decrease in equity shareholders’ fund		(155)	(156)	(213)
Equity shareholders’ funds at beginning of year		(279)	(123)	90

Equity shareholders’ funds at end of year		(434)	(279)	(123)

The accompanying notes are an integral part of this reconciliation of movements in equity shareholders’ funds.

ConsumerCo

Notes to the Combined Financial Statements

1 Background

      On July 26, 1999, Cable and Wireless plc (“Cable and Wireless”), NTL Incorporated (“NTL”) and Cable & Wireless Communications (now ntl (CWC) Limited and hereafter “ntl (CWC)”) announced that they had agreed to propose a restructuring of ntl (CWC) to its shareholders. The restructuring was agreed by the shareholders, and completed on May 30, 2000.

      As part of the restructuring, ntl (CWC), which was a 52.8% owned subsidiary of Cable and Wireless was separated into its residential cable, business cable, indirect residential telephony, residential internet and digital television development and services businesses, referred to as ConsumerCo, and its corporate, business, internet protocol and wholesale operations, referred to as CWC Data Co. NTL indirectly acquired all of ConsumerCo and Cable and Wireless indirectly acquired the interest in CWC DataCo. which was not already attributable to it, thereby achieving 100% ownership of CWC DataCo. These two acquisitions, collectively, are referred to as the “Transaction”.

2 Basis of preparation

  a) Structure of financial statements

      The financial statements, have been prepared on the basis set out within the “Basis of preparation” below. In the financial statements, ntl (CWC) and its subsidiary undertakings, as appropriate, are referred to as “ntl (CWC) group”.

      The activities of ConsumerCo were carried out as an integral part of the ntl (CWC) group and as such the operations comprising ConsumerCo were carved out from the financial statements of the ntl (CWC) group. Consequently, certain revenues, costs, assets and liabilities previously reported within legal entities, comprising the ntl (CWC) group, have been allocated to ConsumerCo to reflect the assets and liabilities attributable to ConsumerCo and the results of such operations for the periods shown.

      As a result of the carve out, the combined balance sheet presents an “Other reserves” balance for ConsumerCo, consistent with the fact that ConsumerCo did not operate as a standalone group. Accordingly, the net liabilities position is presented with an equal and opposite equity shareholders’ funds figure after including this “Other reserves” balance which represents the investment in ConsumerCo held by the ntl (CWC) group.

      The financial statements have been prepared specifically in connection with the acquisition of ConsumerCo by NTL and consequently do not contain certain reports, disclosures or other matters that would be required under the UK Companies Act 1985.

      Further, the financial statements do not necessarily reflect the terms of the Transaction agreement referred to in Note 1 above.

  b) Basis of preparation

     Revenue

      All ConsumerCo’s revenues are specifically identifiable from the total revenues of the ntl (CWC) group.

     Specifically attributable costs, assets and liabilities

      Most of the costs, assets and liabilities reflected in the financial statements are specifically identifiable to ConsumerCo. Such specific costs, assets and liabilities have been allocated directly to ConsumerCo.

          • Outpayments

      Outpayments and other cost of sales figures represent third party costs incurred by ConsumerCo.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

     Allocation of indirectly attributable costs, assets and liabilities

      Where costs, assets and liabilities were incurred for the benefit of ConsumerCo, but could not be specifically identified, an allocation has been made.

      Indirectly attributable costs, assets and liabilities have been allocated using bases which the Directors believe provide an appropriate mechanism to carve out ConsumerCo’s financial results for the three years ended March 31, 2000 and financial position as at March 31, 1999 and 2000, from the ntl (CWC) group financial statements.

     Costs

      Particular indirectly attributable costs have been allocated consistently on the following bases unless otherwise stated:

          • Net operating expenses — three years ended March 31, 2000

      Net operating expenses consist primarily of network operations and central ntl (CWC) group support costs, principally those of the Finance and IT departments. A significant element of these costs are staff related.

•	Network operations costs have been allocated based upon the relative usage of the ntl (CWC) group telecommunications network by those products and services provided by ConsumerCo.

•	Staff and related costs have been allocated based upon management’s estimation of the relative proportion of individuals’ time providing services to ConsumerCo. The Directors believe that this provides a fair allocation of costs to ConsumerCo.

•	IT department costs relating to general IT support and services have been allocated in the proportion of ConsumerCo headcount, including allocated headcount, to total ntl (CWC) group headcount. Specific IT projects and systems have been allocated on the basis of estimated usage by ConsumerCo.

•	Finance department costs have been allocated in the proportion of ConsumerCo headcount (including allocated headcount) to total ntl (CWC) group headcount. In the year ended March 31, 1998 these costs were allocated on the basis of revenue due to the lack of retrospective information regarding Finance department headcount. The Directors believe that despite the different bases applied the overall allocation is appropriate.

•	Facilities and other related costs have been allocated based on relative usage by ConsumerCo.

          • Depreciation

      Depreciation for the three years ended 31 March 2000 has been allocated consistent with the allocation of fixed assets to ConsumerCo.

     Assets and liabilities

      Particular indirectly attributable assets and liabilities have been consistently allocated on the following bases as at March 31, 1999 and 2000 unless otherwise stated:

          • Fixed assets

      ConsumerCo has allocated fixed asset additions and disposals on the basis of management’s estimate of relative usage of those assets. The Directors believe this fairly presents the historic asset base attributable to ConsumerCo.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

          • Trade creditors

      Trade creditor amounts relate to operating and capital expenditure. Where not specifically attributable, such amounts have been allocated based on the allocation to ConsumerCo of net operating expenses and capital expenditure.

          • Debt

      Substantially all ntl (CWC)’s debt has been allocated to ConsumerCo on the basis that it is primarily used to fund ConsumerCo activities. See Note 18.

          • Other assets and liabilities

      Prepayments and accrued income and accruals and deferred income amounts are attributable to specific ConsumerCo cost centres and where not specifically attributable, have been allocated based on the allocation of the net operating expenses to each respective cost centre.

     Limitations on use of financial statements

      Because of the allocations referred to above and the proposed changes in the structure and financing of ConsumerCo going forward, these financial statements should not be relied upon as being representative of the future financial position or performance of ConsumerCo. In particular:

•	Outpayments for all periods presented are not representative of those amounts that will be incurred by ConsumerCo in the future as it will need to enter into arms’ length arrangements for the carriage and delivery of telecommunications traffic and services either with CWC DataCo and with other third parties.

•	The operating costs attributed to ConsumerCo for the year ended March 31, 2000 are not representative of the costs it will incur after the proposed transaction as they represent the carve out of costs incurred by the ntl (CWC) group, which was managed as an integrated business. The activities of ConsumerCo on a stand alone basis may be restructured following the Transaction which may result in certain costs being duplicated, other costs being avoided altogether and yet other costs being incurred. For this reason the reported result for the year ended March 31, 2000 is not representative of the amounts to be incurred by ConsumerCo after the Transaction.

•	In view of the refinancing and corporate restructuring of the businesses, the debt, interest and taxation figures included in these financial statements are not representative of the amounts of those items for ConsumerCo following the Transaction.

3 Statement of accounting policies

      The financial statements have been prepared applying ConsumerCo’s accounting policies and no adjustments have been made with respect to any differences between these and NTL’s accounting policies.

      The principal accounting policies of ConsumerCo, which have been applied consistently throughout the three years ended March 31, 2000, unless expressly stated otherwise, are as follows:

  a) Basis of accounting

      The financial statements have been prepared applying accounting principles generally accepted in the United Kingdom and on the historical cost basis.

      The results of subsidiary undertakings acquired or disposed of during the year are included from the date of their acquisition or up to the date of their disposal, except for the acquisition of Mercury Communications

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

Limited which has been merger accounted for under the group reorganisation provisions of FRS 6 “Acquisitions and mergers”.

      Intercompany sales and profits are eliminated fully.

  b) Turnover and revenue recognition

      Turnover, which excludes value added tax, represents the amount receivable in respect of services provided to customers in each year and is accounted for on the accruals basis. At the end of each year adjustments are recorded to defer revenue with respect to services invoiced in advance and to accrue for unbilled services.

  c) Interconnection with other operators

      When operators of other national and international telecommunications networks carry traffic, the charges incurred are matched with the associated revenues. All charges payable to, or by, overseas telecommunications administrations are negotiated separately and are subject to continuous review.

      Charges payable by ConsumerCo to British Telecommunications plc, referred to as BT, for the conveyance of traffic and connections to the BT network are subject to government regulation in the form of a determination by OFTEL, the Office of Telecommunications. During 1998, the basis for calculation of these charges changed from one based on the fully allocated historic cost of providing the delivery mechanism on their network, to one based upon the long-run incremental cost of providing that service.

      Up until September 30, 1997, OFTEL undertook a review, in the form of a determination, after the end of each financial year, and for the half year to September 30, 1997, to assess the bases used for the calculation of the charges made in that year. Amendments were backdated to take effect from April 1, in the year under review, but were accounted for in subsequent financial periods.

      Since October 1, 1997, the charging mechanism has been designed to reflect the commercial considerations surrounding a competitive market. OFTEL has set a framework of controls within which BT will have the price flexibility to set its own charges. The degree of control depends on the competitiveness of the services concerned.

  d) Goodwill

      With effect from April 1, 1998, goodwill arising on the acquisition of subsidiary undertakings and businesses, being the difference between the fair value of the purchase consideration and the fair value attributed to the identifiable assets and liabilities acquired, is capitalised and amortised in equal annual instalments through the profit and loss account over the ntl (CWC) Directors’ estimate of its useful economic life.

      ConsumerCo periodically reviews events and changes in circumstances to determine whether the recoverability of the carrying value of goodwill should be reassessed. An impairment assessment is performed whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

      As permitted under the transitional provisions in FRS 10, “Goodwill and Intangible Assets”, goodwill on acquisitions prior to April 1, 1998 is dealt with as a movement on reserves. Where subsidiary undertakings are wholly or partially disposed of during the year, goodwill that was written off to reserves or has not been amortised through the profit and loss account is charged to the profit and loss account.

  e) Tangible fixed assets and depreciation

      Tangible fixed assets are recorded at cost, which includes materials, direct labour and other incremental costs applicable to the design, construction and connection of the telecommunications and cable television networks and equipment. Other incremental costs capitalised include all costs of those departments responsible solely for design, construction and connection. Where departments spend only part of their time on functions directly

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

connected with design, construction and connection, the relevant proportion of total costs is capitalised. Costs which are initially capitalised in projects under construction where the projects do not become operational are written off to the profit and loss account, once it is determined that the project will not become operational.

      Costs of departments relating to revenue related operations such as direct selling, marketing and other customer related departments, are not capitalised.

     Capitalisation of interest

      Interest is capitalised as part of the cost of separately identifiable major capital projects, up to the time that such projects are substantially complete. The amount of interest capitalised is calculated as the capitalisation rate multiplied by the weighted average carrying amount of major capital projects under construction during the period.

     Depreciation

      Depreciation is provided on the difference between the cost of tangible fixed assets and the estimated residual value in equal annual instalments over the estimated useful lives of the assets. These lives are as follows:

Land and buildings:	Lives
freehold buildings	40 years
leasehold land and buildings	up to 40 years or term of lease if less
leasehold improvements	remaining term of lease or expected useful life of the improvements if less
Communications network plant and equipment:
ducting and network construction	10 to 40 years
electronic equipment and cabling	10 to 20 years
other network plant and equipment	6 to 25 years
Non-network plant and equipment	3 to 10 years

      Freehold land, where the cost is distinguishable from the cost of the building thereon, is not depreciated.

      After a portion of the network is fully constructed and released to operations, depreciation of the network commences either when target rates of penetration are achieved or no later than one year after the release date.

  f) Leased Assets

      Where assets are financed by leasing agreements that give rights approximating to ownership, the assets are treated as if they had been purchased outright. The amount capitalised is the present value of the minimum lease payments payable during the lease term. The corresponding leasing commitments are shown as obligations to the lessor. Lease payments are split between capital and interest elements using the annuity method. Depreciation on the relevant assets and interest are charged to the profit and loss account.

      All other leases are operating leases and the annual rentals are charged to operating profit on a straight line basis over the lease term.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

  g) Fixed asset investments

      Fixed asset investments are stated at cost less provisions for impairment. Any impairment is charged to the profit and loss account in the year in which it is identified.

  h) Deferred taxation

      The charge for taxation is based on the results for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. ConsumerCo provides for deferred tax unless there is a reasonable probability that the liability will not arise in the foreseeable future. Where deferred tax is provided, the liability method is used. No deferred tax assets are recognised in respect of accumulated tax losses.

  i) Pensions

  Defined contribution schemes

      Where ConsumerCo companies through the ntl (CWC) group participate in defined contribution pension schemes for their employees, the pension costs charged to the profit and loss account represent contributions payable during the year.

  Defined benefit schemes

      ConsumerCo through the ntl (CWC) group also participates in a defined benefit pension scheme operated by Cable and Wireless for certain employees. The regular cost of providing benefits is charged to operating profit over the service lives of the members of the scheme so as to achieve a constant percentage of pensionable pay.

  j) Foreign currencies

      Transactions are translated into sterling at the rate of exchange ruling on the date of the transaction. All outstanding monetary assets and liabilities denominated in foreign currency are retranslated at the rates ruling at the balance sheet date. Any exchange differences arising are dealt with through the profit and loss account.

      The results of overseas operations are translated at the average rate of exchange during the period and their balance sheets at the rate ruling at the balance sheet date. Exchange differences arising on translation of the opening net assets and results of overseas operations are dealt with through reserves. All other exchange differences are included in the profit and loss account.

  k) Forward exchange contracts and interest rate swaps

      ConsumerCo through the ntl (CWC) group uses financial instruments, including forward exchange contracts and interest rate swaps, in its management of exchange rate and interest rate exposures. While these instruments are subject to the risk of loss from changes in exchange rates and interest rates, these losses would generally be offset by gains in the related exposures.

      Financial instruments are only used to hedge underlying economic exposures. ConsumerCo does not speculate in derivative financial instruments.

      Realised and unrealised gains and losses on forward contracts which hedge firm third party commitments are recognised in the profit and loss account in the same period as the gain or loss on the underlying transaction. Net interest paid or received on interest rate swaps is included in interest expense on an accruals basis.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

  l) Capital instruments and financing costs

      Capital instruments are accounted for and classified as equity or non-equity share capital, equity or non-equity minority interests or debt according to their form. The costs of issue of non-equity and debt capital instruments are charged to the profit and loss account on an annual basis over the life of the instruments at a constant rate on the carrying amount. Where permitted by law, a corresponding amount is subsequently transferred from the share premium account to retained earnings. The cost of issue of equity instruments is written off against the share premium account.

  m) Provisions

      ConsumerCo accounts for provisions in accordance with FRS12 “Provisions and Contingencies”. Consequently, provisions are only recognised when ConsumerCo has a legal or constructive obligation to transfer economic benefits as a result of past events. To the extent that the provisions are surplus to requirements they are released in the profit and loss account.

  n) IT outsource

      ConsumerCo through the ntl (CWC) group has entered into a 10 year contract for the provision of commercial IT services. Certain costs are paid in advance of the benefit received. These costs are deferred and amortised over the period during which benefit is derived. The charge for the provision of the consolidated billing system is amortised over the expected levels of billing activity.

  o) Millennium and National Code Number Change costs

      Costs incurred in modifying existing software to achieve Year 2000 compliance are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves compliance, but also represents an enhancement of an asset’s service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset, in accordance with Urgent Issues Task Force Abstract 20, “Year 2000: Accounting and Disclosures”.

      Costs incurred in modifying equipment in preparation for National Code Number Changes are normally written off to the profit and loss account in the period in which they are incurred. However, to the extent that any expenditure not only achieves the necessary modification but also represents an enhancement of an asset’s service potential, it is capitalised and depreciated over the estimated remaining useful life of the asset.

4 Turnover

      Turnover derives from:

•	local, national and international telecommunications and cable television services; and

•	the sale and rental of telecommunications equipment.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Turnover comprised the following:

	2000	1999	1998

	£m	£m	£m
Consumer Markets
Direct telephony	279	292	219
Indirect telephony	93	102	104
Television	253	222	172
Business Markets	69	72	55

Total Turnover	694	688	550

      The ntl (CWC) Directors consider this to be a single class of business and accordingly no segmental analysis of operating profit or loss or net assets is shown. In the year ended March 31, 2000 all of the turnover was generated by operations in the United Kingdom (1999: 100% and 1998: 100%).

5 Cost of sales and operating expenses

			1998
	2000	1999
	Total	Total	Continuing	Acquisition
					Total
	£m	£m	£m	£m	£m
Outpayments and other cost of sales	269	251	36	152	188
Other operating expenses (net)	270	241	19	178	197
Millennium and NCNC costs	12	16	—	2	2
Depreciation and amortisation	156	135	2	101	103

      All activities in the years ended March 31, 1999 and 2000 were continuing.

6 Millennium and national code number change costs

  Millennium costs

      Millennium costs comprise the costs allocated to ConsumerCo through the ntl (CWC) group Year 2000 Programme. This includes ConsumerCo’s share of the costs of making software and systems compliant, upgrading rented customer premises equipment, purchasing new software and employing external consultants and advisors, as well as the costs of ConsumerCo employees working on the Year 2000 Programme. A cumulative total of £30 million has been incurred to date, of which £1 million has been capitalised and £29 million has been written off to the profit and loss account.

  National Code Number Change Costs

      National Code Number Change costs are being incurred by ConsumerCo through the ntl (CWC) group, in relation to the change in national code numbers which has been initiated by OFTEL. National dialling codes are being reorganised to provide additional UK numbering capacity required for long term growth in new numbers for fixed and mobile telephones, fax, pager, and internet use.

      Costs of £2 million had been incurred during the year in relation to National Code Number Change, which were capitalised (1999: £1 million expensed in the profit and loss account). The National Code Number Change programme is expected to take a further year to complete. Total costs are expected to be £5 million of which £3 million is expected to relate to capital expenditure, the balance being written off to the profit and loss account as incurred.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

7 Loss on ordinary activities before taxation

      Loss on ordinary activities before taxation is stated after charging:

	2000	1999	1998

	£m	£m	£m
Depreciation of owned tangible fixed assets	144	122	91
Depreciation of fixed assets held under finance leases	12	12	12
Amortisation of goodwill	—	1	—
Operating lease payments — hire of plant and machinery	—	2	2
Operating lease payments — other	5	8	9
Management service fees payable (see Note 33)	—	1	3

8 Employees

      In 2000 the average monthly number of persons working within ConsumerCo was 5,262 (1999: 5,130 and 1998: 5,407).

      The aggregate remuneration and associated costs of ConsumerCo employees were:

	2000	1999	1998

	£m	£m	£m
Salaries and wages	142	126	106
Social security costs	11	11	10
Pension costs of defined benefit scheme	3	3	3
Pension costs of defined contribution schemes	3	3	2

Total staff costs	159	143	121
Less: Staff costs capitalised within network fixed assets	(79)	(47)	(34)

	80	96	87

      Details of the pension schemes are given in Note 9.

9 Pensions

      ConsumerCo, through ntl (CWC), participates in a pension scheme operated by Cable and Wireless. The scheme is a defined benefit scheme whereby retirement benefits are based on the employees’ final remuneration and length of service, and is funded through a separate trustee administered scheme. Contributions to the scheme are based on pension costs for all members of the scheme across the Cable and Wireless group and are made in accordance with the recommendations of independent actuaries who value the scheme at regular intervals, usually triennially. The last valuation currently available relates to the position of the scheme as at March 31, 1999. Full details relating to the pension scheme are disclosed in the financial statements of Cable and Wireless.

      ConsumerCo also operates several defined contribution pension plans.

      ConsumerCo will establish a new exempt approved pension scheme and employees allocated to ConsumerCo who are active members of the Cable and Wireless superannuation fund will be invited to join the new ConsumerCo scheme and to transfer their accrued rights to it. Employees allocated to ConsumerCo who are active members of ntl (CWC) pension schemes will, for the time being, remain in those schemes.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

10 Costs of fundamental reorganisation

      Following the formation of the ntl (CWC) group on April 28, 1997, the nature and focus of operations of the constituent companies were fundamentally reorganised. Costs of £96 million have been allocated to ConsumerCo and include branding, employee related costs such as redundancies and property rationalisations.

      The inclusion of the costs of fundamental reorganisation had no material impact on the tax charge for 2000 or 1999 or 1998.

11 Net interest payable

	2000	1999	1998

	£m	£m	£m
Interest receivable and similar income:
Deposits and short term loan interest	4	8	8
Funds placed with parent undertaking	—	6	1

	4	14	9

Interest payable:
Finance charges on leases	(6)	(9)	(7)
Bank loans and overdrafts	(70)	(89)	(90)
Loan notes	(146)	(132)	(58)
Funds borrowed from parent undertaking	(2)	—	(1)

	(224)	(230)	(156)
Less: interest capitalised within network fixed assets (Note 14)	30	37	26

	(194)	(193)	(130)

Net interest payable	(190)	(179)	(121)

12 Taxation

      The tax credit comprises:

	2000	1999	1998

	£m	£m	£m
United Kingdom taxation:
Current corporation tax at 30% (1999: 31%, 1998: 31%)	34	—	—
Deferred tax	—	—	—
Adjustment in respect of prior years	—	—	—

Tax credit on profit on ordinary activities	34	—	—

      If deferred tax had been provided in 2000 on a full provision basis, there would have been no change in the tax charge for the year (1999: no change, 1998: no change). The effective tax rate for the year ended March 31, 2000 is 0% (1999: 0%, 1998: 0% after costs of fundamental reorganisation). This rate differs from the statutory tax rate of 30% because the companies within ConsumerCo were loss making in the period and deferred tax assets for such losses were not recognised in full. The tax credit in the year ended March 31, 2000 reflects a payment of £34 million from CWC DataCo for losses surrendered by way of group relief.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

13 Intangible fixed assets

Goodwill

£m
Cost
At April 1, 1999	9
Additions	—
At March 31, 2000	9
Amortisation
At April 1, 1999	1
Charge for the year	—
At March 31, 2000	1
Net book value at March 31, 2000	8
Net book value at March 31, 1999	8

      Goodwill arising on the acquisition of Two Way TV Limited is amortised over 20 years, which is the ntl (CWC) Directors’ estimate of its economic useful life.

14 Tangible fixed assets

	Land	Network cable,	Non-network
	and	plant and	plant and
	buildings	equipment	equipment	Total

	£m	£m	£m	£m
Cost
At April 1, 1999	53	3,020	14	3,087
Additions	1	423	73	497
Disposals	—	(8)	(18)	(26)

At March 31, 2000	54	3,435	69	3,558

Depreciation
At April 1, 1999	4	218	5	227
Charge for the year	5	130	21	156
Transfers	—	16	—	16
Disposals	—	(3)	(5)	(8)

At 31 March 2000	9	361	21	391

Net book value at
March 31, 2000	45	3,074	48	3,167

March 31, 1999	49	2,802	9	2,860

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

	2000	1999

	£m	£m
The net book value of land and buildings comprised:
Freehold	19	19
Long leasehold	2	2
Short leasehold	24	28

	45	49

      Interest totalling £30 million (1999: £37 million) for the year ended March 31, 2000 that is directly applicable to the design, construction and installation of ConsumerCo’s cable television and telecommunications network has been capitalised within additions to network assets. Accumulated interest capitalised included in the total cost of tangible fixed assets at March 31, 2000 amounted to £93 million (1999: £63 million).

      Included in the net book value of Network cable, plant and equipment is £83 million in respect of assets held under finance leases and similar hire purchase contracts (1999: £95 million). Accumulated depreciation on these assets is £42 million (1999: £30 million) and the charge for the year is £12 million (1999: £12 million). Network cable, plant and equipment includes £127 million (1999: £118 million) in respect of assets not yet in service and consequently upon which depreciation has not been charged.

15 Debtors

	2000	1999

	£m	£m
Due within one year
Trade debtors outside receivables securitisations	12	7
Amounts due from CWC DataCo (see below)	63	—
Other debtors	18	11
Prepayments and accrued income	38	49

	131	67

Due after more than one year
Prepayments and accrued income	68	69

	199	136

      Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

      Included within prepayments and accrued income, is an amount of £100 million (1999: £112 million) in respect of the IT outsource representing:

	2000			1999

		Due after
	Due within	more than
	one year	one year	Total	Total

	£m	£m	£m	£m
Security deposit	21	32	53	85
Consolidated billing system charge	9	27	36	14
Transition costs	2	9	11	13

	32	68	100	112

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      The consolidated billing system charge is amortised over the life of the outsource contract based on expected billing levels. The transition costs billed by IBM in relation to the transition of the IT function to the outsource provider include external legal, consultancy, property and other technical fees which are amortised over differing periods depending on the period over which ConsumerCo, through the ntl (CWC) group, derives benefit.

16 Debtors within receivables securitisation

	2000	1999

	£m	£m
Gross debtors	56	85
Non-returnable proceeds	(29)	(62)

	27	23

      Within the overall working capital facilities, certain trade debtors have been assigned as security against the advance of cash. This security is represented by the assignment of a pool of trade debts to a trust for the benefit of the providers of this securitisation facility. The financing provided against this pool takes into account, inter alia, the risks that may be attached to individual debtors and the expected collection period.

      ConsumerCo, through the ntl (CWC) group, is not obliged (and does not intend) to support any losses arising from the assigned debts against which cash has been advanced. The providers of the finance have confirmed in writing that, in the event of default in payment by a debtor, they will seek repayment of the cash advanced only from the remainder of the pool of debts in which they hold an interest, and that repayment will not be required from ConsumerCo in any other way.

17 Creditors: amounts falling due within one year

	2000	1999

	£m	£m
Unsecured convertible loan notes	—	9
Current instalments due on loans	543	33
Obligations under finance leases	7	5
Trade creditors	34	35
Amounts owed to CWC DataCo (see below)	—	199
Amounts owed to parent undertaking	13	—
Other taxation and social security	11	5
Other creditors	7	30
Accruals and deferred income	211	171

	826	487

      Where, as part of attributing assets and liabilities to ConsumerCo and CWC DataCo these assets and liabilities are to be transferred between legal entities within the ntl (CWC) group, intragroup balances have been set up.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

18 Creditors: amounts falling due after more than one year

	2000	1999

	£m	£m
Notes due 2003 ($750m at a coupon rate of 6.375%)	453	453
Notes due 2005 ($650m at a coupon rate of 6.625%)	393	393
Notes due 2008 ($1.1bn at a coupon rate of 6.750%)	665	665
Bonds due 2005 (£300m at a coupon rate of 7.125%)	298	298
Bonds due 2017 (£200m at a coupon rate of 7.375%)	199	199
Loans	965	795
Obligations under finance lease	100	108
Accruals and deferred income	2	5

	3,075	2,916

      With the exception of certain specific finance lease obligations, all debt of ntl (CWC) group has been allocated to ConsumerCo as such debt has primarily been necessary to fund ConsumerCo’s activities.

      Substantially all third party borrowings were repaid as part of the Transaction Agreement and were replaced with approximately £2.2 billion of borrowings from another NTL group company.

19 Provisions for liabilities and charges

	Onerous	Property
	obligations	costs	Total

	£m	£m	£m
At March 31, 1999	5	9	14
Amounts used during the year	(3)	(5)	(8)
Established during the year	—	—	—

At March 31, 2000	2	4	6

      At March 31, 2000 the onerous obligations provision relates to onerous contract commitments not recorded in the books of Two Way TV Limited. This is expected to be utilised over the next five years.

      The remaining provision for property costs relates to the fair value property provision for overmarket rents set up as a result of the acquisition of Bell Cablemedia and NYNEX CableComms in April 1997, and is expected to be utilised over the next 18 years.

20 Deferred tax

      The amount provided, and the full potential liability, in respect of UK deferred taxation is as follows:

	2000	1999

	£m	£m
Amount provided and potential liability:	—	—
Tax effect of timing differences due to:
Excess capital allowances over depreciation	(206)	(140)
Other timing differences	—	—

	(206)	(140)

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      As at March 31, 2000, ConsumerCo had substantial UK tax losses available to carry forward which exceeded the timing differences due to the excess of capital allowances over depreciation. No deferred tax asset has been recognised in the accounts in respect of any unutilised tax losses.

21 Called Up Share Capital

	Number of shares

	2000	1999	2000	1999

	m	m	£m	£m
Authorised:
Ordinary shares of 50p each	2,250	2,250	1,125	1,125
Allotted, issued and fully paid:
Ordinary shares of 50p each	1,496	1,493	748	746

      ntl (CWC) was listed on the London and New York Stock exchanges on April 28, 1997, when 1,489,253,555 shares were issued to acquire Bell Cablemedia and NYNEX CableComms with a further 102,707 being issued on offer acceptances received post-listing.

      Allotments of ordinary shares of 50p each during the year to March 31, 2000 were as follows:

	Number of	Gross
	shares	consideration
	allotted	received

		£
Bell Cablemedia plc Savings-Related Share Option Plan 1994	20,135	59,781
Bell Cablemedia plc No 1 Executive Share Option Plan 1994	13,944	41,521
Bell Cablemedia plc No 2 Executive Share Option Plan 1994	26,902	78,089
3.5% Bell Cablemedia plc unsecured convertible loan notes due 2001	46,242	—
5% Bell Cablemedia unsecured convertible loan notes due 1995 (extended)	2,815,385	—
NYNEX CableComms Employees Share Option Plan	252,250	940,388
NYNEX CableComms Savings-Related Share Option Plan 1995	7,309	22,080
NYNEX CableComms Savings-Related Share Option Plan 1996	36,916	85,867

	3,219,083	1,227,726

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Allotments of ordinary shares of 50p each during the year to March 31, 1999 were as follows:

	Number of	Gross
	shares	consideration
	allotted	received

		£
Bell Cablemedia plc Savings-Related Share Option Plan 1994	36,041	107,006
Bell Cablemedia plc No. 1 Executive Share Option Plan 1994	137,199	394,646
Bell Cablemedia plc No. 2 Executive Share Option Plan 1994	254,974	731,162
3.5% Bell Cablemedia plc unsecured convertible loan notes due 2001	9,366	—
NYNEX CableComms Employees Share Option Plan	2,373,139	8,847,066
NYNEX CableComms Savings-Related Share Option Plan 1995	29,098	87,905
NYNEX CableComms Savings-Related Share Option Plan 1996	46,218	107,504

	2,886,035	10,275,289

      At March 31, 2000, capital instruments which were convertible into ordinary shares of ntl (CWC) were as follows:

		Projected
	Principal	Number of	Period of
	amount	Shares	conversion

	£
5% unsecured convertible loan notes due 1995 (extended)	1,925,000	826,303	1999-2001
3.5% unsecured convertible loan notes due 2001	57,564	23,086	1999-2001

      Both loan notes are convertible at the option of the holders.

22 Reserves

	Share	Other
	premium	reserves

	£m	£m
At April 1, 1999	9	(1,034)
Gross premiums on shares allotted	8	—
Amortisation of issue costs relating to capital instruments	—	—
Loss for the financial year	—	(165)
Other movements	—	—

At March 31, 2000	17	(1,199)

23 Financial instruments

      ConsumerCo, through the ntl (CWC) group, holds or issues financial instruments to finance its operations and to manage the interest rate and currency risks arising from its sources of finance. In addition, various financial assets and liabilities, for example, trade debtors, trade creditors, accruals and prepayments, arise directly from operations. ConsumerCo has taken advantage of the exemption available to exclude short term debtors and creditors from disclosures of financial assets and liabilities. Disclosure focuses on those financial instruments which play a significant medium to long term role in the financial risk profile.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      ConsumerCo, through the ntl (CWC) group finances its operations by a mixture of bank borrowings and other long term debt. The ntl (CWC) group borrows in the major debt markets in Sterling and US dollars at both fixed and floating rates of interest, using derivatives where appropriate to generate the desired effective currency profile and interest rate basis. The derivatives used for this purpose are principally interest rate swaps and cross currency swaps.

      The main risks arising from financial instruments are interest rate risk and currency risk.

  Finance and interest rate risk

      ConsumerCo, through the ntl (CWC) group’s exposure to interest rate fluctuations on its borrowings and deposits is managed by using interest rate swaps and forward rate agreements (FRAs). The minimum proportion fixed is higher in the near term than in the longer term, with the aim of reducing the volatility of short term interest costs whilst maintaining the opportunity to benefit from the movements in longer term rates. The interest rate profile of the financial liabilities, after taking account of interest rate swaps, FRAs and cross currency swaps, of ConsumerCo as at March 31, 2000 and 1999 was:

	2000	1999
	Sterling	Sterling

	£m	£m
Floating rate financial liabilities	1,492	117
Fixed rate financial liabilities	2,131	2,828

Total	3,623	2,945

Fixed rate financial liabilities
Weighted average interest rate (%)	6.9%	7.1%
Weighted average period for which rate is fixed (years)	5	6

      In addition to swaps, further protection from interest rate movements will be provided by interest rate collars on £700 million for 3 years from July 15, 1999. These start when the last FRAs mature and at this stage the weighted average interest rate is expected to fall further.

      ConsumerCo held the following financial assets as part of its financing arrangements at March 31, 2000:

Currency	£m

Sterling	87

  Liquidity risk

      ConsumerCo, through ntl (CWC) group treasury operations, manages borrowings with respect to both interest and financing risk. Accordingly there are a range of maturities of debt from one year to 17 years. Financial flexibility is provided via the £1,500 million revolving facility, of which £1,000 million is for five years and £500 million for 364 days. At the 2000 year end £700 million was drawn under the five year facility and £350 million was drawn under the 364 day facility.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      The maturity profile of financial liabilities, other than short term creditors such as trade creditors and accruals, at March 31, 2000 and 1999 was:

	2000	1999

	£m	£m
Finance lease obligations are repayable as follows:
Within one year	7	6
Between one and two years	8	6
Between two and five years	31	28
In five or more years	61	74

	107	114

      All finance lease obligations were settled upon acquisition by NTL on May 30, 2000 and replaced with NTL group financing.

	2000	1999

	£m	£m
Loans and Notes are repayable as follows:
Within one year	543	29
Between one and two years	6	4
Between two and five years	1,854	1,541
In five or more years	1,113	1,257

	3,516	2,831

      All loans and notes were settled prior to, or upon, acquisition by NTL on May 30, 2000 and replaced with NTL group financing.

      The maturity profile of the ConsumerCo’s undrawn committed borrowing facilities at March 31, 2000 was:

	2000	1999

	£m	£m
Within one year	150	500
Greater than two years	40	225

	190	725

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

  Fair values of financial assets and liabilities

      The estimated fair value of ConsumerCo’s financial instruments are summarised below:

	2000		1999

	Carrying	Estimated	Carrying	Estimated
	amount	fair value	amount	fair value

	£m	£m	£m	£m
Primary financial instruments held or issued to finance operations:
Long term debt	(3,075)	(3,127)	(2,911)	(2,962)
Cash and short term deposits	87	87	127	127
Derivative financial instruments held to manage the interest rate and currency profile
Interest rate swaps — assets	—	9	—	—
Interest rate swaps — (liabilities)	—	—	—	(76)
INTEREST RATE COLLARS — ASSETS	—	5	—	—
INTEREST RATE COLLARS — (LIABILITIES)	—	—	—	(8)
CROSS CURRENCY SWAPS — ASSETS	—	—	—	38
Cross currency swaps — (liabilities)	—	(48)	—	(17)

     Cash at bank and in hand, account receivable, account payable, short term borrowings and current investment liabilities.

      The carrying value approximates fair value either because of the short maturity of the instruments or because the interest rate on investments is reset after periods not greater than six months.

     Long term borrowings

      The fair value is based on quoted market prices or, where these are not available, on the quoted market prices of comparable debt issued by other companies.

     Interest rate swaps, collars and currency swaps

      The fair value of interest rate and currency swaps is the estimated amount which ConsumerCo, through the ntl (CWC) group, expects to pay or receive on the termination of the agreement, taking into consideration current interest rates and the current credit worthiness of the counterparties. The nominal value of the interest rate and currency swaps at March 31, 2000 was £2,898 million (1999: £2,935 million). The nominal value of the interest rate collars at March 31, 2000 was £700 million (1999: £700 million).

     Currency risk

      ConsumerCo, through the ntl (CWC) group has significant sources of finance denominated in US dollars which have been hedged back into sterling using cross currency swaps.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Gains and losses on instruments used for hedging are not recognised until the exposure that is being hedged is itself recognised. Unrecognised gains and losses on the instruments used for hedging, and the movements thereon are as follows as at March 31, 2000:

	Gains	Losses	Total

	£m	£m	£m
Unrecognised gains and losses on hedges
As at April 1, 1999	38	(101)	(63)

Gains and losses arising before April 1, 1999 that were not recognised in the year	38	(101)	(63)
Gains and losses arising in the year that were not recognised in the year	(24)	53	29

Unrecognised gains and losses on hedges at March 31, 2000	14	(48)	(34)

Gains and losses expected to be realised in 2000	14	(48)	(34)
Gains and losses expected to be realised in 2001 or later	—	—	—

	14	(48)	(34)

24 Commitments

      The amount of capital expenditure, excluding that relating to the IT outsource, authorised by ConsumerCo, for which no provision has been made in the consolidated financial information is as follows:

	2000	1999

	£m	£m
Contracted	86	180

      ConsumerCo, through the ntl (CWC) group, is also contracted to IBM under the IT outsource agreement. At March 31, 2000, the total outstanding commitment was £1.3 billion which was shared equally between ConsumerCo and CWC DataCo in accordance with the Transaction Agreement for a 10 year period against which the security deposit is offset throughout the term of the contract (1999: £1.5 billion, 1998: £nil).

25 Contingent liabilities

      There are no contingent liabilities at March 31, 2000.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

26 Leases

      Operating lease commitments payable in the following year, analysed according to the period in which each lease expires are as follows:

	2000	1999

	£m	£m
LAND AND BUILDINGS
Expiring within one year	—	—
Expiring in years two to five	1	—
Expiring thereafter	5	7

	6	7

OTHER ASSETS
Expiring within one year	1	1
Expiring in years two to five	3	—
Expiring thereafter	—	—

	4	1

27 Reconciliation of operating (loss) profit to net cash (outflow) inflow from operating activities

	2000	1999	1998

	£m	£m	£m
Operating (loss)/profit	(13)	45	60
Depreciation and amortisation	156	135	103
Decrease in non refundable receipts from receivables securitisation	(33)	1	61
Increase in debtors	32	(21)	(29)
Decrease in creditors	(231)	60	191

Net cash (outflow)/inflow from operating activities before fundamental reorganisation and IT outsource costs	(89)	220	386
Outflow relating to fundamental reorganisation	(6)	(28)	(30)
Outflow relating to IT outsource transition costs	—	(13)	—

Net cash (outflow)/inflow from operating activities	(95)	179	356

28 Cash inflow from acquisitions and disposals

      The analysis of net inflow of cash in respect of the acquisition and disposal of subsidiaries is as follows:

	2000	1999	1998

	£m	£m	£m
Acquisition of subsidiaries	—	(4)	—
Share issue costs	—	—	(49)
Cash acquired with subsidiaries	—	4	137

Net cash inflow from acquisition	—	—	88
Disposal of business	—	4	—

Net cash inflow from acquisitions and disposals	—	4	88

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

29 Reconciliation of net cash flow to movement in net debt

	2000	1999	1998

	£m	£m	£m
(Decrease) increase in cash in the period	(40)	(102)	144
Cash outflow resulting from debt and lease financing	(706)	(331)	(378)

Changes in net debt resulting from cash flows	(746)	(433)	(234)
Other movements	12	7	—
Acquisition of subsidiaries	—	—	(2,197)
Inception of finance lease contracts	—	—	(30)

Movement in net debt in the period	(734)	(426)	(2,461)
Net (debt) funds at April 1	(2,802)	(2,376)	85

Net debt at March 31	(3,536)	(2,802)	(2,376)

30 Analysis of changes in net debt

	At			At			At
	April 1,	Cash	Other	April 1,	Cash	Other	March 31,
	1998	flow	movements	1999	flow	movements	2000

	£m	£m	£m	£m	£m	£m	£m
Cash at bank and in hand	229	(102)	—	127	(40)	—	87

Debt due within one year	(28)	10	—	(18)	(541)	9	(550)
Debt due after more than one year	(2,577)	(341)	7	(2,911)	(165)	3	(3,073)

Total debt	(2,605)	(331)	7	(2,929)	(706)	12	(3,623)

Total net (debt) cash	(2,376)	(433)	7	(2,802)	(746)	12	(3,536)

31 Acquisitions and disposals

  Acquisitions

      On July 28, 1998, ConsumerCo, through ntl (CWC), subscribed for shares representing 50.1% of the enlarged ordinary share capital of Two Way TV Limited for £13 million.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      For Two Way TV Limited the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

	1999

		1999	CWC
	Book	Fair value	ConsumerCo
	Value	adjustments	Fair value

	£m	£m	£m
Net assets acquired:
Tangible fixed assets	1	—	1
Stocks	—	—	—
Debtors	9	—	9
Cash	4	—	4
Creditors: amounts falling due within one year	(2)	—	(2)
Creditors: amounts falling due after one year	(1)	—	(1)
Provisions	—	(3)	(3)
Minority interest	(4)	—	(4)
	7	(3)	4
Goodwill			9

Fair value of consideration	16	(3)	13

Satisfied by:
Cash			4
Deferred cash consideration			9

      On April 28, 1997 ConsumerCo, through ntl (CWC), acquired 100% of Bell Cablemedia, as enlarged by its acquisition of Videotron, and 100% of NYNEX CableComms. This transaction has been accounted for under the acquisition method. The consideration comprised £2 billion in shares.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      For the acquisition of Bell Cablemedia and NYNEX CableComms the fair value of assets and liabilities acquired, together with the fair value of consideration paid (including acquisition costs) is set out below:

	1998

		1998	Accounting
		Fair value	policy
	Book value	adjustments	alignment	Fair value

	£m	£m	£m	£m
Net assets acquired:
Intangible fixed assets	517	—	(517)	—
Tangible fixed assets	2,371	(194)	—	2,177
Debtors	144	(36)	—	108
Cash and cash equivalents	137	—	—	137
Borrowings	(2,000)	(197)	—	(2,197)
Creditors: amounts falling due within one year	(139)	(26)	—	(165)
Provisions	—	(48)	—	(48)
Minority interests	(13)	—	—	(13)

	1,017	(501)	(517)	(1)
Goodwill				2,006

Fair value of consideration
Satisfied by:
Shares allotted				2,005
Cash				—

				2,005

      Bell Cablemedia held £517 million of goodwill in its balance sheet arising principally on its acquisition of Videotron. This amount has been written off directly to reserves in accordance with ConsumerCo policy in 1998.

      The principal fair value adjustments were:

•	An adjustment for £129 million to write-down analogue set-top boxes and head-end equipment, £31 million for property and IT systems and £34 million of other fixed assets;

•	An adjustment to write off deferred financing costs and arrangement fees of £58 million, £25 million of which were classified in debtors and £33 million in borrowings;

•	An adjustment of £164 million to borrowings to restate the high yield debt obligations of Bell Cablemedia at their fair value;

•	An adjustment to provide for onerous contracts of £48 million, including programming costs, future commitments to purchase analogue set-top boxes, property and other items;

•	Other adjustments of £37 million relating to other assets and liabilities.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      The fair value of assets and liabilities acquired on each of the significant acquisitions is set out below:

		Fair value
	Book value	adjustments	Fair value

	£m	£m	£m
NYNEX CableComms:
Tangible fixed assets	1,158	(60)	1,098
Debtors	66	(27)	39
Cash	5	—	5
Borrowings	(615)	—	(615)
Creditors: amounts falling due within one year	(28)	(5)	(33)
Provisions	—	(23)	(23)

	586	(115)	471

		Fair value	Accounting
	Book value	adjustments	policy alignment	Fair value

	£m	£m	£m	£m
Bell Cablemedia:
Intangible fixed assets	517	—	(517)	—
Tangible fixed assets	1,214	(133)	—	1,081
Debtors	78	(9)	—	69
Cash	132	—	—	132
Borrowings	(1,385)	(197)	—	(1,582)
Creditors: amounts falling due within one year	(111)	(21)	—	(132)
Provisions	—	(26)	—	(26)
Minority interests	(13)	—	—	(13)

	432	(386)	(517)	(471)

      The summarised results of ConsumerCo’s material acquisitions, through ntl (CWC), from the end of the previous financial year to the date of acquisition were as follows:

		NYNEX
	Bell Cablemedia	CableComms
	Jan. 1, 1997 to	Jan. 1, 1997 to
	April 28, 1997	April 28, 1997

	£m	£m
Turnover	35	63
Operating loss	(27)	(24)
Loss before tax	(56)	(33)
Taxation	—	7
Loss after tax	(56)	(26)
Minority interests	—	—
Loss attributable to shareholders	(56)	(26)

      There were no recognised gains and losses in these periods other than the losses attributable to shareholders. The table below gives summarised financial information for the ConsumerCo’s material acquisitions for their full financial year prior to acquisition.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

		NYNEX
	Bell Cablemedia	CableComms
	Year ended	Year ended
	Dec. 31, 1996	Dec. 31, 1996

	£m	£m
Loss after tax	(96)	(74)
Minority interests	—	11

32 Subsequent events

      Certain key transaction steps have taken place subsequent to the balance sheet date, as detailed below.

      Following the announcement of the clearance by the Secretary of State of France Telecom’s investment in NTL on May 10, 2000, all necessary conditions to the ntl (CWC) Scheme of Arrangement which forms part of the Transaction were satisfied.

      With effect from close of trading on May 11, 2000, the listing of ntl (CWC) shares on the London Stock Exchange was cancelled. On May 12, 2000, the ntl (CWC) Scheme became effective. As part of the Scheme, all of the existing ntl (CWC) shares were cancelled and the resulting credit in the books of ntl (CWC) was applied in issuing paid up in full, new ntl (CWC) shares to Cable & Wireless Communications (Holdings) plc. Consequently, Cable & Wireless Communications (Holdings) plc has become the immediate parent undertaking of ntl (CWC). ntl (CWC) shareholders who were on the register of ntl (CWC) at the Dealings Record Time were issued with shares in Cable & Wireless Communications (Holdings) plc in proportion to their cancelled holdings of ntl (CWC) shares. In addition, ntl (CWC) has been re-registered as a private company.

      On May 12, 2000, the ntl (CWC) issued a 30 day redemption notice to the Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. On May 13, 2000, CWC DataCo was transferred to Cable & Wireless Communications (Holdings) plc.

      On May 24, 2000, NTL exercised the option granted to it by Cable and Wireless plc, required for completion of the Transaction, which took place on May 30, 2000. Following completion, ntl became the ultimate parent undertaking of the ntl (CWC).

      On June 13, 2000 the Cable & Wireless Communications changed its name to ntl (CWC) Limited.

33 Related party transactions

  Transactions with affiliates

      Cable and Wireless and Bell Atlantic Corporation are considered related parties on the basis of their equity shareholdings in ntl (CWC) which at April 30, 2000 amounted to 52.73% (1999: 52.84%) and 18.55% (1999: 18.59%) respectively.

      During the period ConsumerCo had the following transactions with Cable and Wireless:

	Note	2000	1999	1998

		£m	£m	£m
Interest payable		—	—	(1)
Contribution towards group development programme	(i)	(1)	(1)	(1)
Management service charge payable	(ii)	—	(1)	(3)
Net lease payments on property	(iii)	(1)	(1)	—

      All transactions with CWC DataCo undertakings are on commercial terms.

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

      Notes:

(i)	Cable and Wireless undertakes a number of development programmes which are of benefit to its subsidiary undertakings. ConsumerCo makes contributions for its share of the cost of these development programmes.

(ii)	Management service charges cover the provision of technical training, marketing, taxation, internal audit and treasury services and other professional advice.

(iii)	This relates to office space in properties rented from Cable and Wireless.

     Other Consumerco transactions as part of the ntl (CWC) group

      In the year ended March 31, 1998 ConsumerCo, through the ntl (CWC) group had transactions with Bell Canada International Telecommunications Holdings relating to the transfer of consortium relief. The balance due to Bell Canada International Telecommunication Holdings at March 31, 1998 was £3 million.

      ConsumerCo, through ntl (CWC) had an interconnect agreement with Mercury Personal Communications, trading as One2One, a partnership in which Cable and Wireless until October 1999 had a 50% interest. The agreement covers the carrying of traffic on each party’s respective networks. During the year ended March 31, 1998, revenues from One2One were £30 million and purchases were £41 million.

      ConsumerCo, through ntl (CWC) reinsures its health care claims fund through Pender Insurance Ltd, a wholly owned subsidiary company of Cable and Wireless. The cost of this arrangement is £3.5 million.

     ntl (CWC) shareholders’ agreement

      On March 21, 1997, Cable and Wireless, Bell Canada International Telecommunication Holdings, Bell Atlantic, together the Shareholder Companies, and ntl (CWC) entered into an agreement setting out the terms of the relationship among them in respect of ntl (CWC). Under this agreement, the Shareholder Companies have agreed that their group members will enter into contracts with ntl (CWC) only on a normal commercial basis and on arms’ length terms.

     Management and technical services agreement

      The Shareholder Companies and ntl (CWC) entered into a management and technical services agreement under which each of the Shareholder Companies provide various services to ntl (CWC) at ntl (CWC)’ request, including tax, legal, internal audit, treasury and corporate finance and human resource services. The services which may be provided by ntl (CWC) to each of the Shareholder Companies include payroll and accounting, car fleet management and VAT services. The terms and conditions of any services requested will be negotiated and agreed on an arm’s length basis.

     Secondment agreement

      The Shareholder Companies and ntl (CWC) have also entered into the Secondment Agreement pursuant to which each of the Shareholder Companies, on the one hand, and ntl (CWC), on the other hand, will, subject to certain conditions, be able to second their employees or employees of their subsidiary undertakings to each other, respectively, or to companies within their respective groups. The fee for any such secondment will broadly be based on the employee’s salary, remuneration and other benefits paid or provided to the employee by the providing company.

     Tax agreements

      Under the Tax Sharing Agreement entered into on March 21, 1997 between the Shareholder Companies and ntl (CWC) i) the tax affairs of ntl (CWC) will be managed on a “stand alone” basis; ii) dividends paid by ntl (CWC) will be paid outside of any election under Section 247 of the Income and Corporation Tax Act 1988; iii) Cable and Wireless will be entitled to surrender, but did not in the year ended March 31, 1999, to ntl (CWC)

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

ACT to the fullest extent permitted by law (such surrender to be for payment); iv) the shareholders will consider proposals to structure such surrenders in such a way as to reduce the tax disadvantage for Bell Atlantic; v) ntl (CWC) will make, at the request of Bell Atlantic, certain elections with regard to its subsidiaries for the purposes of reducing US tax disadvantages to Bell Atlantic, unless such elections would have a detrimental effect on the affairs of ntl (CWC), its subsidiaries, or the other shareholders; vi) ntl (CWC) will consult generally with the shareholders regarding its tax affairs.

     Cable and Wireless Licence

      Cable and Wireless has granted ntl (CWC) the right to use the ‘Cable & Wireless’, ‘C&W’ and Globe Device trade marks (together with other trade marks relating to Cable and Wireless products previously offered by Mercury) in the United Kingdom on a royalty free basis.

34 Principal operating subsidiary undertakings

	Country of
Subsidiary	incorporation	Holding	Principal activities

ntl (Aylesbury and Chiltern) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Broadland) Limited	UK	100%	Cable TV and telecommunications provider
ntl (County Durham) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Ealing) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Fenland) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Greenwich and Lewisham) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Hampshire) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Harrogate) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Harrow) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Kent) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Lambeth and Southwark) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Leeds) Limited	UK	100%	Cable TV and telecommunications provider
ntl Wirral Telephone and Cable TV Company	UK	100%	Cable TV and telecommunications provider
ntl (Norwich) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Peterborough) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Southampton and Eastleigh) Limited	UK	100%	Cable TV and telecommunications provider
ntl (South East) Limited	UK	100%	Cable TV and telecommunications provider
ntl (South Hertfordshire) Limited	UK	33.3%	Cable TV and telecommunications provider
ntl (South London) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Thamesmead) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Wandsworth) Limited	UK	100%	Cable TV and telecommunications provider
ntl (Wearside) Limited	UK	100%	Cable TV and telecommunications provider
ntl (West London) Limited	UK	100%	Cable TV and telecommunications provider
ntl (York) Limited	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bolton	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bromley	UK	100%	Cable TV and telecommunications provider
ntl CableComms Bury and Rochdale	UK	100%	Cable TV and telecommunications provider
ntl CableComms Cheshire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Derby	UK	100%	Cable TV and telecommunications provider
ntl CableComms East Lancashire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Greater Manchester	UK	100%	Cable TV and telecommunications provider
ntl CableComms Macclesfield	UK	100%	Cable TV and telecommunications provider
ntl CableComms Oldham and Tameside	UK	100%	Cable TV and telecommunications provider
ntl CableComms Solent	UK	100%	Cable TV and telecommunications provider
ntl CableComms Staffordshire	UK	100%	Cable TV and telecommunications provider
ntl CableComms Stockport	UK	100%	Cable TV and telecommunications provider
ntl CableComms Surrey	UK	100%	Cable TV and telecommunications provider
ntl CableComms Sussex	UK	100%	Cable TV and telecommunications provider
ntl CableComms Wessex	UK	100%	Cable TV and telecommunications provider
ntl CableComms Wirral	UK	100%	Cable TV and telecommunications provider
ntl (CWC) Programming Limited	UK	100%	Cable programming company
ntl Communications Services Limited	UK	100%	Management company
Two Way TV Limited	UK	50.1%	Development company

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

35 Summary of differences between UK and US generally accepted accounting principles

  Basis of preparation

      ConsumerCo has prepared its combined financial statements in accordance with generally accepted accounting principles in the United Kingdom which differ in certain material respects from US generally accepted accounting principles. The significant differences relate principally to the following items and the adjustments necessary to restate net loss and shareholders’ equity in accordance with US generally accepted accounting principles are shown below.

          a) Goodwill

      Under UK generally accepted accounting principles, goodwill arising on acquisitions before April 1, 1998 is eliminated directly against reserves. Goodwill arising on acquisitions after April 1, 1998 is capitalised and amortised through the profit and loss account over the Directors’ estimate of its useful economic life, which may be up to 20 years. Under US generally accepted accounting principles goodwill is capitalised and amortised by charges against income up to 20 years.

          b) Deferred tax

      Under UK generally accepted accounting principles, provision is made for deferred taxation only when there is a reasonable probability that the liability will arise in the foreseeable future. US generally accepted accounting principles requires full provision for deferred income taxes under the liability method on all temporary differences and, if required, a valuation allowance is established to reduce gross deferred tax assets to the amount which is likely to be realised.

          c) Prematurity

      Under US generally accepted accounting principles, depreciation of costs in the period between the completion of a portion of the network and the time that expected subscriber numbers are achieved (the prematurity period) are determined in accordance with SFAS 51, “Financial Reporting by Cable Television Companies”. This requires that depreciation and capitalisation during the prematurity period be determined by reference to the ratio of the greater of i) the average number of customers expected that month as estimated at the beginning of the prematurity period; ii) the average number of customers that would be attained using at least equal, that is, straight line, monthly progress in adding new customers towards the estimate of customers at the end of the prematurity period; and iii) the average number of actual customers — to the estimated number of customers at the end of the prematurity period. ConsumerCo follows policies which, because the size of the portion of the network tracked is significantly smaller than a “portion” under SFAS 51, result in no material difference to applying SFAS 51.

      Under UK generally accepted accounting principles interest on borrowings used to finance construction of the network is capitalized until that portion of the network is completed, hence no interest on borrowings that continue to finance completed portions of the network in the prematurity period is capitalised. However, US generally accepted accounting principles allow such interest to continue to be capitalised in the prematurity period.

     d) Cash flows

      The Cash Flow Statement is prepared in accordance with the UK Financial Reporting Standard No. 1 Revised, Cash Flow Statements, referred to as FRS1 Revised, for UK generally accepted accounting principles reporting. Its objective and principles are similar to those set out in Statement of Financial Accounting Standard (SFAS) 95, “Statement of Cash Flows”. The principal difference between the standards is in respect of classification. Under FRS 1 Revised, ConsumerCo presents its combined cash flows for: operating activities;

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

returns on investments and servicing of finance; taxation; capital expenditure and financial investment; acquisitions and disposals; equity dividends paid; and financing. SFAS 95 requires only three categories of cash flow activity; operating; investing and financing.

      Cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 Revised would, with the exception of dividends paid, be included as operating activities under SFAS 95; dividend payments would be included as a financing activity under SFAS 95. Under FRS 1 Revised, cash is defined as cash in hand and deposits repayable on demand, short term deposits which are readily convertible into known amounts of cash at or close to their carrying value are classified as liquid resources. SFAS 95 defines cash and cash equivalents as cash in hand and short term highly liquid investments with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities exceeding three months are included in investing activities under SFAS 95 and are included in capital expenditure and financial investments under FRS 1 Revised.

     e) Debt

      On May 12, 2000, ConsumerCo issued a 30 day redemption notice to Yankee Bondholders and deposited redemption monies with the Trustee of the Yankee Bonds. This debt was treated as long term under UK GAAP. However, in accordance with US GAAP, ConsumerCo had committed to pay the monies prior to release of these financial statements, therefore this debt is classified as current.

      The effects of these different accounting principles are as follows:

      An exchange rate of US$1.63 has been used to translate sterling to US dollars. Such translations are for convenience only and should not be construed as representations that the sterling amounts have been converted into US dollars at that or any other rate.

Reconciliation of UK/ US GAAP

	2000	2000	1999

	$m	£m	£m
Reconciliation of UK/ US GAAP — net loss
Net loss as reported under UK GAAP	(269)	(165)	(135)
US GAAP adjustments:
Amortisation of goodwill	(165)	(101)	(101)
Capitalisation of Prematurity Interest	7	4	—
Deferred Tax	(18)	(11)	—

Net loss under US GAAP	(445)	(273)	(236)

	2000	2000	1999

	$m	£m	£m
Reconciliation of UK/ US GAAP — Shareholders’ equity
Shareholders’ equity as reported under UK GAAP	(707)	(434)	(279)
Goodwill	2,799	1,717	1,818
Capitalisation of Prematurity Interest	7	4	—
Deferred Tax	(18)	(11)	—

Shareholders’ equity under US GAAP	2,081	1,276	1,539

ConsumerCo

Notes to the Combined Financial Statements — (Continued)

	2000	2000	1999

	$m	£m	£m
Combined statement of cash flows under US GAAP
Net cash (used) provided by operating activities	(31)	(19)	(223)
Net cash used in investing activities	(1,133)	(695)	(234)
Net cash provided by financing activities	1,099	674	355

Net change in cash under US GAAP	(65)	(40)	(102)

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized any other person to provide you with different information. This prospectus may be delivered to you after the date of this prospectus. However, you should realize that the affairs of NTL may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the notes in any jurisdiction in which such an offer or solicitation is not authorized.

NTL Incorporated

7,069,294 Shares of Common Stock

PROSPECTUS

July 9, 2003